Exhibit 99.7

PROSPECTUS DATED 20 July 2017

BANCA CARIGE S.P.A. — CASSA DI RISPARMIO DI GENOVA E IMPERIA

€5,000,000,000

Euro Medium Term Note Programme

Arranger and Dealer

UBS Investment Bank

IMPORTANT INFORMATION

This Prospectus comprises a base prospectus in respect of all Notes other than Exempt Notes (as defined below) issued under the Programme (as defined below) for the purposes of Article 5.4 of Directive 2003/71/EC as amended (the “Prospectus Directive”) and for the purpose of giving information with regard to the Issuer (as defined below), the Issuer and its subsidiaries and affiliates taken as a whole (“Banca Carige Group” or the “Group”) which, according to the particular nature of the Issuer and the Notes, is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profit and losses and prospects of the Issuer.

The Issuer accepts responsibility for the information contained in this Prospectus and the Final Terms for each Tranche of Notes issued under the Programme. To the best of the knowledge of the Issuer (having taken all reasonable care to ensure that such is the case) the information contained in this Prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

This Prospectus must be read and construed together with any supplements hereto and with any information incorporated by reference herein and, in relation to any Tranche of Notes which is the subject of Final Terms (as defined below), must be read and construed together with the relevant Final Terms. In the case of a Tranche of Notes which is the subject of a Drawdown Prospectus (as defined below), each reference in this Prospectus to information being specified or identified in the relevant Final Terms shall be read and construed as a reference to such information being specified or identified in the relevant Drawdown Prospectus unless the context requires otherwise.

The requirement to publish a prospectus under the Prospectus Directive only applies to Notes which are to be admitted to trading on a regulated market in the European Economic Area and/or offered to the public in the European Economic Area other than in circumstances where an exemption is available under Article 3.2 of the Prospectus Directive (as implemented in the relevant Member State(s)). References in this Prospectus to “Exempt Notes” are to Notes for which no prospectus is required to be published under the Prospectus Directive. The CSSF has neither approved nor reviewed information contained in this Prospectus in connection with Exempt Notes.

Under the Euro Medium Term Note Programme described in this Prospectus (the “Programme”), Banca Carige S.p.A. - Cassa di Risparmio di Genova e Imperia (“Banca Carige”, “Carige”, the “Issuer”, the “Bank”, the “Parent Bank” or the “Parent Company”), subject to compliance with all relevant laws, regulations and directives, may from time to time issue Euro Medium Term Notes (the “Notes”). The aggregate nominal amount of Notes outstanding will not at any time exceed €5,000,000,000 (or the equivalent in other currencies).

Application has been made to the Commission de Surveillance du Secteur Financier (the “CSSF”) in its capacity as competent authority under the Luxembourg Act dated 10 July 2005 relating to prospectuses for securities (the “Prospectus Act 2005”), for the approval of this Prospectus as a base prospectus for the purposes of the Prospectus Directive. The CSSF assumes no responsibility for the economic and financial soundness of the transactions contemplated by this Prospectus or the quality or solvency of the Issuer in accordance with Article 7(7) of the Prospectus Act 2005. Application has also been made to the Luxembourg Stock Exchange for Notes issued under the Programme for the period of 12 months from the date of this Prospectus to be listed on the Official List and admitted to trading on the regulated market of the Luxembourg Stock Exchange. Such market is a regulated market for the purposes of Directive 2004/39/EC of the European Parliament and of the Council on markets in financial instruments. References in this Prospectus to Notes being listed (and all related references) shall mean that such Notes have been admitted to trading on the Luxembourg Stock Exchange’s regulated market and have been admitted to the Official List of the Luxembourg Stock Exchange.

The Issuer may also issue unlisted Notes and/or Notes not admitted to trading on any market. The applicable Final Terms in respect of the issue of any Notes will specify whether or not such Notes will be listed on the Official List and traded on the regulated market of the Luxembourg Stock Exchange (or any other stock exchange).

The Issuer may agree with any Dealer that Notes other than Exempt Notes may be issued in a form not contemplated by the Terms and Conditions of the Notes, in which event a supplement to the Prospectus or a new Prospectus will be made available which will describe the effect of the agreement reached in relation to such Notes.

Notice of the aggregate nominal amount of Notes, interest (if any) payable in respect of Notes, the issue price of Notes and certain other information which is applicable to each Tranche (as defined under “Terms and Conditions of the Notes”) of Notes will (other than in the case of Exempt Notes, as defined above) be set out in a final terms document (the “Final Terms”) or in a separate prospectus specific to such Tranche (the “Drawdown Prospectus”, as described under “Supplement to the Prospectus” below) which, with respect to all Notes other than Exempt Notes will be filed with the CSSF. Copies of Final Terms in relation to Notes to be listed on the Luxembourg Stock Exchange will also be published on the website of the Luxembourg Stock Exchange (www.bourse.lu). In the case of Exempt Notes, notice of the aggregate nominal amount of Notes, interest (if any) payable in respect of Notes, the issue price of Notes and certain other information which is applicable to each Tranche will be set out in a pricing supplement document (the “Pricing Supplement”).

The Issuer has been rated “B-” by Fitch Ratings Limited (“Fitch”) and “Caa1” by Moody’s Investor Service Limited (“Moody’s”). Each of such rating agencies is established in the European Union and is registered under the Regulation (EC) No. 1060/2009 (as amended) (the “CRA Regulation”). As such each of Fitch and Moody’s is included in the list of credit ratings agencies published by the European Securities and Markets Authority on its website (at http://www.esma.europa.eu/page/List-registered-and-certified-CRAs) in accordance with the CRA Regulation. Notes issued under the Programme may be rated or unrated by any one or more of the rating agencies referred to above. Where a Tranche of Notes is rated, such rating will be disclosed in the Final Terms (or Pricing Supplement, in the case of Exempt Notes) and will not necessarily be the same as the rating assigned to the Programme by the relevant rating agency. A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency.

Each Series of Notes in bearer form will be represented on issue by a temporary global note in bearer form (each a “Temporary Global Note”) or a permanent global note in bearer form (each a “Permanent Global Note”). If the Global Notes are stated in the applicable Final Terms to be issued in new global note (NGN) form, the Global Notes will be delivered on or prior to the original issue date of the relevant Tranche to a common safekeeper (the “Common Safekeeper”) for Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) (the “Common Depositary”). Notes in registered form will be represented by registered certificates (each a “Certificate”), one Certificate being issued in respect of each Noteholder’s entire holding of Registered Notes of one Series. Registered Notes issued in global form will be represented by registered global certificates (“Global Certificates”). If a Global Certificate is held under the New Safekeeping Structure (“NSS”) the Global Certificate will be delivered on or prior to the original issue date of the relevant Tranche to a Common Safekeeper for Euroclear and Clearstream, Luxembourg. Global Notes which are not issued in NGN form (“Classic Global Notes” or “CGNs”) and Global Certificates which are not held under the NSS may be deposited on the issue date of the relevant Tranche with (i) a common depositary on behalf of Euroclear and Clearstream (the “Common Depositary”) or (ii) any other agreed clearing system. The provisions governing the exchange of interests in Global Notes for other Global Notes and definitive Notes are described in “Overview of Provisions Relating to the Notes While in Global Form”.

As more fully set out in “Terms and Conditions of the Notes – Taxation”, additional amounts will not be payable to holders of the Notes or of the interest coupons appertaining to the Notes with respect to any withholding or deduction pursuant to Italian Legislative Decree No. 239 of 1 April 1996 (as amended or supplemented) and related regulations of implementation which have been or may subsequently be enacted. In addition, certain other exceptions to the obligation of the Issuer to pay additional amounts to holders of the Notes with respect to the imposition of withholding or deduction from payments relating to the Notes also apply, as more fully set out in “Terms and Conditions of the Notes – Taxation”.

No person has been authorised to give any information or to make any representation other than those contained in this Prospectus in connection with the issue or sale of the Notes and, if given or made, such information or representation must not be relied upon as having been authorised by the Issuer or any of the Dealers or the Arranger (as defined in “Overview of the Programme”). Neither the delivery of this Prospectus nor any sale made in connection herewith shall, under any circumstances, create any implication that there has been no change in the affairs of the Issuer since the date hereof or the date upon which this Prospectus has been most recently supplemented or that there has been no adverse change in the financial position of the Issuer since the date hereof or the date upon which this Prospectus has been most recently supplemented or that any other information supplied in connection with the Programme is correct as of any time subsequent to the date on which it is supplied or, if different, the date indicated in the document containing the same.

This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any Notes in any jurisdiction to any person to whom it is unlawful to make the offer or solicitation in such jurisdiction. The distribution of this Prospectus and the offer or sale of Notes may be restricted by law in certain jurisdictions. The Issuer and the Dealers do not represent that this Prospectus may be lawfully distributed, or that any Notes may be lawfully offered, in compliance with any applicable registration or other requirements in any such jurisdiction, or pursuant to an exemption available thereunder, or assume any responsibility for facilitating any such distribution or offering. In particular no action has been taken by the Issuer or the Dealers which is intended to permit a public offering of any Notes or distribution of this Prospectus in any jurisdiction where action for that purpose is required.

No Notes may be offered or sold, directly or indirectly, and neither this Prospectus nor any advertisement or other offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations. Persons into whose possession this Prospectus comes are required by the Issuer, the Dealers and the Arranger to inform themselves about and to observe any such restriction. The Notes have not been and will not be registered under the United States Securities Act of 1933 as amended (the Securities Act) and include Notes in bearer form that are subject to U.S. tax law requirements. Subject to certain exceptions, Notes may not be offered, sold or delivered within the United States or to, or for the account or benefit of, U.S. persons. For a description of certain restrictions on offers and sales of Notes and on the distribution of this Prospectus, see “Subscription and Sale”.

The Arranger and the Dealers have not separately verified the information contained in this Prospectus. None of the Dealers or the Arranger makes any representation or warranty, express or implied, or accepts any responsibility, with respect to the accuracy or completeness of any of the information in this Prospectus. To the fullest extent permitted by law, none of the Dealers or the Arranger accepts any responsibility for the contents of this Prospectus or for any other statement, made or purported to be made by the Arranger or a Dealer or on its behalf in connection with the Issuer or the issue and offering of the Notes. The Arranger and each Dealer accordingly disclaim all and any liability whether arising in tort or contract or otherwise (save as referred to above, which they might otherwise have in respect of this Prospectus or any such statement. Neither this Prospectus nor any other financial statements are intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by any of the Issuer, the Arranger or the Dealers that any recipient of this Prospectus or any other financial statements should purchase the Notes.

An investment in Notes issued under the Programme involves certain risks. Prospective investors should have regard to the factors described under the section headed “Risk Factors” in this Prospectus.

The Prospectus does not describe all of the risks of an investment in the Notes. Each potential purchaser of Notes should determine for itself the relevance of the information contained in this Prospectus and its purchase of Notes should be based upon such investigation as it deems necessary. None of the Dealers or the Arranger undertakes to review the financial condition or affairs of the Issuer during the life of the arrangements contemplated by this Prospectus nor to advise any investor or potential investor in the Notes of any information coming to the attention of any of the Dealers or the Arranger.

The Prospectus may contain forward-looking statements, including (without limitation) statements identified by the use of terminology such as “anticipates”, “believes”, “estimates”, “expects”, “intends”, “may”, “plans”, “projects”, “will”, “would” or similar words. These statements are based on the Issuer’s current expectations and projections about future events and involve substantial uncertainties. All statements, other than statements of historical facts, contained herein regarding the Issuer’s and the Group’s strategy, goals, plans, future financial position, projected revenues and costs or prospects are forward-looking statements. Forward-looking statements are subject to inherent risks and uncertainties, some of which cannot be predicted or quantified. Future events or actual results could differ materially from those set forth in, contemplated by or underlying forward-looking statements. The Issuer does not undertake any obligation to publicly update or revise any forward-looking statements.

IMPORTANT – EEA RETAIL INVESTORS - If the applicable Final Terms in respect of any Notes (or the Pricing Supplement in respect of Exempt Notes, as the case may be) includes a legend entitled “Prohibition of Sales to EEA Retail Investors”, the Notes or the Exempt Notes, as the case may be, are not intended from 1 January 2018 to be offered, sold or otherwise made available to and, with effect from such date, should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC (“IMD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Directive. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the Notes or the Exempt Notes, as the case may be, or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or the Exempt Notes, as the case may be, or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

Stabilisation

In connection with the issue of any Tranche of Notes, the Dealer or Dealers (if any) named as the Stabilising Manager(s) (or persons acting on behalf of any Stabilising Manager(s)) in the applicable Final Terms may over allot Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, stabilisation may not necessarily occur. Any stabilisation action may begin on or after the date on which adequate public disclosure of the terms of the offer of the relevant Tranche of Notes is made and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the issue date of the relevant Tranche of Notes and 60 days after the date of the allotment of the relevant Tranche of Notes. Any stabilisation action or over-allotment must be conducted by the relevant Stabilising Manager(s) (or person(s) acting on behalf of any Stabilising Manager(s)) in accordance with all applicable laws and rules.

PRESENTATION OF INFORMATION

In this Prospectus, unless otherwise specified or the context otherwise requires, references to USD, U.S.$ and $ are to the lawful currency of the United States of America and to € or euro are to the lawful currency of the member states of the European Union (the “Member States”) that have adopted the single currency in accordance with the Treaty on the Functioning of the European Union as amended.

FINANCIAL INFORMATION

The financial information set forth in this Prospectus is derived from (i) the audited consolidated financial statements as of 31 December 2016 and for the year then ended (the “2016 Audited Consolidated Financial Information”), (ii) the comparative unaudited restated financial figures as of 31 December 2015 and for the year then ended restated in accordance with IAS 8 (the “2015 Unaudited Restated Consolidated Financial Information” and, together with the 2016 Audited Consolidated Financial Information, the “2016 Consolidated Financial Statements”), (iii) the unaudited interim consolidated financial statements as of 31 March 2017 and for the three month period then ended, (the “2017 Unaudited Interim Consolidated Financial Information”), (iv) the comparative unaudited restated financial figures as of 31 March 2016 and for the three month period then ended restated in accordance with IAS 8 (the “2016 Unaudited Restated Interim Consolidated Financial Information” and together with the 2017 Unaudited Interim Consolidated Financial Information, the “2017 Interim Consolidated Financial Statements”). The 2016 Consolidated Financial Statements and the 2017 Unaudited Interim Consolidated Financial Statements are the “Financial Statements”.

The 2016 Audited Consolidated Financial Information was prepared in accordance with International Financial Reporting Standards (“IFRS”), as adopted by the European Union, and the instructions of the Bank of Italy set forth in circular No. 262 of 22 December 2005, as amended and has been audited by EY S.p.A. (“EY”).

The audited consolidated financial statements as of and for the year ended 31 December 2015 (the “2015 Audited Consolidated Financial Information”) was prepared in accordance with IFRS, as adopted by the European Union, and the instructions of the Bank of Italy set forth in circular No. 262 of 22 December 2005, as amended. Banca Carige has restated certain comparative data related to 2015 with respect to the data previously presented in the 2015 Audited Consolidated Financial Information in accordance with IAS 8.

The Issuer has made some adjustments to the balances and the disclosures for the year to 31 December 2015 under the provisions of IAS 8. Specifically, the Bank has recalculated:

a)

the balance sheet at 1 January 2015 and 31 December 2015 and the income statements the year 2015, in order to properly detect the amortized cost of certain securities circulation with specific hedging of interest rate risk (fair value hedge);

b)

the balance sheet at 31 December 2015 and the income statements for the year 2015, for correcting errors in the determination of the portion of value adjustments related present value of the expected recovery of some reports.

Further to the IAS 8 Restatement, our historical consolidated financial statements as of and for the year ended 31 December 2015 have been restated in certain material respects. We have determined that our historical financial information is therefore no longer comparable with the financial information as of and for the year ended 31 December 2016 presented in this Prospectus. Therefore, in addition, the discussion of our Group’s results as of and for the year ended December 2015, as compared to 2014, has not been included herein.

The consolidated financial statements as of and for the year ended 31 December 2016 has been audited by EY and their report dated 6 March 2017 contains an emphasis of matter paragraph that draws attention to the disclosure provided in the report on operations and the explanatory notes with reference to the approval by the Board of Directors, on 28 February 2017, of the update of the Strategic Plan 2016-2020 (the “Plan” or “Strategic Plan”). The Directors inform that the Plan includes the assessment made about the adequacy of the Group capital position to absorb the impacts arising from the achievement of the targets required by the European Central Bank on 9 December 2016. Further, the Directors inform that, considering the uncertainties arising from the current scenario, based on the assessments made and subject to the realization of the actions described in the Plan, principally those aimed to reinforce the capital position, they have prepared the financial statements on a going concern basis.

The consolidated financial statements as of and for the year ended 31 December 2015 has been audited by EY and their report dated 8 March 2016 presents an emphasis paragraph related to the actions for the strengthening of the Group’s capital, the draft decision issued by the European Central Bank on 19 February 2016 with the request under Regulation (EU) n. 1024/2013 to prepare a new funding plan to face liquidity needs, a new business plan reflecting the worsening of the current market scenario in comparison with the original assumptions and a medium-term plan containing a reassessment of the Group’s strategic options and the going concern assessment.

The 2017 Unaudited Interim Consolidated Financial Information was prepared in accordance with the International Financial Reporting Standard applicable to interim financial reporting (IAS 34) as adopted by the European Union. Banca Carige has restated certain comparative data related to the three months ended 31 March 2017 with respect to the data previously presented in the interim condensed consolidated financial statements as of and for the three months period ended 31 March 2016 (the “2016 Unaudited Interim Consolidated Financial Information”) in accordance with IAS 8. See “Description of Banca Carige and Banca Carige Group – Restatement of the Group’s financial information as of and for the three months period ended 31 March 2017”.

The interim consolidated financial statements as of and for the three months period ended 31 March 2017 has been reviewed by EY and their review report dated 12 May 2017 contains an emphasis of matter paragraph that draws attention to the disclosure provided in the explanatory notes with reference to the approval by the Board of Directors, on 28 February 2017, of the Strategic Plan. The Directors inform that the Plan includes the assessment made about the adequacy of the Group capital position to absorb the impacts arising from the achievement of the targets required by the European Central Bank on 9 December 2016. Further, the Directors inform that, considering the uncertainties arising from the current scenario, based on the assessments made and subject to the realization of the actions described in the Plan, principally those aimed to reinforce the capital position, they have prepared the interim financial statements on a going concern basis.

In making an investment decision, investors must rely upon their own examination of the Financial Statements and other financial information included in this Prospectus and should consult their professional advisors for an understanding of: (i) the differences between IFRS and other systems of generally accepted accounting principles and how those differences might affect the financial information included in this Prospectus; and (ii) the impact that future additions to, or amendments of, IFRS principles may have on the Group’s results of operations and/or financial condition, as well as on the comparability of prior periods.

Certain figures included in this Prospectus have been subject to rounding adjustments; accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures which preceded them.

RISK FACTORS

The Issuer believes that the following factors may affect its ability to fulfil its obligations under Notes issued under the Programme. Most of these factors are contingencies which may or may not occur and the Issuer is not in a position to express a view on the likelihood of any such contingency occurring. In addition, factors which are material for the purpose of assessing the market risks associated with Notes issued under the Programme are also described below.

The Issuer believes that the factors described below represent the principal risks inherent in investing in Notes issued under the Programme, but the inability of the Issuer to pay interest, principal or other amounts on or in connection with any Notes may occur for other reasons which may not be considered significant risks by the Issuer based on information currently available to it or which it may not currently be able to anticipate. In addition, the order in which the risk factors are presented below is not intended to be indicative either of the relative likelihood that each risk will materialise or of the magnitude of their potential impact on the business, financial condition and results of operations of the Issuer or the Group.

Prospective investors should also read the detailed information set out elsewhere in this Prospectus and reach their own views prior to making any investment decision.

WORDS AND EXPRESSIONS DEFINED IN “FORMS OF THE NOTES” AND “TERMS AND CONDITIONS OF THE NOTES” OR ELSEWHERE IN THIS PROSPECTUS HAVE THE SAME MEANING IN THIS SECTION. PROSPECTIVE INVESTORS SHOULD READ THE ENTIRE PROSPECTUS.

FACTORS THAT MAY AFFECT THE ISSUER’S ABILITY TO FULFIL ITS OBLIGATIONS UNDER NOTES ISSUED UNDER THE PROGRAMME

The Group may be required to undertake further capital enhancements to meet the applicable regulatory capital adequacy requirements, which have evolved and may continue to evolve from time to time.

Banking regulation sets forth the capital adequacy requirements applicable to each bank, which determine the prudential level of capital to be held by such bank and assess the quality of such capital as well as any risk mitigation measures.

Credit institutions are required to satisfy the applicable minimum capital requirements (the “Pillar 1 requirements”) at all times. In particular, from 1 January 2014, pursuant to Article 92 of EU Regulation No. 575/2013 concerning the prudential requirements for credit institutions and investment companies (the “CRR”), banks are required to maintain a Common Equity Tier 1 Ratio of at least 4.5%, a Tier 1 Capital Ratio of at least 6% and a Total Capital Ratio of at least 8%. In addition, credit institutions are required to maintain the countercyclical and systemic buffers provided by the Directive 2013/36/EU on access to the activity of credit institutions and the prudential supervision of credit institutions and investment companies (the “CRD IV”), as well as the other buffers required by regulations enacted by national competent authorities.

In this respect, the Bank of Italy’s circular 285 (“Circular 285”), implementing the CRR, requires Italian banks, in addition to the above-mentioned capital requirements, to set a capital conservation buffer (the “Capital Conservation Buffer”) up to a minimum of:

•	2.5% of risk weighted assets and applies to the Issuer from 1 January 2014 to 31 December 2016 (pursuant to Title II, Chapter I, Section II of Circular 285 as to 17th upgrade);

•	1.25% of risk weighted assets and applies to the Issuer from 1 January 2017 to 31 December 2017 (pursuant to Title II, Chapter I, Section II of Circular 285);

•	1.875% of risk weighted assets and applies to the Issuer from 1 January 2018 to 31 December 2018 (pursuant to Title II, Chapter I, Section II of Circular 285);

•	2.5% of risk weighted assets and applies to the Issuer from 1 January 2019 (pursuant to Title II, Chapter I, Section II of Circular 285).

It should be noted that Bank of Italy had decided to set the countercyclical capital buffer rate at zero per cent concerned exposures to Italian counterparties for the first and second quarter of 2017 respectively with decision of 16 December 2016 and 24 March 2017 and for the first second, third and fourth quarter of 2016 respectively with decision of 30 December 2015, 25 March 2016, 24 June 2016 and 23 September 2016. The combined buffer requirement should be composed by Common Equity Tier 1 capital. Banks that do not meet the requirement of the combined buffer requirement, or even the only Capital Conservation Buffer, are subject to the capital conservation measures set out in Circular 285, which provide for a limitation to the distribution of dividends.

It also provided that banks should provide a capital conservation plan that specifies the measures (including also any capital increases) that the bank will take to recover, within a reasonable period, the level of capital required to maintain capital reserves according to the required levels.

In addition, credit institutions are required to satisfy at all times all additional capital requirements which the European Central Bank (“ECB”) may impose pursuant to Article 16, second paragraph, letter (a) of the EU Regulation 1024/2013 (the “Pillar 2 requirements”). ECB by its decision of 10 March 2015, required to Banca Carige to maintain a CET 1 Ratio target (phased in) of 11.5%. This target was reached by the Bank with the capital increase completed in July 2015. Furthermore, in the same decision of 10 March 2015, the ECB communicated the prohibition for Banca Carige to distribute dividends. On 20 November 2015 Banca Carige received the new ECB’s decision concerning the results of the Supervisory Review and Evaluation Process – (“SREP”) conducted pursuant to Directive 2013/36/UE.

In the SREP decision, ECB requires the Bank to maintain, on a consolidated basis, a capital ratio equal to 11.25% in terms of Common Equity Tier 1 Ratio (CET1 Ratio), down compared with 11.50% set in March 2015, which might be further reviewed following a structural reduction of the proportion of non-performing loans in the lending portfolio.

The SREP decision also requires the Bank: (i) to maintain, on a consolidated basis, a liquidity requirement of 90% of the Liquidity Coverage Ratio; (ii) not to make distributions to shareholders.

On 19 February 2016, the Bank received a draft decision letter from ECB communicating its intention to adopt a decision on the “The reduction of risks and the presentation of a plan to restore compliance with supervisory requirements”.

Notwithstanding the actions implemented by the Bank, which the Authority has recognised, particularly in terms of capital strengthening (the CET1 ratio today is above the minimum level required by the ECB in its SREP decision of 20 November 2015), governance and control improvement and better operational efficiency, the draft decision required the Bank to prepare a new funding plan, a new business plan, reflecting the worsening of the overall scenario as compared to previous estimates and a plan containing a reassessment of the Group’s strategic options.

Specifically, the draft decision referred specifically to the tensions, particularly reflected in the performance of direct funding in the Italian banking system as of the end of November 2015 and contained a request to the Bank to prepare a new funding plan. This plan was presented by the Bank on 31 March 2016.

In addition, the draft decision, considering the still weak economic performance, despite improvements in the credit cost and operating costs, contained a request for a new business plan adapted to the current market environment and a medium-term plan that would reflect new considerations on the Group’s strategy, both to be presented to the ECB by 31 May 2016.

The Bank replied to the draft decision providing comments and observations, reasserting the suitability of its strategies, processes, own funds and liquidity position to face the Group’s current and future risks even in the new deteriorated market environment. The ECB confirmed by letter dated 31 March 2016 (final decision) the decisions contained in the above draft decision. After the establishment of the new Board of Directors, on 11 April 2016, Bank filed an administrative procedure to the Administrative Commission of Review.

On 27 April 2016 the Administrative Commission of Review proposed, considering the renewal of two thirds of the Bank’s Board of Directors (including the Chairman and the Chief Executive Officer) that occurred after the adoption of the final decision in dispute, the review by the ECB Supervisory Board of the final terms of the for the presentation of the business plan and the medium-term plan.

On 4 May 2016, the ECB communicated to the Bank, by a new draft decision, to submit to the ECB:

•	by 31 May 2016, the guidelines of the business plan and medium-term plan, as well as an update of the funding plan presented 31 March 2016;

•	by 30 June 2016, the business plan and detailed medium-term plan, to rely on the guidelines presented 31 May 2016.

On 17 May 2016, the Issuer has received the final decision of the ECB, which confirmed the draft decision received on 4 May 2016.

On 29 June 2016, the Issuer has presented the update of funding plan presented on 31 March 2016, and the Strategic Plan 2016-2020 which includes the medium-term plan.

As at 31 December 2016, the capital requirement is satisfied, being the CET1 ratio of 11.4%.

Capital ratios were determined according to the Regulation CRR and CRD IV Directive transposing the European Union by the Basel Committee on Banking Supervision defined standards. Account has been taken of the provisions issued by the Bank of Italy in its Circular 285 and Circular 286 and its updates with particular reference to the exercise of national discretion.

Furthermore, following the sale of the insurance companies occurred during 2015 there are no differences between the scope of consolidation used for the preparation of financial statements and scope of consolidation used for prudential purposes. It should be noted, finally, that on the basis of Article 467 paragraph 2 of the RRC, implemented by the Bank of Italy in Circular 285, the Banca Carige Group opted for excluding unrealised gains or losses on exposures to central governments classified as ‘Financial assets available for sale’ from its own funds. (AFS).

As of 31 December 2016, the capital requirement was satisfied, being CET1 Ratio of 11.4%. The Group has a Total Capital Ratio phased-in (13.8%), Tier I Ratio phased-in (12%) and Common Equity Tier 1 Ratio - CET1R phased-in (11.4%) higher than the minimum supervisory limits. The CET1 ratio is above the regulatory limits of 11.25% that the ECB has requested.

The CET1 Ratio is essentially stable compared to the level as at 31 December 2015. It has benefited from the reduction in risk-weighted assets and the application of transitional regulations during the year, under the prudential supervision framework in force. In this latter respect, supervisory regulations allow for a percentage part of the loss for the period to be included in Common Equity Tier 1 capital during the year (60% for 2016 and 80% for 2017). Were this option not available, the CET1 Ratio would be 11.7%.

The phase-in period will terminate in 2018 and the application of the grandfathering provisions will cease in 2022.

As at 31 December 2016, despite strains in funding markets and the repayment of major bond issuances coming to maturity – for a total amount of Euro 2 billion – during the year, the liquidity profile remains adequate, with the LCR at 124% as at 31 December 2016, broadly in excess of the 90% SREP target.

As at 31 December 2016 the liquidity profile remains adequate, with the LCR at 124% as at 31 December 2016, broadly in excess of the 90% SREP target.

The Issuer from 1 January 2018 must comply with the capital ratio of “Leverage Ratio” and take into account possible effects of applying international accounting standard IFRS 9 - Financial Instruments.

The Issuer received the ECB final Decision dated 9 December 2016 on the prudential requirements and the Non-Performing Loan (NPL) reduction plan (the “Decision”).

The Decision concerning the outcome of the SREP requires the Bank to maintain on a consolidated basis, as of 1 January 2017, a minimum CET1 Ratio of 9% (composed of a minimum Common Equity Tier 1 ratio of 4.5%, an additional own funds requirement of 3.25% and a combined buffer requirement of 1.25%). Furthermore, the Supervisory Authority recommends that the Bank should comply, likewise on a consolidated basis, with the Pillar 2 capital guidance and hold a Common Equity Tier 1 capital of 2.25% over and above the foregoing minimum ratio.

The ECB additionally requires the Bank to maintain, on a consolidated basis, a minimum total SREP capital requirement (TSCR) of 11.25%, specifying that it might be reviewed once the amount of non-performing exposures has been reduced; the Bank is also subject to a minimum Overall Capital Requirement (OCR) of 12.50%.

Finally, as part of the same Decision, the Bank is required to maintain at all times and on a consolidated basis, a minimum Liquidity Coverage Ratio (LCR) of 90% (as at 31 December 2016 the Bank’s ratio was 124%).

The ECB then requires the Bank, on a consolidated level, to provide the ECB with additional information regarding its Non-Performing Loans (NPL) and not to make any distribution to shareholders.

The second Decision requires the Bank to submit to the ECB by 28 February 2017, as an early intervention measure, a strategic and operational plan for the reduction of NPLs, including an assessment of the impacts in terms of capital adequacy.

In the Decisions, although the emphasis on cost reduction is welcomed as a positive step, BCE defines “very challenging” the implementation of the new strategic plan for the following reasons: (i) the target annual growth for the recurring income is quite challenging; (ii) the successful implementation of the proposed cost saving measures is uncertain; (iii) the targeted level of NPLs is considered insufficient to address the asset quality concerns; and (iv) the Bank’s estimate of negative impact on its profit and losses related to the NPLs transactions are optimistic and additional capital measures could be required.

In the ECB’s Decision concerning Non-Performing Loans, the quantitative NPL reduction target requirements are summarised below with no differentiation between the different credit classes:

	31/12/2017	31/12/2018	31/12/2019
Gross NPLs (Euro bn)	max 5.5	max 4.6	max 3.7

The Decision provides for differentiated coverage ratios according to the different classes of NPLs (63% for bad loans, 32% for unlikely-to-pay exposures and 18% for past due exposures).

The Bank may be required even upon indication of the Bank of Italy and/or the ECB to undertake further capital enhancements to meet the applicable regulatory capital adequacy requirements which may continue to evolve from time to time.

At the date of this Prospectus the Group has the ability to continue as a going concern and to comply whit the current capital requirements and those expected to be set by the Supervisory Authority in the foreseeable future under the Supervisory Review and Evaluation Process (SREP). To this end, the Strategic Plan specifies that additional capital measures, if required, will be adopted.

In the meeting of 28 February 2017, the Board of Directors of Banca Carige unanimously approved the update of the Strategic Plan 2016-2020 (the “Strategic Plan” or “Plan”) containing the economic, financial and capital objectives for the next four-year period.

The strategic priorities for the 2017-2020 four-year period were reviewed starting from the objectives of the Plan approved on 29 June 2016. The update is designed to achieve:

1)

Separation of the Bank’s branch of business consisting in the bad loan portfolio via spin-off to a management vehicle with the upside from optimised debt collection being retained by the Bank’s shareholders; concurrently, based on assumptions connected with the evolution of credit exposures, the levels of coverage for the other classes of non-performing loans will be adjusted, including in consideration of guidance from the ECB.

2)	Capital base strengthening through a Euro 450 million capital increase, possibly in combination with a Liability Management Exercise (LME).

3)	Improvement of the balance sheet financial structure with a positive impact on the cost of funding and the cost of credit.

4)

Tighter control over balance sheet and asset quality via the set-up of a new organisational unit dedicated to the management of the NPL classes not transferred to the vehicle, with a view to minimising the impairment of performing loans and increasing the cure rate of non-performing loans.

5)

New focus placed on the core business of Carige as a retail bank which, while retaining its traditional footprint, will implement a new service model centred around more specialised commercial roles and a renewed digital offering, with the latter being largely invested in.

6)

Greater operating efficiency leveraging on a streamlined distribution network, which, through the closure of an additional 90 branches, is geared to reducing the number of network branches to below 500, in line with market average in terms of branch funding/lending volumes and headcount. Combined with the planned outsourcing of certain back office activities and a leaner organisational structure at Head Office level, this initiative will allow for an additional headcount reduction by 155 units. This set of measures will be made complete by the enhancement of the Banca Cesare Ponti brand, including via its merger into the Parent Company, with a view to placing a stronger focus on the private banking segment by leveraging the synergies with the Group’s distribution network.

The outlined measures will make it possible to attain the NPL targets required by the ECB, well ahead of schedule.

The new Plan is grounded on conservative macroeconomic assumptions of moderate economic growth (Italian GDP +0.9% in 2020) and a long-lasting scenario of low interest rates (3-month Euribor in negative territory until 2019 and at 0.7% in 2020).

The Plan assumes essential stability in funding/lending volumes contributed by net loans amounting to Euro 18.1 billion by 2020 (2016-2020 CAGR +0.3%) and direct deposits totalling Euro 20.0 billion (CAGR +0.5%), with return to profitability pursued by improving revenues in terms of both Net Interest Income (CAGR +6.9%) and net fee and commission income (CAGR +6.9%). Operating cost reduction will continue (CAGR -4.0%), and redefined credit management policies will lead to an estimated 48 bps cost of credit reduction by 2020. The targeted result for 2020 is estimated at approximately Euro 170 million, with a ROE of 7.4%.

As of 31 March 2017, the Group has a Total Capital Ratio phased-in (13.5%), Tier 1 Ratio phased-in (11.5%) and Common Equity Tier 1 Ratio phased-in (11.1%) higher than the minimum supervisory limits. The CET1 ratio is above the regulatory limits and the minimum 9% required by the ECB in SREP 2017, but below the recommended threshold (Pillar 2 Guidance) of 11.25%.

It should be noted that this fact does not derive from specific management factors, but is essentially due to the variations between 31 December 2016 and 31 March 2017 deriving from the application of the transitional prudential system.

In any case, the measures envisaged in the update of the Strategic Plan approved on 28 February 2017, are capable of restoring a level of CET1 Ratio higher than the threshold of 11.25%.

With reference to the NPL requested reduction, Carige, on 16 June 2017, transferred a bad loan portfolio, approximately amounting to gross Euro 938 million to a special-purpose securitisation vehicle which issued several classes of securities on 5 July 2017. Mezzanine and junior securities will be sold to investors and a request will be made to obtain the Italian Government guarantee (GACS) on the senior tranche.

For further updates, refer to the press release dated 3 July 2017: “Banca Carige’s Board of Directors approves NPE management strategy guidelines and capital strengthening actions”, the press release dated 5 July 2017: “NPL securitisation: securities issuance and rating assignment” and the press release dated 11 July 2017: “Initiated process for disposal a second Npl portfolio” incorporated by reference in this Prospectus.

A deterioration in asset quality could adversely affect the Group’s financial condition

The Group is subject to credit risk, which is the risk that a borrower may not meet its payment or repayment obligations and its creditworthiness may deteriorate with prejudicial consequences to the Group. In general, the possible losses that the Group could incur with respect to the exposure to the individual credit risk and the whole portfolio may depend, in addition to the applicable regulations and legal framework, on various circumstances, including, macroeconomic conditions, the performance of specific sectors of the economy, the deterioration of the competitive position of the Group borrowers, the downgrading of individual counterparties, the level of indebtedness of families, the performance of the real estate market and other circumstances that may have an impact on the creditworthiness of the counterparties and reduce the value of the collateral securing the credits. Historically, credit risks increase in recession and stagnation periods, characterised by higher rates of insolvency and bankruptcy. Further adverse economic conditions could result in a reduction of the value of assets and security received by customers and/or the impossibility for customers to supplement the security received. A further deterioration in credit quality and the consequent significant increase of non-performing loans due to the borrowers’ lower ability to meet their repayment obligations could result in adverse material effects on Group’s results of operations, business and financial condition. In addition, the deterioration in credit quality could result in higher provisions for impaired loans, which could result in adverse material effects on the Group’s results of operations, business and financial condition.

In the first quarter of 2017, finally, the credit quality in the banking industry is gradually improving and this trend is reflective of a stronger economic cycle.

As of 31 March 2017, gross non-performing loans to customers amounted to Euro 7,333.1 million, essentially stable compared to the levels as at December 2016. In particular, gross bad loans to customers totalled Euro 3,835.6 million, up 3% compared to December 2016, accounting for 17.8% of the aggregate. Gross unlikely-to-pay exposures, consisting entirely in loans to customers, totalled Euro 3,398.4 million and were down 2.5%. Past due loans, also consisting entirely in loans to customers, totalled Euro 99.1 million and were down 17.6%. Coverage of non-performing loans to customers was 46.4%, compared to December 2016 levels (45.4%); in particular, the respective coverage ratios for bad loans, unlikely to pay and past due exposures were 63.4%, 28.1% and 16.7%. Non-performing signature loans amounted to Euro 92.8 million, down 14.6% compared to December 2016, with 20.8% written down. As a whole, value adjustments on loans to customers (including performing exposures) amounted to Euro 3,535.6 million, of which Euro 3,508.2 million for on-balance-sheet loans to customers and Euro 27.4 million for signature loans to customers.

As of 31 December 2016, gross non-performing loans to customers amounted to Euro 7,332.9 million, a 7.5% increase over December 2015. In particular, gross bad loans to customers totalled Euro 3,725.6 million, up 6.1% over the year, accounting for 17.2% of the reference aggregate. Gross unlikely-to-pay exposures, entirely attributable to customers, totalled Euro 3,487.0 million and were up 14.9%. Gross past due loans, entirely attributable to customers, totalled Euro 120.3 million and were down 56.7%. Coverage of non-performing loans to customers was 45.4%, up on end-2015 levels (42.9%); in particular, the coverage for bad loans, unlikely-to-pay and past due exposures respectively stood at 63.0% (60.4% in December 2015), 27.6% (25.3% in December 2015) and 16.3% (14.9% in December 2015). Gross non-performing signature loans amounted to Euro 108.7 million, down 12.9% compared to December 2015 and were 19.7% written down (19.4% in December 2015). Considering performing exposures as well, value adjustments on loans to customers for on-balance-sheet and signature loans (as per guidance received from the Supervisory Authority during a Group-wide inspection), amounted to Euro 3,498.9 million of which Euro 31.7 million in signature loans.

As at 31 March 2017 the gross exposure of non-performing loans forborne amounted to Euro 1,807.7 million (Euro 1,777.6 on 31 December 2016 and Euro 1,825.8 on 31 December 2015). As at 31 March 2017 the gross exposure of forborne performing loans amounted to Euro 573.0 million (Euro 666.5 million on 31 December 2016 Euro 592.3 million at 31 December 2015).

In 2016 the ECB conducted an on-site inspection on credit risk, with a focus on collateral, provisions and securitisations. The ECB sent to Carige last March 6 letter about this final inspection pointing out some deficiencies in the credit management processes (monitoring, pricing policies, organizational structure) against which Carige is required to provide response by April 5, indicating the actions that the bank has already ‘taken or will take to overcome these deficiencies. On 5 April 2017, Carige reported to ECB the actions identified to remedy the shortcomings identified during the inspection that Carige has already undertaken and/or undertake in the near future.

At 30 June 2016 loans were classified according to strict guidelines which are reflective of the consequences of the loan-related valuations were estimated on the basis of evidence emerging from the monitoring of existing relations with borrowers and their economic and financial situation, at the same time taking into account guidance received from the Supervisory Authority during the above mentioned inspection. Partly in light of further qualitative recommendations by the Supervisory Authority, the Group has launched some projects, still ongoing, to introduce some alignments to the policies, procedures and parameters used for the valuation of credit assets.

It should be noted that an extension or worsening of the current economic-financial crisis may cause a further deterioration of the borrowers’ and issuers’ financial conditions which could result in higher losses on loans granted than those currently estimated and accordingly considered during preparation of the 2016 Audit Consolidated Financial Information.

Any deterioration of the economic and financial situation, in particular in Italy, may result in a deterioration of credit quality and require an increase of the coverage ratio, which would in turn result in a reduction of any distributable profit, a deterioration of the self-financing capacity and ultimately have a material adverse effect on the Group’s financial position and financial condition. For further information, see section “Overview of Financial Information of Banca Carige Group” of this Prospectus on pages 169-173.

The periodical assessments by the ECB may result in a further deterioration of the Group’s asset quality and adversely affect the Group’s financial position and condition

Credit institutions are required to meet on a continuing basis all capital requirements imposed as a result of the decision applicable on the SREP, and that go beyond the requirements of the first pillar (the “second pillar requirements”). The ECB, as the sole supervisory entity, conducts periodic audits with methods from time to time notified by the Authority.

With regard to checks carried out in 2014, the ECB requested, in the context of its SREP and, by its decision of 10 March 2015 Banca Carige to maintain a CET 1 Ratio target (phased in) of 11.5%. This target was reached by the Bank with the capital increase completed in July 2015. Furthermore, in the same decision of 10 March 2015, the ECB communicated the prohibition for Banca Carige to distribute dividends.

On 20 November 2015, Banca Carige received the final ECB’s decision concerning the results of the annual SREP conducted by the Authority during 2015.

In the SREP decision, ECB required the Bank to maintain, on a consolidated basis, a capital ratio equal to 11.25% in terms of Common Equity Tier 1 Ratio (CET1 Ratio), down compared with 11.50% set in March 2015, which might be further reviewed following a structural reduction of the proportion of non-performing loans in the lending portfolio.

The SREP decision also required the Bank to maintain, on a consolidated basis, a liquidity requirement of 90% of the Liquidity Coverage Ratio and not to make distributions to shareholders.

On 19 February 2016, the Bank received a draft decision letter from ECB communicating its intention to adopt a decision on the “The reduction of risks and the presentation of a plan to restore compliance with supervisory requirements” requiring requires the Bank to prepare a new Funding Plan by 31 March 2016, a new strategic plan by 31 May 2016, reflecting the worsening of the overall scenario as compared to previous estimates and to prepare a plan, containing a reassessment of the Group’s strategic options, by 31 May 2016.

The ECB confirmed, by letter dated 31 March 2016 (final decision), the decisions contained in the above draft decision.

After the establishment of the new Board of Directors, on 11 April 2016, Bank filed an administrative procedure to the Administrative Commission of Review.

On 27 April 2016 the Administrative Commission of Review proposed, considering the renewal of two thirds of the Bank’s Board of Directors (including the Chairman and the Chief Executive Officer) that occurred after the adoption of the final decision in dispute, the review by the ECB Supervisory Board of the final terms for the presentation of the business plan and the medium-term plan.

The Issuer received the final Decisions dated 9 December 2016 on the prudential requirements and the Non-Performing Loan (NPL) reduction plan. For further information see “Risk Factors - The Group may be required to undertake further capital enhancements to meet the applicable regulatory capital adequacy requirements, which have evolved and may continue to evolve from time to time.” of this Prospectus on pages 8-12.

The Issuer is in the process of implementing the Strategic Plan and, including in light of recent favourable developments surrounding NPL securitisations, it has already initiated an analysis aimed at defining, in the shortest time possible, more vigorous options than those identified in the Strategic Plan approved on June 2016 and updated in February 2017, with a view to attaining a significant reduction of the share of NPLs.

It is not to be excluded that Group fails to implement the Strategic Plan to the extent and within the timeframe contemplated might have an adverse effect on our Group’s business, financial condition and results of operations in particular with respect to credit quality, the ability to grant new loans, the availability of adequate funding levels and funding costs.

In the event that we fail to carry out in whole or in part the above measures, we could experience losses and a decrease in asset values which could lead to the need of further capital strengthening measures. In addition, in the event of unfavorable outcomes of the periodical review on our capital requirements conducted by the ECB from time to time, we could be required to implement further capital measures. Any of these events could have adverse effects on our Group’s business, financial condition and results of operations.

Starting from April 2015 and up to July 2015 as part of the SREP, ECB conducted an inspection on site about the risk management process and risk tolerance, which covered the assessment of the operation of the Board of Directors, the Statutory Auditors and the assessment of the Issuer’s Risk Appetite Framework. The results of the thematic checks were received on 11 February 2016. The areas identified for improvement concern the monitoring of lending processes, the Risk Appetite Framework, the Board of Directors’ information, the role of the Risk Management and organization of Compliance function. On 30 March 2016, Banca Carige sent to the ECB the plan with remediation activities currently being implemented.

Between 21 September 2015 and 10 December 2015 took place on-site inspection concerning the liquidity risk and the risk of interest rate of the Issuer’s banking book. On 2 June 2016 Banca Carige received the results of this inspection in draft, to which it has responded with its comments on 17 June 2016. On 11 July 2016 the Issuer received the final results of such inspection. The recommendations received from the ECB are related to the organizational aspects and the process of both risks. On 9 September 2016, Banca Carige sent to the ECB the plan with remediation activities currently being implemented.

On 18 January 2016, the Bank informed that the ECB has communicated that, in line with the priorities of the Single Supervisory Mechanism for 2016 and as a part of the ongoing SREP, it will conduct a Thematic Review on the strategy, governance, processes and methodologies for the assessment of the non-performing loan portfolio.

From March 2016 until July 2016, as part of the Supervisory Review and Evaluation Process process (SREP), it was conducted an inspection on site concerning the credit risk with a focus on real guarantees, provisions and securitization. The ECB sent to Carige last March 6 letter about this final inspection pointing out some deficiencies in the credit management processes (monitoring, pricing policies, organizational structure). On 5 April 2017, Carige reported to ECB the actions identified to remedy the shortcomings identified during the inspection that Carige has already undertaken and/or undertake in the near future.

Also in the light of further preliminary evidence pertaining to certain problems that emerged during the inspection with reference to the risk profile and strategies, organizational structure and processes of custody, monitoring, classification, collateral management and other mitigation techniques of the risk, recovery, determination of impairment losses on a statistical basis, data validation and control at the various levels of the

Bank and the related qualitative and preliminary indications of the Supervisory Authority, the Group has initiated a number of projects, still in progress, to make some refinements to the policies, procedures and parameters used in the evaluation of credit assets.

On 9 September 2016, as part of the evaluation process, ECB announced the start of an inspection, started on October 2016, and closed on 13 January 2017, which relates to the assessment of internal governance included compliance. From 28 September 2016 until 14 October 2016 ECB conducted an evaluation of governance and the Group’s risk management. Despite the measures implemented and being implemented by the Issuer is not to be excluded that the ECB adopts further measures to strengthen the Group financial situation to comply with the minimum capital, which could have an adverse impact on the Group’s prospected financial condition and results of operations or have a potentially dilutive effect on shareholding in Banca Carige.

Risks in connection with financial losses for the years ended 31 December 2015 and 2016 and for the period ended 31 March 2017

The deterioration of the financial and macroeconomic scenario of the last few years and the need for the Group to reduce the Group risk profile led Banca Carige to reassess the value of its assets to the new environment, resulting in material losses being recorded in the financial statements as of and for the period ended 31 March 2017 and for the year ended 31 December 2016 and 2015. For the assessment of the strength/credit standing of the Issuer, the investor must take into account that the first quarter of 2017 closed with a net negative result of Euro 41.1 million as against a negative result of Euro 39.9 million for the period ended 31 March 2016 and year 2016 closed with a net negative result of Euro 291.7 million as against a negative result of Euro 127.6 million for the year ended 31 December 2015.

The Parent Company’s share of loss for the period amounts to Euro 41.1 million, as against the Euro 39.9 million loss posted in March 2016. More specifically, Net Interest Income amounted to Euro 72.5 million, down 12.5% as compared to March 2016 and was weighed down by both a negative interest rate effect associated with market rates continuing their downward trend, and the reduction in funding and lending volumes.

At 31 March 2017, overall funding from customers - direct and indirect deposits - totalled to Euro 40,149.5 million (down 2.3% as compared to December 2016), primarly on the back of trends in direct funding, which was affected by senior bonds coming to maturity for an amount of approximately Euro 600 million and repurchase agreements being reduced to zero.

At 31 March 2017, direct deposits amounted to Euro 18,674.4 million, whilst indirect deposits totalled Euro 21,475.1 million. The latter accounted for 53.5% of overall funding from customers, with 51.6% consisting in Assets under Management and 48.4% in Assets under Custody. Indirect funding stood at Euro 21,475.1 million, remaining substantially unchanged over the three-month period due to the good performance in Assets under Management, as against a reduction in Assets un-der Custody. Assets under Management totalled Euro 11,076.1 million, up 2% during the quarter, especially as a result of the trend in mutual funds and open-ended collective investment schemes (SICAV), which increased by 2.6% to Euro 4,915.3 million. Assets under Custody amounted to Euro 10,399 million, down 2.1%; in particular, a decrease was registered in government bonds (-1.4% to Euro 2,925.1 million); bonds totalled Euro 848.4 million (-3.5%), while shares amounted to Euro 958 million (+6.1%). The item “Other”, primarily attributable to assets pertaining to Amissima Assicurazioni, stood at Euro 5,667.5 million, down 3.5%.

In 2016 the Group recorded a net loss of Euro 291.7 million as compared to a loss of Euro 127.6 million in 2015. This result is largely determined by the increase in impairment losses on loans also arising from a further deterioration of the economic and financial conditions of non-performing exposures, and from the alignment of the NPL accounting and management policies with guidance provided by the ECB during a specific inspection on the subject. Moreover, net interest income (as part of net interest and other banking income) showed weaknesses on account of all-time low interest rates in the banking system and a downturn in both funding and lending volumes and net fees and commissions which were likewise affected by reduced operations. Conversely, the operating expenses reduction is noted as a result of the Group’s strong focus on improving efficiency. Furthermore, some non-recurring items were recorded during the period, namely a) a write off of the entire value of Banca Carige’s residual goodwill for an amount of Euro 19.9 million, b) Euro 6.7 million net losses (recoveries) on impairment of financial assets available for sale, arising from the write- downs of both the indirect equity investment in Cassa di Risparmio di Cesena (Euro 1.3 million) held via the Italian voluntary deposit protection fund (FITD) and of the stakes held in the Atlante Fund (Euro 5.4 million), c) Euro 13.9 million worth of DTA charges not recognised as at 31 December 2015, d) Euro 19.4 million worth of positive effects on personnel expenses from agreements concerning the Company Supplementary Pension Scheme (Euro 22.3 million) and the new union agreement (Euro 2.9 million charges) and e) Euro 12.1 million from disposal of the equity investments held in CartaSi and Visa Europe. The Group also decided to recognise Euro 18.5 million worth of provisions for risks and charges in connection with distribution commitments undertaken and guarantees pledged in favour of Apollo Management under the agreements for the disposal of the shareholdings in the insurance companies.

At 31 December 2016 Total Financial Intermediation Activities (FIA) - direct and indirect deposits - it amounted to Euro 41,100.6 million (- 9.3% compared to December 2015). More marked lowering of direct deposits, in the first quarter of 2016, following media impact the rescue of four Italian banks by the Resolution Fund and the introduction, starting from 1 January 2016, of the bail-in mechanism provided for in the Bank Recovery and Resolution Directive (BRRD); it also shows that in November 2016 expired about 1.2 billion Bonds Guaranteed bank.

At 31 December 2016, direct funding is sized Euro 19,612.7 million and indirect amounted to 21,487.9 million. The latter accounts for 52.3% of AFI and consists for 50.6% of assets under management and the 49.4% of assets in custody. Total funding, which includes direct deposits and debts to banks, amounted to 23,081 million, down by 12.2%. The reduction in direct deposits is attributable to 2.4 billion at the retail deposits and 1.5 billion to institutional component, which saw a significant contraction of the covered bond component following the maturity of approximately 1.2 billion occurred in the month of November 2016.

On the same date, the short-term retail funding decreases of more than 1.2 billion in the component of current accounts Passive (-10.1%). The medium collection / long-term retail amounts to Euro 3,168.9 million and decreases the 22.9%.

Furthermore, indirect deposits amounted to Euro 21,487.9 million, showing a 1.7% decline in the year to dynamic is the asset management of both assets under administration. Assets under management amounted to Euro 10,864.2 million, down 1.6% over the year mainly for the performance of mutual funds and SICAV which decreased by 11.4% to Euro 4,790.1 million despite the growth recorded by the bank-insurance products, which amounted to Euro 5,554.1 million (+ 8.3%). Asset management amounted to 519.9 million and were up compared to Euro 510.3 million in December 2015.

The Group reasonably expects to continue operating as a going concern in the foreseeable future, primarily in light of the:

•

approval of the update to the Group’s Strategic Plan by the Board of Directors on 28 February 2017, which provides for specific actions to be taken with a view to reducing the level of nonperforming loans in response to the ECB’s request of 9 December 2016. From this Plan it is inferred, in particular, that, including on the basis of the planned capital strengthening effort, the Group has the current and forward-looking ability to comply with the own funds and liquidity prudential requirements likewise requested by the ECB on 9 December 2016, in consideration of it being able to absorb the impact of meeting the NPL reduction and minimum coverage targets required;

•	launch of the initiatives set out in the Strategic Plan, during the period;

•

compliance, as at 31 March 2017, with both the minimum consolidated capital requirement and liquidity ratio required by the ECB and the fact that the measures set out in the update of the Strategic Plan are adequate to restore a CET1 Ratio well above the 11.25% SREP threshold recommended by the ECB in terms of Pillar 2 guidance.

On the basis of the above, subject to the implementation of the actions outlined in the Plan, including capital strengthening measures in particular, the Directors are of the opinion that the Group has the current and forward- looking ability to comply with the capital requirements set under the Supervisory Review and Evaluation Process (SREP) in the foreseeable future.

Despite the uncertainties associated with the current economic scenario, the consolidated interim report was thus prepared based on the assumption of business continuity.

Furthemore, the independent auditors’ review report of 12 May 2017 issued in relation to the interim consolidated financial statements as of and for the three months period ended 31 March 2017 contains the following emphasis of matter paragraph: “Without modifying our conclusion, we draw attention to the disclosure provided in the explanatory notes with reference to the approval by the Board of Directors, on February 28, 2017, of the update to the Group Strategic Plan and the start of the planned initiatives. Such Plan includes the assessment on the adequacy of the Group capital position to absorb the impacts arising from the achievement of the targets required by the European Central Bank on December 9, 2016. On the basis of the assessments performed, subject to the realization of the actions described in the Plan, principally those aimed to strengthen the capital position, the Directors, also considering the uncertainties arising from the current scenario, prepared the interim consolidated financial statements on a going concern basis.”.

On 3 July 2017, the Board of Directors approved:

•	Capital increase of up to Euro 500 million planned, with pre-underwriting agreement entered into with Credit Suisse and Deutsche Bank, acting as Joint Global Coordinators and Joint Bookrunners;

•

Four macro-areas of action identified for the Bank’s capital strengthening, with disposal of readily marketable assets, including prestigious buildings, the equity investment in Creditis S.p.A., the NPL management platform and the merchants’ book business, with an equity uplift of at least Euro 200 million;

•	Bad loan deconsolidation process continues, with further disposal transactions for an amount of approximately Euro 1.2 billion.

For further updates, refer to the press release dated 3 July 2017: “Banca Carige’s Board of Directors approves NPE management strategy guidelines and capital strengthening actions”, incorporated by reference in this Prospectus.

As of the date of this Prospectus, any improvement in general macroeconomic conditions in Italy continues to be uncertain. Accordingly, future results of the Group may be affected by further adjustments to loans to customers, equity and other investments with adverse material effects on the Group’s results of operations, business and financial condition. In this respect, the continuation of the current economic and financial crisis and, more in general, of an uncertain outlook of the economic recovery could result in an operating loss also for the following years, which would result in the Group continuing to be prevented from distributing dividends. In such a context, the full achievement of the objectives of the business plan would be affected, with adverse material effects on the Group’s results of operations, business and financial condition.

Deferred tax assets may decrease due to reductions of the Group’s estimated future taxable profit, and/or restrictions pursuant to tax laws

In accordance with international accounting standards, the Group recorded certain deferred tax assets in the Group’s consolidated financial statements. Deferred tax assets can be recorded in the consolidated financial statements in the event that such assets may be recovered, also on the basis of the tax capability (which is the capability to generate income in the future) of the Issuer and of the Group (comprising companies that are subject to group level taxation on a consolidated basis). The deferred tax assets that can be recognised as tax credits, if certain conditions are met, pursuant to law No. 214 of 22 December 2011 can be recorded in the Group’s consolidated financial statements depending solely on the tax capability of the Group. This specific type of deferred tax assets is not included among the negative elements for the purposes of the capital adequacy requirements and is included in the risk weighted assets for 100%.

The deferred tax assets recorded in the Group’s consolidated financial statements as of and for the quarter ended 31 March 2017 were equal to Euro 1,014.9 million (Euro 1,078.3 million as of and for the year ended 31 December 2016) of which:

•

Euro 531.4 million that does not depend on the existence of future taxable income and for which it is planned to certain conditions transformation into tax credits; the DTA are weighted between the Risk Weighted Assets (RWA) with a risk weight of 100%;

•	Euro 127.9 million arising from temporary differences and depend on the existence of future taxable income; the DTA are deducted from CET1r with franchise application and Phase-In mechanisms;

•

Euro 355.6 million that do not arise from temporary differences and depend on the existence of future taxable income; the DTA are deducted from CET1 ratio without the application of excess, but with Phase-In mechanisms.

The DTA converted into tax credits under the above provision and therefore reclassified under the item Income tax receivables amounted to approximately Euro 713 million residues. In the course of 2017 the deferred tax assets converted into tax credits are Euro 86 million (Euro 32 million in 2016).

It noted that on 3 May 2016 has been published Decree Law no. 59/2016, converted into Law no. 119/2016, which provides, in Article 11, provisions for deferred tax assets (“DTA”) under which the companies may continue to apply the existing rules relating to the conversion of the of such activities in credits, on condition that the companies exert appropriate option, thus undertaking to pay an annual fee of 1.5% until 2030.

The Group has exercised that option by making the payment for the year 2016 of an amount of approximately Euro 13.9 million.

In consideration of the significant amount of deferred tax assets recognized, an analysis was conducted - also with regard to the Group’s consolidated financial statements as of and for the three month ended 31 March 2017 - to verify whether the forecasts of future profitability are such as to ensure their re-absorption and therefore justify their recognition and maintenance in the financial statements (also known as “probability test”).

The probability test focused on the amount of deferred tax assets not potentially convertible into tax credits and highlighted a sufficient future taxable profit to absorb, although in the long term, the deferred tax assets recognized in the 2017 Interim Consolidated Financial Statements.

Compared with the probability test conducted as at 31 December 2016, account was taken of changes to the regulations on the Economic Growth Stimulus (Aiuto alla Crescita Economica, ACE) which were introduced by Law 232/2016 (reduction in the rate of return on equity) and Italian Legislative Decree 50/2017 (as converted by law 21 June 2017 no. 96 into a law) which limits the calculation of equity increases to the last 5 years, thus reducing the time horizon for re-absorption.

In the event that the probable future tax income calculated by our Group is not sufficient to support the deferred tax assets recorded in our Group’s consolidated financial statements, our Group may be required to reduce the value of such deferred tax assets, which could have an adverse effect on our Group’s income statement and financial condition. In particular, failure to fulfill the objectives set forth in the business plan may result in an adjustment to the deferred tax assets other than those for which the conversion into tax credit pursuant to Law 214/2011 is possible, due to the failure to meet the requirements for their recording on the balance sheet.

In addition, there can be no assurance that the current regulatory framework concerning the deferred tax assets will not be changed or repealed entirely, with possible effects on the regulation governing the tax credits and the related treatment of the specific types of the afore-mentioned deferred tax assets. These potential changes could also result in a stricter deduction or weighing regime.

Risks related to the use of estimates and assumptions

Certain items in the Issuer’s financial statements require the use of estimates and assumptions that may have significant effects on the relevant values recorded in the balance sheet and income statement, and also to the notices to the financial statements. Such estimates and assumptions are based on available information and subjective valuations, and may vary from time to time resulting in significant differences and adjustments in subsequent financial statements.

In particular, estimates and assumptions are mostly used in the valuation of financial assets, in particular loans to customers and assets available for sale and the quantification of employees funds, allowances for risk and charges and tax items.

Adjustments in the value of loans to customers are based on the monitoring of customer relationships and of customers’ financial condition. The impairment of the credit portfolio is based on an historical valuation of the probability of insolvency and the percentage of loss relating to bad loans for similar categories of credits. The impairment of financial assets not recorded at fair value is based on the monitoring of the economic and financial situation of the Issuer.

Loans were classified according to guidelines which are reflective of the consequences of negative developments in the economic environment; loan-related valuations were estimated by the competent structures on the basis of evidence emerging from day-to-day monitoring of existing relations with borrowers and their respective economic-financial situation. Partly in light of guidance received from the Supervisory Authority during the on-site inspection on credit risk with a focus on credit risk with a focus on collateral, provisions and securitisations, which was conducted from March to July 2016, the Group has launched some projects, still ongoing, to finetune the policies, procedures and parameters used to measure credit assets.

It should be noted that an extension or worsening of the current economic-financial crisis may cause a further deterioration of the borrowers and issuers’ financial conditions, which may translate into higher losses on loans granted or on financial assets purchased than those currently estimated and accordingly considered during preparation of the financial statements. Similar effects may arise from completion of the afore-mentioned alignments of the policies, procedures and parameters used for the valuation of credit assets.

As of 31 December 2015, the intangible assets of the Group were equal to about Euro 78.1 million (of which Euro 19.9 million related to the subsidiary Banca Cesare Ponti goodwill) as of 31 December 2016 were equal to Euro 56.7 million and as of 31 March 2017 were equal to Euro 52.2 million. The decrease in mainly due to the write off of the above mentioned goodwill. As at 30 June 2016, was conducted the impairment test on CGU Banca Cesare Ponti’s residual goodwill and resulted in the need for a full write-down. During the six-months period ended 30 June 2016, while reasserting the will to strengthen and develop wealth management by renewing the focus on private banking portfolios, expanding the product offering and having relationship managers refocus on high value customers, the Bank’s governing bodies carried out an analysis of potential indications of impairment which revealed a deterioration of: general macro-economic conditions, recent banking market trends (which, among other aspects, had an adverse effect on the planned transfer of assets managed by other Group banks to Banca Cesare Ponti) and the Bank’s financial and economic performance. Intangible assets other than goodwill and with a defined useful life are depreciated on a straight-line basis during their respective useful life. If the useful life of an intangible asset is undefined, instead of depreciating such asset on a straight-line basis there is a periodic impairment testing to assess the adequacy of its book value.

With respect to the valuation at fair value of assets and liabilities of the Group, for the purposes of the 2017 Unaudited Interim Consolidated Financial Information, the following items were affected by estimates of fair value: (i) financial assets held for trading (Euro 6.7 million), (ii) financial assets available for sale (Euro 2,072.1 million), (iii) assets relating to hedging derivatives (Euro 35.9 million), (iv) financial liabilities held for trading (Euro 1.3 million), (v) financial liabilities designated at fair value (Euro 449.6 million), and (vi) liabilities related to hedging derivatives (Euro 234.4 million).

In particular, through analysis involving the verification of the presence of impairment indicators and the determination of impairment, checks were performed in order to ascertain any impairment of securities available for sale (AFS). In the exercise they were in fact subject to impairment some securities available for sale with no significant economic effects, with the exception of adjustments that the Group made on units of the Atlante Fund for Euro 3.4 million.

With regard to a quantification of the provisions for personnel and for risks and charges, an assessment is being made to estimate the amount, if due, and the timing of any potential expenditure connected with fulfilment of the obligations deemed probable to occur. In accordance with the provisions of IAS 37, the Bank discloses in its Financial Statements those lawsuits which are deemed to give rise to a “likely” obligation.

In consideration of the significant amount of deferred tax assets recognised, an analysis was conducted - also with regard to the preparation of the 2017 Unaudited Interim Consolidated Financial Information - to verify whether the forecasts of future profitability are such as to ensure their re-absorption and therefore justify their recognition and maintenance in the financial statements (also known as “probability test”). The probability test focused only on the amount of deferred tax assets not potentially convertible into tax credits and highlighted a sufficient future taxable profit to absorb, although in the long term, the deferred tax assets recognised in the interim report as at 31 March 2017. Compared with the probability test conducted as at 31 December 2016, account was taken of changes to the regulations on the Economic Growth Stimulus (Aiuto alla Crescita Economica, ACE) which were introduced by Law 232/2016 (reduction in the rate of return on equity) and Italian Legislative Decree 50/2017 (as converted by law 21 June 2017 no. 96) which limits the calculation of equity increases to the last 5 years, thus reducing the time horizon for re-absorption.

As a result of the Group’s measurement at fair value of its liabilities, the Group may benefit financially from a deterioration in its credit spread. That benefit (in the form of a reduction in liabilities), net of linked hedging positions, could be reduced, with an adverse effect upon the Group’s income statement, in the event of a subsequent improvement of the Group’s credit spread.

The Group can provide no guarantee that (i) future changes in the fair value of the financial instruments and/or their classification, (ii) a need to liquidate assets not measured at fair value prior to their maturity, and/or (iii) the emergence of circumstances or events which may cause the valuations and the estimates to be no longer current, would not have a material adverse effect on the assets, the financial condition and the results of operations of Banca Carige and/or the Group.

Banca Carige is subject to risks relating to commission adjustments and indemnity obligations in connection with the sale of the investments in Amissima Vita (ex Carige Vita Nuova) and Amissima Assicurazioni (ex Carige Assicurazioni)

On 5 June 2015, Banca Carige S.p.A. and Primavera Holdings s.r.l., a company organised and owned by investment funds managed by affiliates of Apollo Global Management, LLC (NYSE: APO) (together with its consolidated subsidiaries, Apollo), completed the sale of 100% of the shares held by Banca Carige in Carige Vita Nuova S.p.A. and Carige Assicurazioni S.p.A.. The disposal also envisaged the signing of a long term agreement with such companies for the distribution of life and non-life insurance products through the banking branches of Banca Carige Group (the “Distribution Plan”). The final purchase price was of Euro 310 million, not subject to adjustments, of which Euro 174 million with respect to Carige Vita Nuova and Euro 136 million with respect to Carige Assicurazioni (the “Agreement”). The Agreement also provides that Banca Carige, together with the other banks pertaining to the Group, shall enter into a long-term agreement with Apollo concerning the distribution of life and non-life insurance products (the “Distribution Agreement”). The Distribution Agreement will be effective until 31 December 2024 and will be automatically renewable upon expiration, unless terminated by the Insurance Companies with six-month prior notice to be communicated to each Distributor.

The Group’s equity interests in Banca Carige’s insurance subsidiaries, Carige Vita Nuova and Carige Assicurazioni (the “Insurance Companies”), were recorded in the 2014 Consolidated Financial Statements as disposal groups of assets, at an aggregate value of Euro 306.7 million (approximately Euro 172.4 million for Carige Vita Nuova, and approximately Euro 134.3 million for Carige Assicurazioni) net of the expenses incurred in connection with the sale.

Pursuant to the Agreement, the closing of the transaction (the “Closing”) was conditional upon the fulfilment of certain conditions precedent (the “Conditions”) which include, inter alia, the receipt of the authorisations from the competent authorities, notably the European Commission and the Italian insurance regulator (Istituto per la Vigilanza delle Assicurazioni) (“IVASS”, formerly known as ISVAP) within 210 days from the date of the Agreement (i.e., 26 May 2015). On 17 December 2014 (pursuant to Article 6(1)(b) of the EU Regulation No. 139/2004), the European Commission confirmed that the transaction is compatible with European antitrust regulations. Banca Carige has been informed that IVASS issued the authorisation of the transfer on 12 May 2015.

Pursuant to the Distribution Agreement, Banca Carige has undertaken that the Distributors will distribute:

(a)	in the non-life segment, Carige Assicurazioni’s products for an amount not lower than 75% (with a tolerance margin of up to 70%) of the aggregate gross premiums distributed by the Distributors; and

(b)

in the life segment, Carige Vita Nuova’s products on an exclusive basis. The Distributors will not be permitted, save for certain products, to distribute third parties’ insurance products for an amount higher than 2% (with a tolerance margin of up to 5%) of the aggregate gross premiums distributed by the Distributors. In addition, Banca Carige shall procure that the distribution of Carige Vita Nuova’s products will not fail to meet the minimum targets provided under the Distribution Agreement, amounting to 30% of the targets provided under the Distribution Agreement, for three consecutive years.

In case of a breach of the obligations under paragraphs (a) and (b) above, the Insurance Companies will be entitled, on certain conditions, to terminate the Distribution Agreement and to the payment by Banca Carige of a penalty whose amount may not in any case exceed: (i) Euro 200 million as to Carige Vita Nuova’s products; and (ii) Euro 10 million as to Carige Assicurazioni’s products. In any case, the aggregate amount of such penalties may not exceed Euro 200 million.

As to life insurance products, a set-off mechanism of the commission generated from the distribution of the insurance products is provided for the first period of the Distribution Agreement (i.e. until 31 December 2024). This set-off will be calculated and paid on an annual basis in relation to the credit or debit matured by Banca Carige based on the comparison between Banca Carige’s performances and the targets provided under the Distribution Plan. Such mechanism applies only in case of the Group’s underperformance greater than 10% of the targets. The penalties to be paid are proportioned to the spread between the performance and the targets but may not in any case exceed Euro 20 million (Euro 16 million as to traditional products and Euro 4 million as to the unit-linked products).

The Agreement also provides that, subject to fulfilment of the Conditions, Banca Carige shall grant a five-year senior revolving loan in favour of the Purchaser, of Euro 77,523,935, to be drawn down entirely on the date of the Closing and to be utilised for the payment of the purchase price of the Insurance Companies (the “Vendor Loan”). The Vendor Loan bears interest at fixed rates per annum equal to 6%. The Vendor Loan is guaranteed by a pledge on the Insurance Companies’ shares which is held by the Purchaser following the Closing. Pursuant to the Vendor Loan, the Purchaser is entitled to a set-off between the amounts due to Banca Carige pursuant to the Vendor Loan and those due by Banca Carige pursuant to the Agreement, including the amounts owed as a result of Banca Carige’s indemnity obligations. Notwithstanding the Vendor Loan is a senior secured loan, it cannot be excluded that the Vendor Loan will not be fully repaid, including as a result of a deterioration of a credit standing of the borrower and/or the quality of collateral which may negatively impact the ability of the borrower to repay the loan or Banca Carige’s ability to enforce the security, resulting in adverse effects on Banca Carige’s financial condition.

Additionally, under the terms of the Agreement, Banca Carige may be required to indemnify the Purchaser – up to a maximum amount equal to 32% of the purchase price (i.e., Euro 99 million) – in connection with losses incurred by the Purchaser as a result of the violation of the representations and warranties provided by Banca Carige in its capacity as seller in the Agreement which mainly relate to the claims reserves of Carige Assicurazioni and passive litigation of the Insurance Companies; such indemnity payments may adversely affect Banca Carige’s business, financial condition and results of operations.

If Banca Carige or the Distributors do not comply with the above undertakings resulting in the termination of the Agreement and/or the performances are lower than the objectives and Banca Carige is required to pay up to Euro 200 million as penalties or commission adjustments, this would result in adverse effects on Banca Carige’s business, financial condition and results of operations. During 2015 (first year relevant for the purposes of the Agreement) the objectives of the distribution agreements are achieved.

Banca Carige also constantly monitors for management purposes the trend of production of life insurance and in relation to Class I, and Class III. During 2015 (first year relevant for the purposes of the Agreement) production targets were exceeded both for products of Class I, for products of Class III; this resulted in a surplus be used to compensate for any subsequent underperformance.

In 2016, the Bank has achieved the objectives for the net output of the Class I, but has not reached those for Class III. This resulted in the onset of penalties for Euro 4 million that can be countervailed with Euro 0.5 million bonus gained by the Bank in 2015.

In addition, as part of the purchase agreement are provided warranties and indemnities for details please refer to the description in Part A - Accounting Policies of Consolidated Financial Statements at 31 December 2016.

In particular, any compensation is provided with reference to:

•

Certain policies, if they occur claim settlements for amount greater than the reserves at the reference date specified in the sale contract (30 June 2014) or more provisions relating to the same provisions;

•	Specific litigation if the final disbursements are superior to existing provisions the above reference date.

Based on these agreements, it is noted that:

•

On 17 June 2016, the Board of Directors decided to take legal action against Dr. Cesare Castelbarco Albani, former President of the Company, the Rag. Piero Montani, formerly Managing Director of the same, and some subjects of the Apollo Group (Apollo Management Holdings LP, Apollo Global Management LLC, Apollo Management International LLP, Amissima Holdings Ltd., Amissima Assicurazioni SpA, Amissima Vita SpA) to obtain compensation for damages resulting from the sale of Banca Carige’s holdings in insurance companies and other behaviors later kept by the subjects of the said group.

•

On 22 November 2016, Banca Carige has filed with the Chamber of Arbitration of Milan arbitration claim with which he asked that the court declare the nullity of clauses Distribution Agreement signed with Amissima Vita (formerly Carige Vita Nuova) concerning the obligation exclusively, to distribution objectives and to criminal, and consequently the invalidity of the entire agreement or, however, the loss of effectiveness of the same. With regard Amissima Holding srl showed a claim for damages (quantified in advance Euro 200 million) to cover the case of an unfavorable outcome thereof in the arbitration proceedings; the Bank, as a result of in-depth analyzes carried out with the support of its legal advisors, believes the hypothesized claim completely unfounded.

•	The Shareholders Meeting, of 28 March 2017, approved the action for liability against former directors, Piero Luigi Montani, Cesare Castelbarco Albani and Giovanni Alberto Berneschi

•	With regard to this legal action, on 30 May 2017, the Board of Directors of Carige has been informed about the counterclaims for damages raised by the defendants for the following amounts:

•	Mr. Cesare Castelbarco Albani - an amount not lower than Euro 12,500,000;

•	Mr. Piero Luigi Montani - an amount not lower than Euro 15,000,000;

•	Amissima Vita and Amissima Assicurazioni - an amount not lower than Euro 62,400,000;

•	Amissima Holdings, Apollo Global Management, Apollo Management Holdings, Apollo Management International - an amount not lower than Euro 201,800,000.

The legal counsels appointed by Banca Carige consider the counterclaims as unfounded.

At the closing date of the current year, the Bank has reassessed the complex of these contractual relationships interconnected with Apollo Group. While in the belief of foundation consisting of the reasons given by the Bank in the above litigation and reasons from the same opposed to extrajudicial claims of the counterparties and without prejudice of those reasons, the Bank, having sufficient evidence to quantify the potential risk resulting from such requests compensation / criminal, believes broadly consistent with the terms and conditions set out in paragraph 14 of IAS 37 adjustment of the provision already exists in this regard. Consequently, the risks and existing charges (Euro 3.5 million related to the distribution agreement to set aside 30 September 2016 and Euro 1.1 million relating to the purchase agreement of the investments set aside at 31 December 2015) were integrated for a total amount of Euro 15 million entirely attributable to the aforementioned sale and purchase agreement. The issuer will provide further update in the next financial information.

Finally, we point out that with regard to the Ordinary Shareholders’ Meeting of 28 March 2017, notice was given that Amissima Vita S.p.A., following up on the appeal rejected by the Court of Genoa, which Amissima had filed prior to Carige’s Shareholders Meeting under art. 700 of the Italian Code of Civil Procedure to request the disqualification of shareholders Malacalza Investimenti S.r.l. and Fondazione Carige from participating in and voting at the Shareholders’ Meeting, challenged - and requested the annulment of - the Shareholders’ Meeting resolution approving the initiation of a liability action against former Board members, Mr. Cesare Castelbarco Albani and Mr. Piero Luigi Montani.

The Group may be unable to fully or successfully implement its business plan and its strategic and operational plan for the reduction of NPLs

On 29 June 2016, the Board of Directors, in response to ECB’s request of final decision of 17 May 2016, unanimously approved the Strategic Plan which sets out the economic, financial and capital objectives for the 2016-2020 period.

The Issuer received the ECB final Decisions dated 9 December 2016 on the prudential requirements and the Non-Performing Loan (NPL) reduction plan.

The Decision concerning the outcome of the Supervisory Review and Evaluation Process (SREP) requires the Bank to maintain on a consolidated basis, as of 1 January 2017, a minimum CET1 Ratio of 9% (composed of a minimum Common Equity Tier 1 ratio of 4.5%, an additional own funds requirement of 3.25% and a combined buffer requirement of 1.25%). Furthermore, the Supervisory Authority recommends that the Bank should comply, likewise on a consolidated basis, with the Pillar 2 capital guidance and hold a Common Equity Tier 1 capital of 2.25% over and above the foregoing minimum ratio.

The ECB additionally requires the Bank to maintain, on a consolidated basis, a minimum total SREP capital requirement (TSCR) of 11.25%, specifying that it might be reviewed once the amount of non-performing exposures has been reduced; the Bank is also subject to a minimum Overall Capital Requirement (OCR) of 12.50%.

Finally, as part of the same Decision, the Bank is required to maintain at all times and on a consolidated basis, a minimum Liquidity Coverage Ratio (LCR) of 90% (as at 31 December 2016 the Bank’s ratio was 124%).

The ECB then requires the Bank, on a consolidated level, to provide the ECB with additional information regarding its Non-Performing Loans (NPL) and not to make any distribution to shareholders.

The second Decision requires the Bank to submit to the ECB by 28 February 2017, as an early intervention measure, a strategic and operational plan for the reduction of NPLs, including an assessment of the impacts in terms of capital adequacy.

In the two Decisions, although the emphasis on cost reduction is welcomed as a positive step, BCE defines “very challenging” the implementation of the new Strategic Plan for the following reasons: (i) the target annual growth for the recurring income is quite challenging; (ii) the successful implementation of the proposed cost saving measures is uncertain; (iii) the targeted level of NPLs is considered insufficient to address the asset quality concerns; and (iv) the Bank’s estimate of negative impact on its profit and losses related to the NPLs transactions are optimistic and additional capital measures could be required.

In the ECB’s final Decision concerning Non-Performing Loans, the quantitative NPL reduction target requirements are summarised below with no differentiation between the different credit classes:

	31/12/2017	31/12/2018	31/12/2019
Gross NPLs (Euro bn)	max 5.5	max 4.6	max 3.7

The Decision provides for differentiated coverage ratios according to the different classes of NPLs (63% for bad loans, 32% for unlikely-to-pay exposures and 18% for past due exposures).

Additional potential negative effects coud derive from the introduction of new international accounting principles including IFRS 9 – Financial Instruments, which is expected to be applied starting from 2018. The business plan does not take into account the effects from the adoption in 2018 of IFRS 9 – Financial Instrument. The analyses conducted by the Bank thus far have revealed that the credit area is the area with the greatest impact; the new impairment model lays down the requirement to measure an expected loss, not only for non-performing assets, but also for performing assets for which there has been a significant deterioration compared to the date of granting. These impacts are not limited to a probable increase in the cost of the loan, necessarily linked to the transition from an “incurred” to an “expected” model, but also refer to the adjustments required in terms of both organisational and ICT procedures and processes, aiming to ensure the classification and monitoring of loans in different stages, and the need to establish solid models for estimating the probability of default on a time horizon aligned to the loans’ term to maturity, with a view, on one hand to maximising the synergies with existing models and, on the other, to also incorporating “forward looking” factors. As at the date of this Prospectus, the Group has not yet reached such a state of progress in its activities and analyses as to be able to reliably estimate the impacts of the first application of the new accounting standards.

Moreover, the business plan does not take into account the possible effects emanating from the entry into force of Directive CRD IV, since the relevant timing and implementation mechanisms are still uncertain. In addition Directive CRD IV provides for the obligation to activate additional capital reserves, including the countercyclical buffer comprising its own funds that each entity may be required to possess based on ratios to be determined by the national supervisory authorities.

The uncertainty surrounding the implementation of the business plan affects the projections as well as the effects that the actions and decisions taken by management in accordance with the business plan may have.

The Group’s failure to implement the Strategic Plan and Operational Plan for the reduction of NPLs to the extent and within the timeframe contemplated might have an adverse effect on the Group’s business, financial condition and results of operations in particular with respect to credit quality, the ability to grant new loans, the availability of adequate funding levels and funding costs. Moreover, failure to achieve the objectives of the Strategic Plan may lead to failure to comply with regulatory capital ratios and possible downgrading.

In the meeting of 28 February 2017, the Board of Directors of Banca Carige unanimously approved the update to the Strategic Plan containing the economic, financial and capital objectives for the next four-year period.

The strategic priorities for the 2017-2020 four-year period were reviewed starting from the objectives of the Plan approved on 29 June 2016. The update is designed to achieve:

1)

Separation of the Bank’s branch of business consisting in the bad loan portfolio via spin-off to a management vehicle with the upside from optimised debt collection being retained by the Bank’s shareholders; concurrently, based on assumptions connected with the evolution of credit exposures, the levels of coverage for the other classes of non-performing loans will be adjusted, including in consideration of guidance from the ECB.

2)	Capital base strengthening through a Euro 450 million capital increase, possibly in combination with a Liability Management Exercise (LME).

3)	Improvement of the balance sheet financial structure with a positive impact on the cost of funding and the cost of credit.

4)

Tighter control over balance sheet and asset quality via the set-up of a new organisational unit dedicated to the management of the NPL classes not transferred to the vehicle, with a view to minimising the impairment of performing loans and increasing the cure rate of non-performing loans.

5)

New focus placed on the core business of Carige as a retail bank which, while retaining its traditional footprint, will implement a new service model centred around more specialised commercial roles and a renewed digital offering, with the latter being largely invested in.

6)

Greater operating efficiency leveraging on a streamlined distribution network, which - through the closure of an additional 90 branches - is geared to reducing the number of network branches to below 500, in line with market average in terms of branch funding/lending volumes and headcount. Combined with the planned outsourcing of certain back office activities and a leaner organisational structure at Head Office level, this initiative will allow for an additional headcount reduction by 155 units. This set of measures will be made complete by the enhancement of the Banca Cesare Ponti brand, including via its merger into the Parent Company, with a view to placing a stronger focus on the private banking segment by leveraging the synergies with the Group’s distribution network.

The outlined measures will make it possible to attain the NPL targets required by the ECB, well ahead of schedule.

The new Plan is grounded on conservative macroeconomic assumptions1 of moderate economic growth (Italian GDP +0.9% in 2020) and a long-lasting scenario of low interest rates (3-month Euribor in negative territory until 2019 and at 0.7% in 2020).

The Plan assumes essential stability in funding/lending volumes contributed by net loans amounting to Euro 18.1 billion by 2020 (2016-2020 CAGR +0.3%) and direct deposits totalling Euro 20.0 billion (CAGR +0.5%), with return to profitability pursued by improving revenues in terms of both Net Interest Income (CAGR +6.9%)

and net fee and commission income (CAGR +6.9%). Operating cost reduction will continue (CAGR -4.0%), and redefined credit management policies will lead to an estimated 48 bps cost of credit reduction by 2020. The targeted result for 2020 is estimated at approximately Euro 170 million, with a ROE of 7.4%.

The Bank informs that it was sent a communication by the ECB on 8 June 2017, requiring it to provide clarification about the Bank’s governance, the execution of the NPL reduction plan and its ensuing capital needs by 23 June 2017.

In reasserting the will to proceed with the implementation of the Strategic Plan in full compliance with guidance received from the Supervisory Authority, as stated in the meeting of 9 June 2017, the Board of Directors provided the required information by the set deadline, being aware that failure to comply with such requests would entail potential assessments being made by the ECB under the supervisory framework.

To this end, the new Chief Executive Officer appointed on 21 June 2017 will guide the work of the Bank in determining the measures necessary for the consolidation of the Group’s assets and therefore the Bank provided, within the expected deadline of 23 June 2017, clarifications on governance and implementation of the NPL reduction plan and for the capital requirement. The Bank sent the communication to the ECB on 3 July 2017.

Further, Carige, on 16 June 2017, transferred a bad loan portfolio, approximately amounting to gross Euro 938 million to a special-purpose securitisation vehicle which issued several classes of securities on 5 July 2017. Mezzanine and junior securities will be sold to investors and a request will be made to obtain the Italian Government guarantee (GACS) on the senior tranche.

This step marks the tangible start of the first NPL disposal transaction among those set out in the Strategic Plan adopted after the ECB’s decision of 12 December 2016.

For further updates, refer to the press release dated 3 July 2017: “Banca Carige’s Board of Directors approves NPE management strategy guidelines and capital strengthening actions”, the press release dated 5 July 2017: “NPL securitisation: securities issuance and rating assignment” and the press release dated 11 July 2017: “Initiated process for disposal of a second Npl portfolio” incorporated by reference in this Prospectus.

The Group is subject to a challenge by CONSOB in respect of Banca Carige’s consolidated financial statements as of and for the year ended 31 December 2013

On 9 January 2015, CONSOB filed a claim against Banca Carige S.p.A. with the Court of Genoa, pursuant to Article 157(2) of the Legislative Decree No. 58 of 24 February 1998, as amended (the “Financial Services Act”), to have the Court declare Banca Carige’s shareholders’ meeting’s resolution of 30 April 2014, approving Banca Carige’s unconsolidated financial statements as of and for the year ended 31 December 2013 null and void. In particular, CONSOB alleged that the aforesaid financial statements were in violation of the applicable accounting principles and in particular of IAS 1, 8 and 36. In this respect, CONSOB also requested that the Court ascertain and declare such violation.

In particular, CONSOB challenged the Issuer’s implementation of CONSOB’s requests made on 10 January 2014 (“Ruling 18758”), concerning the impairment of goodwill and the interests held in the controlled banking and insurance companies recorded in Banca Carige’s financial statements as of and for the year ended 31 December 2012. According to CONSOB, in the preparation of the financial statements for the financial year ended as of 31 December 2013, the Group violated a number of prescriptions of IAS 36 in adjusting the impairment of goodwill and of the interests held in the subsidiaries for the financial year ended 31 December 2012.

In doing so, Banca Carige had allegedly violated IAS 8, which requires companies to correct prior errors in the first financial statements approved following the discovery of such errors. According to CONSOB these violations resulted in the violation of the general principle set forth in IAS 1, pursuant to which the financial statements must fairly present the financial position, the results of operations and the cash flow of the relevant entity. CONSOB claimed that the ascertained violations would have also resulted in a violation of the “matching” principle (principio di competenza economica).

With regard to the most significant events occurring in the course of 2016, at the hearing of 19 July 2016, is still pending before the Court of Genoa current status of the proceedings. In particular, at the hearing on 19 July 2016, in light of the antithetical interpretations, he was entrusted to a technical consultant (identified in the person of Prof. Mario Massari, who lent oath ritual, the resolution of a question concerning the accounting correctness of the approach adopted by the Bank with regard to its financial statements for 2013. the Court has, therefore, given the time limits for the conduct of operations setting to 16 February 2017, the date for filing the expert’s report and referred the case at the hearing on 22 February 2017 for the examination of its findings. In acceptance of the request extension of the deadline given by the CTU, the judge deferred the deadline for filing the expert’s report to 15 March 2017. In view of the deferral the terms of which it is said, even the hearing initially set for 22 February 2017 (that office was then postponed to 23 February) was postponed to 6 April 2017 with subsequent referral to 24 July 2017. Given the reasons adduced, the Bank believes, also based on opinions of authoritative professionals, not likely the risk of losing these proceedings.

In the event of a definitive judicial decision upholding CONSOB’s arguments, the Group may be required to reinstate the 2013 Consolidated Financial Statements.

The Issuer is involved in certain criminal proceedings

As at the date hereof, the office of the public prosecutor of Genoa is conducting a criminal investigation on the former chairman of the Board of Directors, Mr. Berneschi (criminal investigation No. 10688/2013). Mr. Berneschi is accused of violating Articles 2622(3), 2622(4) of the Italian Civil Code (false corporate communications damaging the company, its shareholders or creditors) and Article 2637 of the Italian Civil Code (market manipulation) and appear to be related to the findings of the inspections carried out by CONSOB and by the Bank of Italy (for additional information in connection with such inspections).

The criminal offences of false corporate communications damaging the company, its shareholders or creditors and market manipulation allegedly committed by the Group top managers are relevant criminal offenses under legislative decree No. 231 of 8 June 2001 (“Legislative Decree 231/01”) and, therefore, pursuant to Article 25-ter of Legislative Decree 231/01, a criminal investigation against Banca Carige has started under Legislative Decree 231/01. The relevant criminal investigations include, among other things, the Group fairness in the granting of loans and the overall management of the relationships with lenders, as well as the compliance of the Group internal organisational models concerning the granting and management of loans and the compliance of the Group’s financial statements with the applicable regulations. The Group believes that the relevant monetary sanctions that the Group may be required to pay amount up to Euro 2 million, while for such criminal offenses interdiction measures are not provided.

As a result of the transmission of the acts of the proceeding n. 10688/2013 of the General Register of Crimes at the Rome Prosecutor’s Office for reasons of territorial jurisdiction, it is established at the Prosecutor’s Office the same procedure no. 61126/2015 General Register of Crimes, in which they were formulated objections concerning an obstacle to the functions of crimes supervision (art. 2638 cc) and bank stock manipulation (Art. 2637 Civil Code). These disputes are addressed the entire Board of Directors in office at the time for both cases, while the crime of obstruction to the supervisory functions is also ascribed to the General Director and other Managers of the Bank. Banca Carige investigated pursuant to Legislative Decree 231/01 for the direct responsibility entity for crimes committed in its interest or to its advantage in relation to the administrative offenses in art. 25-ter letter. s) Legislative Decree 231/01 and art. 25-ter letter. r) Legislative Decree 231/01.

The further criminal proceeding (No. 17008/2014 General Register of Crimes) on the Court of Genoa among Mr. Berneschi and other persons, with additional alleged crimes (criminal association, criminal fraud, money laundering and other) concerning the former management of the Insurance Companies, in which the Bank brought a civil action, was concluded after the hearing stage, on 22 February 2016, with a judgment of the Court of Genoa at first instance against, among others, Giovanni Berneschi sentencing him to eight years and two months in prison, in addition to confiscation of goods for Euro 26.8 milion and to pay damages to the Bank, to be quantified in civil courts.

Following an exception of territorial incompetence filed in the aforementioned procedure by the defense of one of the defendants, the latter’s position was excluded and transferred to a new criminal proceeding filed with the Milan Tribunal, currently in which the Bank has also been constituted a civil party (Proc. N ° 27020/2015 r.g. n.r. Procura di Milano - No. 7015/16 Tribunale di Milano).

It should be noted, finally, a last criminal proceedings (n. 7577/2015 r.g. n.r. Procura di Genova), for the criminal offences of obstruction of public regulators, money-laundering and concurrence in income tax evasion, under which, among others, were also investigated the ex President Giovanni Berneschi, three seconded employees with management duties at the Centro Fiduciario, as well as the same Centro Fiduciario C.F. S.p.A. pursuant to articles 25-ter and 25-octies of Legislative Decree 231/01.

At the hearings of 7 December 2016 and 9 December 2016, the Preliminary Judge delivered a judgment not to proceed with, respectively, Giovanni Berneschi and the three aforementioned employees of the Centro Fiduciario and of the Centro Fiduciario itself for certain heads of charge, holding for Giovanni Berneschi and others investigating the referral for crimes of recycling, omission of income tax, dummy headline and real favor.

At the end of the preliminary hearing, Centro Fiduciario defined its position for the remainder of the charge pursuant to Legislative Decree 231/01 by means of a plea bargain, applying the administrative fine to the extent of Euro 400,000.00.

The Group is exposed to failures in its corporate criminal liability organisational model

The Group adopted an organisation, management and control model (the “Model”) as provided by Legislative Decree 231/01 to implement a number of procedures to prevent the commission of crimes by its employees and management. The supervision of the procedures provided by the Model and the update, review and implementation of the Model lie with a specific supervisory committee appointed pursuant to Legislative Decree 231/01. In accordance with its directions also Creditis and Centro Fiduciario adopted separate organisation, management and control models and appointed independent supervisory committees.

There is no certainty that the Model the Group adopted and the other models adopted by the other companies of the Group will be deemed adequate by the courts to exclude the administrative liability of such companies. In case of commission of the crimes contemplated by the Legislative Decree 231/01 by employees and /or management bodies of the Group and where the courts will not deem the models adequate, the Group could face fines and other administrative injunctions. Please also see “Risk Factors - The Issuer is involved in certain criminal proceedings” of this Prospectus on page 25.

The Group is subject to risks relating to legal proceeding and actions of supervisory authorities which could have a material adverse effect on the Group’s business, financial condition and results of operations

The Group is subject to litigation in the ordinary course of its business, including civil and administrative legal proceedings. In the case of negative outcome of such proceedings, the Group could incur losses.

As of 31 December 2016, damages sought in connection with pending legal proceedings against the Group amounted to Euro 71.1 million (including damages sought in connection with the proceedings on capitalization of interest and excluding the damages sought in connection with the proceedings related to the businesses which are in the process of being sold, the labour related litigation and those proceedings in relation to which we are not able to determine the relevant sought damages).

To cover liabilities that may arise from pending lawsuits, the Group allocated a provision for risks and charges in the Group financial statements which, as of 31 December 2016, amounted to Euro 16.8 million (Euro 22.5 million as of 31 December 2015) including also amounts allocated to cover the proceedings on capitalisation of interest. However, there can be no assurance that legal proceedings not included in this provision could in the future give rise to additional liabilities, nor that the amounts already set aside in this provision will be sufficient to fully cover the possible losses deriving from these proceedings if the outcome is worse than expected. This could have a material adverse effect on the business, financial condition or results of operations.

Finally, it should be noted that during the year 2016 came to Banca Carige a claim for damages of Euro 100 million by the bankruptcy receivership of a debtor, for which the Bank, supported by the opinion of outside counsel, believes no immediate aspects prejudicial and therefore does not risk being evaluated at the moment which probably has not made any provision.

Risk related to the litigation on capitalisation of interest

In its decisions 2374/1999 and 3096/1999, the Italian Supreme Court departed from its previous case law and held that the Italian banks’ practice of capitalising on a quarterly basis the interest accrued on the deposits held by their customers (anatocismo) was in breach of Italian law. As a result, the contractual provision relating to this capitalisation of interest was deemed to be of a contractual nature instead of a legal rule and may not deviate from the mandatory provisions of Article 1283 of the Italian Civil Code, which prohibits such capitalisation. Under Italian legislative decree No. 342 of 4 August 1999 (“Law No. 342/99”), banks were then allowed to capitalise interest accrued on the deposits held by their customers during periods of less than one year provided that both any interest due and any interest receivable is capitalised with the same frequency. Accordingly, the case law relating to the capitalisation of interest in Italy affects those contracts customers entered into with Italian banks prior to the entry into force of Law No. 342/99. The plenary meeting of the Italian Supreme Court with its decision 24418 of 2 December 2010 also recognised that the statute of limitations applicable to the interest paid and not due commences from the closing of the current account. Article 2(61) of Italian law decree No. 225 of 29 December 2010, which was converted into Italian law No. 10/2011 and relates to the capitalisation of interest owed by banks, provided an authentic interpretation of Article 2935 of the Italian Civil Code setting the commencement of the 10-year statute of limitations to bring an action to recover any interest that was overpaid due to the illegal practice of interest capitalisation on the date on which such capitalisation was recorded on the relevant bank account instead of the later date on which such account was closed. However, such Article was declared unconstitutional by the Italian Constitutional Court in its decision No. 78 of 5 April 2012 that also upheld the principle stated in the decision of the Italian Supreme Court No. 24418 of 2 December 2010. Furthermore, the Court of Milan, in two separate injunctions dated 25 March 2015 and 3 April 2015, held that Article 120 of the legislative decree of 1 September 1993 No. 385 (the “Banking Law”) provided for an absolute prohibition on capitalisation of interest, applicable as from 1 January 2014, and, as a result, prohibited certain banking institutions from enforcing any form of compounding of passive interest on present and/or future bank accounts.

As of 31 March 2017, the potential liabilities that could derive from the pending proceedings are covered by the provision allocated for risks and charges for an amount equal to Euro 3.5 million (as compared to Euro 4.0 million as of 31 December 2016). See “Banca Carige Group Structure – Regulatory proceedings and litigation”.

In light of the decision relating to the commencement of the statute of limitations to bring an action to recover any interest that was overpaid due to the illegal practice of interest capitalisation, even if these proceedings may only relate to those contracts entered into prior to the entry into force of Law No. 342/99, the total number of legal proceedings relating to this matter may increase and such increase may have a material adverse effect on the Group’s results of operations and financial condition. Furthermore, the stance taken by the Court of Milan on the application of Article 120 of the Banking Law may generate new claims. If this were to occur, a potential unfavorable verdict and/or a potential increase in compensation claims may have a material adverse effect upon the Group’s business, financial condition, results of operations and cash flows.

The Group is party to pending tax proceedings

The Group conducted certain extraordinary transactions that could be subject to a particularly strict audit by the tax authorities.

The Group also conducted certain extraordinary transactions that could be subject to a particularly strict audit by the tax authorities, in particular, the most important transaction consisted in the contribution in 2012 of a going concern comprising the activities and the branches of the outside Liguria network in Banca Carige Italia. The Group submitted such transaction to the tax authority for its prior approval and the tax authorities did not raise any objections. However, the goodwill recorded in Banca Carige Italia has been subject to an impairment test in compliance with the provisions of the IAS 36 that resulted in its full write-off.

On 10 January 2014, CONSOB, with its resolution No. 18758, raised certain issues and violations with respect to the Group’s financial statements as at and for the year ended 31 December 2012 and for half-year financial statements as at 30 June 2013 and in particular with respect to the impairment test conducted on the goodwill allocated to certain banking CGUs, namely, Banca Carige Italia and Banca del Monte di Lucca. CONSOB under such resolution requested Banca Carige to disclose to the market such issues and violations but it did not request any change with respect to the values recorded in the Group’s 2012 financial statements. The potential change disclosed in the Group’s press release amounted to Euro 77 million with a corresponding reduction of the Group’s tax credit and debt relating to substitutive tax that resulted in profits and costs relating to taxes equal to 33.07% and 16% of the goodwill, respectively.

On 9 January 2015, CONSOB filed a claim against Banca Carige with the Court of Genoa, pursuant to Article 157(2) of the Financial Services Act, to have the Court of Genoa declaring Banca Carige shareholders’ meeting’s resolution of 30 April 2014, approving Banca Carige’s unconsolidated financial statements as of and for the year ended 31 December 2013 null and void. In particular, CONSOB alleged that the aforesaid financial statements were in violation of the applicable accounting principles and in particular of IAS 1, 8 and 36. In this respect, CONSOB also requested the Court to ascertain and declare such violation.

In particular, CONSOB challenged Banca Carige’s implementation of CONSOB’s requests made on 10 January 2014 (“Ruling 18758”) concerning the impairment of goodwill and the interests held in the banking and insurance companies controlled by Banca Carige and recorded in the financial statements as of and for the year ended 31 December 2012. According to CONSOB, in the preparation of the financial statements for the financial year ended 31 December 2013, Banca Carige violated a number of prescriptions of IAS 36 in adjusting the impairment of goodwill and the interests held in the subsidiaries for the financial year ended 31 December 2012.

Since the above-mentioned financial statements remain valid until a definitive judgment declaring that they are null and void is issued, CONSOB’s claim does not have any impact on Banca Carige’s tax position. However, the tax authorities, based on CONSOB’s claim, may charge Banca Carige with any violation of the relevant applicable tax laws and this could result in material adverse effects in Banca Carige’s business, financial condition and results of operations.

In this regard, Banca Carige notes that the conversion of the deferred tax assets occurring in 2014 as a result of the loss recorded in the fiscal year 2013 – mainly attributable to the adjustments made to the goodwill and participations – resulted in an aggregate amount of Euro 786,932 tax credit.

On 28 January 2015, the tax authorities started an inspection on Banca Carige, regarding income taxes for the fiscal year 2012 pursuant to Article 2 of legislative decree No. 68/2001, Articles 32 and 33 of Presidential Decree No. 600 of 29 September 1973, as well as Article 35 of law No. 4/1929.

On 23 July 2015 the investigation by the Italian tax police was concluded with the delivery of the relevant report (“processo verbale di contestazione - PVC”) and notified to Banca Carige the minutes of Assessment Process, from which raises issues for about a total of Euro 1,000,000 taxable income (relevant both IRES is IRAP).

In order to minimize the overall cost of the Bank, dated 4 August 2015 the Carige Bank Board of Directors approved the payment of the amount due on the basis of the report on findings.

On 29 December 2016, in response to a preliminary activity conducted by the Revenue Agency of Liguria against Banca Carige Italia S.p.A., it was notified to Banca Carige, as the acquired company, an assessment notice that set forth two issues. The first refers to the recalculation of the tax credit resulting from the processing of deferred tax assets for the tax year 2013 (nearly 205 million); the second concerns un additional IRES of nearly Euro 2.1 million because of the failure of the partial advantage related to the Aid to economic growth (Aiuto alla Crescita Economica - ACE).

Both the censure stem from the dispute over the results of the impairment test of the goodwill conducted by Banca Carige Italia at the end of the fiscal year 2012.

In particular, according to the Tax Office, Banca Carige Italia would have to perform, in the 2012 budget, a goodwill writedown of the order of Euro 771.6 million and it could not free him pursuant to art. 15, paragraph 10, D.L. 185/2008. The lesser liberation would produce a smaller amount of deferred tax assets resulting in a smaller amount transformed into tax credit as a result of the loss of the budget 2013. The notice of assessment ignores partially the tax credit resulting from the processing of deferred tax the amount of about Euro 205 million. Against the mentioned relief it is stated that, following the outcome of the definition of the dispute, the Bank would be entitled to a refund of part share (about Euro 99.9 million) higher substitute tax paid to release the goodwill contested. The second survey comes from the first and concerns the disavowal of profit ACE benefit achieved in 2012 led to reserves that the Inland Revenue, for the above reasons, does not recognize as calculated without taking into account the impairment of goodwill. Only for this second relief penalties were imposed in an amount equal to 90% of the greater IRES ascertained.

Banca Carige, supported by the expert opinion of respected independent experts who have expressed on several occasions a preliminary judgment of fairness and compliance with international accounting standards IAS / IFRS of its conduct in terms of impairment, believes (in what encouraged by the opinion received by their tax advisers) that formalized surveys mentioned in the notice of assessment present more of a reprehensible element and then, on 23 February 2017, appeal judicial to the Provincial Tax Commission in order to achieve the cancellation of public tax claim. Consequently, it was considered that in accordance with IAS 37 there is no basis for that specific provisions having regard to this matter.

The hearing on the appeal was scheduled for 14 June 2017 but at the hearing a deferral of the discussion was requested which was re-established on 18 October 2017.

It should be noted, finally, that the date of the Prospectus, the passive tax dispute of the companies belonging to the Group amounted to approximately Euro 0.6 million in tax. This amount, which does not include an estimate of potential disputes arising from verification activities described above, refers to legal disputes of previous years, most of which have occurred judgments favorable to the taxpayer. The risk of an unfavorable outcome was classified by consultants hired by the defense, the degree possible, but not likely. Consequently, the provisions for contingencies are not recognized in the 2016 Consolidated Financial Statements and the 2017 Interim Consolidated Financial Information.

Despite the assessments made by Banca Carige and by its advisors, it still cannot be excluded that an unfavorable outcome of existing processes or the emergence of new processes could lead to an increase in tax risks with the consequent need for additional allocations or disbursements such to have a negative impact on the assets and the financial position, economic and / or financial situation of the Issuer and the Group.

An unfavorable outcome of any tax proceeding could have a material adverse effect on the Group’s business, results of operations and financial condition.

The Issuer’s exposure to Italian sovereign debt has adversely affected, and may continue to adversely affect, the Group’s results of operations, business and financial condition

As of 31 December 2016, the Group’s total exposure to sovereign debt amounted to Euro 2,359 million, with a nominal value of Euro 2,163 million and a fair value of Euro 2,359 million. The exposure of the bank activities was represented by sovereign bonds, mainly issued or guaranteed by the Republic of Italy1.

[1]	It includes Buoni Postali

As of 31 December 2015, the Group’s total exposure to sovereign debt amounted to Euro 3,809 million, with a nominal value of Euro 3,472 million and a fair value of Euro 3,809 million.

As of 31 December 2016, the exposure of the bank activities of the Group to sovereign debt of the Republic of Italy accounted for 9.03% of the Group’s asset portfolio (19.4% as of 31 December 2015).

The Group is therefore exposed to the trend in Italian government securities. Tensions and volatility in the market of Italian government securities could have adverse effects on the Group’s business, financial condition and/or results of operations.

Unfavorable developments in Banca Carige’s credit ratings could increase its funding costs and affect its ability to access capital markets

Banca Carige is rated by the international rating agencies Fitch Ratings Limited (“Fitch”) and Moody’s Investor Service Limited (“Moody’s”).

In determining the ratings assignments, the agencies examine several performance indicators of the Group’s performance, including profitability, liquidity, capitalisation and risk profile.

In the event that the Group does not achieve or maintains certain performance measures, or maintains its capital ratios above certain levels, ratings may be downgraded. A downgrading of Banca Carige’s ratings could increase its funding costs, limit its funding resources, negatively impact its access to liquidity and force to increase the value of the collateral that the Group is required to provide. Access to the market to obtain capital without having to give collateral depends on Banca Carige’s credit rating.

Any reduction in Banca Carige’s rating levels could make it less favorable for the Group to access the liquidity instruments and make the Group less competitive on the market. This could lead to an increase in the Group’s funding costs or require additional collateral in order to obtain liquidity, with negative effects on its business, financial condition or results of operations. Any suspension, lowering or withdrawal of one or more of these ratings could have a negative impact on the Group’s business, results of operations or financial condition. Furthermore, any reduction in the rating assigned to Banca Carige’s may have an unfavorable effect upon Banca Carige ability to meet the objectives of the Strategic Plan, making it more difficult to access funding markets and having negative reputational effects.

Banca Carige’s rating may also be affected by the rating of the Republic of Italy which, as of the date of this Prospectus, is higher than Banca Carige’s rating. For further information see “Description of Banca Carige and Banca Carige Group – Ratings” of this Prospectus on page 118. A downgrade of the rating of debt securities issued by the Italian government could cause a downgrade of Banca Carige’s rating, with negative effects on its business, results of operations or financial condition.

This Prospectus contains restated financial information

This Prospectus contains financial information derived from (i) the 2016 Audited Consolidated Financial Information, (ii) the 2015 Unaudited Restated Consolidated Financial Information, (iii) the 2017 Unaudited Interim Consolidated Financial Information, and (iv) the 2016 Unaudited Restated Interim Consolidated Financial Information.

The 2016 Audited Consolidated Financial Information was prepared in accordance with IFRS, as adopted by the European Union, and the instructions of the Bank of Italy set forth in circular No. 262 of 22 December 2005, as amended.

The 2015 Audited Consolidated Financial Information was prepared in accordance with IFRS, as adopted by the European Union, and the instructions of the Bank of Italy set forth in circular No. 262 of 22 December 2005, as amended. Banca Carige has restated certain comparative data related to 2015 with respect to the data previously presented in the 2015 Audited Consolidated Financial Information in accordance with IAS 8.

The Issuer has made some adjustments to the balances and the disclosures for the year ended 31 December 2015 under the provisions of IAS 8. Specifically, the Bank has recalculated:

a)

the balance sheet as of 1 January 2015 and 31 December 2015 and the income statements for the year 2015, in order to properly detect the amortized cost of certain securities circulation with specific hedging of interest rate risk (fair value hedge);

b)

the balance sheet as of 31 December 2015 and the income statements for the year 2015, for correcting errors in the determination of the portion of value adjustments related present value of the expected recovery of some reports.

See “Description of Banca Carige and Banca Carige Group – Restatement of the Group’s financial information as of and for the year ended 31 December 2015”.

Further to the IAS 8 Restatement, our historical consolidated financial statements as of and for the year ended December 31, 2015 have been restated in certain material respects. We have determined that our historical financial information is therefore no longer comparable with the financial information as of and for the year ended December 31, 2016 presented in this Prospectus. Therefore, in addition, the discussion of our Group’s results as of and for the year ended December 2015, as compared to 2014, has not been included herein.

The 2017 Unaudited Interim Consolidated Financial Information was prepared in accordance with the International Financial Reporting Standard applicable to interim financial reporting (IAS 34) as adopted by the European Union. Banca Carige has restated certain comparative data as related to the three months ended 31 March 2016 with respect to the data previously presented in the 2016 Unaudited Interim Consolidated Financial Information in accordance with IAS 8. See “Description of Banca Carige and Banca Carige Group – Restatement of the Group’s financial information as of and for the three months period ended 31 March 2016”.

Further, certain financial information as of and for the years ended 31 December 2016 and 2015 and as of and for the three months period ended 31 March 2017 and 2016 contained in this Prospectus is unaudited and different from the Financial Statements in as much as it has in all cases been subject to reclassification by aggregating and/or changing certain line items from the Financial Statements and, in some instances, by creating new line items or moving amounts to different line items as set forth therein. This financial information is used by the Group’s management to analyze the Group’s business performance and financial results.

This Prospectus contains alternative performance measures

In order to facilitate the understanding of economic and financial performance of the Banca Carige Group, the Issuer’s directors have identified some Alternative Performance Measures (“APM”).

These measures facilitate the directors in identifying operational trends and take about investment decisions, resource allocation and other operational decisions.

With reference to the interpretation of these APM draws attention to the matters illustrated below:

(i)	these indicators are constructed exclusively from the Group’s historical data and is not indicative of the future performance of the Group;

(ii)	the APM are not required by accounting standards (“IFRS”) and, although derived from the Issuer’s consolidated financial statements are not audited;

(iii)	these financial measures should not be seen as a substitute for measures defined according to the IFRS;

(iv)

reading of these APM should be carried out together with the Group’s financial information from the Issuer’s interim consolidated financial statements for the three months ended 31 March 2017 and 2016;

(v)	it is to be noted that, since not all companies calculate APM in the same manner, these are not always comparable to measurements used by other companies;

(vi)	APM used by the Group are processed with continuity and consistency of definition and representation for all periods for which financial information included in this Prospectus.

The Issuer’s business is subject to risks concerning liquidity and/or long-term financing

The Issuer’s business is subject to risks concerning liquidity which are inherent in its banking operations, and could affect the Issuer’s ability to meet its financial obligations as they fall due or to fulfil commitments to lend. In order to ensure that the Issuer continues to meet its funding obligations and to maintain or grow its business generally, it relies on customer savings and transmission balances, as well as on-going access to the wholesale lending markets. The ability of the Issuer to access wholesale and retail funding sources on favourable economic terms is dependent on a variety of factors, including a number of factors outside of its control, such as liquidity constraints, general market conditions and confidence in the Italian banking system.

Typically, this risk consists of a funding liquidity risk, which is the risk of a financial institution being unable to meet its own payment and other obligations efficiently due to its inability to obtain funding without compromising its asset base or financial condition, and a market liquidity risk, which is the risk of a financial institution being unable to liquidate an asset without suffering a capital loss due to the relevant market for such asset not being sufficiently deep or due to the time that is necessary to liquidate such asset. Furthermore, a deterioration in credit quality may cause adverse effects on its liquidity position due to the increase in funds necessary to cover non-performing loans.

Liquidity for the Group’s operations and access to long-term financings are both necessary to achieve the Group’s strategic objectives, in particular, to enable the Group to meet its payment obligations in cash, whether scheduled or unscheduled, and avoid compromising its current operations and financial condition. The Group may be unable to obtain the required level of liquidity or long term-financing due to its inability to access the debt markets, dispose of its own assets or liquidate or refinance its own investments. Such inability could in turn result from a deterioration of market conditions, lack of confidence in the financial markets, uncertainty and speculative behaviour relating to the solvency of market players, credit rating downgrades or operational difficulties experienced by third parties. If the Group is unable to obtain the required level of liquidity at favourable terms and conditions or long-term financing at favourable terms and conditions, this could have a material adverse effect on the Group’s results of operations, business and financial condition.

Furthermore, an additional deterioration of the quality of the Group’s credit may adversely affect its liquidity position, due to the necessity to increase the funds required to cover non-performing loans, which would in turn adversely affect its ability to finance through its own funds.

At 31 March 2017, 31 December 2016 and 31 December 2015, Banca Carige’s Loan to Deposit Ratio, on a consolidated basis, was 134%, 133% and 126%, respectively while the Liquidity Coverage Ratio (“LCR”) and Net Stable Funding Ratio (“NSFR”) estimates, each on a consolidated basis, were greater than 100% and in particular, as of 31 March 2017 Banca Carige had an LCR equal to 119 (124% as at 31 December 2016 and 140% as at 31 December 2015) and an NSFR equal to 103% (103% as at 31 December 2016 and 110% as at 31 December 2015). The Group also borrows from the ECB.

In particular, the Group participated to the Long Term Refinancing Operations (“LTRO”), the T-LTRO and the T-LTRO II made available by the ECB to provide an injection of liquidity in the European market.

In June 2014, the ECB launched a series of Long-Term Refinancing Operations (“T-LTRO”) and in September 2014 it launched a programme to acquire asset backed securities (“ABSs”) and covered bonds with the aim of inducing banks to increase lending. Collateral required to access T-LTRO may be provided in the form of securities, receivables and other eligible assets as per the Eurosystem framework. As far as liquidity is concerned, the Group has accessed the ECB T-LTRO funding programme. After a total amount of Euro 1,130 million was obtained at the end of 2014, a further Euro 160 million tranche was granted in June 2015, a further Euro 1.01 billion tranches were granted in September and December 2015.

Due to the persistent absence of inflation in the European economy, in April 2016, the ECB’s Executive Board approved a second special funding program aimed at European banks, called “Second series of targeted longer-term refinancing operations” (so-called “T-LTRO II”), with the aim of supporting the real economy, with attention to non-financial companies. In June 2016, the Bank join to the T-LTRO II funding program for an amount of Euro 2.5 billion while no increase in exposure was carried out with the T-LTRO operation in December 2016.

Therefore, during the month of June 2016 we have made early repayment of the outstanding loan on the T-LTRO program to Euro 2.3 billion, and joined the new program T-LTRO II described above.

The governing council of the ECB deemed that the effects of the measures adopted during the period between June and September 2014 were insufficient, since the amount of liquidity injected into the market was lower than that originally expected and inflation estimates provided for a return to a 2% rate only in the long term. As a result, in January 2015, the ECB launched a new quantitative easing programme enabling the ECB to purchase sovereign bonds issued in the secondary market by Eurozone central governments and agencies and European institutions.

Please note that the Group does not meet the requirements necessary to access such new quantitative easing programme as a direct counterparty as it does not qualify as a broker primary dealer.

Any adverse change to the ECB’S lending policy or funding requirements, including changes to the criteria to identify the asset classes that can be accepted by the ECB as collateral or to calculate the value of such assets could significantly affect the Group’s results of operations, business and financial condition.

Tensions on the banking liquidity segment and external shocks may adversely affect future liquidity, also in consideration of scheduled outstanding repayments in 2016 and 2017 for an aggregate amount of Euro1.8 billion, which may force the Group to carry out actions to contain such risk, resulting in adverse effects on the Group’s financial condition and results of operations, forcing the Carige Group to implement measures, part of which are described in the funding plan sent to the ECB for the month of May 2016 to manage that risk, with potential negative impacts of economic and financial nature for the Group.

Monitoring of short-term operational liquidity is carried out through an operational maturity ladder model, which allows an analysis of the terms of positive and negative cash flows, of any gap and the relevant counterbalancing capacity. The Group also performs periodical stress tests to verify the impacts of certain extraordinary scenarios on short-term liquidity.

Monitoring of long-term liquidity is carried out through a structural maturity ladder model, based on maturity mismatches and includes all equity cash flows. With regard to the Group’s maturity mismatch, as of 31 December 2016, medium/long-term loans amounted to approximately Euro 15.7 billion.

The Group has also adopted a contingency funding plan to protect the Group in the event of critical scenarios, to ensure continuity in the case of unexpected reductions of available liquidity.

Notwithstanding the Group’s arrangement of systems for monitoring and managing its liquidation risk, due to the current economic, financial and political scenario, Banca Carige believes that the liquidity risk may continue to be high in the foreseeable future. Any tension on the bank liquidity segment as well as risks deriving from external factors may negatively affect future liquidity, with adverse effects on the Group’s business, results of operations and financial condition.

The Group is exposed to market risk

The Group is exposed to the risk that the value of a financial asset may decrease or a financial liability may increase due to trends in such market-related factors as stock prices, interest rates, exchange rates, prices of securities and commodities and their volatility. Market risk arises both in relation to the Group’s trading book, which includes the securities held by it for trading as well as the derivative instruments linked to such securities and the Group’s banking book, which includes financial assets and liabilities other than those that constitute the Group’s trading book. Fluctuations in interest rates in Europe and, consequently, Italy, which is the market where the Group almost exclusively operates, affect the Group’s results of operations.

The results of the Group’s banking and financing operations depend on the management of the Group’s exposure to interest rates, which consists of the relationship between interest rate fluctuations in the relevant markets and fluctuations in the Group’s net interest income. A misalignment between the interest income received by the Group and the interest expense payable by the Group (absent adequate policies to adjust the maturity profile of the Group’s assets and liabilities and adequate measures to protect the Group against such misalignment), could have a material adverse effect on the Group’s results of operations, business and financial condition.

Such events and the continuation of the current level of interest rates in addition to the high volatility of the interest rates in combination with the uncertainty of the funding markets could adversely affect the Group’s interest margin and the assets and liabilities held by the Group, as well as the Group’s business, results of operations, business or financial condition.

The Risk Management division monitors on a daily basis the market risk on the supervisory trading portfolio.

The market risk related to the Group is measured on the basis of the Value-at-Risk (“VaR”). The VaR represents the maximum potential loss that may result from unfavorable changes in market indicators within a certain timeframe and with a defined level of probability.

The Risk Management division uses the VaR with the aim of measuring the risks associated with both the securities held for trading (“HFT”) and the securities available for sale (“AFS”), and monitors their trends, constantly verifying the compliance with the established operational limits.

It is possible that fluctuations in financial markets, the potential low liquidity and the change in the preferences of investors could have a material adverse effect on the Group’s results of operations, business and financial condition.

The Group is exposed to interest rate risk

The Group carries out ongoing checks of the impact of the variations of interest rates on the interest margin, intermediation margin, profit and net assets. With respect to the value as of 31 December 2016, an increase of 100 basis points in market interest rates would have resulted in (i) an increase of the annual interest margin of the Group by approximately Euro 43.6 million; (ii) an increase of the annual profit of the Group by approximately Euro 29.2 million and (iii) a decrease of the annual net assets of the Group by approximately Euro 11.5 million. A decrease of 100 basis points result, on average, in (i) a decrease of the annual interest margin of the Group by approximately Euro 4.2 million, (ii) a decrease of the annual profit of the Group by approximately Euro 2.8 million, and (iii) an increase of the annual net assets of the Group by approximately Euro 15.6 million.

There is no credit spread measure available which could help an investor assessing the investment risk

As of the date of this Prospectus, there are no sufficient elements available to determine the credit spread for the Group, i.e. the difference between the yield of a plain vanilla bond issued by the Group (at fixed rate, traded in regulated markets, multilateral trading systems or systematic internalizers, with a residual duration of two to five years) and an interest rate swap on the same maturity.

Therefore, investors will not have such parameter which could help in the assessment of the Group, provided that the higher the credit spread, the higher is the risk perceived by the market.

The Issuer exposure to counterparty credit risk in derivatives transactions

Banca Carige activities on derivatives are essentially aimed at hedging interest rate risk for certain specific assets (securities, mortgage loans, etc.) and liabilities (notes) of the Group.

Banca Carige activities on derivatives as hedging counterparty to its customers (retail and corporate) are limited and represented by hedging agreements entered into by the customers to hedge their risks. With respect to such agreements, as of 31 March 2017, the payments due to the Group amounted to Euro 5.5 million and the payments due by the Group amounted to Euro 1.3 million (respectively Euro 6.4 million and Euro 2.1 million at 31 December 2016).

Most of the hedging agreements where Banca Carige acts as counterparty to its customers are so called “plain vanilla” and Banca Carige covers its position by entering into opposite hedging agreements with institutional investors.

These transactions expose the Group to the risk that a counterparty defaults on its obligation or become insolvent prior to maturity, at which point the Group has an outstanding claim against that counterparty. Such risk increased due to recent volatility in the financial markets and may be further exacerbated if the collateral held by the Group cannot be realised or is liquidated at a value that is insufficient to cover the full amount of the counterparty exposure. Should a counterparty breach one or more of its obligations under a derivative contract with the Group and/or should any collateral be sold or liquidated at a value insufficient to cover the full amount of the counterparty exposure, the Group’s results of operations, business and financial condition could be materially adversely affected.

The Issuer’s exposure to the Italian real estate market

The Group is exposed to the fluctuations of the Italian real estate market due to its lending exposure to real estate companies engaged in the construction, lease or sale of real estate assets. The cash flow of such companies is linked to the trends of the real estate market and, in particular, to the sale prices and levels of the rents. In recent years, the price and number of completed real estate transactions in the Italian real estate market has declined. As a result, companies that operate in this market have experienced a decrease in volumes and profitability of transactions, an increase in financial charges and more difficult refinancing conditions.

Further, also in light of the current macroeconomic conditions, the higher unemployment rate in Italy (particularly with regard to the regions in which the Group operates) and the increase in insolvency rates among the Group’s customers (whether corporate or retail customers) may result in such customers being increasingly unable to meet their payment obligations under their loans.

In addition, the decline in prices in the Italian real estate market could have an adverse effect on the Group due to the decrease in the market value of collateral consisting of real estate assets and/or the impossibility to obtain additional collateral to compensate such decrease in the value of existing collateral.

As of 31 March 2017, aggregate exposure towards entities operating in the real estate sector amounted to Euro 5.3 billion, with no change compared to 31 December 2016.

As of 31 March 2017, the performing aggregate exposure towards entities operating in the real estate sector amounted to Euro 2.32 billion, representing a decrease of approximately Euro 250 million from 31 December 2016.

As of 31 March 2017, aggregate exposure represented 13,09% of gross performing loans (net of repo borrowings), representing a decrease of 3.9% from 31 December 2016.

In the event that, as described above, Italian real estate market conditions do not improve or further deteriorate, Issuer’s real estate company customers may suffer and find it increasingly difficult to meet their interest and principal payment obligations and the loans supported by security consisting of real estate assets may become under-collateralised and the rate of recovery in case of default by the borrower may be reduced, each of these condition could have a material adverse effect on the Group’s business, results of operations, financial condition and financial position.

An additional reduction in the value of real estate assets and collateral may have an adverse impact on the Group’s plan to issue covered bonds. Finally, a further deterioration of the real estate market could make the planned sale of certain real estate assets more difficult and have negative effects on timing and results of such sale transactions.

Operational risks are inherent in the Issuer’s businesses including technical and IT errors or failures and other adverse events

The Issuer’s businesses are dependent on the ability to process a very large number of transactions efficiently and accurately. Operational risk consists in the risk of incurring losses due to frauds, the inadequacy or malfunctioning of the Group’s policies and procedures, human error, the lack of adequate human resources, deficient internal control systems or external factors, disruptions or malfunctioning of the services and systems (including the IT systems). The Group’s operational risk also includes the Group’s legal risk but does not include the Group’s risks relating to the Group’s strategy or reputation. Although the Issuer has implemented risk controls and loss mitigation actions, and substantial resources are devoted to developing efficient procedures and to staff training, it is only possible to be reasonably, but not absolutely, certain that such procedures will be effective in controlling each of the operational risks faced by the Issuer. As a statistical matter, the principal sources of operational risk include the instability of the Group’s operational processes, the limited security of the Group’s information technology systems, the continued increase in the use of the automatic systems, the outsourcing of the activities, the high concentration of suppliers, changes to the Group’s strategy, frauds, errors, the recruitment, training and loyalty management of the Group’s personnel, as well as the social and environmental impact of the Group’s operations. The Group cannot identify a specific source of operational risk that tends to be more prominent than others.

However, the Bank of Italy and IVASS identified certain shortcomings with respect to the Group’s internal control systems and risk management. If the Group’s internal policies of risk management should prove to be inadequate, also in light of the findings of the regulatory authorities, the Group could face unexpected or underestimated risks that could result in significant losses and have a material adverse effect on the Group’s results of operations, business and financial condition.

Regardless of the adequacy of the Group’s risk management policies, given the current market conditions, the Issuer cannot exclude the possibility of negative events in the future deriving from unforeseeable circumstances that the Group and the Issuer’s management may not control at all or may only control to a limited extent. Furthermore, considering the importance of IT systems for the activities carried out by Banca Carige and the Group, the occurrence of one or more of these events and circumstances could adversely affect the Group’s business, financial condition or results of operations.

For further information on the risk management system, see “Description of Banca Carige and Banca Carige Group – Risk Management” of this Prospectus on pages 123-133.

Changes in the Group’s ownership structure and/or existing laws may affect its governance

As at the date hereof, the Group is not controlled by any shareholder as such term is defined in Article 93 of the Financial Services Act.

Shareholders	Percentage of share capital
MALACALZA INVESTIMENTI SRL	17.588
VOLPI GABRIELE	6.001
OTHERS	76.411

It cannot be excluded that changes in the Group’s ownership structure, also due to changes in relevant regulations and specifically with respect to banking foundations, may affect its policies and strategy and indirectly affect the Group’s results of operations, business and financial condition.

The Issuer’s risk management and its exposure to unidentified or unanticipated risks

The Group coordinate the entire risk management and control process of the Group and set forth specific limitations for each of its subsidiaries.

The Issuer has devoted significant resources to developing policies, procedures and assessment methods for its activities, in compliance with the new prudential supervisory instructions for banks including with respect to the Internal Capital Adequacy Assessment Process (ICAAP) and Risk Appetite Framework (RAF). These methods and strategies may be inadequate for the monitoring and management of certain risks, and, as a result, the Group could suffer greater losses than those contemplated by the methods or suffer losses not previously considered. The occurrence of unforeseeable events, or events which have not been considered by the risk management division, also due to the situation of high uncertainty and volatility of the market trends, could result in losses and therefore adversely affect the Group’s results of operations, business and financial condition.

Structured Credit Products

As of 31 March 2017, the Group had no exposures arising from structured credit Products of third parties.

Changes in existing tax law

The Group’s activities are subject to several taxes, including, IRES, IRAP, tax on financial activities, tax on financial transactions, stamp duty and substitutive taxes. The taxation level to which the Group is subject could increase in the future.

Changes in tax laws, particularly if retrospective, could have negative effect on the Group’s current business models and have a material adverse effect on the Group’s results of operations, business and financial condition.

In addition, tax laws are complex and subject to subjective interpretations, and the Group is periodically subject to tax audits aimed to assess compliance with direct and indirect taxes and on obligations to pay taxes on behalf of other parties (sostituto di imposta). The tax authorities could not agree with the Group’s interpretations of tax laws applicable to the Group’s ordinary activities and extraordinary transactions. In case of objections by the tax authorities on the Group’s interpretations, the Group could face long tax proceedings that could result in the payment of sanctions and have a material adverse effect on the Group’s results of operations, business and financial condition.

The Group operates in a highly competitive environment which could reduce its operating margin

The Group and the other companies of the Group is exposed to the risks resulting from competition in each of the markets in which they operate, in particular in the Italian market. The Group operates in the main sectors of banking, insurance and financial services.

In Italy, the banking sector is characterised by significant competitive pressure resulting from the deregulation of the banking sector across the European Union, which has introduced further competition in the traditional banking sector and has resulted in a gradual reduction of the difference between interest receivable and interest payable.

Competition is also affected by several factors such as the penetration of banking services with a strong component of technological innovation, entry of new competitors, certain changes to the Italian banking and tax regime as well as the trend in the Italian banking industry to focus on commission income.

Additionally, pursuant to law decree No. 3 of 24 January 2015, converted into law on 24 March 2015, the Italian cooperative banks with assets exceeding Euro 8 billion (the ten largest cooperative banks) are required to transform into joint stock companies. In respect to the Italian cooperative banks, the implementing measures of the law at hand, adopted on 9 June 2015 by the Bank of Italy, set out (i) the criteria and procedures for determining the value of assets, and (ii) the applicable limits to the redemption of equity instruments. To the extent law decree No. 3 of 24 January 2015 and its implementing measures would facilitate aggregation between Italian cooperative banks, as well as their ability to expand their networks, the already intense competitive pressure in the Italian market would increase further.

In the event that the Group is not able to respond to increasing competitive pressure by, among other things, providing innovative and profitable products and services to meet the needs of customers, the Group could lose market share in the sectors in which it operates. In addition, as a result of such competition, the Group may fail to maintain or increase business volumes and profit levels that have been achieved in the past, resulting in adverse effects on the Group’s results of operations, business and financial condition.

The Issuer’s businesses are subject to substantial regulation and regulatory oversight. Any significant regulatory developments could have an effect on how the Issuer conducts its businesses and on the results of operations

The Issuer conducts its businesses subject to on-going regulatory and associated risks, including the effects of changes in laws, regulations, and policies in Italy and at a European level. The timing and the form of future changes in regulation are unpredictable and beyond the control of the Issuer, and changes made could materially adversely affect the Issuer’s business.

The Issuer is required to hold a licence for its operations and is subject to regulation and supervision by authorities in Italy and in all other jurisdictions in which it operates. Extensive regulations are already in place and new regulations and guidelines are introduced relatively frequently. Regulators and supervisory authorities seem to be taking an increasingly strict approach to regulations and their enforcement that may not be to the Issuer’s benefit. A breach of any regulations by the Issuer could lead to intervention by supervisory authorities and the Issuer could come under investigation and surveillance, and be involved in judicial or administrative proceedings. The Issuer may also become subject to new regulations and guidelines that may require additional investments in systems and people and compliance with which may place additional burdens or restrictions on the Issuer.

The Issuer is also subject to extensive regulation and supervision by the Bank of Italy, CONSOB, the ECB and the European System of Central Banks. The banking laws to which the Issuer is subject govern the activities banks and foundations may engage with and are designed to maintain the safety and soundness of banks, and limit their exposure to risk. In addition, the Issuer must comply with financial services laws that govern its marketing and selling practices. The regulatory framework governing international financial markets is currently being amended in response to the credit crisis, and new legislation and regulations are being introduced in Italy and the European Union that will affect the Issuer including proposed regulatory initiatives that could significantly alter the Issuer’s capital requirements.

In particular, in December 2009, the Basel Committee on Banking Supervision (the “Basel Committee”) proposed strengthening the global capital framework, and in December 2010, January 2011 and July 2011, the Basel Committee issued its final guidance on the proposed changes to capital adequacy and liquidity requirements (“Basel III”), which envisaged a substantial strengthening of capital rules existing at the time, including by, among other things, raising the quality and quantity of the Core Tier 1 Capital base in a harmonised manner (including through changes to the items which give rise to adjustments to that capital base), introducing requirements for non-Core Tier 1 and Tier 2 capital instruments to have a mechanism that requires them to be written off or converted into ordinary shares at the point of a bank’s non-viability, strengthening the risk coverage of the capital framework, promoting the build-up of capital buffers and introducing a new leverage ratio and global minimum liquidity standards for the banking sector. The Basel III framework adopts a gradual approach, with full enforcement in 2019.

In January 2013 the Basel Commitee revised its original proposal with respect to the liquidity requirements in light of concerns raised by the banking industry, providing for a gradual phasing-in of the Liquidity Coverage Ratio, with a full implementation in 2019, as well as expanding the definition of high quality liquid assets to include lower quality corporate securities, equities and residential mortgage backed securities. Regarding the other liquidity requirement, the Net Stable Funding Ratio, the Basel Committee published the final rules in October 2014 providing that it will become a minimum standard starting from 1 January 2018.

The Basel III framework has been implemented in the EU through new banking requirements: Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms (the “CRD IV”) and Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 20132 on prudential requirements for credit institutions and investment firms (the “CRR” and together with the CRD IV, “CRD IV Package”).

[2]	Final Corrigendum published on 30 November 2013.

Full implementation began on 1 January 2014, with particular elements being phased in over a period of time (the requirements will be largely fully effective by 2019 and some minor transitional provisions provide for the phase-in until 2024) but it is possible that, in practice, implementation under national laws may be delayed. Additionally, it is possible that Member States may introduce certain provisions at an earlier date than that set out in the CRD IV Package. National options and discretions that were exercised by national competent authorities are now exercised by the SSM (as defined below) in a largely harmonized manner throughout the Banking Union. In this respect, on 14 March 2016 the ECB adopted Regulation (EU) 2016/445 on the exercise of options and discretions. This regulation specifies certain of the options and discretions conferred on competent authorities under Union law concerning prudential requirements for credit institutions that the ECB is exercising. It shall apply exclusively with regard to those credit institutions classified as “significant” in accordance with Article 6(4) of Regulation (EU) No 1024/2013, and Part IV and Article 147(1) of Regulation (EU) No 468/2014. Depending on the manner these options / discretions were so far exercised by the national competent authorities and on the manner the SSM will exercise them in the future, additional / lower capital requirements may result. Moreover, on 10 August 2016, the ECB published an addendum to the ECB Guide on options and discretions available in Union law. The addendum addresses eight options and discretions and complements the existing ECB Guide and Regulation (EU) 2016/445 published on 24 March 2016.

In Italy, the Government has approved the legislative decree No. 72 of 12 May 2015, implementing the CRD IV. Such decree entered into force on 27 June 2015 and impacted, inter alia, on:

(i)	proposed acquirers of credit institutions’ holdings, shareholders and members of the management body requirements (Articles 22, 23 and 91 of the CRD IV);

(ii)	competent authorities’ powers to intervene in cases of crisis management (Articles 64, 65, 102 and 104 of the CRD IV);

(iii)	reporting of potential or actual breaches of national provisions (so called whistleblowing, (Article 71 of the CRD IV); and

(iv)	administrative penalties and measures (Article 65 of the CRD IV).

Moreover, the Bank of Italy published the supervisory regulations on banks in December 2013 (Circular of the Bank of Italy No. 285 of 17 December 2013 - the “Circular No. 285”) which came into force on 1 January 2014, implementing the CRD IV Package and setting out additional local prudential rules. Circular No. 285 has been constantly updated after its first issue.

Italian banks are required to comply with a minimum Common Equity Tier 1 (CET1) Capital ratio of 4.5%, a minimum Tier I Capital ratio of 6% and a Total Capital Ratio of 8%. These minimum ratios are complemented by the following capital buffers to be met with CET1 Capital:

•

Capital conservation buffer: set at 2.5% of risk weighted assets and applicable to the Issuer from 1 January 2014 subject to the transitional regime herein below (pursuant to Article 129 of the CRD IV and Title II, Chapter I, Section II of Circular No. 285). In this respect, on 4 October 2016, the Bank of Italy enacted the 18th update to Circular No. 285 in order to align the domestic transitional regime concerning the capital conservation buffer to the provisions set forth in CRD IV. According to such update, banks, both at individual and consolidated level, shall apply a minimum capital conservation buffer equal to: (i) 1.25 per cent. from 1 January 2017 to 31 December 2017, (ii) 1.875 per cent. from 1 January 2018 to 31 December 2018 and (iii) 2.5 per cent. starting from 1 January 2019. Such update entered into force on 1 January 2017;

•

Counter-cyclical capital buffer: is set by the relevant competent authority between 0% - 2.5% (but may be set higher than 2.5% where the competent authority considers that the conditions in the member state justify this), with gradual introduction from 1 January 2016 and applying temporarily in the periods when the relevant national authorities judge the credit growth excessive (pursuant to Article 130 of the CRD IV and Part I, Title II, Chapter I, Section III of Circular No. 285);

•

Capital buffers for global systemically important institutions (“G-SIBs”): set as an “additional loss absorbency” buffer ranging from 1.0% to 3.5% determined according to specific indicators (size, interconnectedness, lack of substitutes for the services provided, global activity and complexity); it was phased in from 1 January 2016 (Article 131 of the CRD IV and Title II, Chapter 1, Section IV of Circular No. 285) becoming fully effective on 1 January 2019; and

•

Capital buffers for other systemically important institutions at a domestic level (“O-SIIs”): up to 2.0% as set by the relevant competent authority (and it must be reviewed at least annually from 1 January 2016), to compensate for the higher risk that such banks represent to the domestic financial system (Article 131 of the CRD IV and Part I, Title II, Chapter 1, Section IV of Circular No. 285).

The Issuer is not currently included in the list of financial institutions of global systemic importance published on 21 November 2016 by the Financial Stability Board. The Bank of Italy has not included the Issuer among the systemically important banks at a domestic level (O-SII) for the year 2017.

In addition to the above listed capital buffers, under Article 133 of the CRD IV each Member State may introduce a Systemic Risk Buffer of Common Equity Tier 1, in order to prevent and mitigate long term non-cyclical systemic or macro-prudential risks with the potential of serious negative consequences to the financial system and the real economy in a specific Member State. At this stage no provision is included on the systemic risk buffer under Article 133 of the CRD IV as the Italian level - 1 rules for the CRD IV implementation on this point have not yet been enacted.

Failure to comply with such combined buffer requirements triggers restrictions on distributions and the need for the bank to adopt a capital conservation plan on necessary remedial actions (Articles 140 and 141 of the CRD IV).

As part of the CRD IV Package transitional arrangements, as implemented by Circular No. 285, regulatory capital recognition of outstanding instruments which qualified as Tier I and Tier II capital instruments under the framework which the CRD IV Package has replaced (CRD III) that no longer meet the minimum criteria under the CRD IV Package will be gradually phased out. Fixing the base at the nominal amount of such instruments outstanding on 1 January 2013, their recognition was capped at 80% in 2014, with this cap decreasing by 10% in each subsequent year (see, in particular, Part II, Chapter 14, Section 2 of Circular No. 285).

The new liquidity requirements introduced under the CRD IV Package are the Liquidity Coverage Ratio (“LCR”) and the Net Stable Funding Ratio (the “NSFR”). The Liquidity Coverage Ratio Delegated Regulation (EU) no. 2015/61 was adopted on 10 October 2014 and published in the Official Journal of the European Union in January 2015. The Liquidity Coverage Ratio is subject to a gradual phase-in, beginning at 60% in 2015 and increasing by 10%. each year in order to reach 100% in 2019. The Circular No. 285 has implemented the rules on the LCR by exercising certain discretional powers with respect to less significant banks directly supervised by the Bank of Italy. The Liquidity Coverage Ratio Delegated Act recognized Member States the power to impose a higher level of LCR in the transitional period (i.e. the period ending on 1 January 2018). On the other hand, the CRR/CRD Review (as defined below) includes a proposal aimed at establishing a binding detailed NSFR which will require credit institutions and systemic investment firms to finance their long-term activities with stable sources of funding in order to increase banks’ resilience to funding constraints.

The CRD IV Package contains specific mandates for the EBA to develop draft regulatory or implementing technical standards as well as guidelines and reports in order to enhance regulatory harmonisation in Europe through the creation of a Single Rulebook (as defined below). As regards liquidity, the CRD IV Package tasks the EBA with advising on appropriate uniform definitions of liquid assets for the LCR buffer. In addition, the CRD IV Package states that the EBA shall report to the Commission on the operational requirements for the holdings of liquid assets. Furthermore the CRD IV Package also tasks the EBA with advising on the impact of the liquidity coverage requirement, on the business and risk profile of institutions established in the European Union, on the stability of financial markets, on the economy and on the stability of the supply of bank lending.

Moreover, the Issuer is subject to the Pillar 2 requirements for banks imposed under the CRD IV Package, which will be impacted, on an on-going basis, by the Supervisory Review and Evaluation Process (“SREP”). The SREP is aimed at ensuring that institutions have in place adequate arrangements, strategies, processes and mechanisms to maintain the amounts, types and distribution of internal capital commensurate to their risk profile, as well as robust governance and internal control arrangements. The key purpose of the SREP is to ensure that institutions have adequate arrangements as well as capital and liquidity to ensure sound management and coverage of the risks to which they are or might be exposed, including those revealed by stress testing, as well as risks the institution may pose to the financial system.

The CRD IV Package also introduced a new Leverage Ratio (“Leverage Ratio”) with the aim of restricting the level of leverage that an institution can take on to ensure that an institution’s assets are in line with its capital. The Leverage Ratio Delegated Regulation (EU) 2015/62 was adopted on 10 October 2014 and was published in the Official Journal of the European Union in January 2015, amending the calculation of the Leverage Ratio compared to the current text of the CRR Regulation. Institutions have been required to disclose their Leverage Ratio from 1 January 2015. Full implementation of the Leverage Ratio as a Pillar 1 measure and European harmonisation, however, is not expected until 1 January 2018. In this context, it is worth noting that the CRR/CRD Review contains a proposal to implement a binding Leverage Ratio which will prevent institutions from excessively increasing leverage (e.g. to compensate for low profitability).

As a result of the changes described above, there is uncertainty as to regulatory requirements that the Issuer will be required to comply with. Furthermore, should the Issuer not be able to implement the approach to capital requirements it considers optimal in order to meet the capital requirements imposed by the CRD IV Package, it may be required to maintain levels of capital which could potentially impact its credit ratings, funding conditions and limit the Issuer’s growth opportunities.

In addition to the substantial changes in capital and liquidity requirements introduced by Basel III and CRD IV Package, there are several other initiatives, in various stages of finalisation, which represent additional regulatory pressure over the medium term and will impact the EU’s future regulatory direction. These initiatives include, amongst others, a revised Markets in Financial Instruments EU Directive (“MiFID II”) and Markets in Financial Instruments EU Regulation (“MiFIR” – together with the MiFID II, the “MiFID Package”) which is expected to apply on 3 January 2018, subject to certain transitional arrangements. In addition, as already mentioned, the European Commission intends to develop the net stable funding ratio with the aim of introducing it from 1 January 2018. The Basel Committee has also published certain proposed changes to the current securitisation framework which may be accepted and implemented in due course.

One of the main proposed changes to the global regulatory framework is for G-SIBs to be required to have a minimum Total Loss Absorbing Capacity (“TLAC”). In November 2014, the Financial Stability Board (the “FSB”) published a consultation document setting out its proposals for TLAC, which were endorsed at the Group of Twenty’s (G20) Brisbane conference in November 2014. The FSB, in November 2015, issued the final TLAC standard for G-SIIs, with application starting from 2019.

G-SIIs will be required to meet the TLAC requirement alongside the minimum regulatory requirements set out in the Basel III framework. Specifically, they will be required to meet a Minimum TLAC requirement of at least 16% of the resolution group’s risk-weighted assets (TLAC RWA Minimum) as from 1 January 2019 and at least 18% as from 1 January 2022. Minimum TLAC must also be at least 6% of the Basel III leverage ratio denominator (TLAC Leverage Ratio Exposure (LRE Minimum) as from 1 January 2019, and at least 6.75% as from 1 January 2022. Eligible instruments must be unsecured and formally subordinated to excluded liabilities, with few exceptions (in particular option to allow non-subordinated instruments to count toward TLAC for an amount up to 2.5% / 3.5% of RWA). A number of further specifications apply (in particular, a residual maturity of at least one year, instrument fully paid up) and some instruments are excluded (including structured notes, derivatives, insured deposits, etc.). The impact on G-SIBs may well come ahead of 2019, as markets may force earlier compliance and as banks will need to adapt their funding structure in advance. The CRR/CRD IV Review (as defined below) contains a legislative proposal to implement the TLAC in the EU. Under discussion there is also the possibility to extend the standard of TLAC to other systemic important institutions (O-SIIs) by introducing an integrated approach adapting the Minimum Requirement for Own Funds and Eligible Liabilities” (MREL) of the BBRD to TLAC.

Moreover, it is worth mentioning the Basel Committee has embarked on a very significant RWA variability review. This includes the “Fundamental Review of the Trading Book”, revised standardised approaches (credit, market, operational risk), constraints to the use of internal models as well as the introduction of a capital floor. The regulator’s primary aim is to eliminate unwarranted levels of RWA variance. The new framework is in the process of being finalized. From a credit risk perspective, an impact is expected both on capital held against those exposures assessed via the standardized approach, and those evaluated via an internal ratings based approach (“IRB”). In addition, significant changes are expected in relation to operational risk modelling, as the Basel Committee is proposing to eliminate of the internal models some banks are currently utilising and the introduction of a more standardised approach. Following the finalisation of the Basel framework, the new rules will need to be transposed into European regulation. Implementation of these new rules on risk models is not expected before end of 2018.

For the sake of completeness, it must be noted that, on 23 November 2016, the Commission presented a comprehensive package of reforms to further strengthen the resilience of EU banks (“CRR/CRD IV Review”). The proposed new package provides for amendments to the following pieces of legislation:

(i)	the CRD IV Package (as defined above);

(ii)	the Bank Recovery and Resolution Directive (as defined below);

(iii)

regulation (EU) No 806/2014 of the European Parliament and of the Council of 15 July 2014 establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund.

Moreover, the Commission, in the context of the CRR/CRD IV Review, is considering to create a new category of senior class instruments that are eligible for MREL (as defined below) purposes. Such instruments will be subject to bail-in and are supposed to rank between senior unsecured liabilities and capital instruments.

Such changes in the regulatory framework and in how they are implemented may have a material effect on the Banca Carige Group’s business and operations. As the new framework of banking laws and regulations affecting the Banca Carige Group is currently being implemented, the manner in which those laws and related regulations will be applied to the operations of financial institutions is still evolving. No assurance can be given that laws and regulations will be adopted, enforced or interpreted in a manner that will not have an adverse effect on the business, financial condition, cash flows and results of operations of the Banca Carige Group. Prospective investors in the Notes should consult their own advisers as to the consequences for them of the application of the above regulations as implemented by each Member State.

ECB Single Supervisory Mechanism

On 15 October 2013, the Council of the European Union adopted Regulation (EU) No. 1024/2013 establishing a single supervisory mechanism (the “ECB Single Supervisory Mechanism” or “SSM”) for all banks in the Banking Union (euro area banks and banks of any EU member state that joins the Banking Union), which have, beginning in November 2014, given the ECB, in conjunction with the national competent authorities of the Eurozone states, direct supervisory responsibility over “significant credit institutions” established in the Banking Union. The SSM framework regulation (Regulation (EU) No. 468/2014 of the ECB) setting out the practical arrangements for the SSM was published in April 2014 and entered into force in May 2014. Banks directly supervised by the ECB include any Eurozone bank that (i) has assets greater than Euro 30 billion or – unless the total value of its assets is below Euro 5 billion – greater than 20% of national gross domestic product;(ii) is one of the three most significant credit institutions established in a Member State; (iii) has requested, or is a recipient of, direct assistance from the European Financial Stability Facility or the European Stability Mechanism; (iv) is considered by the ECB to be of significant relevance where it has established banking subsidiaries in more than one participating Member State and its cross-border assets/liabilities represent a significant part of its total assets/liabilities.

Notwithstanding the fulfilment of these criteria, the SSM may declare an institution significant to ensure the consistent application of high-quality supervisory standards.

The ECB is also exclusively responsible for key tasks concerning the prudential supervision of credit institutions, which includes, inter alia, the power to: (i) authorise and withdraw authorisation of all credit institutions in the Eurozone; (ii) assess acquisition and disposal of holdings in other banks; (iii) ensure compliance with all prudential requirements laid down in general EU banking rules; (iv) set, where necessary, higher prudential requirements for certain banks to protect financial stability under the conditions provided by EU law; (v) ensure compliance with robust corporate governance practices and internal capital adequacy assessment controls; and (vi) intervene at the early stages when risks to the viability of a bank exist, in coordination with the relevant resolution authorities.

The ECB has also the right to, inter alia, impose pecuniary sanctions. National competent authorities continue to be responsible for supervisory matters not conferred on the ECB, such as consumer protection, money laundering, payment services, and branches of third country banks, besides supporting ECB in day-to-day supervision. In order to foster consistency and efficiency of supervisory practices across the Eurozone, the EBA is developing a single supervisory handbook applicable to EU Member States (the “EBA Single Supervisory Rulebook”).

The Group may be subject to the provisions of the EU Banks Recovery and Resolution Directive

On 2 July 2014, the Bank Recovery and Resolution Directive entered into force. The BRRD is designed to provide authorities with a credible set of tools to intervene sufficiently early and quickly in an unsound or failing institution so as to ensure the continuity of the institution’s critical financial and economic functions, while minimising the impact of an institution’s failure on the economy and financial system.

The BRRD contains four resolution tools and powers which may be used alone or in combination where the relevant resolution authority considers that (a) an institution is failing or likely to fail, (b) there is no reasonable prospect that any alternative private sector measures would prevent the failure of such institution within a reasonable timeframe, and (c) a resolution action is in the public interest: (i) sale of business - which enables resolution authorities to direct the sale of the firm or the whole or part of its business on commercial terms; (ii) bridge institution - which enables resolution authorities to transfer all or part of the business of the firm to a “bridge institution” (an entity created for this purpose that is wholly or partially in public control); (iii) asset separation - which enables resolution authorities to transfer impaired or problem assets to one or more publicly owned asset management vehicles to allow them to be managed with a view to maximising their value through eventual sale or orderly wind-down (this can be used together with another resolution tool only); and (iv) bail-in - which gives resolution authorities the power to write down certain claims of unsecured creditors of a failing institution and to convert certain unsecured debt claims to shares or other instruments of ownership (i.e. shares, other instruments that confer ownership, instruments that are convertible into or give the right to acquire shares or other instruments of ownership, and instruments representing interests in shares or other instruments of ownership) (the “General Bail-in Tool”), which could also be subject to any future application of the General Bail-in Tool.

The BRRD also provides for a Member State as a last resort, after having assessed and exhausted the above resolution tools (including the General Bail-in Tool) to the maximum extent possible whilst maintaining financial stability, to be able to provide extraordinary public financial support through additional financial stabilisation tools. These consist of the public equity support and temporary public ownership tools. Any such extraordinary financial support must be provided in accordance with burden sharing requirements of the EU state aid framework and the BRRD. In particular, a single resolution fund financed by bank contributions at national level is being established and Regulation (EU) No. 806/2014 establishes the modalities for the use of the fund and the general criteria to determine contributions to the fund.

An institution will be considered as failing or likely to fail when: (a) it is, or is likely in the near future to be, in breach of its requirements for continuing authorisation; (b) its assets are, or are likely in the near future to be, less than its liabilities; (c) it is, or is likely in the near future to be, unable to pay its debts or other liabilities as they fall due; or (d) it requires extraordinary public financial support (except in limited circumstances).

In addition to the General Bail-in Tool, the BRRD provides for resolution authorities to have the further power to permanently write-down or convert into equity capital instruments at the point of non-viability and before any other resolution action is taken (“Non-Viability Loss Absorption”). Any shares issued upon any such conversion into equity capital instruments may also be subject to any application of the General Bail-in Tool.

For the purposes of the application of any Non-Viability Loss Absorption measure, the point of non-viability under the BRRD is the point at which the relevant authority determines that the institution meets the conditions for resolution (but no resolution action has yet been taken) or that the institution will no longer be viable unless the relevant capital instruments are written-down or converted or extraordinary public support is to be provided and without such support the appropriate authority determines that the institution would no longer be viable.

The BRRD has been applied by Member States starting from 1 January 2015, except for the General Bail-in Tool which has been applied starting from 1 January 2016. In the context of these resolution tools, the resolution authorities have the power to amend or alter the maturity of debt instruments and other eligible liabilities issued by an institution under resolution or amend the amount of interest payable under such instruments and other eligible liabilities, or the date on which the interest becomes payable, including by suspending payment for a temporary period, except for those secured liabilities which are subject to Article 44(2) of the BRRD (see below).

The BRRD has been implemented in Italy through the adoption of two Legislative Decrees by the Italian Government, namely, Legislative Decrees No. 180/2015 and 181/2015 (together, the “BRRD Decrees”), both of which were published in the Italian Official Gazette (Gazzetta Ufficiale) on 16 November 2015. Legislative Decree No. 180/2015 is a stand-alone law which implements the provisions of BRRD relating to resolution actions, while Legislative Decree No. 181/2015 amends the existing Banking Act and deals principally with recovery plans, early intervention and changes to the creditor hierarchy. The BRRD Decrees entered into force on the date of publication on the Italian Official Gazette (i.e. 16 November 2015), save that: (i) the bail-in tool is to be applied from 1 January 2016; and (ii) a “depositor preference” granted for deposits other than those protected by the deposit guarantee scheme and excess deposits of individuals and SME’s will apply from 1 January 2019.

The powers set out in the BRRD will impact how credit institutions and investment firms are managed as well as, in certain circumstances, the rights of creditors, including Notes issued under the Programme.

The BRRD is intended to enable a range of actions to be taken in relation to credit institutions and investment firms considered to be at risk of failing. The implementation of the directive or the taking of any action under it could materially affect the value of any Notes. Article 44, paragraph 2 of the BRRD excludes, inter alia, secured liabilities (including covered bonds and liabilities in the form of financial instruments used for hedging purposes which form an integral part of the cover pool and which according to national law are secured in a way similar to covered bonds) from the application of the General Bail-in Tool.

Article 44 paragraph 3 of the BRRD provides that the resolution authority may partially or fully exclude certain further liabilities from the application of the General Bail-in Tool, the BRRD specifically contemplates that pari passu ranking liabilities may be treated unequally. With respect to the BRRD Decrees, Legislative Decree No. 180/2015 sets forth provisions regulating resolution plans, the commencement and closing of resolution procedures, the adoption of resolution measures, crisis management related to cross-border groups, powers and functions of the national resolution authority and also regulating the national resolution fund. On the other hand, Legislative Decree No. 181/2015 introduces certain amendments to the Banking Act and the Financial Services

Act, by introducing provisions regulating recovery plans, intra-group financial support, early intervention measures and changes to creditor hierarchy. Moreover, this decree also amends certain provisions regulating the extraordinary administration procedure (amministrazione straordinaria), in order to make them compliant with the European regulation. The regulation on the liquidation procedures applied to banks (liquidazione coatta amministrativa) are also amended in compliance with the new regulatory framework and certain new market standard practices.

In line with Article 44 of the BRRD, Article 49 of Legislative Decree No. 180/2015 provides that resolution authorities shall not exercise the write down or conversion powers in relation to secured liabilities, including covered bonds and their related hedging instruments, save to the extent that these powers may be exercised in relation to any part of a secured liability (including covered bonds and their related hedging instruments) that exceeds the value of the assets, pledge, lien or collateral against which it is secured.

In addition, because (i) Article 44(2) of the BRRD excludes certain liabilities from the application of the General Bail-in Tool and (ii) the BRRD provides, at Article 44(3), that the resolution authority may in specified exceptional circumstances partially or fully exclude certain further liabilities from the application of the General Bail-in Tool, the BRRD specifically contemplates that pari passu ranking liabilities may be treated unequally. Accordingly, holders of Senior Notes and Subordinated Notes of a Series may be subject to write-down/conversion upon an application of the General Bail-in Tool while other Series of Senior Notes or, as appropriate, Subordinated Notes (or, in each case, other ari passu ranking liabilities) are partially or fully excluded from such application of the General Bail-in Tool. Further, although the BRRD provides a safeguard in respect of shareholders and creditors upon application of resolution tools, Article 75 of the BRRD sets out that such protection is limited to the incurrence by shareholders or, as appropriate, creditors, of greater losses as a result of the application of the relevant tool than they would have incurred in a winding up under normal insolvency proceedings. It is therefore possible not only that the claims of other holders of junior or pari passu liabilities may have been excluded from the application of the General Bail-in Tool and therefore the holders of such claims receive a treatment which is more favourable than that received by holders of Senior Notes or Subordinated Notes, but also that the safeguard referred to above does not apply to ensure equal (or better) treatment compared to the holders of such fully or partially excluded claims because the safeguard is not intended to address such possible unequal treatment but rather to ensure that shareholders or creditors do not incur greater losses in a bail-in (or other application of a resolution tool) than they would have received in a winding up under normal insolvency proceedings.

Insofar as the creditor hierarchy is concerned, it should be noted also that certain categories of liability are subject to the mandatory exclusions from bail-in foreseen in Article 44(2) of the BRRD. For instance, most forms of liability for taxes, social security contributions or to employees benefit from privilege under Italian law and as such are preferred to ordinary senior unsecured creditors in the context of liquidation proceedings. Also, in respect of Senior Notes, Article 108 of the BRRD requires that EU Member States modify their national insolvency regimes such that deposits of natural persons and micro, small and medium sized enterprises in excess of the coverage level contemplated by deposit guarantee schemes created pursuant to Directive 2014/49/EU have a ranking in normal insolvency proceedings which is higher than the ranking which applies to claims of ordinary, unsecured, non-preferred creditors, such as holders of Senior Notes. In addition, the BRRD does not prevent Member States, including Italy, from amending national insolvency regimes to provide other types of creditors, with rankings in insolvency higher than ordinary, unsecured, non-preferred creditors. Legislative Decree No. 181/2015 has amended the creditor hierarchy in the case of admission of Italian banks and investment firms to liquidation proceedings (and therefore the hierarchy which will apply in order to assess claims pursuant to the safeguard provided for in Article 75 of the BRRD as described above), by providing that, as from 1 January 2019, all deposits other than those protected by the deposit guarantee scheme and excess deposits of individuals and SMEs (which benefit from the super-priority required under Article 108 of the BRRD) will benefit from priority over senior unsecured liabilities, though with a ranking which is lower than that provided for individual/SME deposits exceeding the coverage limit of the deposit guarantee scheme. The position concerning the creditor hierarchy is likely to undergo additional changes further to the EU Banking Reform which proposes to amend Article 108 of the BRRD to introduce an EU harmonised approach on subordination. This would enable banks to issue debt in a new statutory category of unsecured debt available in all EU Member States which would rank just below the most senior debt and other senior liabilities for the purposes of liquidation, while still being part of the senior unsecured debt category (only as a lower tier of senior debt). If approved, Member States will be required to adopt and publish relevant laws, regulations and administrative provisions necessary to comply with the amendment to the creditor hierarchy. The new creditor hierarchy will only apply to new issuances of bank debts and will not have retroactive application to pre-existing issuances.

The determination that securities issued by the Banca Carige Group will be subject to write-down, conversion or bail-in is likely to be inherently unpredictable and may depend on a number of factors which may be outside of the Banca Carige Group’s control. This determination will also be made by the relevant Italian resolution authority and there may be many factors, including factors not directly related to the bank or the Banca Carige Group, which could result in such a determination. Because of this inherent uncertainty, it will be difficult to predict when, if at all, the exercise of a bail-in power may occur which would result in a principal write off or conversion to other securities, including equity. Moreover, as the criteria that the relevant Italian resolution authority will be obliged to consider in exercising any bail-in power provide it with considerable discretion, holders of the securities issued by the Banca Carige Group may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and consequently its potential effect on the Banca Carige Group and the securities issued by the Banca Carige Group. Potential investors in the securities issued by the Banca Carige Group should consider the risk that a holder may lose all of its investment, including the principal amount plus any accrued interest, if such statutory loss absorption measures are acted upon.

Legislative Decree No. 181/2015 has also introduced strict limitations on the exercise of the statutory rights of set-off normally available under Italian insolvency laws, in effect prohibiting set-off by any creditor in the absence of an express agreement to the contrary.

Furthermore, Article 108 of the BRRD requires that Member States modify their national insolvency regimes such that deposits of natural persons and micro, small and medium sized enterprises in excess of the coverage level contemplated by deposit guarantee schemes created pursuant to Directive 2014/49/EU (“Deposit Guarantee Schemes Directive”) have a ranking in normal insolvency proceedings which is higher than the ranking which applies to claims of ordinary, unsecured, non-preferred creditors. In addition, the BRRD does not prevent Member States, including Italy, from amending national insolvency regimes to provide other types of creditors, with rankings in insolvency higher than ordinary, unsecured, non-preferred creditors. Decree No. 181 has amended the creditor hierarchy in the case of admission of Italian banks and investment firms to resolution, by providing that, as from 1 January 2019, all deposits other than those protected by the deposit guarantee scheme and excess deposits of individuals and SME’s will benefit from a preference in respect of senior unsecured liabilities, though with a ranking which is lower than that provided for individual/SME deposits exceeding the coverage limit of the deposit guarantee scheme. The position concerning the creditor hierarchy is likely to undergo additional changes further to the EU Banking Reform which proposes to amend Article 108 of the BRRD to introduce an EU harmonised approach on subordination. This would enable banks to issue debt in a new statutory category of unsecured debt available in all EU Member States which would rank just below the most senior debt and other senior liabilities for the purposes of liquidation, while still being part of the senior unsecured debt category (only as a lower tier of senior debt). If approved, Member States will be required to adopt and publish relevant laws, regulations and administrative provisions necessary to comply with the amendment to the creditor hierarchy. The new creditor hierarchy will only apply to new issuances of bank debts and will not have retroactive application to pre-existing issuances.

The legislative decree intended to implement the revised Deposit Guarantee Schemes Directive in Italy – namely, Legislative Decree no. 30 of 15 February 2016 – was published in the Italian Official Gazette No. 56 of 8 March 2016. The Decree came into force on 9 March 2016, except for Article 1 comma 3, let. A), which will come into force on 1 July 2018. Amongst other things, the Decree amends the Banking Act and: (i) establishes that the maximum amount of reimbursement to depositors is Euro 100,000. This level of coverage has been harmonised by the Deposit Guarantee Schemes Directive and is applicable to all deposit guarantee schemes; (ii) lays down the minimum financial budget that national guarantee schemes should have; (iii) details intervention methods of the national deposit guarantee scheme; and (iv) harmonises the methods of reimbursement to depositors in case of insolvency of a credit institution.

On 1 June 2016, Commission Delegated Regulation (EU) 2016/860 of 4 February 2016 (“Delegated Regulation (EU) 2016/860”) specifying further the circumstances where exclusion from the application of write-down or conversion powers is necessary under Article 44(3) of BRRD was published on the Official Gazzette of the European Union. In particular this regulation lays down rules specifying further the exceptional circumstances provided for in Article 44(3) of BRRD, where the resolution authority may exclude, or partially exclude, certain liabilities from the application of the write down or conversion powers where the bail-in tool is applied. The Delegated Regulation (EU) 2016/860 will enter in force on 21 June 2016.

The BRRD also requires institutions to maintain at all times a sufficient aggregate amount of own funds and “eligible liabilities”, expressed as a percentage of the total liabilities and own funds of the institution (i.e. “Minimum Requirement for Own Funds and Eligible Liabilities”, “MREL”), with a view to facilitating effective resolution of institutions and minimising to the greatest extent possible the need for interventions by taxpayers. “Eligible liabilities” (or bail-inable liabilities) are those liabilities and other instruments that are not excluded by the BRRD from the scope of the bail-in tool. The resolution authority of an institution, after consultation with the relevant competent authority, will set the MREL for the institution based on the criteria to be identified by the EBA in its regulatory technical standards. In particular, the resolution authority may determine that part of the MREL is to be met through “contractual bail-in instruments”. The BRRD does not foresee an absolute minimum, but attributes the competence to set a minimum amount for each bank to national resolution authorities (for banks not being part of the Banking Union) or to the Single Resolution Board (the “SRB”) for banks being part of the Banking Union. Differently to the current discussions on the Total Loss Absorbing Capacity (“TLAC”), MREL includes senior unsecured debt without ex-ante limitations. On 3 July 2015, the European Banking Authority (“EBA”) has adopted and submitted to the Commission its Regulatory Technical Standards (the “RTS”) which shall further define the way in which resolution authorities or the SRB shall calculate MREL. In the introductory remarks to the RTS, it is stated that the EBA expects the RTS to be “broadly compatible with the proposed FSB term sheet for TLAC for G-SIBs”, adding that “while there are differences resulting from the nature of the EBA’s mandate under the BRRD, as well as the fact that the BRRD MREL applies to banks which are not G-SIBs, these differences do not prevent resolution authorities from implementing the MREL for G-SIBs consistently with the international framework”. On 23 May 2016, the Commission published a delegated regulation on MREL according to Article 45, par. 18 of the BRRD, which entered into force on 23 September 2016. At the same time, given that the TLAC and the MREL aim to achieve the same objectives, the EU Commission intends to avoid the overlapping of requirements, in particular for G-SIBs, by elaborating an integrated standard harmonising TLAC and MREL. The EU Banking Reform package introduces a minimum harmonised MREL applicable to G-SIIs (global systematically important institutions) only, in line with the scope of the TLAC applicable to G-SIBs and to allow resolution authorities, on the basis of bank-specific assessments, to require that G-SIIs comply with a supplementary MREL requirement strictly linked to the resolvability analysis of a given G-SII. Banca Carige has not been identified as a G-SIB in the 2016 list of global systematically important banks published by the FSB on 21 November 2016.

As from 1 January 2016, the resolution authority for the Issuer is the SRB and the Issuer will be subject to the authority of the SRB for the purposes of determination of its MREL requirement. The Banca Carige Group is subject to the provisions of the Regulation establishing the Single Resolution Mechanism.

On 19 August 2014, the Regulation (EU) No. 806/2014 establishing a Single Resolution Mechanism (the “SRM”) entered into force. The SRM is fully operational from 1 January 2016.

The SRM, which complements the ECB Single Supervisory Mechanism, applies to all banks supervised by the ECB Single Supervisory Mechanism. It mainly consists of the SRB and a Single Resolution Fund (the “Fund”).

Decision-making is centralised with the SRB, and involves the European Commission and the Council (which have the possibility to object to the SRB’s decisions) as well as the ECB and national resolution authorities.

The Fund, which backs resolution decisions mainly taken by the SRB, will be divided into national compartments during an eight year transition period. Banks, starting from 2015, were required to start paying contributions (additional to contributions to the national deposit guarantee schemes) to national resolution funds that gradually started mutualising into the Fund from 2016.

The establishment of the SRM is designed to ensure that supervision and resolution is exercised at the same level for countries that share the supervision of banks within the ECB Single Supervisory Mechanism.

The manner in which the SRM will operate is still evolving, so there remains some uncertainty as to how the SRM will affect the Group once implemented and fully operational.

The Issuer’s financial performance is affected by borrower credit quality and general economic conditions, in particular in Italy and Europe

The results of the Issuer are affected by global economic and financial conditions. During recessionary periods, there may be less demand for loan products and a greater number of the Issuer’s customers may default on their loans or their obligations. Interest rates rises may also have an impact on the demand for mortgages and other loan products. Fluctuations in interest rates in Italy and in the Eurozone and in the other markets in which the Issuer operates influence its performance.

The Issuer monitors credit quality and manages the specific risk of each counterparty and the overall risk of the respective loan portfolios, and the Issuer will continue to do so, but there can be no assurance that such monitoring and risk management will suffice to keep the Issuer’s exposure to credit risk at acceptable levels. Any deterioration of the creditworthiness of significant individual customers or counterparties, or of the performance of loans and other receivables, as well as wrong assessments of creditworthiness or country risks may have a material adverse effect on the Issuer’s business, financial condition and results of operations (see Risk Factor entitled “The Issuer’s result of operations, business, financial condition and prospects have been affected and will continue to be affected by macroeconomic and market conditions”).

As discussed in “The Issuer’s business is subject to risks concerning liquidity and/or long-term financing” above, these risks are exacerbated by concerns over the levels of the public debt of certain Euro-zone countries and their relative weaknesses. There can be no assurance that the European Union and International Monetary Fund initiatives aimed at stabilising the market in Greece, Portugal and Ireland will be sufficient to avert “contagion” to other countries. A rating downgrade in one of the countries in which the Issuer operates might restrict the availability of funding or increase its cost for individuals and companies at a local level. This might have a material adverse effect on the Issuer’s operating results, financial conditions and business outlook.

The Issuer’s result of operations, business, financial condition and prospects have been affected and will continue to be affected by macroeconomic and market conditions

The Group’s results of operations, business, financial condition and prospects have been affected and will continue to be affected by general economic and financial market conditions and, in particular, by the strength and growth prospects of the Italian economy as well as economic conditions in the whole Eurozone.

In this regard, significant factors related to such areas could impact the Issuer’s operations, including investors’ expectations and confidence, volatility in short- and long-term interest rates, exchange rates, financial markets liquidity, the availability and cost of capital, the sustainability of sovereign debt, family income, consumer spending, unemployment levels, inflation and house prices.

Since the beginning of the crisis in 2007, the financial markets have operated in difficult conditions and experienced instability that has materially conditioned the activity of many financial institutions, including institutions of primary standing. Some of these institutions have declared bankruptcy or were merged with other financial institutions, since they were not able to continue to perform their activities on a stand-alone basis, or have required capital injections from governmental authorities, central banks and/or the International Monetary Fund (the “IMF”) and other international institutions.

With respect to the Eurozone, the sovereign debt crisis raised uncertainties about the stability and the Economic and the overall Monetary Union system. In recent years, Greece, Ireland and Portugal have requested the aid of the European Authorities and the IMF and commenced ambitious structural reforms.

In the Near/Middle East a political or economic stabilisation of the region is far from being achieved due to the strengthening of the terrorist organisation called “ISIS”, the rekindling of the Israeli-Palestinian hostilities and the Syrian crisis.

In this context, the ECB during the third quarter of 2014 reduced the cost of funding to historic lows and initiated long-term refinancing operations (so-called T-LTRO) aimed at providing liquidity to banks on the condition that banks use such liquidity for lending in favor of families and businesses. In March 2015, the ECB also began a two-year plan to purchase asset-backed securities and covered bonds, including securities with a lower than BBB- rating. In addition, during the first months of 2015, the ECB launched a program of purchase of sovereign bonds issued by agencies and European institutions with the aim of lowering the interest rates on sovereign bonds and encouraging lending (“Quantitative Easing”).

With specific reference to Italy, the country where the Group mainly operates, the economy has grown starting from 2015, although weaker than other European countries, and the Italian GDP creased by 0.7% in 2015 and 0.9% in 2016. The Bank of Italy estimates for 2017 a GDP growth of 0.9%.

Unemployment rate in Italy, based on data of December 2016, stoods at 11.6% while the inflation rate should increase to 1.3% in 2017 (-0.1% in 2016). Finally, the rate of growth of bank deposits increased from 3.0% in 2016. The continuation or worsening of adverse macroeconomic conditions, with the continuing stagnation of the Italian economy, could again increase concerns related to the economic and financial crisis, and have a negative impact on the trust of investors towards Italy. This, in turn, could have a material adverse effect on the Group’s business, financial position, financial condition and results of operations.

Certain information in this Prospectus about the Group’s industry, market share and relative competitive position is based on assumptions and estimates and the Group cannot assure you that it is accurate or correctly reflect its market position

This Prospectus contains statements regarding the Group’s industry and relative competitive position in the industry that are based on the Group’s knowledge of the market in which the Group operates, on available data, and on its own experience, rather than on published statistical data or information obtained from independent third parties. Although the Group believes that its assumptions and estimates are reasonable, the Group cannot assure that any of these assumptions are accurate or correctly reflects its position in the industry and may be affected in the future in a significant way by the occurrence of foreseeable and unforeseeable events, uncertainties and other factors.

FACTORS WHICH ARE MATERIAL FOR THE PURPOSE OF ASSESSING THE MARKET RISKS ASSOCIATED WITH NOTES ISSUED UNDER THE PROGRAMME

The Notes may not be a suitable investment for all investors.

Each potential investor in the Notes must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor may wish to consider, either on its own or with the help of its financial and other professional advisers, whether it:

1.

has sufficient knowledge and experience to make a meaningful evaluation of the Notes, the merits and risks of investing in the Notes and the information contained or incorporated by reference in this Prospectus or any applicable supplement;

2.

has access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the Notes and the impact the Notes will have on its overall investment portfolio;

3.

has sufficient financial resources and liquidity to bear all of the risks of an investment in the Notes, including Notes with principal or interest payable in one or more currencies, or where the currency for principal or interest payments is different from the potential investor’s currency;

4.	understands thoroughly the terms of the Notes and is familiar with the behaviour of any relevant indices and financial markets; and

5.	is able to evaluate possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

Some Notes are complex financial instruments. Sophisticated institutional investors generally do not purchase complex financial instruments as stand-alone investments. They purchase complex financial instruments as a way to reduce risk or enhance yield with an understood, measured, appropriate addition of risk to their overall portfolios. A potential investor should not invest in Notes which are complex financial instruments unless it has the expertise (either alone or with a financial adviser) to evaluate how the Notes will perform under changing conditions, the resulting effects on the value of the Notes and the impact this investment will have on the potential investor’s overall investment portfolio.

Legal investment considerations may restrict certain investments. The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. Each potential investor should consult its legal advisers to determine whether and to what extent (1) Notes are legal investments for it, (2) Notes can be used as collateral for various types of borrowing and (3) other restrictions apply to its purchase or pledge of any Notes. Financial institutions should consult their legal advisors or the appropriate regulators to determine the appropriate treatment of Notes under any applicable risk-based capital or similar rules.

Risks related to the structure of a particular issue of Notes

A wide range of Notes may be issued under the Programme. A number of these Notes may have features which contain particular risks for potential investors. Set out below is a description of certain such features, distinguishing between factors which may occur in relation to any Notes and those which might occur in relation to certain types of Exempt Notes:

Risks applicable to all Notes

If the Issuer has the right to redeem any Notes at its option, this may limit the market value of the Notes concerned and an investor may not be able to reinvest the redemption proceeds in a manner which achieves a similar effective return

An optional redemption feature is likely to limit the market value of Notes. During any period when the Issuer may elect to redeem Notes, the market value of those Notes generally will not rise substantially above the price at which they can be redeemed. This may also be true prior to any redemption period.

The Issuer may be expected to redeem Notes when its cost of borrowing is lower than the interest rate on the Notes. At those times, an investor generally would not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on the Notes being redeemed and may only be able to do so at a significantly lower rate. Potential investors should consider reinvestment risk in light of other investments available at that time.

In addition, the Issuer may also, at its option, if so specified in the applicable Final Terms, redeem Subordinated Notes for tax reasons in the circumstances described in, and in accordance with, Condition 5(c) (Redemption for Taxation Reasons) or following a regulatory event in accordance with Condition 5(d) (Redemption at the option of the Issuer (Issuer Call)) or Condition 5(e) (Redemption for Regulatory Reasons (Regulatory Call)). Any redemption of the Subordinated Notes is subject to the prior approval of the Relevant Authority and in accordance with the Applicable Banking Regulations.

If the Issuer has the right to convert the interest rate on any Notes from a fixed rate to a floating rate, or vice versa, this may affect the secondary market and the market value of the Notes concerned

Notes to which Condition 4(c) (Change of Interest Basis) applies may bear interest at a rate that the Issuer may elect to convert from a fixed rate to a floating rate, or from a floating rate to a fixed rate. Where the Issuer has the right to effect such a conversion, this will affect the secondary market and the market value of the Notes since the Issuer may be expected to convert the rate when it is likely to produce a lower overall cost of borrowing. If the Issuer converts from a fixed rate to a floating rate in such circumstances, the spread on the Fixed/Floating Rate Notes may be less favourable than then prevailing spreads on comparable Floating Rate Notes tied to the same reference rate. In addition, the new floating rate at any time may be lower than the rates on other Notes. If the Issuer converts from a floating rate to a fixed rate in such circumstances, the fixed rate may be lower than then prevailing market rates.

Notes which are issued at a substantial discount or premium may experience price volatility in response to changes in market interest rates

The market values of securities issued at a substantial discount (such as Zero Coupon Notes) or premium to their principal amount tend to fluctuate more in relation to general changes in interest rates than do prices for more conventional interest-bearing securities. Generally, the longer the remaining term of such securities, the greater the price volatility as compared to more conventional interest-bearing securities with comparable maturities.

The value of Fixed Rate Notes may be adversely affected by movements in market interest rates.

Investment in Fixed Rate Notes involves the risk that if market interest rates subsequently increase above the rate paid on the Fixed Rate Notes, this will adversely affect the value of Fixed Rate Notes.

Floating Rate Notes

Where the reference rate used to calculate the applicable interest rate turns negative, the interest rate will be below the margin, if any, or may be zero. Accordingly, where the rate of interest is equal to zero, the holders of such Floating Rate Notes may not be entitled to interest payments for certain or all interest periods.

CMS Linked Interest Notes

The Issuer may issue Notes with interest determined by reference to the CMS Rate (a “relevant factor”). Potential investors should be aware that:

(i)	the market price of such Notes may be volatile;

(ii)	they may receive no interest;

(iii)	the relevant factor may be subject to significant fluctuations that may not correlate with changes in interest rates, currencies or other indices;

(iv)

if the relevant factor is applied to the Notes in conjunction with a multiplier greater than one or contains any other leverage factor, the effect of changes in the relevant factor on interest payable is likely to be magnified; and

(v)	the timing of changes in the relevant factor may affect the actual yield to investors, even if the average level is consistent with their expectations.

The interest rate on Reset Notes will reset on each Reset Date, which can be expected to affect the interest payment on an investment in Reset Notes and could affect the market value of the Reset Notes.

Reset Notes will initially bear interest at the Initial Rate of Interest from and including the Interest Commencement Date up to but excluding the First Reset Date. On the First Reset Date, the Second Reset Date (if applicable) and each Subsequent Reset Date (if any) thereafter, the interest rate will be reset to the sum of the applicable Mid-Swap Rate and the First Margin or Subsequent Margin (as applicable) as determined by the Calculation Agent on the relevant Reset Determination Date (each such interest rate, a Subsequent Reset Rate of Interest). The Subsequent Reset Rate of Interest for any Reset Period could be less than the Initial Rate of Interest or the Subsequent Reset Rate of Interest for prior Reset Periods and could affect the market value of an investment in the Reset Notes.

The credit rating assigned to the Notes may be suspended, reduced or withdrawn

A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency.

Reform of LIBOR and EURIBOR and other interest rate index and equity, commodity and foreign exchange rate index “benchmarks

The London Interbank Offered Rate (“LIBOR”), the Euro Interbank Offered Rate (“EURIBOR”) and other indices which are deemed “benchmarks” are the subject of recent national, international and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such “benchmarks” to perform differently than in the past, or to disappear entirely, or have other consequences which cannot be predicted. Any such consequence could have a material adverse effect on any Notes linked to a “benchmark”.

Key international reforms of “benchmarks” include IOSCO’s proposed Principles for Financial Market Benchmarks (July 2013) (the “IOSCO Benchmark Principles”) and the EU’s Regulation (EU) 2016/1011 of the European Parliament and of the Council of 8 June 2016 on indices used as benchmarks in financial instruments and financial contracts or to measure the performance of investment funds and amending Directives 2008/48/EC and 2014/17/EU and Regulation (EU) No 596/2014 (the “Benchmarks Regulation”).

The IOSCO Benchmark Principles aim to create an overarching framework of principles for benchmarks to be used in financial markets, specifically covering governance and accountability, as well as the quality and transparency of benchmark design and methodologies. A review published in February 2015 on the status of the voluntary market adoption of the IOSCO Benchmark Principles noted that, as the benchmarks industry is in a state of change, further steps may need to be taken by IOSCO in the future, but that it is too early to determine what those steps should be. The review noted that there has been a significant market reaction to the publication of the IOSCO Benchmark Principles, and widespread efforts being made to implement the IOSCO Benchmark Principles by the majority of administrators surveyed.

On 17 May 2016, the Council of the European Union adopted the Benchmarks Regulation. The Benchmarks Regulation was published in the Official Journal on 29 June 2016 and entered into force on 30 June 2016. Subject to various transitional provisions, the Benchmarks Regulation will apply from 1 January 2018, except that the regime for ‘critical’ benchmarks has applied from 30 June 2016 and certain amendments to Regulation (EU) No 596/2014 (the Market Abuse Regulation) have applied from 3 July 2016. The Benchmarks Regulation would apply to “contributors”, “administrators” and “users of” “benchmarks” in the EU, and would, among other things, (i) require benchmark administrators to be authorised (or, if non-EU-based, to be subject to an equivalent regulatory regime) and to comply with extensive requirements in relation to the administration of “benchmarks” and (ii) ban the use of “benchmarks” of unauthorised administrators. The scope of the Benchmarks Regulation is wide and, in addition to so-called “critical benchmark” indices such as LIBOR and EURIBOR, could also potentially apply to many other interest rate indices, as well as equity, commodity and foreign exchange rate indices and other indices (including “proprietary” indices or strategies) which are referenced in listed financial instruments (including listed Notes), financial contracts and investment funds.

The Benchmarks Regulation could also have a material impact on any listed Notes linked to a “benchmark” index, including in any of the following circumstances:

(i)

an index which is a “benchmark” could not be used as such if its administrator does not obtain appropriate EU authorisations or is based in a non-EU jurisdiction which (subject to any applicable transitional provisions) does not have equivalent regulation. In such event, depending on the particular “benchmark” and the applicable terms of the Notes, the Notes could be delisted (if listed), adjusted, redeemed or otherwise impacted;

(ii)

the methodology or other terms of the “benchmark” related to a series of Notes could be changed in order to comply with the terms of the Benchmarks Regulation, and such changes could have the effect of reducing or increasing the rate or level of the “benchmark” or of affecting the volatility of the published rate or level, and could lead to adjustments to the terms of the Notes, including Calculation Agent determination of the rate or level in its discretion.

Any of the international, national or other reforms (or proposals for reform) or the general increased regulatory scrutiny of “benchmarks” could increase the costs and risks of administering or otherwise participating in the setting of a “benchmark” and complying with any such regulations or requirements. Such factors may have the effect of discouraging market participants from continuing to administer or participate in certain “benchmarks”, trigger changes in the rules or methodologies used in certain “benchmarks” or lead to the disappearance of certain “benchmarks”. The disappearance of a “benchmark” or changes in the manner of administration of a “benchmark” could result in adjustment to the terms and conditions, early redemption, discretionary valuation by the Calculation Agent, delisting (if listed) or other consequence in relation to Notes linked to such “benchmark”. Any such consequence could have a material adverse effect on the value of and return on any such Notes.

Risks relating to Senior Notes

Waiver of set-off for the Senior Notes

In Condition 3 (a) (Status – Status of Senior Notes), if waiver of set-off rights is specified as applicable in the applicable Final Terms, each holder of a Senior Note will unconditionally and irrevocably waive any right of set-off, counterclaim, abatement or other similar remedy which it might otherwise have under the laws of any jurisdiction in respect of such Senior Note.

Risks relating to Subordinated Notes

An investor in Subordinated Notes assumes an enhanced risk of loss in the event of the Issuer’s insolvency

The Issuer’s obligations under Subordinated Notes will be unsecured and subordinated and will rank junior in priority to the claims of holders of Senior Notes (as defined in “Terms and Conditions of the Notes” herein). Although Subordinated Notes may pay a higher rate of interest than comparable Notes which are not subordinated, there is an enhanced risk that an investor in Subordinated Notes will lose all or some of its investment should the Issuer become insolvent.

In no event will holders of Subordinated Notes be able to accelerate the maturity of their Subordinated Notes; such holders will have claims only for amounts then due and payable on their Subordinated Notes. After the Issuer has fully paid all deferred interest on any issue of Subordinated Notes and if that issue of Subordinated Notes remains outstanding, future interest payments on that issue of Subordinated Notes will be subject to further deferral as described above.

Waiver of set-off for the Subordinated Notes

As specified in Condition 3(b) (Status – Status of Subordinated Notes), each holder of a Subordinated Note unconditionally and irrevocably waives any right of set-off, counterclaim, abatement or other similar remedy which it might otherwise have, under the laws of any jurisdiction, in respect of such Subordinated Note.

Call options on the Subordinated Notes are subject to the prior consent of the Relevant Authority

In addition to the call rights described under this section, Subordinated Notes may also contain provisions allowing the Issuer to call them after a minimum period of, for example, five years. To exercise such a call option, the Issuer must obtain the prior written consent of the Relevant Authority.

Holders of such Notes have no rights to call for the redemption of such Notes and should not invest in such Notes in the expectation that such a call will be exercised by the Issuer. The Relevant Authority must agree to permit such a call, based upon their evaluation of the regulatory capital position of the Issuer and certain other factors at the relevant time. There can be no assurance that the Relevant Authority will permit such a call. Holders of such Notes should be aware that they may be required to bear the financial risks of an investment in such Notes for a period of time in excess of the minimum period.

Regulatory classification of the Subordinated Notes

The intention of the Issuer is for Subordinated Notes to qualify on issue as “Tier II Capital”, for regulatory capital purposes. Current regulatory practice by the Bank of Italy does not require (or customarily provide) a confirmation prior to the issuance of Subordinated Notes that they will be treated as such.

Although it is the Issuer’s expectation that the Subordinated Notes qualify as “Tier II Capital”, there can be no representation that this is or will remain the case during the life of the Notes or that the Notes will be grandfathered under the implementation of future EU capital requirement regulations. If the Notes are not grandfathered, or for any other reason cease to qualify, as “Tier II Capital”, the Issuer will (if so specified in the applicable Final Terms) have the right to redeem the Notes in accordance with Condition 5(e) (Redemption for Regulatory Reasons (Regulatory Call)), subject to the prior approval of the Relevant Authority. There can be no assurance that holders of such Subordinated Notes will be able to reinvest the amounts received upon redemption at a rate that will provide the same rate of return as their investments in the relevant Subordinated Notes, as the case may be.

Subordinated Notes

If the Issuer is declared insolvent and a winding up is initiated or in the event that the Issuer becomes subject to an order for Liquidazione Coatta Amministrativa, as defined in the Banking Securities Act, it will be required to pay the holders of senior debt and meet its obligations to all its other creditors (including unsecured creditors) in full before it can make any payments on Subordinated Notes. If this occurs, the Issuer may not have enough assets remaining after these payments to pay amounts due under such Subordinated Notes. For a description of the provisions relating to Subordinated Notes, see Condition 3(b) (Status – Status of Subordinated Notes).

The BRRD contemplates that Subordinated Notes may be subject to non-viability loss absorption, in addition to the application of the general bail-in tool. See “Risk Factors – The Group may be subject to the provisions of the EU Banks Recovery and Resolution Directive”.

Subordinated Notes may be subject to loss absorption on any application of the general bail-in-tool or at the point of non-viability of the Issuer

Investors should be aware that, in addition to the general bail-in tools, the BRRD contemplates that Subordinated Notes may be subject to a write-down or conversion into common shares at the point of non-viability should the Bank of Italy or other authority or authorities having prudential oversight of the Issuer at the relevant time be given the power to do so. The BRRD is intended to enable a range of actions to be taken in relation to credit institutions and investment firms considered to be at risk of failing. Any action under it could materially affect the value of any Notes.

Risks applicable to certain types of Exempt Notes

There are particular risks associated with an investment in certain types of Exempt Notes, such as Index Linked Notes and Dual Currency Notes. In particular, an investor might receive less interest than expected or no interest in respect of such Notes and may lose some or all of the principal amount invested by it

The Issuer may issue Notes with principal or interest determined by reference to an index or formula, to changes in the prices of securities or commodities, to movements in currency exchange rates or other factors (each, a Relevant Factor). In addition, the Issuer may issue Notes with principal or interest payable in one or more currencies which may be different from the currency in which the Notes are denominated. Potential investors should be aware that:

(i)	the market price of such Notes may be volatile;

(ii)	they may receive no interest;

(iii)	payment of principal or interest may occur at a different time or in a different currency than expected;

(iv)	the amount of principal payable at redemption may be less than the nominal amount of such Notes or even zero;

(v)	a Relevant Factor may be subject to significant fluctuations that may not correlate with changes in interest rates, currencies or other indices;

(vi)

if a Relevant Factor is applied to Notes in conjunction with a multiplier greater than one or contains some other leverage factor, the effect of changes in the Relevant Factor on principal or interest payable is likely to be magnified; and

(vii)

the timing of changes in a Relevant Factor may affect the actual yield to investors, even if the average level is consistent with their expectations. In general, the earlier the change in the Relevant Factor, the greater the effect on yield.

The historical experience of an index or other Relevant Factor should not be viewed as an indication of the future performance of such Relevant Factor during the term of any Notes. Accordingly, each potential investor should consult its own financial and legal advisers about the risk entailed in an investment in any Notes linked to a Relevant Factor and the suitability of such Notes in light of its particular circumstances.

Where Notes are issued on a partly paid basis, an investor who fails to pay any subsequent instalment of the issue price could lose all of his investment

The Issuer may issue Notes where the issue price is payable in more than one instalment. Any failure by an investor to pay any subsequent instalment of the issue price in respect of his Notes could result in such investor losing all of its investment.

Notes which are issued with variable interest rates or which are structured to include a multiplier or other leverage factor are likely to have more volatile market values than more standard securities

Notes with variable interest rates can be volatile investments. If they are structured to include multipliers or other leverage factors, or caps or floors, or any combination of those features or other similar related features, their market values may be even more volatile than those for securities that do not include those features.

Inverse Floating Rate Notes will have more volatile market values than conventional Floating Rate Notes

Inverse Floating Rate Notes have an interest rate equal to a fixed rate minus a rate based upon a reference rate such as LIBOR. The market values of such Notes typically are more volatile than market values of other conventional floating rate debt securities based on the same reference rate (and with otherwise comparable terms). Inverse Floating Rate Notes are more volatile because an increase in the reference rate not only decreases the interest rate of the Notes, but may also reflect an increase in prevailing interest rates, which further adversely affects the market value of these Notes.

Index Linked notes are subject to the risk of loss of investment

If, in the case of any particular Tranche of Notes, the applicable Pricing Supplement specify that the Notes are Index Linked, there is a risk that any investor may lose the value of their entire investment or part of it if it is possible for such loss to be incurred in accordance with the Conditions of such Tranche of Notes.

Risks related to Notes generally

Set out below is a brief description of certain risks relating to the Notes generally:

The Conditions of the Notes contain provisions which may permit their modification without the consent of all investors

The Conditions of the Notes contain provisions for calling meetings of Noteholders to consider matters affecting their interests generally. These provisions permit defined majorities to bind all Noteholders including Noteholders who did not attend and vote at the relevant meeting and Noteholders who voted in a manner contrary to the majority.

The Notes may be subject to withholding taxes in circumstances where the Issuer is not obliged to make gross up payments and this would result in holders receiving less interest than expected and could significantly adversely affect their return on the Notes

U.S.Foreign Account Tax Compliance withholding

Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (“FATCA”) impose a new reporting regime and potentially a 30 per cent. withholding tax with respect to certain payments by a “foreign financial institution”, or “FFI” (as defined by FATCA)) to persons that fail to meet certain certification, reporting or related requirements.

The United States has entered into an intergovernmental agreement regarding the implementation of FATCA with Italy on 10 January 2014, ratified by way of Law No. 95 on 18 June 2015 and published in the Official Gazette – general series No. 155, on 7 July 2015 (the “Italy IGA”). Under the Italy IGA, as currently in effect, a FFI in an IGA jurisdiction would generally not be required to withhold under FATCA or an IGA from payments that it makes.

However, certain aspects of the application of the FATCA provisions and IGAs to instruments such as the Notes, including whether withholding would ever be required pursuant to FATCA or an IGA with respect to payments on instruments such as the Notes, are uncertain and may be subject to change.

Even if withholding would be required pursuant to FATCA or an IGA with respect to payments on instruments such as the Notes, such withholding would not apply prior to 1 January 2019 and Notes issued on or prior to the date that is six months after the date on which final regulations defining “foreign passthru payments” are filed with the U.S. Federal Register generally would be “grandfathered” for purposes of FATCA withholding unless materially modified after such date.

If an amount in respect of U.S. withholding tax were to be deducted or withheld from interest, principal or other payments on the Notes as a result of FATCA, none of the Issuer, any paying agent or any other person would, pursuant to the Conditions of the Notes be required to pay additional amounts as a result of the deduction or withholding of such tax.

The value of the Notes could be adversely affected by a change in law or administrative practice.

The Conditions of the Notes are based on English law in effect as at the date of this Prospectus, other than subordination and certain other provisions relating to Subordinated Notes and Senior Notes, which are based on Italian law. No assurance can be given as to the impact of any possible judicial decision or change to English (or Italian) law or administrative practice after the date of issue of this Prospectus and such change could materially adversely impact the value of the any Notes affected by it.

Investors who purchase Bearer Notes in denominations that are not an integral multiple of the Specified Denomination may be adversely affected if these Notes are subsequently required to be issued in definitive form

In relation to any issue of Bearer Notes which have denominations consisting of a minimum Specified Denomination plus one or more higher integral multiples of another smaller amount, it is possible that such Notes may be traded in amounts that are not integral multiples of such minimum Specified Denomination. In such a case a holder who, as a result of trading such amounts, holds an amount which is less than the minimum Specified Denomination in his account with the relevant clearing system at the relevant time may not receive a definitive Bearer Note in respect of such holding (should definitive Bearer Notes be printed) and would need to purchase a principal amount of Notes such that its holding amounts to a Specified Denomination.

If such Notes in definitive form are issued, holders should be aware that definitive Notes which have a denomination that is not an integral multiple of the minimum Specified Denomination may be illiquid and difficult to trade.

Potential conflicts of interest

Any Calculation Agent appointed under the Programme (whether the Fiscal Agent, any Paying Agent or otherwise) is the agent of the Issuer and not the agent of the Noteholders. Potential conflicts of interest may exist between the Calculation Agent (if any) and Noteholders, including with respect to certain determinations and judgments that such Calculation Agent may make pursuant to the Conditions that may influence amounts receivable by the Noteholders during the term of the Notes and upon their redemption.

Besides, the Issuer may act as Calculation Agent or appoint a Dealer as Calculation Agent in respect of an issuance of Notes under the Programme. In such a case the Calculation Agent is likely to be a member of a financial group that is involved, in the ordinary course of its business, in a wide range of banking activities out of which conflicting interests may arise. Whilst such a Calculation Agent will, where relevant, have information barriers and procedures in place to manage conflicts of interest, it may in its other banking activities from time to time be engaged in transactions involving an index or related derivatives which may affect amounts receivable by Noteholders during the term and on the maturity of the Notes or the market price, liquidity or value of the Notes and which could be deemed to be adverse to the interests of the Noteholders.

Because the Global Notes are held by or on behalf of Euroclear and Clearstream, Luxembourg, investors will have to rely on their procedures for transfer, payment and communication with the Issuer

Notes issued under the Programme may be represented by one or more Global Notes. Such Global Notes will be deposited with a common depositary or common safekeeper for Euroclear and Clearstream, Luxembourg. Except in the circumstances described in the relevant Global Note, investors will not be entitled to receive definitive Notes. Euroclear and Clearstream, Luxembourg will maintain records of the beneficial interests in the Global Notes. While the Notes are represented by one or more Global Notes, investors will be able to trade their beneficial interests only through Euroclear and Clearstream, Luxembourg. While the Notes are represented by one or more Global Notes, the Issuer will discharge its payment obligations under the Notes by making payments to the common depositary or common safekeeper for Euroclear and Clearstream, Luxembourg for distribution to their account holders. A holder of a beneficial interest in a Global Note must rely on the procedures of Euroclear and Clearstream, Luxembourg to receive payments under the relevant Notes. The Issuer has no responsibility or liability for the records relating to, or payments made in respect of, beneficial interests in the Global Notes. Holders of beneficial interests in the Global Notes will not have a direct right to vote in respect of the relevant Notes. Instead, such holders will be permitted to act only to the extent that they are enabled by Euroclear and Clearstream, Luxembourg to appoint appropriate proxies.

Delisting of the Notes

Application has been made for Notes issued under the Programme to be listed on the Official List and admitted to trading on the regulated market of the Luxembourg Stock Exchange and Notes issued under the Programme may also be admitted to trading, listing and/or quotation by any other listing authority, stock exchange or quotation system (each, a “listing”), as specified in the relevant Final Terms. Such Notes may subsequently be delisted despite the best efforts of the Issuer to maintain such listing and, although no assurance is made as to the liquidity of the Notes as a result of listing, any delisting of the Notes may have a material effect on a Noteholder’s ability to resell the Notes on the secondary market.

Risks related to the market generally

Set out below is a brief description of certain market risks, including liquidity risk, exchange rate risk, interest rate risk and credit risk:

An active secondary market in respect of the Notes may never be established or may be illiquid and this would adversely affect the value at which an investor could sell his Notes.

Notes may have no established trading market when issued, and one may never develop. If a market does develop, it may not be liquid. Therefore, investors may not be able to sell their Notes easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. This is particularly the case for Notes that are especially sensitive to interest rate, currency or market risks, are designed for specific investment objectives or strategies or have been structured to meet the investment requirements of limited categories of investors. These types of Notes generally would have a more limited secondary market and more price volatility than conventional debt securities. Illiquidity may have a severely adverse effect on the market value of Notes.

If an investor holds Notes which are not denominated in the investor’s home currency, he will be exposed to movements in exchange rates adversely affecting the value of his holding. In addition, the imposition of exchange controls in relation to any Notes could result in an investor not receiving payments on those Notes.

The Issuer will pay principal and interest on the Notes in the Specified Currency. This presents certain risks relating to currency conversions if an investor’s financial activities are denominated principally in a currency or currency unit (the Investor’s Currency) other than the Specified Currency. These include the risk that exchange rates may significantly change (including changes due to devaluation of the Specified Currency or revaluation of the Investor’s Currency) and the risk that authorities with jurisdiction over the Investor’s Currency may impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to the Specified Currency would decrease (1) the Investor’s Currency-equivalent yield on the Notes, (2) the Investor’s Currency-equivalent value of the principal payable on the Notes and (3) the Investor’s Currency-equivalent market value of the Notes.

Government and monetary authorities may impose (as some have done in the past) exchange controls that could adversely affect an applicable exchange rate or the ability of the Issuer to make payments in respect of the Notes. As a result, investors may receive less interest or principal than expected, or no interest or principal.

Credit ratings assigned to the Issuer or any Notes may not reflect all the risks associated with an investment in those Notes.

One or more independent credit rating agencies may assign credit ratings to the Notes. Where an issue of Notes is rated, investors should be aware that:

(i)

such rating will reflect only the views of the rating agency and may not reflect the potential impact of all risks related to structure, market, additional factors discussed above and other factors that may affect the value of the Notes;

(ii)	a rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency; and

(iii)	notwithstanding the above, an adverse change in a credit rating could adversely affect the trading price for the Notes.

Furthermore, in general, European regulated investors are restricted from using a rating for regulatory purposes if such rating is not issued by a credit rating agency established in the EEA and registered under the CRA Regulation or (1) the rating is provided by a credit rating agency not established in the EEA but is endorsed by a credit rating agency established in the EEA and registered under the CRA Regulation or (2) the rating is provided by a credit rating agency not established in the EEA which is certified under the CRA Regulation.

Impact of events which are difficult to anticipate

On 23 June 2016 the UK held a referendum to decide on the UK’s membership of the European Union. The UK vote was to leave the European Union. There are a number of uncertainties in connection with the future of the UK and its relationship with the European Union. On 29 March 2017, the United Kingdom served notice of its withdrawal to the European Council. This process is unprecedented in European Union history and could involve months or years of negotiation to draft and approve a withdrawal agreement in accordance with Article 50 of the Treaty on European Union. Until the terms and timing of the UK’s exit from the European Union are clearer, it is not possible to determine the impact that the referendum, the UK’s departure from the European Union and/or any related matters may have on the business of the Issuer. As such, no assurance can be given that such matters would not adversely affect the ability of the Issuer to satisfy its obligations under the Notes and/or the market value and/or the liquidity of the Notes in the secondary market.

OVERVIEW OF THE PROGRAMME

The following overview does not purport to be complete and is taken from, and is qualified in its entirety by, the remainder of this Prospectus and, in relation to the terms and conditions of any particular Tranche of Notes, the applicable Final Terms (or, in the case of Exempt Notes, the applicable Pricing Supplement). The Issuer and any relevant Dealer may agree that Notes shall be issued in a form other than that contemplated in the Terms and Conditions, in which event, in the case of Notes other than Exempt Notes and, if appropriate, a supplement to the Prospectus or a new Prospectus will be published.

This Overview constitutes a general description of the Programme for the purposes of Article 22.5(3) of Commission Regulation (EC) No 809/2004 implementing the Prospectus Directive (the Prospectus Regulation).

Words and expressions defined in “Terms and Conditions of the Notes” shall have the same meanings in this Overview.

Issuer:	Banca Carige S.p.A.— Cassa di Risparmio di Genova e Imperia

Description:	Euro Medium Term Note Programme

Size:	Up to €5,000,000,000 (or the equivalent in other currencies at the date of issue) aggregate nominal amount of Notes outstanding at any one time.

Arranger:	UBS Limited

Dealer:	UBS Limited

The Issuer may from time to time terminate the appointment of any dealer under the Programme or appoint additional dealers either in respect of one or more Tranches or in respect of the whole Programme. References in this Prospectus to “Permanent Dealer” are to the persons listed above as a Dealer and to such additional persons that are appointed as dealers in respect of the whole Programme (and whose appointment has not been terminated) and references to “Dealer” are to the Permanent Dealer and all persons appointed as a dealer in respect of one or more Tranches.

Fiscal Agent:	Citibank, N.A., London Branch

Luxembourg Listing, Paying and Transfer Agent:	BNP Paribas Securities Services, Luxembourg Branch

Registrar:	Citigroup Global Markets Deutschland AG

Method of Issue:

The Notes will be issued on a syndicated or non-syndicated basis. The Notes will be issued in series (each a “Series”) having one or more issue dates and on terms otherwise identical (or identical other than in respect of the first payment of interest), the Notes of each Series being intended to be interchangeable with all other Notes of that Series. Each Series may be issued in tranches (each a “Tranche”) on the same or different issue dates. The specific terms of each Tranche (which will be supplemented, where necessary, with a supplement to this Prospectus and, save in respect of the issue date, issue price, first payment of interest and nominal amount of the Tranche, will be identical to the terms of other Tranches of the same Series) will be set out in the applicable Final Terms for such Tranche (the “Final Terms”) or, in the case of Exempt Notes, the applicable Pricing Supplement for such Tranche (the “Pricing Supplement”).

Issue Price:

Notes may be issued at their nominal amount or at a discount or premium to their nominal amount. Notes will be issued on a fully-paid basis, or in the case of Exempt Notes, may be issued on a fully-paid basis or a partly paid basis, in which case the issue price of the Notes will be payable in two or more instalments.

Form of Notes:

The Notes may be issued in bearer form only (“Bearer Notes”), in bearer form exchangeable for Registered Notes (“Exchangeable Bearer Notes”) or in registered form only (“Registered Notes”). Each Tranche of Bearer Notes and Exchangeable Bearer Notes will be represented on issue by a Temporary Global Note if such Notes have an initial maturity of more than one year and are being issued in compliance with the D Rules (as defined in “Selling Restrictions” below), and otherwise such Tranche will be represented by a Permanent Global Note. Registered Notes will be represented by Certificates, one Certificate being issued in respect of each Noteholder’s entire holding of Registered Notes of one Series. Certificates representing Registered Notes that are registered in the name of a nominee for one or more clearing systems are referred to as “Global Certificates”.

Clearing Systems:

Clearstream, Luxembourg, Euroclear and, in relation to any Tranche, such other clearing systems (including without limitation Monte Titoli S.p.A.) as may be agreed between the Issuer, the Fiscal Agent and the relevant Dealer.

Pursuant to regulations of the Commissione Nazionale per le Società e la Borsa (CONSOB), as from 5 October 1998 all securities cleared through Monte Titoli S.p.A. are required to be in dematerialised form.

Notes which are specified in the relevant Final Terms as having Monte Titoli as a clearing system will be held on behalf of the beneficial owners thereof, from their date of issue until their redemption, by Monte Titoli for the account of the relevant Monte Titoli account holders. The expression “Monte Titoli account holder” means any authorised financial intermediary institution entitled to hold accounts on behalf of its customers with Monte Titoli and includes any financial intermediary appointed by Euroclear and/or Clearstream, Luxembourg for the account of participants in Euroclear and/or Clearstream, Luxembourg.

Initial Delivery of Notes:

On or before the issue date for each Tranche, if the relevant Global Note is a NGN (i.e., intended to be recognised as eligible collateral for Eurosystem monetary policy and intra-day credit operations) or the relevant Global Certificate is held under the NSS, the Global Note or Global Certificate will be delivered to a Common Safekeeper for Euroclear and Clearstream, Luxembourg. On or before the issue date for each Tranche, if the relevant Global Note is a CGN (i.e., not intended to be recognised as eligible collateral for Eurosystem monetary policy and intra-day credit operations) or the relevant Global Certificate is not held under the NSS, the Global Note representing Bearer Notes or Exchangeable Bearer Notes or the Global Certificate representing Registered Notes may (or, in the case of Notes listed on the Luxembourg Stock Exchange, shall) be deposited with a common depositary for Euroclear and Clearstream, Luxembourg. Global Notes or Global Certificates relating to Notes that are not listed on the Luxembourg Stock Exchange may also be deposited with any other clearing system or may be delivered outside any clearing system provided that the method of such delivery has been agreed in advance by the Issuer, the Fiscal Agent and the relevant Dealer. Registered Notes that are to be credited to one or more clearing systems on issue will be registered in the name of nominees or a common nominee for such clearing systems.

Currencies:	Subject to compliance with all relevant laws, regulations and directives, Notes may be issued in any currency agreed between the Issuer and the relevant Dealers.

Maturities:	Senior Notes shall have no maximum or minimum maturity, subject, in relation to specific currencies, to compliance with all applicable legal and/or regulatory and/or central bank requirements.

Unless otherwise permitted by then current laws, regulations and directives, Subordinated Notes (as defined in Condition 3 Status) shall have a maturity of not less than five years.

Notes having a maturity of less than one year:

Under the Luxembourg Law of 10 July 2005 on prospectuses for securities, prospectuses relating to money market instruments having a maturity at issue of less than 12 months and complying also with the definition of securities are not subject to the approval provisions of Part II of such law.

Where Notes have a maturity of less than one year and either (a) the issue proceeds are received by the Issuer in the United Kingdom or (b) the activity of issuing the Notes is carried on from an establishment maintained by the Issuer in the United Kingdom, such Notes must: (i) have a minimum redemption value of £100,000 (or its equivalent in other currencies) and be issued only to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses; or (ii) be issued in other circumstances which do not constitute a contravention of section 19 of the FSMA by the Issuer (see also “Subscription and Sale”).

Denomination:

Definitive Notes will be in such denominations as may be specified in the applicable Final Terms (or, in the case of Exempt Notes, the applicable Pricing Supplement) save that the Notes will be issued in such denominations as may be agreed between the Issuer and the relevant Dealer and as specified in the applicable Final Terms or Pricing Supplement, as the case may be, save that the minimum denomination of each Note will be €100,000 (or, if the Notes are denominated in a currency other than euro, the equivalent amount in such currency) or such other higher amount as may be allowed or required from time to time by the relevant central bank (or equivalent body) or any laws or regulations applicable to the relevant Specified Currency, see “Maturities – Notes having a maturity of less than one year”, above.

Interest:

Notes may be interest-bearing or non-interest bearing. Interest (if any) may accrue at a fixed rate or a floating rate, or interest may initially accrue at a fixed rate and then switch to a floating rate, or vice versa.

Fixed Rate Notes:	Fixed interest will be payable in arrears on the date or dates in each year specified in the applicable Final Terms (or, in the case of Exempt Notes, the applicable Pricing Supplement).

Floating Rate Notes:	Floating Rate Notes will bear interest determined separately for each Series as follows:

•       on the same basis as the floating rate under a notional interest rate swap transaction in the relevant Specified Currency governed by an agreement incorporating the 2006 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc.; or

• by reference to the applicable benchmark, as adjusted for any applicable margin.

The margin (if any) relating to such floating rate will be agreed between the Issuer and the relevant Dealer for each Series of Floating Rate Notes.

Floating Rate Notes may also have a maximum interest rate, a minimum interest rate or both.

Interest periods and the applicable benchmark will be specified in the applicable Final Terms (or, in the case of Exempt Notes, the applicable Pricing Supplement).

CMS Linked Interest Notes:

Payments of interest in respect of CMS Linked Interest Notes will be calculated by reference to the CMS Rate as may be specified in the relevant Final Terms (or, in the case of Exempt Notes, the applicable Pricing Supplement).

Reset Notes:

Reset Notes will, in respect of an initial period, bear interest at the initial fixed rate of interest specified in the relevant Final Terms. Thereafter, the fixed rate of interest will be reset on one or more date(s) specified in the relevant Final Terms by reference to a mid-market swap rate, as adjusted for any applicable margin, in each case, as may be specified in the relevant Final Terms.

Zero Coupon Notes:	Zero Coupon Notes may be issued at their nominal amount or at a discount to it and will not bear interest.

Exempt Notes:

The Issuer may issue Exempt Notes which are Index Linked Notes, Dual Currency Notes, Partly Paid Notes or Notes redeemable in one or more instalments. The CSSF has neither approved nor reviewed information contained in this Prospectus in connection with Exempt Notes.

Dual Currency Notes: Payments (whether in respect of principal or interest and whether at maturity or otherwise) in respect of Dual Currency Notes will be made in such currencies, and based on such rates of exchange as may be specified in the applicable Pricing Supplement or otherwise.

Index Linked Notes: Payments of principal in respect of Index Linked Redemption Notes or of interest in respect of Index Linked Interest Notes will be calculated by reference to such index and/or formula as may be specified in the applicable Pricing Supplement or otherwise.

Partly Paid Notes: The Issuer may issue Notes in respect of which the issue price is paid in separate instalments in such amounts and on such dates as the Issuer and the relevant Dealer may agree.

Notes redeemable in instalments: The Issuer may issue Notes which may be redeemed in separate instalments in such amounts and on such dates as the Issuer and the relevant Dealer may agree.

The Issuer may agree with any Dealer that Exempt Notes may be issued in a form not contemplated by the Terms and Conditions of the Notes, in which event the relevant provisions will be included in the applicable Pricing Supplement.

Interest Periods and Interest Rates:

The length of the interest periods for the Notes and the applicable interest rate or its method of calculation may differ from time to time or be constant for any Series. Notes may have a maximum interest rate, a minimum interest rate, or both. The use of interest accrual periods permits the Notes to bear interest at different rates in the same interest period. All such information will be set out in the applicable Final Terms (or, in the case of Exempt Notes, the applicable Pricing Supplement).

Redemption:

The applicable Final Terms (or, in the case of Exempt Notes, the applicable Pricing Supplement) will indicate either that the relevant Notes cannot be redeemed prior to their stated maturity (other than in the case of Exempt Notes in specified instalments, if applicable, or for taxation reasons or following an Event of Default) or that such Notes will be redeemable at the option of the Issuer and/or the Noteholders upon giving notice to the Noteholders or the Issuer, as the case may be, or (in the case of Subordinated Notes) for regulatory reasons, subject to the prior approval of the Relevant Authority and in accordance with applicable laws and regulations, on a date or dates specified prior to such stated maturity and at a price or prices and on such other terms as may be agreed between the Issuer and the relevant Dealer.

Notes having a maturity of less than one year may be subject to restrictions on their denomination and distribution, see “Maturities - Notes having a maturity of less than one year” above.

Status of the Notes:	Notes may be issued by the Issuer on a subordinated or unsubordinated basis, as specified in the relevant Final Terms (or, in the case of Exempt Notes, the applicable Pricing Supplement).

The Senior Notes will constitute direct, unconditional, unsubordinated and unsecured obligations of the Issuer and will rank pari passu among themselves and (save for certain obligations required to be preferred by law) equally with all other unsecured obligations (other than subordinated obligations, if any) of the Issuer, from time to time outstanding, as described in Condition 3(a).

The Subordinated Notes will constitute unsecured obligations of the Issuer and, will rank pari passu and without any preference among themselves and after all unsubordinated, unsecured obligations of the Issuer, as described in Condition 3(b) (Status – Status of the Subordinated Notes).

Subordination:	Payments in respect of the Subordinated Notes will be subordinated as described in Condition 3(b) (Status – Status of the Subordinated Notes).

Rating:

The rating of certain Series of Notes to be issued under the Programme may be specified in the applicable Final Terms (or applicable Pricing Supplement, in the case of Exempt Notes).

A rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency.

Whether or not each credit rating applied for in relation to relevant Series of Notes will be issued by a credit rating agency established in the European Union and registered under Regulation (EC) No. 1060/2009 (as amended) will be disclosed in the Final Terms (or applicable Pricing Supplement, in the case of Exempt Notes). In general, European regulated investors are restricted from using a rating for regulatory purposes if such rating is not issued by a credit rating agency established in the EEA and registered under the CRA Regulation or (1) the rating is provided by a credit rating agency not established in the EEA but is endorsed by a credit rating agency established in the EEA and registered under the CRA Regulation or (2) the rating is provided by a credit rating agency not established in the EEA which is certified under the CRA Regulation.

Certain information with respect to the credit rating agencies and ratings assigned to the Issuer is also set out under “Description of Banca Carige and Banca Carige Group – Ratings” below.

Listing and Admission to Trading:

Application has been made to list the Notes on the Official List and admit them to trading on the regulated market of the Luxembourg Stock Exchange or as otherwise specified in the relevant Final Terms. As specified in the relevant Final Terms, a Series of Notes may be unlisted.

Selling Restrictions:

There are restrictions on the offer, sale and transfer of the Notes in the United States, the European Economic Area (including United Kingdom, Republic of Italy, Japan, the Netherlands and France) and such other restrictions as may be required in connection with the offering and sale of a particular Tranche of Notes. See “Subscription and Sale”.

The Issuer is Category 2 for the purposes of Regulation S under the Securities Act.

The relevant Final Terms or Pricing Supplement will also specify whether United States Treasury Regulation §1.163- 5(c)(2)(i)(C) (the “TEFRA C Rules”) or United States Treasury Regulation §1.163-5(c)(2)(i)(D) (the “TEFRA D Rules”) are applicable in relation to the Notes or, if the Notes do not have a maturity of more than 365 days or should be viewed as being in registered form for US Federal income tax purposes, that neither the TEFRA C Rules nor the TEFRA D Rules are applicable.

Taxation:

All payments in respect of Notes will be made without deduction for or on account of withholding taxes imposed by the Republic of Italy. In the event that any such deduction is made, the Issuer will, save in certain limited circumstances, be required to pay additional amounts to cover the amounts so deducted.

All payments in respect of the Notes will be subject in all cases to (i) any fiscal or other laws and regulations applicable thereto in the place of payment and (ii) any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986 (the Code) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations thereunder or official interpretations thereof) or an intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement).

Governing Law:

The Notes and any non-contractual obligations arising out of or in connection with the Notes will be governed by, and shall be construed in accordance with English law, except for, with respect to the Senior Notes, Condition 3(a) as to the waiver of set-off rights and, with respect to the Subordinated Notes, Condition 3(b), Condition 5(e) and Condition 5(j) which shall be governed by, and construed in accordance with, Italian law.

Risk Factors:

There are certain factors that may affect the Issuer’s ability to fulfil its obligations under Notes issued under the Programme. These are set out under “Risk Factors” above and include risks relating to competition and other operating and general banking risks, such as credit risk and interest rate risk. In addition, there are certain factors which are material for the purpose of assessing the market risks associated with Notes issued under the Programme and include risks related to the structure of a particular issue of Notes and risks common to the Notes generally.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents which have previously been published or which are published simultaneously with this Prospectus and which have been filed with the CSSF shall be incorporated in, and form part of this Prospectus:

1.	The Banca Carige Group consolidated interim report as at 31 March 2017;

2.	The Banca Carige Group audited annual consolidated financial statements in respect of the year ended 31 December 2016;

3.	The Banca Carige Group audited annual consolidated financial statements in respect of the year ended 31 December 2015;

4.	Banca Carige Press Release dated 27 October 2016: “ECB Draft Decisions”;

5.	Banca Carige Press Release dated 13 December 2016: “ECB decisions on SREP targets and NPL reduction plan”;

6.	Banca Carige Press Release dated 28 February 2017: “2016-2020 Strategic Plan update draft separate and consolidated financial statements as at 31 December 2016”.

7.	Banca Carige Press Release dated 21 March 2017: “Disclosure pursuant to art. 114, para. 5 of legislative decree no. 58/98”.

8.	Banca Carige Press Release dated 28 March 2017: “The Shareholders Meeting of Banca Carige approves 2016 results and authorises action for liability against former directors”.

9.	Additional information to the 2016 full-year report and to the authorisation for the liability action against former directors.

10.	Banca Carige Press Release dated 28 April 2017: “Execution of 2016-2020 Strategic Plan”

11.	Banca Carige Press Release dated 9 May 2017: “Board of Directors approves Banca Carige’s results as at 31 March 2017”.

12.	Banca Carige Press Release dated 12 May 2017: “Identification of Advisors”.

13.	Banca Carige Press Release dated 18 May 2017: “Resignation of Member of the Board of Directors”.

14.	Banca Carige Press Release dated 30 May 2017: “Board of Directors’ meeting of 30 May 2017”.

15.	Banca Carige Press Release dated 7 June 2017: “Resignation of Member of the Board of Directors”.

16.	Banca Carige Press Release dated 9 June 2017: “Revocation of powers”.

17.	Banca Carige Press Release dated 12 June 2017: “Resignation of members of the Board Of Directors”.

18.	Banca Carige Press Release dated 13 June 2017: “Decisions on governance structure”.

19.	Banca Carige Press Release dated 16 June 2017: “Banca Carige s.p.a. continues with its de-risking plan, in compliance with the decisions of the european central bank”.

20.	Banca Carige Press Release dated 21 June 2017: “Appointment of CEO”.

21.	Banca Carige Press Release dated 3 July 2017: “Banca Carige’s Board of Directors approves NPE management strategy guidelines and capital strengthening actions”.

22.	Banca Carige Press Release dated 5 July 2017: “NPL securitisation: securities issuance and rating assignment”.

23.	Banca Carige Press Release dated 11 July 2017: “Initiated process for disposal of a second Npl portfolio”.

Any statement contained herein or in a document which is deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained in any such subsequent document which is deemed to be incorporated by reference herein modifies or supersedes such earlier statement (whether expressly, by implication or otherwise). Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The information incorporated by reference that is not included in the cross-reference list is considered as additional information and is not required by the relevant schedules of the Regulation (EC) No 809/2004 of 29 April 2004 implementing Directive 2003/71/EC as amended.

Following the publication of this Prospectus a supplement may be prepared by the Issuer and approved by the CSSF in accordance with Article 16 of the Prospectus Directive. Statements contained in any such supplement (or contained in any document incorporated by reference therein) shall, to the extent applicable (whether expressly, by implication or otherwise), be deemed to modify or supersede statements contained in this Prospectus or in a document which is incorporated by reference in this Prospectus. Any statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this Prospectus.

The following information from the Bank’s annual and interim reports is incorporated by reference, and the following cross-reference lists are provided to enable investors to identify specific items of information so incorporated:

Comparative Table of Documents incorporated by reference

Document	Information incorporated	Page numbers
The Banca Carige Group consolidated interim report as at 31 March 2017	Consolidated balance sheet	Pages 17

	Consolidated income statement	Pages 18

	Consolidated statement of comprehensive income	Pages 19

	Consolidated explanatory notes	Pages 23 - 60

	Auditors’ limited review	Pages 63

The Banca Carige Group audited annual consolidated financial statements in respect of the year ended 31 December 2016	Consolidated balance sheet	Pages 57-58

	Consolidated income statement	Pages 59

	Consolidated statement of comprehensive income	Pages 60

	Statement of changes in consolidated shareholders’ equity	Pages 61-62

	Consolidated statement of cash flow	Pages 63

	Consolidated explanatory notes	Pages 65 - 337

	Independent auditors’ report	Pages 340 - 343

The Banca Carige Group audited annual consolidated financial statements in respect of the year ended 31 December 2015	Consolidated balance sheet	Pages 77-78

	Consolidated income statement	Pages 79

	Consolidated statement of comprehensive income	Pages 80

	Statement of changes in consolidated shareholders’ equity	Pages 81-82

	Consolidated statement of cash flow	Pages 83-84

	Consolidated explanatory notes	Pages 85 - 367

	Independent auditors’ report	Pages 370 - 373

Banca Carige Press Release dated 27 October 2016: “ECB Draft Decisions”.	Press Release	Entire document

Banca Carige Press Release dated 13 December 2016: “ECB decisions on SREP targets and NPL reduction plan”.	Press Release	Entire document

Banca Carige Press Release dated 28 February 2017: “2016-2020 Strategic Plan update draft separate and consolidated financial statements as at 31 December 2016”.	Press Release	Entire document

Banca Carige Press Release dated 21 March 2017: “Disclosure pursuant to art. 114, para. 5 of legislative decree no. 58/98”.	Press Release	Entire document

Banca Carige Press Release dated 28 March 2017: “The Shareholders Meeting of Banca Carige approves 2016 results and authorises action for liability against former directors”.	Press Release	Entire document

Additional information to the 2016 full-year report and to the authorisation for the liability action against former directors.	Disclosure document	Entire document

Banca Carige Press Release dated 28 April 2017: “Execution of 2016-2020 Strategic Plan”	Press Release	Entire document

Banca Carige Press Release dated 9 May 2017: “Board of Directors approves Banca Carige’s results as at 31 March 2017”.	Press Release	Entire document

Banca Carige Press Release dated 12 May 2017: “Identification of Advisors”.	Press Release	Entire document

Banca Carige Press Release dated 18 May 2017: “Resignation of Member of the Board of Directors”.	Press Release	Entire document

Banca Carige Press Release dated 30 May 2017: “Board of Directors’ meeting of 30 May 2017”.	Press Release	Entire document

Banca Carige Press Release dated 7 June 2017: “Resignation of Member of the Board of Directors”.	Press Release	Entire document

Banca Carige Press Release dated 9 June 2017: “Revocation of powers”.	Press Release	Entire document

Banca Carige Press Release dated 12 June 2017: “Resignation of members of the Board Of Directors”.	Press Release	Entire document

Banca Carige Press Release dated 13 June 2017: “Decisions on governance structure”.	Press Release	Entire document

Banca Carige Press Release dated 16 June 2017: “Banca Carige s.p.a. continues with its de-risking plan, in compliance with the decisions of the european central bank”.	Press Release	Entire document

Banca Carige Press Release dated 21 June 2017: “Appointment of CEO”.	Press Release	Entire document

Banca Carige Press Release dated 3 July 2017: “Banca Carige’s Board of Directors approves NPE management strategy guidelines and capital strengthening actions”.	Press Release	Entire document

Banca Carige Press Release dated 5 July 2017: “NPL securitisation: securities issuance and rating assignment”.	Press Release	Entire document

Banca Carige Press Release dated 11 July 2017: “Initiated process for disposal a second Npl portfolio”.	Press Release	Entire document

The non-incorporated parts are either not relevant for the investor or covered elsewhere in this Prospectus.

The information incorporated by reference that it is not included in the cross-reference list, is considered as additional information and is not required by the relevant schedules of the Regulation (EC) No 809/2004 of 29 April 2004 implementing Directive 2003/71/EC as amended.

Availability of Documents

The financial statements referred to above have been prepared in accordance with the accounting principles issued by the International Accounting Standards Board (IASB) and the relative interpretations of the International Financial Reporting Interpretations Committee (IFRIC), as adopted by the European Union under Regulation (EC) 1606/2002.

Copies of all documents incorporated by reference herein may be obtained free of charge at the registered office of the Issuer and on the Issuer’s website (www.gruppocarige.it), and will also be available without charge from the office of the Luxembourg Listing Agent in Luxembourg. Copies of documents incorporated by reference in this Prospectus, the Prospectus, as well as the Final Terms relating to each Tranche of Notes issued under the Programme and listed on the Luxembourg Stock Exchange will also be published on the Luxembourg Stock Exchange’s website (www.bourse.lu).

SUPPLEMENT TO THE PROSPECTUS AND DRAWDOWN PROSPECTUSES

The Issuer will prepare a replacement prospectus setting out the changes in the operations and financial conditions of the Issuer at least every year after the date of this Prospectus and each subsequent Prospectus.

The Issuer has given an undertaking to the Dealer that if at any time during the duration of the Programme there is a significant new factor, material mistake or inaccuracy relating to information contained in this Prospectus which is capable of affecting the assessment of any Notes whose inclusion would reasonably be required by investors and their professional advisers, and would reasonably be expected by them to be found in this Prospectus, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Issuer, and the rights attaching to the Notes, the Issuer shall prepare a supplement to this Prospectus pursuant to article 13 of the Luxembourg Law on Prospectuses or publish a replacement Prospectus for use in connection with any subsequent offering of the Notes and shall supply to each Dealer such number of copies of such supplement hereto as such Dealer may reasonably request.

In addition, the Issuer may agree with any Dealer to issue Notes in a form not contemplated in the section of this Prospectus entitled “Form of Final Terms”. To the extent that the information relating to that Tranche of Notes constitutes a significant new factor in relation to the information contained in this Prospectus, a separate prospectus specific to such Tranche (a “Drawdown Prospectus”) will be made available and will contain such information. Each Drawdown Prospectus will be constituted either (1) by a single document containing the necessary information relating to the Issuer and the relevant Notes or (2) pursuant to Article 5.3 of the Prospectus Directive, by separate documents consisting of a securities note containing the necessary information relating to the relevant Notes, and, if necessary, a registration document containing the necessary information relating to the Issuer and a summary note. In the case of a Tranche of Notes which is the subject of a Drawdown Prospectus, references in this Prospectus to information specified or identified in the Final Terms shall (unless the context requires otherwise) be read and construed as information specified or identified in the relevant Drawdown Prospectus.

TERMS AND CONDITIONS OF THE NOTES

The following is the text of the terms and conditions of the Notes (the “Conditions”) that, save for the text in italics and subject to completion in accordance with the provisions of Part A of the applicable Final Terms, shall be applicable to the Notes in definitive form (if any) issued in exchange for the Global Note(s) representing each Series. Either (i) the full text of these Conditions together with the relevant provisions of Part A of the Final Terms or (ii) these Conditions as so completed (and subject to simplification by the deletion of non-applicable provisions), shall be endorsed on such Bearer Notes or on the Certificates relating to such Registered Notes. All capitalised terms that are not defined in these Conditions will have the meanings given to them in Part A of the applicable Final Terms. Those definitions will be endorsed on the definitive Notes or Certificates, as the case may be. References in the Conditions to “Notes” are to the Notes of one Series only, not to all Notes that may be issued under the Programme.

Any reference in the Terms and Conditions to “applicable Final Terms” shall be deemed to include a reference to “applicable Pricing Supplement” where relevant in connection with the issue of Exempt Notes. The applicable Pricing Supplement in relation to any Tranche of Exempt Notes may specify other terms and conditions which shall, to the extent so specified or to the extent inconsistent with the following Terms and Conditions, replace or modify the following Terms and Conditions for the purpose of such Notes.

The Notes are issued pursuant to an amended and restated agency agreement dated 20 July 2017 (as further amended, supplemented or replaced as at the Issue Date, the “Agency Agreement”) between Banca Carige S.p.A.— Cassa di Risparmio di Genova e Imperia (the “Issuer”), Citibank, N.A., London Branch in its capacities as fiscal agent (the “Fiscal Agent”, which expression shall include any successor to Citibank, N.A., London Branch in its capacity as such) and as transfer agent, Citigroup Global Markets Deutschland AG in its capacity as registrar (the “Registrar”, which expression shall include any successor to Citigroup Global Markets Deutschland AG in its capacity as such) and BNP Paribas Securities Services, Luxembourg Branch, as paying agent (together with the Fiscal Agent, the “Paying Agents”, which expression shall include any successor or additional paying agents appointed in accordance with the Agency Agreement) and as transfer agent (together with the transfer agent mentioned above, the “Transfer Agents”, which expression shall include any successor or additional transfer agents appointed in accordance with the Agency Agreement). For the purposes of making determinations or calculations of interest rates, interest amounts, redemption amounts or any other matters requiring determination or calculation in accordance with the Conditions of any Series of Notes (as defined below), the Bank may appoint a calculation agent (the “Calculation Agent”) for the purposes of such Notes, in accordance with the provisions of the Agency Agreement, and such Calculation Agent shall be specified in the applicable Final Terms. The Notes have the benefit of an amended and restated deed of covenant dated 20 July 2017 (as further amended, supplemented or replaced, the “Deed of Covenant”) executed by the Issuer in relation to the Notes. Copies of the Agency Agreement and the Deed of Covenant are available for inspection free of charge during normal business hours at the specified offices of the Paying Agents, the Registrar and the Transfer Agents. All persons from time to time entitled to the benefit of obligations under the Notes shall be deemed to have notice of, and shall be bound by, all of the provisions of the Agency Agreement and the Deed of Covenant insofar as they relate to the relevant Notes.

The Notes are issued in series (each, a “Series”), and each Series may comprise one or more tranches (“Tranches” and each, a “Tranche”) of Notes. Each Tranche will be subject to a set of final terms (each, the applicable “Final Terms”), a copy of which will be published on the website of the Luxembourg Stock Exchange (www.bourse.lu) and available for inspection during normal business hours at the specified office of the Fiscal Agent or, as the case may be, the Registrar or the Paying Agent and will be obtainable at the specified office of the Paying Agent in Luxembourg (so long as the Notes are listed on the Luxembourg Stock Exchange). In the case of a Tranche of Exempt Notes, copies of the Pricing Supplement will only be available for inspection by a Holder of or, as the case may be, a Beneficiary (as defined in the Deed of Covenant) in respect of, such Notes.

References in these Conditions to Notes are to Notes of the relevant Series and any references to Coupons (as defined in Condition 1) and Receipts (as defined in Condition 1) are to Coupons and Receipts relating to the Notes of the relevant Series.

References in these Conditions to € or euro are to the lawful currency of the member states of the European Union (the “Member States”) that have adopted the single currency in accordance with the Treaty on the Functioning of the European Union as amended.

References in these Conditions to the “Final Terms” or the “Pricing Supplement” (in the case of Exempt Notes) are to the Final Terms or Pricing Supplement, as the case may be, prepared in relation to the Notes of the relevant Tranche or Series.

In respect of any Note which is neither admitted to trading on a regulated market in the European Economic Area nor offered to the public in the European Economic Area in circumstances where a prospectus is required to be published under the Prospectus Directive (an “Exempt Note”), references herein to these Conditions are to these Conditions as supplemented or modified or (to the extent thereof) replaced by Part A of the Pricing Supplement.

1.	FORM, DENOMINATION AND TITLE

The Notes are issued in bearer form (“Bearer Notes”, which expression includes Notes that are specified to be Exchangeable Bearer Notes), in registered form (“Registered Notes”) or in bearer form exchangeable for Registered Notes (“Exchangeable Bearer Notes”) in each case in the Specified Denomination(s) shown in the applicable Final Terms.

All Registered Notes shall have the same Specified Denomination. Where Exchangeable Bearer Notes are issued, the Registered Notes for which they are exchangeable shall have the same Specified Denomination as the lowest denomination of Exchangeable Bearer Notes.

Unless this Note is a Exempt Note, this Note may be a Fixed Rate Note, a Floating Rate Note, a CMS Linked Interest Note, a Reset Note, a Zero Coupon Note, or a combination of any of the foregoing, depending upon the Interest Basis shown in the applicable Final Terms.

If this Note is an Exempt Note, this Note may also be an Index Linked Interest Note, an Index Linked Redemption Note, an Instalment Note, a Dual Currency Note or a Partly Paid Note, a combination of any of the foregoing or any other kind of Note, depending upon the Interest and Redemption/Payment Basis shown in the applicable Pricing Supplement.

Interest-bearing definitive Bearer Notes have interest coupons (“Coupons”) and, in the case of Bearer Notes which, when issued in definitive form, have more than 27 interest payments remaining, talons for further Coupons (“Talons”) attached on issue. Any reference herein to Coupons or coupons shall, unless the context otherwise requires, be deemed to include a reference to Talons or talons. Exempt Notes in definitive form which are repayable in instalments have receipts (“Receipts”) for the payment of the instalments of principal (other than the final instalment) attached on issue. Global Notes do not have Receipts, Coupons or Talons attached on issue. Registered Notes are represented by registered certificates (“Certificates”) and, save as provided in Condition 2(c), each Certificate shall represent the entire holding of Registered Notes by the same holder.

Title to the Bearer Notes and the Receipts, Coupons and Talons shall pass by delivery. Title to the Registered Notes shall pass by registration in the register that the Issuer shall procure to be kept by the Registrar in accordance with the provisions of the Agency Agreement (the “Register”). Except as ordered by a court of competent jurisdiction or as required by law, the holder (as defined below) of any Note, Receipt, Coupon or Talon shall be deemed to be and may be treated as its absolute owner for all purposes, whether or not it is overdue and regardless of any notice of ownership, trust or an interest in it, any writing on it (or on the Certificate representing it) or its theft or loss (or that of the related Certificate) and no person shall be liable for so treating the holder.

In these Conditions, “Noteholder” means the bearer of any Bearer Note and the Receipts relating to it or the person in whose name a Registered Note is registered (as the case may be), “holder” (in relation to a Note, Receipt, Coupon or Talon) means the bearer of any Bearer Note, Receipt, Coupon or Talon or the person in whose name a Registered Note is registered (as the case may be) and capitalised terms have the meanings given to them in the applicable Final Terms (or Pricing Supplement, in the case of Exempt Notes), the absence of any such meaning indicating that such term is not applicable to the Notes.

2.	EXCHANGES OF EXCHANGEABLE BEARER NOTES AND TRANSFERS OF REGISTERED NOTES

(a)	Exchange of Exchangeable Bearer Notes

Subject as provided in Condition 2(f), Exchangeable Bearer Notes may be exchanged for the same nominal amount of Registered Notes at the request in writing of the relevant Noteholder and upon surrender of each Exchangeable Bearer Note to be exchanged, together with all unmatured Receipts, Coupons and Talons relating to it, at the specified office of the Registrar or any Transfer Agent; provided, however, that where an Exchangeable Bearer Note is surrendered for exchange after the

Record Date (as defined in Condition 6(c)) for any payment of interest, the Coupon in respect of that payment of interest need not be surrendered with it. Registered Notes may not be exchanged for Bearer Notes. Bearer Notes of one Specified Denomination may not be exchanged for Bearer Notes of another Specified Denomination. Bearer Notes that are not Exchangeable Bearer Notes may not be exchanged for Registered Notes.

(b)	Transfer of Registered Notes

One or more Registered Notes may be transferred upon the surrender (at the specified office of the Registrar or any Transfer Agent) of the Certificate representing such Registered Notes to be transferred, together with the form of transfer endorsed on such Certificate (or another form of transfer substantially in the same form and containing the same representations and certifications (if any), unless otherwise agreed by the Issuer), duly completed and executed and any other evidence as the Registrar or Transfer Agent may reasonably require. In the case of a transfer of part only of a holding of Registered Notes represented by one Certificate, a new Certificate shall be issued to the transferee in respect of the part transferred and a further new Certificate in respect of the balance of the holding not transferred shall be issued to the transferor.

All transfers of Notes and entries on the Register will be made subject to the detailed regulations concerning transfers of Notes scheduled to the Agency Agreement. The regulations may be changed by the Issuer, with the approval of the Fiscal Agent, the Transfer Agents and the Registrar. A copy of the current regulations will be made available to Noteholders upon request.

(c)	Exercise of Options or Partial Redemption in Respect of Registered Notes

In the case of an exercise of the Issuer’s or Noteholders’ option in respect of, or a partial redemption of, a holding of Registered Notes represented by a single Certificate, a new Certificate shall be issued to the holder to reflect the exercise of such option or in respect of the balance of the holding not redeemed. In the case of a partial exercise of an option resulting in Registered Notes of the same holding having different terms, separate Certificates shall be issued in respect of those Notes of that holding that have the same terms. New Certificates shall only be issued against surrender of the existing Certificates to the Registrar or any Transfer Agent. In the case of a transfer of Registered Notes to a person who is already a holder of Registered Notes, a new Certificate representing the enlarged holding shall only be issued against surrender of the Certificate representing the existing holding.

(d)	Delivery of New Certificates

Each new Certificate to be issued pursuant to Conditions 2(b) or (c) shall be available for delivery within three business days of receipt of the request for exchange, form of transfer or Exercise Notice (as defined in Condition 5(f)) and/or surrender of the Certificate for exchange. Delivery of the new Certificate(s) shall be made at the specified office of the Registrar or any Transfer Agent (as the case may be) to whom delivery or surrender of such request for exchange, form of transfer, Exercise Notice or Certificate shall have been made or, at the option of the holder making such delivery or surrender as aforesaid and as specified in the relevant request for exchange, form of transfer, Exercise Notice or otherwise in writing, be mailed by uninsured post at the risk of the holder entitled to the new Certificate to such address as may be so specified, unless such holder requests otherwise and pays in advance to the relevant Agent (as defined in the Agency Agreement) the costs of such other method of delivery and/or such insurance as it may specify. In this Condition 2(d), business day means a day, other than a Saturday or Sunday, on which banks are open for business in the place of the specified office of the Registrar or the relevant Transfer Agent (as the case may be).

(e)	Exchange Free of Charge

Exchange and transfer of Notes and Certificates on registration, transfer, partial redemption or exercise of an option shall be effected without charge by or on behalf of the Issuer, the Registrar or the Transfer Agents, but upon payment by the applicant of any tax or other governmental charges that may be imposed in relation to it (or the giving of such indemnity as the Registrar or the relevant Transfer Agent may require).

(f)	Closed Periods

No Noteholder may require the transfer of a Registered Note to be registered or an Exchangeable Bearer Note to be exchanged for one or more Registered Note(s) (i) during the period of 15 days ending on the due date for redemption of, or payment of any Instalment Amount in respect of, that Note, (ii) during the period of 15 days before any date on which Notes may be called for redemption by the Issuer at its option pursuant to Condition 5(d), (iii) after any such Note has been called for redemption or (iv) during the period of seven days ending on (and including) any Record Date. An Exchangeable Bearer Note called for redemption may, however, be exchanged for one or more Registered Note(s) in respect of which the Certificate is simultaneously surrendered not later than the relevant Record Date.

3.	STATUS

The applicable Final Terms (or Pricing Supplement, in the case of Exempt Notes) will indicate whether the Notes are Senior Notes or Subordinated Notes (the “Subordinated Notes”), and in the case of Subordinated Notes, the applicable subordination provisions.

(a)	Status of Senior Notes

This Condition 3(a) is applicable in relation to Notes specified in the Final Terms as being Senior Notes.

The Senior Notes and the Receipts and Coupons relating to them constitute unsecured obligations of the Issuer and shall at all times rank pari passu and without any preference among themselves. The payment obligations of the Issuer under the Senior Notes and the Receipts and Coupons relating to them shall, save for such exceptions as may be provided by applicable legislation, at all times rank at least equally with all other unsecured and unsubordinated indebtedness and monetary obligations of the Issuer, present and future.

If waiver of set-off rights is specified as being applicable in the relevant Final Terms, each holder of a Senior Note unconditionally and irrevocably waives any right of set-off, counterclaim, abatement or other similar remedy which it might otherwise have under the laws of any jurisdiction in respect of such Senior Note.

The Senior Notes (including, for the avoidance of doubt, payments of principal and/or interest) shall be subject to full or partial write-down of the principal or conversion into common equity Tier 1 instruments or other instruments of ownership (the “Loss Absorption Requirement”), if so required under the BRRD and/or the SRM, in accordance with the powers of the Relevant Authority and where the Relevant Authority determines that application of the Loss Absorption Requirement to the Senior Notes is necessary pursuant to applicable law and/or regulation in force from time to time.

For the purposes of these Conditions:

“BRRD” means Directive 2014/59/EU of the European Parliament and of the Council providing for the establishment of an EU-wide framework for the recovery and resolution of credit institutions and investment firms, as amended, supplemented or replaced from time to time; and

“SRM” means the Single Resolution Mechanism established pursuant to Regulation (EU) No. 806/2014 of the European Parliament and of the Council, as amended, supplemented or replaced from time to time.

(b)	Status of Subordinated Notes

The Subordinated Notes (meaning Notes intended to qualify as Tier II Capital for regulatory capital purposes, in accordance with Part II, Chapter 1 of the Prudential Regulations for Banks and Article 63 of the CRR) and the Receipts and Coupons relating to them constitute unsecured obligations of the Issuer and the Subordinated Notes rank pari passu and without any preference among themselves. In the event of the bankruptcy, dissolution or winding-up of the Issuer, the payment obligations of the Issuer under the Subordinated Notes and the Receipts and Coupons relating to them shall rank in right of payment after unsubordinated, unsecured creditors (including depositors) of the Issuer but pari passu with all of the present and future subordinated obligations of the Issuer that are not expressed by their terms to rank junior to or senior to the Subordinated Notes, and in priority to the claims of shareholders of the Issuer.

Subject to applicable law, any holder of the Subordinated Notes may not exercise or claim any right of set-off in respect of any amount owed to it by the Bank arising under or in connection with the Subordinated Notes, and shall, by virtue of his subscription, purchase or holding of any Subordinated Note or the related Coupons or Receipts, be deemed to have waived all such rights of set-off.

Subordinated Notes (including, for the avoidance of doubt, payments of principal and/or interest) may be subject to the Loss Absorption Requirement (as defined in Condition 3 (a)(Status of the Senior Notes)) in accordance with the powers of the Relevant Authority if the Relevant Authority determines that application of the Loss Absorption Requirement to the Subordinated Notes is necessary pursuant to applicable law and/or regulation in force from time to time.

“CRR” means the Regulation No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms amending Regulation No. 648/2012;

“Prudential Regulations for Banks” means the Bank of Italy’s Disposizioni di Vigilianza per le Banche, as set out in Bank of Italy Circular No. 285 of 17 December 2013, as amended and supplemented from time to time, including any successor regulations.

4.	INTEREST AND OTHER CALCULATIONS

(a)	Interest on Fixed Rate Notes

Each Fixed Rate Note bears interest on its outstanding nominal amount from the Interest Commencement Date at the rate per annum (expressed as a percentage) equal to the Rate of Interest, such interest being payable in arrear on each Interest Payment Date. The amount of interest payable shall be determined in accordance with Condition 4(j).

(b)	Interest on Floating Rate Notes and CMS Linked Interest Notes

(i)

Interest Payment Dates: Each Floating Rate Note or each CMS Linked Interest Note bears interest on its outstanding nominal amount from the Interest Commencement Date at the rate per annum (expressed as a percentage) equal to the Rate of Interest, such interest being payable in arrear on each Interest Payment Date. The amount of interest payable shall be determined in accordance with Condition 4(j). Such Interest Payment Date(s) is/are either shown in the applicable Final Terms If in respect of any particular issue, there is a particular identified use of proceeds, other than making a profit and/or hedging certain risks, this will be stated in the applicable Final Terms (or Pricing Supplement if applicable) as Specified Interest Payment Dates or, if no Specified Interest Payment Date(s) is/are shown in the applicable Final Terms (or Pricing Supplement if applicable), Interest Payment Date shall mean each date which falls the number of months or other period shown in the applicable Final Terms (or Pricing Supplement if applicable) as the Interest Period after the preceding Interest Payment Date or, in the case of the first Interest Payment Date, after the Interest Commencement Date.

(ii)

Business Day Convention: If any date referred to in these Conditions that is specified to be subject to adjustment in accordance with a Business Day Convention would otherwise fall on a day that is not a Business Day, then, if the Business Day Convention specified is (A) the Floating Rate Convention, such date shall be postponed to the next day that is a Business Day unless it would thereby fall into the next calendar month, in which event (x) such date shall be brought forward to the immediately preceding Business Day and (y) each subsequent such date shall be the last Business Day of the month in which such date would have fallen had it not been subject to adjustment, (B) the Following Business Day Convention, such date shall be postponed to the next day that is a Business Day, (C) the Modified Following Business Day Convention, such date shall be postponed to the next day that is a Business Day unless it would thereby fall into the next calendar month, in which event such date shall be brought forward to the immediately preceding Business Day, or (D) the Preceding Business Day Convention, such date shall be brought forward to the immediately preceding Business Day.

(iii)	Rate of Interest for Floating Rate Notes and CMS Linked Interest Notes: The Rate of Interest in respect of Floating Rate Notes or CMS Linked Interest Notes for each relevant Interest

Accrual Period shall be determined in the manner specified in the applicable Final Terms (or Pricing Supplement if applicable) and the provisions below relating to either ISDA Determination or Screen Rate Determination shall apply, depending upon which is specified in the applicable Final Terms (or Pricing Supplement if applicable).

(A)	ISDA Determination for Floating Rate Notes and CMS Linked Interest Notes

Where ISDA Determination is specified in the applicable Final Terms as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Accrual Period shall be determined by the Calculation Agent as a rate equal to the relevant ISDA Rate. For the purposes of this sub-paragraph (A), ISDA Rate for an Interest Accrual Period means a rate equal to the Floating Rate that would be determined by the Calculation Agent under a Swap Transaction under the terms of an agreement incorporating the ISDA Definitions and under which:

(a)	the Floating Rate Option is as specified in the applicable Final Terms;

(b)	the Designated Maturity is a period specified in the applicable Final Terms; and

(c)	the relevant Reset Date is the first day of that Interest Accrual Period unless otherwise specified in the applicable Final Terms.

For the purposes of this sub-paragraph (A), Floating Rate, Calculation Agent, Floating Rate Option, Designated Maturity, Reset Date and Swap Transaction have the meanings given to those terms in the ISDA Definitions.

(B)	Screen Rate Determination for Floating Rate Notes other than CMS Linked Interest Notes:

(a)

Where Screen Rate Determination is specified in the applicable Final Terms as the manner in which the Rate of Interest is to be determined and CMS Rate is not specified as the Reference Rate in the Final Terms, the Rate of Interest for each Interest Accrual Period will, subject as provided below, be either:

(I)	the offered quotation; or

(II)	the arithmetic mean of the offered quotations,

(expressed as a percentage rate per annum) for the Reference Rate (being either LIBOR or EURIBOR, as specified in the applicable Final Terms) which appears or appear, as the case may be, on the Relevant Screen Page as at either 11.00 a.m. (London time, in the case of LIBOR, or Brussels time, in the case of EURIBOR) on the Interest Determination Date in question as determined by the Calculation Agent. If five or more of such offered quotations are available on the Relevant Screen Page, the highest (or, if there is more than one such highest quotation, one only of such quotations) and the lowest (or, if there is more than one such lowest quotation, one only of such quotations) shall be disregarded by the Calculation Agent for the purpose of determining the arithmetic mean of such offered quotations.

(b)

If the Relevant Screen Page is not available, or if sub-paragraph (a)(I) applies and no such offered quotation appears on the Relevant Screen Page or if sub-paragraph (a)(II) applies and fewer than three such offered quotations appear on the Relevant Screen Page in each case as at the time specified above, subject as provided below, the Calculation Agent shall request, if the Reference Rate is LIBOR, the principal London office of each of the Reference Banks or, if the Reference Rate is EURIBOR, the principal Euro-zone office of each of the Reference Banks, to provide the Calculation Agent with its offered quotation (expressed as a percentage rate per annum) for the Reference Rate at approximately 11.00 a.m. (London time, in the case of LIBOR, or Brussels time, in the case of EURIBOR) on the Interest

Determination Date in question. If two or more of the Reference Banks provide the Calculation Agent with such offered quotations, the Rate of Interest for such Interest Accrual Period shall be the arithmetic mean of such offered quotations as determined by the Calculation Agent; and

(c)

if paragraph (b) above applies and the Calculation Agent determines that fewer than two Reference Banks are providing offered quotations, subject as provided below, the Rate of Interest shall be the arithmetic mean of the rates per annum (expressed as a percentage) as communicated to (and at the request of) the Calculation Agent by the Reference Banks or any two or more of them, at which such banks were offered, at approximately 11.00 a.m. (Relevant Financial Centre time) on the relevant Interest Determination Date, deposits in the Specified Currency for a period equal to that which would have been used for the Reference Rate by leading banks in, if the Reference Rate is LIBOR, the London inter-bank market or, if the Reference Rate is EURIBOR, the Euro-zone inter-bank market, as the case may be, or, if fewer than two of the Reference Banks provide the Calculation Agent with such offered rates, the offered rate for deposits in the Specified Currency for a period equal to that which would have been used for the Reference Rate, or the arithmetic mean of the offered rates for deposits in the Specified Currency for a period equal to that which would have been used for the Reference Rate, at which, at approximately 11.00 a.m. (London time, in the case of LIBOR, or Brussels time, in the case of EURIBOR) on the relevant Interest Determination Date, any one or more banks (which bank or banks is or are in the opinion of the Issuer suitable for such purpose) informs the Calculation Agent it is quoting to leading banks in, if the Reference Rate is LIBOR, the London inter-bank market or, if the Reference Rate is EURIBOR, the Euro-zone inter-bank market, as the case may be, provided that, if the Rate of Interest cannot be determined in accordance with the foregoing provisions of this paragraph, the Rate of Interest shall be determined as at the last preceding Interest Determination Date (though substituting, where a different Margin or Maximum or Minimum Rate of Interest is to be applied to the relevant Interest Accrual Period from that which applied to the last preceding Interest Accrual Period, the Margin or Maximum or Minimum Rate of Interest relating to the relevant Interest Accrual Period, in place of the Margin or Maximum or Minimum Rate of Interest relating to that last preceding Interest Accrual Period).

(C)	Screen Rate Determination for Floating Rate Notes which are CMS Linked Interest Notes:

Where Screen Rate Determination is specified in the applicable Final Terms as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Period will be calculated as it follows, subject to letter (h)(ii) below:

(i)	where “CMS Reference Rate” is specified as the Reference Rate in the applicable Final Terms, determined by the Calculation Agent by reference to the following formula:

CMS Rate + Margin

(ii)	where “Leveraged CMS Reference Rate” is specified as the Reference Rate in the applicable Final Terms, determined by the Calculation Agent by reference to the following formula:

Either:

•	L x CMS Rate + M

•	Min [max (L x CMS Rate + M; F); C]

(iii)	where “Steepener CMS Reference Rate” is specified as the Reference Rate in the applicable Final Terms, determined by the Calculation Agent by reference to the following formula:

Either:

•	where “Steepener CMS Reference Rate: Unleveraged” is specified in the applicable Final Terms:

Min {[max (CMS Rate 1 – CMS Rate 2) + M; F]; C}

or:

•	where “Steepener CMS Reference Rate: Leveraged” is specified in the applicable Final Terms:

Min {[max [L x (CMS Rate 1 – CMS Rate 2) + M; F]; C}

Where:

C = Cap (if applicable)

F = Floor

L = Leverage

M= Margin

For the purposes of this sub paragraph (iii):

“CMS Rate” shall mean the applicable swap rate for swap transactions in the Reference Currency with a maturity of the Designated Maturity, expressed as a percentage, which appears on the Relevant Screen Page as at the Relevant Time on the Interest Determination Date in question, all as determined by the Calculation Agent. If the Relevant Screen Page is not available, the Calculation Agent shall request each of the Reference Banks to provide the Calculation Agent with its quotation for the Relevant Swap Rate at approximately the Relevant Time on the Interest Determination Date in question. If at least three of the Reference Banks provide the Calculation Agent with such quotation, the CMS Rate for such Interest Period shall be the arithmetic mean of such quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If on any Interest Determination Date less than three or none of the Reference Banks provides the Calculation Agent with such quotations as provided in the preceding paragraph, the CMS Rate shall be determined by the Calculation Agent in good faith on such commercial basis as considered appropriate by the Calculation Agent in its absolute discretion, in accordance with standard market practice

“Cap”, “CMS Rate 1”, “CMS Rate 2”, “Floor”, “Leverage” and “Margin” shall have the meanings given to those terms in the applicable Final Terms.

“Designated Maturity” has the meaning given in the relevant Final Terms;

“Reference Banks” means (i) where the Reference Currency is Euro, the principal office of five major banks in the Euro-zone inter-bank market, (ii) where the Reference Currency is Sterling, the principal London office of five major banks in the London inter-bank market, (iii) where the Reference Currency is U.S. dollars, the principal New York City office of five major banks in the New York City inter-bank market, or (iv) in the case of any other Reference Currency, the principal Relevant Financial Centre office of five major banks in the Relevant Financial Centre interbank market, in each case selected by the Calculation Agent in consultation with the Issuer.

“Reference Currency” has the meaning given in the relevant Final Terms;

“Relevant Swap Rate” means:

(i)

where the Reference Currency is Euro, the mid-market annual swap rate determined on the basis of the arithmetic mean of the bid and offered rates for the annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for floating euro interest rate swap transaction with a term equal to the Designated Maturity commencing on the first day of the relevant Interest Period and in a Representative Amount with an acknowledged dealer of good credit in the swap market, where the floating leg, in each case calculated on an Actual/360 day count basis, is equivalent to EUR-EURIBOR-Reuters (as defined in the ISDA Definitions) with a designated maturity determined by the Calculation Agent by reference to standard market practice and/or the ISDA Definitions;

(ii)

where the Reference Currency is Sterling, the mid-market semi-annual swap rate determined on the basis of the arithmetic mean of the bid and offered rates for the semi-annual fixed leg, calculated on an Actual/365 (Fixed) day count basis, of a fixed-for-floating Sterling interest rate swap transaction with a term equal to the Designated Maturity commencing on the first day of the relevant Interest Period and in a Representative Amount with an acknowledged dealer of good credit in the swap market, where the floating leg, in each case calculated on an Actual/365 (Fixed) day count basis, is equivalent (A) if the Designated Maturity is greater than one year, to GBP-LIBOR-BBA (as defined in the ISDA Definitions) with a designated maturity of six months or (B) if the Designated Maturity is one year or less, to GBP-LIBOR-BBA with a designated maturity of three months;

(iii)

where the Reference Currency is United States dollars, the mid-market semi-annual swap rate determined on the basis of the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating United States dollar interest rate swap transaction with a term equal to the Designated Maturity commencing on the first day of the relevant Interest Period and in a Representative Amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, is equivalent to USD-LIBOR-BBA (as defined in the ISDA Definitions) with a designated maturity of three months; and

(iv)	where the Reference Currency is any other currency of if the Final Terms specify otherwise, the mid-market swap rate as determined in accordance with the applicable Final Terms.

“Relevant Time” has the meaning given in the relevant Final Terms;

“Representative Amount” means an amount that is representative for a single transaction in the relevant market at the relevant time.

(D)	Linear Interpolation

Where Linear Interpolation is specified as applicable in respect of an Interest Period in the applicable Final Terms, the Rate of Interest for such Interest Period shall be calculated by the Calculation Agent by straight line linear interpolation by reference to two rates based on the relevant Reference Rate (where Screen Rate Determination is specified as applicable in the applicable Final Terms or Pricing Supplement if applicable) or the relevant Floating Rate Option (where ISDA Determination is specified as applicable in the applicable Final Terms or Pricing Supplement if applicable), one of which shall be determined as if the Designated Maturity were the period of time for which rates are available next shorter than the length of the relevant Interest Period and the other of which shall be determined as if the Designated Maturity were the period of time for which rates are available next longer than the length of the relevant Interest Period provided however that if there is no rate available for a period of time next shorter or, as the case may be, next longer, then the Calculation Agent shall determine such rate at such time and by reference to such sources as it determines appropriate.

“Designated Maturity” means, in relation to Screen Rate Determination, the period of time designated in the Reference Rate.

(c)	Interest on Reset Notes

(i)

Application: This Condition 4(c) (Interest on Reset Notes) is applicable to the Notes only if the Reset Note Provisions are specified in the relevant Final Terms (or Pricing Supplement if applicable) as being applicable.

(ii)	Rates of Interest and Interest Payment Dates: Each Reset Note bears interest:

(a)	from (and including) the Interest Commencement Date until (but excluding) the First Reset Date at the Initial Rate of Interest;

(b)

from (and including) the First Reset Date until (but excluding) the Second Reset Date or, if no such Second Reset Date is specified in the applicable Final Terms, the Maturity Date at the rate per annum equal to the First Reset Rate of Interest; and

(c)	for each Subsequent Reset Period thereafter (if any), at the relevant Subsequent Reset Rate of Interest,

payable, in each case, in arrear on the each Interest Payment Date and on the Maturity Date if that does not fall on an Interest Payment Date. The Rate of Interest and the Interest Amount payable shall be determined by the Calculation Agent, (A) in the case of the Rate of Interest, at or as soon as practicable after each time at which the Rate of Interest is to be determined, and (B) in the case of the Interest Amount in accordance with the provisions for calculating amounts of interest in Condition 4(j).

For the purposes of this Condition 4(c):

“First Margin” means the margin specified as such in the applicable Final Terms;

“First Reset Date” means the date specified in the applicable Final Terms;

“First Reset Period” means the period from (and including) the First Reset Date until (but excluding) the Second Reset Date or, if no such Second Reset Date is specified in the applicable Final Terms, the Maturity Date;

“First Reset Rate of Interest” means, in respect of the First Reset Period and subject to Condition 4(c)(iii), the rate of interest determined by the Calculation Agent on the relevant Reset Determination Date as the sum of the relevant Mid-Swap Rate and the First Margin;

“Initial Rate of Interest” has the meaning specified in the applicable Final Terms;

“Mid-Market Swap Rate” means for any Reset Period the mean of the bid and offered rates for the fixed leg payable with a frequency equivalent to the frequency with which scheduled interest payments are payable on the Notes during the relevant Reset Period (calculated on the day count basis customary for fixed rate payments in the Specified Currency as determined by the Calculation Agent) of a fixed-for-floating interest rate swap transaction in the Specified Currency which transaction (i) has a term equal to the relevant Reset Period and commencing on the relevant Reset Date, (ii) is in an amount that is representative for a single transaction in the relevant market at the relevant time with an acknowledged dealer of good credit in the swap market and (iii) has a floating leg based on the Mid-Swap Floating Leg Benchmark Rate for the Mid-Swap Maturity (as specified in the applicable Final Terms) (calculated on the day count basis customary for floating rate payments in the Specified Currency as determined by the Calculation Agent);

“Mid-Market Swap Rate Quotation” means a quotation (expressed as a percentage rate per annum) for the relevant Mid-Market Swap Rate;

“Mid-Swap Floating Leg Benchmark Rate” means EURIBOR if the Specified Currency is euro or LIBOR for the Specified Currency if the Specified Currency is not euro or the Reference Rate as specified in the relevant Final Terms;

“Mid-Swap Rate” means, in relation to a Reset Determination Date and subject to Condition 4(c)(iii), either:

(a)	if Single Mid-Swap Rate is specified in the applicable Final Terms, the rate for swaps in the Specified Currency:

(A)	with a term equal to the relevant Reset Period; and

(B)	commencing on the relevant Reset Date,

which appears on the Relevant Screen Page; or

(b)

if Mean Mid-Swap Rate is specified in the applicable Final Terms, the arithmetic mean (expressed as a percentage rate per annum and rounded, if necessary, to the nearest 0.001 per cent. (0.0005 per cent. being rounded upwards)) of the bid and offered swap rate quotations for swaps in the Specified Currency:

(A)	with a term equal to the relevant Reset Period; and

(B)	commencing on the relevant Reset Date,

which appear on the Relevant Screen Page,

in either case, as at approximately 11.00 a.m. in the principal financial centre of the Specified Currency on such Reset Determination Date, all as determined by the Calculation Agent;

“Rate of Interest” means, in the case of the Reset Notes, the Initial Rate of Interest, the First Reset Rate of Interest or the Subsequent Reset Rate of Interest, as applicable;

“Reset Date” means the First Reset Date, the Second Reset Date and each Subsequent Reset Date (as applicable);

“Reset Determination Date” means, in respect of the First Reset Period, the second Business Day prior to the First Reset Date, in respect of the first Subsequent Reset Period, the second Business Day prior to the Second Reset Date and, in respect of each Subsequent Reset Period thereafter, the second Business Day prior to the first day of each such Subsequent Reset Period;

“Reset Period” means the First Reset Period or a Subsequent Reset Period, as the case may be;

“Second Reset Date” means the date specified in the applicable Final Terms;

“Subsequent Margin” means the margin specified as such in the applicable Final Terms;

“Subsequent Reset Date” means the date or dates specified in the applicable Final Terms;

“Subsequent Reset Period” means the period from (and including) the Second Reset Date to (but excluding) the next Subsequent Reset Date, and each successive period from (and including) a Subsequent Reset Date to (but excluding) the next succeeding Subsequent Reset Date; and

“Subsequent Reset Rate of Interest” means, in respect of any Subsequent Reset Period and subject to Condition 4(c)(iii), the rate of interest determined by the Calculation Agent on the relevant Reset Determination Date as the sum of the relevant Mid-Swap Rate and the relevant Subsequent Margin.

(iii)

Fallbacks: If on any Reset Determination Date the Relevant Screen Page is not available or the Mid-Swap Rate does not appear on the Relevant Screen Page, the Calculation Agent shall request each of the Reference Banks (as defined below) to provide the Calculation Agent with its Mid-Market Swap Rate Quotation as at approximately 11.00 a.m. in the principal financial centre of the Specified Currency on the Reset Determination Date in question.

If two or more of the Reference Banks provide the Calculation Agent with Mid-Market Swap Rate Quotations, the First Reset Rate of Interest or the Subsequent Reset Rate of Interest (as applicable) for the relevant Reset Period shall be the sum of the arithmetic mean (rounded, if necessary, to the nearest 0.001 per cent. (0.0005 per cent. being rounded upwards)) of the relevant Mid-Market Swap Rate Quotations and the First Margin or Subsequent Margin (as applicable), all as determined by the Calculation Agent.

If on any Reset Determination Date only one or none of the Reference Banks provides the Calculation Agent with a Mid-Market Swap Rate Quotation as provided in the foregoing provisions of this paragraph, the First Reset Rate of Interest or the Subsequent Reset Rate of Interest (as applicable) shall be determined to be the Rate of Interest as at the last preceding Reset Date or, in the case of the first Reset Determination Date, the First Reset Rate of Interest shall be the Initial Rate of Interest.

For the purposes of this Condition 4(c)(iii) “Reference Banks”, in the case of Reset Notes, has the meaning given in the relevant Final Terms or, if none, four major banks in the swap, money, securities or other market most closely connected with the relevant Mid-Swap Rate as selected by the Issuer on the advice of an investment bank of international repute.

(d)	Change of Interest Basis

If Change of Interest Basis is specified as applicable in the applicable Final Terms (or Pricing Supplement if applicable), the interest payable in respect of the Notes will be calculated in accordance with Condition 4(a), Condition 4(b) or Condition 4(c) above, each applicable only for the relevant periods specified in the applicable Final Terms (or Pricing Supplement if applicable).

If Change of Interest Basis is specified as applicable in the applicable Final Terms (or Pricing Supplement if applicable), and Issuer’s Switch Option (as defined below) is also specified as applicable in the applicable Final Terms (or Pricing Supplement if applicable), the Issuer may, on one or more occasions, as specified in the applicable Final Terms, at its option (any such option, a “Switch Option”), having given notice to the Noteholders in accordance with Condition 13 on or prior to the relevant Switch Option Expiry Date, change the Interest Basis of the Notes from Fixed Rate to Floating Rate or Floating Rate to Fixed Rate or as otherwise specified in the applicable Final Terms with effect from (and including) the Switch Option Effective Date specified in the applicable Final Terms to (but excluding) the Maturity Date (or, where more than one Switch Option Effective Date is specified in the applicable Final Terms, up to and excluding the next following Switch Option Effective Date), provided that:

(A)	the Switch Option may be exercised only in respect of all the outstanding Notes,

(B)

upon exercise of a Switch Option, the Interest Basis change will be effective form (and including) the relevant Switch Option Effective Date until the Maturity Date (or, where more than one Switch Option Effective Date is specified as applicable in the applicable Final Terms, up to and excluding the next following Switch Option Effective Date to the extent the related Switch Option is exercised), and

(C)

where a Switch Option has not been exercised prior to the relevant Switch Option Expiry Date, the Issuer shall no longer be entitled to exercise such Switch Option and the Interest Basis shall not change.

“Switch Option Expiry Date” and “Switch Option Effective Date” shall mean any date specified as such in the applicable Final Terms provided that any date specified in the applicable Final Terms as a Switch Option Effective Date shall be deemed as such subject to the exercise of the relevant Switch Option having been notified to the Issuer pursuant to this Condition and in accordance with Condition 13 prior to the relevant Switch Option Expiry Date.

(e)	Zero Coupon Notes

Where a Note the Interest Basis of which is specified to be Zero Coupon is repayable prior to the Maturity Date and is not paid when due, the amount due and payable prior to the Maturity Date shall be the Early Redemption Amount of such Note. As from the Maturity Date, the Rate of Interest for any overdue principal of such a Note shall be a rate per annum (expressed as a percentage) equal to the Amortisation Yield (as described in Condition 5(b)(i)).

(f)	Exempt Notes

The rate or amount of interest payable in respect of Exempt Notes which are not also Fixed Rate Notes or Floating Rate Notes or CMS Linked Interest Notes shall be determined in the manner specified in the applicable Pricing Supplement, provided that where such Notes are Index Linked Interest Notes the provisions of Condition 4(b) shall, save to the extent amended in the applicable Pricing Supplement, apply as if the references therein to Floating Rate Notes and to the Agent were references to Index Linked Interest Notes and the Calculation Agent, respectively, and provided further that the Calculation Agent will notify the Agent of the Rate of Interest for the relevant Interest Period as soon as practicable after calculating the same.

In the case of Partly Paid Notes (other than Partly Paid Notes which are Zero Coupon Notes), interest will accrue as aforesaid on the paid-up nominal amount of such Notes and otherwise as specified in the applicable Pricing Supplement.

(g)	Accrual of Interest

Interest shall cease to accrue on each Note on the due date for redemption unless payment is improperly withheld or refused, in which event interest shall continue to accrue (as well after as before judgment) at the Rate of Interest in the manner provided in this Condition 4 to the Relevant Date (as defined in Condition 7).

(h)	Margin, Maximum/Minimum Rates of Interest, Instalment Amounts and Redemption Amounts and Rounding

(i)

If any Margin is specified in the applicable Final Terms (either (x) generally, or (y) in relation to one or more Interest Accrual Periods or (z) in relation to one or more Reset Periods), an adjustment shall be made to all Rates of Interest, in the case of (x), or the Rates of Interest for the specified Interest Accrual Periods or Reset Periods, in the case of (y) or (z), calculated, in each case, in accordance with Condition 4(b) or Condition 4(c) above by adding (if a positive number) or subtracting the absolute value (if a negative number) of such Margin subject always to the next paragraph;

(ii)

If any Maximum or Minimum Rate of Interest, Instalment Amount or Redemption Amount is specified in the applicable Final Terms, then any Rate of Interest, Instalment Amount or Redemption Amount shall be subject to such maximum or minimum, as the case may be;

(iii)

For the purposes of any calculations required pursuant to these Conditions (unless otherwise specified), (x) all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with halves being rounded up), (y) all figures shall be rounded to seven significant figures (with halves being rounded up) and (z) all currency amounts that fall due and payable shall be rounded to the nearest unit of such currency (with halves being rounded up), save in the case of yen, which shall be rounded down to the nearest yen. For these purposes, unit means the lowest amount of such currency that is available as legal tender in the country or countries, as the case may be, of such currency.

(i)	Calculations

The amount of interest payable per Calculation Amount in respect of any Note for any Interest Accrual Period shall be equal to the product of the Rate of Interest, the Calculation Amount Specified in the applicable Final Terms and the Day Count Fraction for such Interest Accrual Period, unless an Interest Amount (or a formula for its calculation) is applicable to such Interest Accrual Period, in which case the amount of interest payable per Calculation Amount in respect of such Note for such Interest Accrual Period shall equal such Interest Amount (or be calculated in accordance with such formula). Where any Interest Period comprises two or more Interest Accrual Periods, the amount of interest payable per Calculation Amount in respect of such Interest Period shall be the sum of the Interest Amounts payable in respect of each of those Interest Accrual Periods. In respect of any other period for which interest is required to be calculated, the provisions above shall apply save that the Day Count Fraction shall be for the period for which interest is required to be calculated.

(j)

Determination and Publication of Rates of Interest, Interest Amounts, First Reset Date of Interest, Subsequent Reset Rate of Interest, Final Redemption Amounts, Early Redemption Amounts, Optional Redemption Amounts and Instalment Amounts

(i)

The Calculation Agent shall, as soon as practicable on such date as the Calculation Agent may be required to calculate any rate or amount, including, in respect of Reset Notes, the calculation of the First Reset Rate of Interest, any Subsequent Reset Rate of Interest and, in respect of a Reset Period, the Interest Amount payable on each Interest Payment Date falling in such Reset Period, obtain any quotation or make any determination or calculation, determine such rate and calculate the Interest Amounts for the relevant Interest Accrual Period, calculate, in respect of Reset Notes, the First Reset Rate of Interest, any Subsequent Reset Rate of Interest, and, in respect of a Reset Period, the Interest Amount payable on each Interest Payment Date falling in such Reset Period, calculate the Final Redemption Amount, Early Redemption Amount, Optional Redemption Amount or Instalment Amount, obtain such quotation or make such determination or calculation, as the case may be, and cause the Rate of Interest and the Interest Amounts for each Interest Accrual Period and the relevant Interest

Payment Date and, if required to be calculated, the Final Redemption Amount, Early Redemption Amount, Optional Redemption Amount or any Instalment Amount to be notified to the Fiscal Agent, the Issuer, each of the Paying Agents, the Noteholders, any other Calculation Agent appointed in respect of the Notes that is to make a further calculation upon receipt of such information and, if the Notes are listed on a stock exchange and the rules of such exchange (or other relevant authority) so require, such exchange (or other relevant authority) as soon as possible after their determination but in no event later than (i) the commencement of the relevant Interest Accrual Period, if determined prior to such time, in the case of notification to such exchange of a Rate of Interest and Interest Amount, or (ii) in all other cases (including in respect of the calculation of the First Reset Rate of Interest and in respect of a Reset Period, the calculation of the Interest Amount payable on each Interest Payment Date falling in such Reset Period), the fourth Business Day after such determination.

(ii)

Where any Interest Payment Date or Interest Period Date is subject to adjustment pursuant to Condition 4(b)(ii), the Interest Amounts and the Interest Payment Date so published may subsequently be amended (or appropriate alternative arrangements made by way of adjustment) without notice in the event of an extension or shortening of the Interest Period. If the Notes become due and payable under Condition 9, the accrued interest and the Rate of Interest payable in respect of the Notes shall nevertheless continue to be calculated as previously in accordance with this Condition but no publication of the Rate of Interest or the Interest Amount so calculated need be made.

(iii)

The determination of any rate or amount, the obtaining of each quotation and the making of each determination or calculation by the Calculation Agent(s) shall (in the absence of manifest error) be final and binding upon all parties.

(k)	Definitions

In these Conditions, unless the context otherwise requires, the following defined terms shall have the meanings set out below:

“Applicable Banking Regulations” means at any time the laws, regulations, requirements, guidelines and policies relating to capital adequacy then in effect in the Republic of Italy including, without limitation to the generality of the foregoing, those regulations, requirements, guidelines and policies relating to capital adequacy then in effect of the Relevant Authority (whether or not such requirements, guidelines or policies have the force of law and whether or not they are applied generally or specifically to the Issuer and including, for the avoidance of doubt, as at the Issue Date the rules contained in, or implementing, CRD IV);

“Business Day” means:

(i)

in the case of a currency other than euro, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in the principal financial centre for such currency; and/or

(ii)	in the case of euro, a day on which the TARGET system is operating (a TARGET Business Day); and/or

(iii)

in the case of a currency and/or one or more Additional Business Centres, a day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments in such currency in the Additional Business Centre(s) or, if no currency is indicated, generally in each of the Additional Business Centres;

“CMS Linked Interest Notes” means a Note in respect of which payments of interest will be calculated by reference to the CMS Rate as may be specified in Condition 4(b) and in the relevant Final Terms;

“Day Count Fraction” means, in respect of the calculation of an amount of interest on any Note for any period of time (from and including the first day of such period to but excluding the last) (whether or not constituting an Interest Period or Interest Accrual Period, the “Calculation Period”):

(i)

if “Actual/Actual” or “Actual/Actual—ISDA” is specified in the applicable Final Terms, the actual number of days in the Calculation Period divided by 365 (or, if any portion of that Calculation Period falls in a leap year, the sum of (A) the actual number of days in that portion of the Calculation Period falling in a leap year divided by 366, and (B) the actual number of days in that portion of the Calculation Period falling in a non-leap year divided by 365);

(ii)	if “Actual/365 (Fixed)” is specified in the applicable Final Terms, the actual number of days in the Calculation Period divided by 365;

(iii)	if “Actual/360” is specified in the applicable Final Terms, the actual number of days in the Calculation Period divided by 360;

(iv)	if “30/360”, “360/360” or “Bond Basis” is specified in the applicable Final Terms, the number of days in the Calculation Period divided by 360, calculated on a formula basis as follows:

Day Count Fraction =	[360 × (Y2 – Y1)] + [30 × (M2 –M1)] + (D2 – D1)
360

Where:

“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30;

(v)	if “30E/360” or “Eurobond Basis” is specified in the applicable Final Terms, the number of days in the Calculation Period divided by 360, calculated on a formula basis as follows:

Day Count Fraction =	[360 × (Y2 – Y1)] + [30 × (M2 –M1)] + (D2 – D1)
360

Where:

“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31, in which case D2 will be 30;

(vi)	if “30E/360 (ISDA)” is specified in the applicable Final Terms, the number of days in the Calculation Period divided by 360, calculated on a formula basis as follows:

Day Count Fraction =	[360 × (Y2 – Y1)] + [30 × (M2 –M1)] + (D2 – D1)
360

Where:

“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless (i) that day is the last day of February, or (ii) such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless (i) that day is the last day of February but not the Maturity Date, or (ii) such number would be 31, in which case D2 will be 30;

(vii)	if “Actual/Actual—ICMA” is specified in the applicable Final Terms:

(A)

if the Calculation Period is equal to or shorter than the Determination Period during which it falls, the number of days in the Calculation Period divided by the product of (x) the number of days in such Determination Period, and (y) the number of Determination Periods normally ending in any year; and

(B)	if the Calculation Period is longer than one Determination Period, the sum of:

(x)

the number of days in such Calculation Period falling in the Determination Period in which it begins divided by the product of (1) the number of days in such Determination Period, and (2) the number of Determination Periods normally ending in any year; and

(y)

the number of days in such Calculation Period falling in the next Determination Period divided by the product of (1) the number of days in such Determination Period, and (2) the number of Determination Periods normally ending in any year;

“Determination Date” means the date(s) specified as such in the applicable Final Terms or, if none is so specified, the Interest Payment Date(s);

“Determination Period” means the period from and including a Determination Date in any year to but excluding the next Determination Date;

“Euro-zone” means the region comprised of member states of the European Union that have adopted the single currency in accordance with the Treaty on the Functioning of the European Union, as amended by the treaty on European Union;

“FATCA” means: (i) sections 1471 to 1474 of the Internal Revenue Code or any associated regulations or other official guidance (or any amended or successor version that is substantially comparable); (ii) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (i) above, including the intergovernmental agreement entered into by and between Italy and the United States on 10 January 2014, ratified by way of Law No. 95 on 18 June 2015; or (iii) any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (i) or (ii) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“Interest Accrual Period” means the period beginning on (and including) the Interest Commencement Date and ending on (but excluding) the first Interest Period Date and each successive period beginning on (and including) an Interest Period Date and ending on (but excluding) the next succeeding Interest Period Date;

“Interest Amount” means:

(i)

in respect of an Interest Accrual Period, the amount of interest payable per Calculation Amount for that Interest Accrual Period and which, in the case of Fixed Rate Notes, and unless otherwise specified in the applicable Final Terms, shall mean the Fixed Coupon Amount or Broken Amount specified in the applicable Final Terms as being payable on the Interest Payment Date ending the Interest Period of which such Interest Accrual Period forms part; and

(ii)	in respect of any other period, the amount of interest payable per Calculation Amount for that period;

“Interest Basis” means (i) with respect to Notes to which Condition 4(a) (Interest on Fixed Rate Notes) applies, the Fixed Rate specified in the applicable Final Terms; (ii) with respect to Notes to which Condition 4(c) (Interest on Reset Notes) applies, the Rate of Interest specified in the applicable Final Terms; (iii) with respect to Notes to which Condition 4(b) (Interest on Floating Rate Notes and CMS Linked Interest Notes) applies, the Floating Rate or the CMS Rate specified in the applicable Final Terms; and (iv) with respect to Notes to which Condition 4(e) (Zero Coupon Notes) applies, the Notes shall be specified to be Zero Coupon in the applicable Final Terms;

“Interest Commencement Date” means the Issue Date or such other date as may be specified in the applicable Final Terms;

“Interest Determination Date” means, with respect to a Rate of Interest and Interest Accrual Period, the date specified as such in the applicable Final Terms or, if none is so specified, (i) the first day of such Interest Accrual Period if the Specified Currency is Sterling, or (ii) the day falling two Business Days in London for the Specified Currency prior to the first day of such Interest Accrual Period if the Specified Currency is neither Sterling nor euro, or (iii) the day falling two TARGET Business Days prior to the first day of such Interest Accrual Period if the Specified Currency is euro;

“Interest Period” means the period beginning on (and including) the Interest Commencement Date and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date;

“Interest Period Date” means each Interest Payment Date unless otherwise specified in the applicable Final Terms;

“ISDA Definitions” means the 2006 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc., unless otherwise specified in the applicable Final Terms;

“Maturity Period” means the period from and including the Issue Date to but excluding the Maturity Date;

“Number of Actual Calculation Periods” means, in relation to Day Count Fraction above, the number of Actual Calculation Periods normally ending in any year;

“Payment Date” means, in relation to Day Count Fraction above, the date on which interest for the relevant period falls due;

“Rate of Interest” means, in the case of the Notes other than the Reset Notes, the rate or rates of interest payable from time to time in respect of this Note and that is either specified or calculated or determined in accordance with the provisions of these Conditions and/or the relevant Final Terms;

“Reference Banks”, in the case of Notes other than the Reset Notes, has the meaning given in the relevant Final Terms or, if none, means, in the case of a determination of LIBOR, the principal London office of four major banks in the London inter-bank market and, in the case of a determination of EURIBOR, the principal Euro-zone office of four major banks in the Euro-zone inter-bank market, in each case selected by the Calculation Agent or as in the applicable Final Terms;

“Reference Rate” means EURIBOR, LIBOR or the CMS Rate as specified in the relevant Final Terms in respect of the currency and period specified in the relevant Final Terms;

“Regulatory Event” is deemed to have occurred if there is a change in the regulatory classification of the Subordinated Notes that would be likely to result in their exclusion, in whole or, to the extent permitted by the Applicable Banking Regulations, in part, from Tier II Capital of the Issuer and, in case the Regulatory Event has occurred within five years of the issue of the relevant Subordinated Notes, both of the following conditions are met: (i) the Relevant Authority considers such a change to be sufficiently certain and (ii) the Issuer demonstrates to the satisfaction of the Relevant Authority that the change in regulatory classification of the Notes was not reasonably foreseeable as at the Issue Date.

“Relevant Authority” means the Bank of Italy or other governmental authority in Italy (or other country in which the Issuer is then domiciled having the responsibility of making such decisions) or in the European Union having primary responsibility for the prudential oversight and supervision of the Issuer.

“Relevant Financial Centre” has the meaning given in the relevant Final Terms;

“Relevant Screen Page” means such page, section, caption, column or other part of a particular information service as may be specified in the applicable Final Terms;

“Reset Notes” means a Note on which interest is calculated at reset rates payable in arrear on a fixed date or dates in each year and/or at intervals of one, two, three, six or 12 months or at such other date or intervals as may be agreed between the Issuer and the relevant dealer(s) (as indicated in the relevant Final Terms);

“Specified Currency” means the currency specified as such in the applicable Final Terms or, if none is specified, the currency in which the Notes are denominated;

“Start Date” means, in relation to Day Count Fraction above, the date from which interest for the relevant period begins to accrue; and

“TARGET System” means the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET2) System or any successor thereto.

“Tier II Capital” has the meaning given to it by (i) the Relevant Authority from time to time or (ii) any regulation, directive or other binding rules, standards or decisions adopted by the institutions of the European Union from time to time, as applicable.

(l)	Calculation Agent

The Issuer shall procure that there shall at all times be one or more Calculation Agents if provision is made for them in the applicable Final Terms (or Pricing Supplement if applicable) and for so long as any Note is outstanding (as defined in the Agency Agreement). Where more than one Calculation Agent is appointed in respect of the Notes, references in these Conditions to the Calculation Agent shall be construed as each Calculation Agent performing its respective duties under the Conditions. If the Calculation Agent is unable or unwilling to act as such or if the Calculation Agent fails duly to establish the Rate of Interest for an Interest Accrual Period or to calculate any Interest Amount, Instalment Amount, Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount, as the case may be, or to comply with any other requirement, the Issuer shall appoint a leading bank or investment banking firm engaged in the inter-bank market (or, if appropriate, money, swap or over-the-counter index options market) that is most closely connected with the calculation or determination to be made by the Calculation Agent (acting through its principal London office or any other office actively involved in such market) to act as such in its place. The Calculation Agent may not resign its duties without a successor having been appointed as aforesaid.

5.	Redemption, Purchase and Options

(a)	Final Redemption

Unless previously redeemed, purchased and cancelled as provided below, each Note shall be finally redeemed on the Maturity Date specified in the applicable Final Terms (or Pricing Supplement if applicable) at its Final Redemption Amount specified in the applicable Final Terms (or Pricing Supplement if applicable) subject as provided in Conditions 5(j) (Redemption of Subordinated Notes).

(b)	Early Redemption

(i)	Zero Coupon Notes

(A)

The Early Redemption Amount payable in respect of any Zero Coupon Note, the Early Redemption Amount of which is not linked to an index and/or a formula, upon redemption of such Note pursuant to Condition 5(c) or upon it becoming due and payable as provided in Condition 9 shall be the Amortised Face Amount (calculated as provided below) of such Note unless otherwise specified in the applicable Final Terms.

(B)

Subject to the provisions of sub-paragraph (C) below, the Amortised Face Amount of any such Note shall be the scheduled Final Redemption Amount of such Note on the Maturity Date discounted at a rate per annum (expressed as a percentage) equal to the

Amortisation Yield (which, if none is shown in the applicable Final Terms, shall be such rate as would produce an Amortised Face Amount equal to the issue price of the Notes if they were discounted back to their issue price on the Issue Date) compounded annually.

(C)

If the Early Redemption Amount payable in respect of any such Note upon its redemption pursuant to Condition 5(c) or upon it becoming due and payable as provided in Condition 9 is not paid when due, the Early Redemption Amount due and payable in respect of such Note shall be the Amortised Face Amount of such Note as defined in sub-paragraph (B) above, except that such sub-paragraph shall have effect as though the date on which the Note becomes due and payable were the Relevant Date. The calculation of the Amortised Face Amount in accordance with this sub-paragraph shall continue to be made (both before and after judgment) until the Relevant Date, unless the Relevant Date falls on or after the Maturity Date, in which case the amount due and payable shall be the scheduled Final Redemption Amount of such Note on the Maturity Date together with any interest that may accrue in accordance with Condition 4(e).

Where such calculation is to be a made for a period of less than one year, it shall be made on the basis of the Day Count Fraction shown in the applicable Final Terms.

(ii)	Other Notes

The Early Redemption Amount payable in respect of any Note (other than Notes described in (i) above), upon redemption of such Note pursuant to Conditions 5(c) or 5(e) or upon it becoming due and payable as provided in Condition 9, shall be the Final Redemption Amount unless otherwise specified in the applicable Final Terms.

(c)	Redemption for Taxation Reasons

The Notes may be redeemed at the option of the Issuer in whole, but not in part (but subject to consent thereto having been obtained from the Bank of Italy in the case of Subordinated Notes) on any Interest Payment Date (if this Note is a Floating Rate Note or a CMS Linked Interest Note) or, at any time (if this Note is neither a Floating Rate Note nor a CMS Linked Interest Note), on giving not less than 5 nor more than 60 days’ notice to the Noteholders (which notice shall be irrevocable), at their Early Redemption Amount (as described in Condition 5(b)) (together with interest accrued to the date fixed for redemption), if (i) the Issuer has or will become obliged to pay additional amounts as provided or referred to in Condition 7 as a result of any change in, or amendment to, the laws or regulations of the Republic of Italy or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date on which agreement is reached to issue the first Tranche of the Notes, and (ii) such obligation cannot be avoided by the Issuer taking reasonable measures available to it, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such additional amounts in respect of the Notes then due and (iii) in the case of Subordinated Notes only if the circumstances under points (i) and (ii) above have occurred within five years of the issue of the relevant Subordinated Notes, the Issuer demonstrates to the satisfaction of the Relevant Authority that such change is material and was not reasonably foreseeable at the Issue Date. Before the publication of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Fiscal Agent to make available at its specified office to the Noteholders a certificate signed by two authorised signatories of the Issuer stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred, and an opinion of independent legal advisers of recognised standing to the effect that the Issuer has or will become obliged to pay such additional amounts as a result of such change or amendment.

(d)	Redemption at the Option of the Issuer (Issuer Call)

(i)

If Call Option is specified as being applicable in the applicable Final Terms, the Issuer may (subject, in the case of Subordinated Notes, to the prior consent thereto having been obtained from the Bank of Italy), on giving not less than 5 nor more than 30 days’ irrevocable notice to the Noteholders (or such other notice period as may be specified in the applicable Final Terms) redeem all or, if so provided, some, of the Notes on any Optional Redemption Date. Any such redemption of Notes shall be at their Optional Redemption Amount together with interest accrued to the date fixed for redemption. Any such redemption or exercise must relate to Notes of a nominal amount at least equal to the Minimum Redemption Amount to be redeemed specified in the applicable Final Terms and no greater than the Maximum Redemption Amount to be redeemed specified in the applicable Final Terms.

All Notes in respect of which any such notice is given shall be redeemed on the date specified in such notice in accordance with this Condition.

In the case of a partial redemption, the notice to Noteholders shall also contain the certificate numbers of the Bearer Notes, or in the case of Registered Notes shall specify the nominal amount of Registered Notes drawn and the holders of such Registered Notes, to be redeemed, which shall have been drawn in such place and in such manner as may be fair and reasonable in the circumstances, taking account of prevailing market practices, subject to compliance with any applicable laws and stock exchange or other relevant authority requirements.

(ii)

(With respect to the Senior Notes only): If the Optional Redemption Amount specified in the relevant Final Terms (or Pricing Supplement if applicable) is the Make-Whole Redemption Amount, the amount payable on the relevant Optional Redemption Date will be the higher of: (i) the aggregate principal amount outstanding of the relevant Senior Notes; and (ii) the price, expressed as a percentage of the aggregate nominal amount outstanding of the relevant Senior Notes (rounded to four decimal places with 0.00005 being rounded upwards), at which the then current yield on the Senior Notes on the Reference Date would be equal to the then current yield (determined by reference to the middle market price) at the Reference Time on the Reference Date of the relevant Benchmark Security plus the Make-Whole Margin, as determined by the Fiscal Agent. If Benchmark Security Linear Interpolation is specified as applicable in the relevant Final Terms, the current yield of the Benchmark Security shall be determined by linear interpolation (calculated to the nearest one twelfth of a year) of the yields of the two Benchmark Securities specified in the Final Terms.

In this condition 5(d):

“Benchmark Security” shall be as specified in the relevant Final Terms provided, however, that if such Benchmark Security has previously been redeemed, purchased or cancelled or is not so specified in the relevant Final Terms, the Benchmark Security shall be the FA Selected Security;

“FA Selected Security” means a government security or securities selected by the Fiscal Agent as having an actual or interpolated maturity comparable with the remaining term of the Notes, that would be utilised, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in the currency and of a comparable maturity to the remaining term of the Senior Notes;

“Make-Whole Margin” shall be as specified in the relevant Final Terms;

“Reference Date” means the date which is three London Business Days prior to the relevant Optional Redemption Date; and

“Reference Time” shall be as specified in the relevant Final Terms.

(e)	Redemption for Regulatory Reasons (Regulatory Call)

This Condition 5(e) applies only to Notes specified in the applicable Final Terms as being Subordinated Notes.

If Regulatory Call is specified as being applicable in the applicable Final Terms, the Notes may be redeemed at the option of the Issuer (subject to the prior approval of the Relevant Authority), in whole, but not in part, at any time (if this Note is neither a Floating Rate Note nor a CMS Linked Interest Note) or on any Interest Payment Date (if this Note is a Floating Rate Note or a CMS Linked Interest Note), on giving not less than 15 nor more than 30 days’ notice to the Fiscal Agent and, in accordance with Condition 13, the Noteholders (which notice shall be irrevocable), if a Regulatory Event has occurred.

Upon the expiry of any such notice as is referred to in this Condition 5(e), the Issuer shall be bound to redeem the Notes in accordance with this Condition 5(e). Notes redeemed pursuant to this Condition 5(e) will be redeemed at their Early Redemption Amount referred to in Condition 5(b) above together (if appropriate) with interest accrued to (but excluding) the date of redemption.

Any redemption of Subordinated Notes is subject to the prior approval of the Relevant Authority.

(f)	Redemption of Senior Notes at the Option of Noteholders (Investor Put)

If Put Option is specified in the applicable Final Terms, the Issuer shall, at the option of the holder of any such Note, upon the holder of such Note giving not less than 15 nor more than 30 days’ notice to the Issuer (or such other notice period as may be specified in the applicable Final Terms) redeem such Note on the Optional Redemption Date(s) at its Optional Redemption Amount together with interest accrued to the date fixed for redemption. Any such redemption or exercise must relate to Notes of a nominal amount at least equal to the Minimum Redemption Amount to be redeemed specified in the applicable Final Terms and no greater than the Maximum Redemption Amount to be redeemed specified in the applicable Final Terms.

To exercise such option the holder must deposit (in the case of Bearer Notes) such Note (together with all unmatured Receipts and Coupons and unexchanged Talons) with any Paying Agent or (in the case of Registered Notes) the Certificate representing such Note(s) with the Registrar or any Transfer Agent at its specified office, together with a duly completed option exercise notice (Exercise Notice) in the form obtainable from any Paying Agent, the Registrar or any Transfer Agent (as applicable) within the notice period. No Note or Certificate so deposited and option exercised may be withdrawn (except as provided in the Agency Agreement) without the prior consent of the Issuer.

(g)	Specific redemption provisions applicable to certain types of Exempt Notes

The Final Redemption Amount, any Optional Redemption Amount and the Early Redemption Amount in respect of Index Linked Redemption Notes and Dual Currency Redemption Notes may be specified in, or determined in the manner specified in, the applicable Pricing Supplement. For the purposes of Conditions 5(b) and 5(e), Index Linked Interest Notes and Dual Currency Interest Notes may be redeemed only on an Interest Payment Date.

Unless previously redeemed, purchased and cancelled as provided in this Condition 5, each Note that provides for Instalment Dates and Instalment Amounts shall be partially redeemed on each Instalment Date at the related Instalment Amount specified in the applicable Pricing Supplement. The outstanding nominal amount of each such Note shall be reduced by the Instalment Amount (or, if such Instalment Amount is calculated by reference to a proportion of the nominal amount of such Note, such proportion) for all purposes with effect from the related Instalment Date, unless payment of the Instalment Amount is improperly withheld or refused, in which case, such amount shall remain outstanding until the Relevant Date relating to such Instalment Amount.

Partly Paid Notes will be redeemed, whether at maturity, early redemption or otherwise, in accordance with the provisions of this Condition and the provisions specified in the applicable Pricing Supplement.

(h)	Purchases

The Issuer or any of its Subsidiaries may (but, in the case of Subordinated Notes and subject (if required) to consent thereto having been obtained from the Relevant Authority and in compliance with Applicable Banking Regulations) at any time purchase Notes in the open market or otherwise and at any price provided that all unmatured Coupons appertaining thereto are purchased therewith.

(i)	Cancellation

All Notes purchased by or on behalf of the Issuer or any of its subsidiaries may be surrendered for cancellation, in the case of Bearer Notes, by surrendering each such Note together with all unmatured Receipts and Coupons and all unexchanged Talons to the Fiscal Agent and, in the case of Registered Notes, by surrendering the Certificate representing such Notes to the Registrar and, in each case, if so surrendered, shall, together with all Notes redeemed by the Issuer, be cancelled forthwith (together with all unmatured Receipts and Coupons and unexchanged Talons attached thereto or surrendered therewith). Any Notes so surrendered for cancellation may not be reissued or resold and the obligations of the Issuer in respect of any such Notes shall be discharged.

(j)	Redemption of Subordinated Notes

Subordinated Notes shall have a minimum Maturity Period of five years, as provided under the Prudential Regulations for Banks.

Notwithstanding the foregoing provisions of this Condition (i) to the extent required by the Applicable Banking Regulations, the redemption of any series of Subordinated Notes at their Maturity Date shall be subject to the prior approval of the Bank of Italy; and/or (ii) the early redemption of any series of Subordinated Notes shall always be subject to the prior approval of the Bank of Italy. Failure to redeem any such Notes where such consent has not been granted shall not constitute a default of the Issuer for any purpose.

Amounts that would otherwise be payable on the due date will continue to bear interest until whichever is the earlier of (i) the day on which all sums due in respect of such Subordinated Notes up to that day are received by or on behalf of the Noteholders and (ii) the day which is seven days after the Fiscal Agent, which have been directed to do so by the Issuer, has notified the Noteholders that it has received all sums due in respect of such Subordinated Notes up to such seventh day.

6.	PAYMENTS AND TALONS

(a)	Bearer Notes

Payments of principal and interest in respect of Bearer Notes shall, subject as mentioned below, be made against presentation and surrender of the relevant Receipts, Notes (in the case of all other payments of principal and, in the case of interest, as specified in Condition 6(g)(vi)) or Coupons (in the case of interest, save as specified in Condition 6(g)(vi)), as the case may be, at the specified office of any Paying Agent outside the United States by a cheque payable in the relevant currency drawn on, or, at the option of the holder, by transfer to an account denominated in such currency with, a bank in the principal financial centre for such currency or, in the case of euro, in a city in which banks have access to the TARGET System.

(b)	Specific provisions in relation to payments in respect of certain types of Exempt Notes

Payments of instalments of principal (if any) in respect of definitive Notes, other than the final instalment, will (subject as provided below) be made in the manner provided in Condition 6(a) above only against presentation and surrender (or, in the case of part payment of any sum due, endorsement) of the relevant Receipt in accordance with the preceding paragraph. Payment of the final instalment will be made in the manner provided in this Condition 6 only against presentation and surrender (or, in the case of part payment of any sum due, endorsement) of the relevant Note in accordance with the preceding paragraph. Each Receipt must be presented for payment of the relevant instalment together with the definitive Note to which it appertains. Receipts presented without the definitive Note to which they appertain do not constitute valid obligations of the Issuer. Upon the date on which any definitive Note becomes due and repayable, unmatured Receipts (if any) relating thereto (whether or not attached) shall become void and no payment shall be made in respect thereof.

Upon the date on which any Dual Currency Note or Index Linked Note in definitive form becomes due and repayable, unmatured Coupons and Talons (if any) relating thereto (whether or not attached) shall become void and no payment or, as the case may be, exchange for further Coupons shall be made in respect thereof.

(c)	Registered Notes

(i)

Payments of principal (which for the purposes of this Condition 6(c) shall include final Instalment Amounts but not other Instalment Amounts) in respect of Registered Notes shall be made against presentation and surrender of the relevant Certificates at the specified office of the Registrar or any of the Transfer Agents and in the manner provided in paragraph (ii) below.

(ii)

Interest (which for the purpose of this Condition 6(c) shall include all Instalment Amounts other than final Instalment Amounts) on Registered Notes shall be paid to the person shown on the Register at the close of business on the fifteenth day before the due date for payment thereof (the “Record Date”). Payments of interest on each Registered Note shall be made in the relevant currency by cheque drawn on a bank in the principal financial centre of the country of such currency, subject as provided in paragraph (a) above, and mailed to the holder (or to the first named of joint holders) of such Note at its address appearing in the Register. Upon application by the holder to the specified office of the Registrar or any Transfer Agent before the Record Date and, subject as provided in paragraph (a) above, such payment of interest may be made by transfer to an account in the relevant currency maintained by the payee with a bank in the principal financial centre of the country of such currency.

(d)	Payments in the United States

Notwithstanding the foregoing, if any Bearer Notes are denominated in U.S. dollars, payments in respect thereof may be made at the specified office of any Paying Agent in New York City in the same manner as aforesaid if (i) the Issuer shall have appointed Paying Agents with specified offices outside the United States with the reasonable expectation that such Paying Agents would be able to make payment of the amounts on the Notes in the manner provided above when due, (ii) payment in full of such amounts at all such offices is illegal or effectively precluded by exchange controls or other similar restrictions on payment or receipt of such amounts, and (iii) such payment is then permitted by United States law, without involving, in the sole opinion of the Issuer, any adverse tax consequence to the Issuer.

(e)	Payments Subject to Fiscal Laws

All payments are subject in all cases to (i) any applicable fiscal or other laws, regulations and directives, but without prejudice to the provisions of Condition 7 and (ii) any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations thereunder or official interpretations thereof) or an intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement). No commission or expenses shall be charged to the Noteholders or Couponholders in respect of such payments.

(f)	Appointment of Agents

The Fiscal Agent, the Paying Agents, the Registrar, the Transfer Agents and the Calculation Agent initially appointed by the Issuer and their respective specified offices are listed below. If any additional Paying Agents are appointed in connection with any Series, the names of such Paying Agents will be specified in Part B of the applicable Final Terms.

The Fiscal Agent, the Paying Agents, the Registrar, Transfer Agents and the Calculation Agent(s) act solely as agents of the Issuer and do not assume any obligation or relationship of agency or trust for or with any Noteholder or Couponholder. The Issuer reserves the right at any time to vary or terminate the appointment of the Fiscal Agent, any other Paying Agent, the Registrar, any Transfer Agent or the Calculation Agent(s) and to appoint additional or other Paying Agents or Transfer Agents, provided that the Issuer shall at all times maintain (i) a Fiscal Agent, (ii) a Registrar in relation to Registered Notes, (iii) a Transfer Agent in relation to Registered Notes, (iv) one or more Calculation Agent(s) where the Conditions so require, (v) Paying Agents and Transfer Agents having specified offices in at least two major European cities, one of which will be Luxembourg so long as the Notes are listed on the Luxembourg Stock Exchange, and (vi) such other agents as may be required by the rules of any other stock exchange on which the Notes may be listed.

In addition, the Issuer shall forthwith appoint a Paying Agent in New York City in respect of any Bearer Notes denominated in U.S. dollars in the circumstances described in paragraph (d) aboveabove.

Notice of any such change or any change of any specified office shall promptly be given to the Noteholders in accordance with Condition 13.

(g)	Unmatured Coupons and Receipts and unexchanged Talons

(i)

Upon the due date for redemption of Bearer Notes which comprise Fixed Rate Notes (other than Dual Currency Notes or Index linked Notes) such Notes should be surrendered for payment together with all unmatured Coupons (if any) relating thereto, failing which an amount equal to the face value of each missing unmatured Coupon (or, in the case of payment not being made in full, that proportion of the amount of such missing unmatured Coupon that the sum of principal so paid bears to the total principal due) shall be deducted from the Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount, as the case may be, due for payment. Any amount so deducted shall be paid in the manner mentioned above against surrender of such missing Coupon within a period of 10 years from the Relevant Date for the payment of such principal (whether or not such Coupon has become void pursuant to Condition 8).

(ii)

Upon the due date for redemption of any Bearer Note comprising a Floating Rate Note, a CMS Linked Interest Note, Dual Currency Interest Note or Index Linked Note, unmatured Coupons relating to such Note (whether or not attached) shall become void and no payment shall be made in respect of them.

(iii)	Upon the due date for redemption of any Bearer Note, any unexchanged Talon relating to such Note (whether or not attached) shall become void and no Coupon shall be delivered in respect of such Talon.

(iv)

Upon the due date for redemption of any Bearer Note that is redeemable in instalments, all Receipts relating to such Note having an Instalment Date falling on or after such due date (whether or not attached) shall become void and no payment shall be made in respect of them.

(v)

Where any Bearer Note that provides that the relevant unmatured Coupons are to become void upon the due date for redemption of those Notes is presented for redemption without all unmatured Coupons, and where any Bearer Note is presented for redemption without any unexchanged Talon relating to it, redemption shall be made only against the provision of such indemnity as the Issuer may require.

(vi)

If the due date for redemption of any Note is not a due date for payment of interest, interest accrued from the preceding due date for payment of interest or the Interest Commencement Date, as the case may be, shall only be payable against presentation (and surrender if appropriate) of the relevant Bearer Note or Certificate representing it, as the case may be. Interest accrued on a Note that only bears interest after its Maturity Date shall be payable on redemption of such Note against presentation of the relevant Note or Certificate representing it, as the case may be.

(h)	Talons

On or after the Interest Payment Date for the final Coupon forming part of a Coupon sheet issued in respect of any Bearer Note, the Talon forming part of such Coupon sheet may be surrendered at the specified office of the Fiscal Agent in exchange for a further Coupon sheet (and if necessary another Talon for a further Coupon sheet) (but excluding any Coupons that may have become void pursuant to Condition 8).

(i)	Non-Business Days

If any date for payment in respect of any Note, Receipt or Coupon is not a business day, the holder shall not be entitled to payment until the next following business day nor to any interest or other sum in respect of such postponed payment. In this paragraph, business day means any day which is:

(a)	a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in:

(i)	in the case of Notes in definitive form only, the relevant place of presentation, and

(ii)	each such jurisdiction as shall be specified as “Additional Financial Centres” in the applicable Final Terms; and

(b)

either (A) (in the case of a payment in a currency other than euro) where payment is to be made by transfer to an account maintained with a bank in the relevant currency, a day on which foreign exchange transactions may be carried on in the relevant currency in the principal financial centre of the country of such currency; or (B) (in the case of a payment in euro) a TARGET Business Day.

7.	TAXATION

All payments of principal and interest in respect of the Notes, the Receipts and the Coupons shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the Republic of Italy or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer shall pay such additional amounts as shall result in receipt by the Noteholders and the Couponholders of such amounts as would have been received by them had no such withholding or deduction been required. The requirement to pay such additional amounts shall not apply:

(a)	in respect of any Note, Receipt or Coupon presented for payment:

(i)	in the Republic of Italy; or

(ii)	by or on behalf of a Noteholder or Couponholder who is:

(A)	entitled to avoid such deduction or withholding by making a declaration of non-residence or other similar claim for exemption; or

(B)	liable to such taxes or duties by reason of his having some connection with the Republic of Italy, other than the mere holding of the Note, Receipt or Coupon; or

(iii)	more than 30 days after the Relevant Date except to the extent that the Holder thereof would have been entitled to such additional amount on presenting the same for payment on such thirtieth day; or

(iv)

(except in the case of Registered Notes) presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note, Receipt or Coupon to another Paying Agent in a Member State of the European Union; or

(b)

in relation to any payment or deduction of any interest, principal or proceeds of any Note, Receipt or Coupon on account of imposta sostitutiva pursuant to Italian Legislative Decree No. 239 of 1 April 1996 as amended; or

(c)	in respect of Notes classified as atypical securities where such withholding or deduction is required under Law Decree No. 512 of 30th September, 1983, as amended; or

(d)	where such withholding or deduction is imposed pursuant to FATCA.

As used in these Conditions, “Relevant Date” in respect of any Note, Receipt or Coupon means the date on which payment in respect of it first becomes due or (if any amount of the money payable is improperly withheld or refused) the date on which payment in full of the amount outstanding is made or (if earlier) the date seven days after that on which notice is duly given to the Noteholders that, upon further presentation of the Note (or related Certificate), Receipt or Coupon being made in accordance with the Conditions, such payment will be made, provided that payment is in fact made upon such presentation. References in these Conditions to (i) “principal” shall be deemed to include any premium payable in respect of the Notes, all Instalment Amounts, Final Redemption Amounts, Early Redemption Amounts, Optional Redemption Amounts, Amortised Face Amounts and all other amounts in the nature of principal payable pursuant to Condition 5 or any amendment or supplement to it, (ii) interest shall be deemed to include all Interest Amounts and all other amounts payable pursuant to Condition 4 or any amendment or supplement to it, and (iii) “principal” and/or “interest” shall be deemed to include any additional amounts that may be payable under this Condition.

8.	PRESCRIPTION

Claims against the Issuer for payment in respect of the Notes, Receipts and Coupons (which for this purpose shall not include Talons) shall be prescribed and become void unless made within 10 years (in the case of principal) or five years (in the case of interest) from the appropriate Relevant Date in respect of them.

9.	EVENTS OF DEFAULT

(a)	In the case of Subordinated Notes

(i)

This Condition 9(a) applies only in respect of Subordinated Notes and references to “Noteholders” or to “Holders of Notes”, “Receipts” or “Coupons” in this Condition 9(a) shall be construed accordingly.

(ii)

If the Issuer is wound up or dissolved (otherwise than for purposes of any amalgamation, merger or reconstruction on terms previously approved by an Extraordinary Resolution of Noteholders), the Notes are, and they shall immediately become due and repayable at their Redemption Amount together with, if appropriate, accrued interest thereon.

(iii)

No remedy against the Issuer other than as specifically provided by this Condition 9(a) shall be available to Holders of the Notes, Receipts or Coupons whether for the recovery of amounts owing in respect of the Notes or in respect of any breach by the Issuer of any of its obligations in relation to the Notes or otherwise.

(b)	In the case of Senior Notes

The following events or circumstances as modified, and/or such other events as may be specified, in the applicable Final Terms (each an “Event of Default”) shall be events of default in relation to any Senior Notes of any Series, namely:

(i)

Non-Payment: The Issuer fails to pay the principal of or interest on any of the Notes in the Specified Currency when due and, in the case of interest, such failure continues for a period of five days; or

(ii)

Breach of Other Obligations: The Issuer does not perform or comply with any one or more of its other obligations in the Notes or the Fiscal Agency Agreement which default is incapable of remedy within 30 days after written notice requiring such default to be remedied has been delivered to the Issuer at the specified office of the Fiscal Agent by the relevant Noteholder; or

(iii)

Cross-Default: Any other present or future indebtedness of the Issuer or any of its Subsidiaries for or in respect of moneys borrowed or raised, becomes due and payable or is capable of becoming due and payable prior to its stated maturity by reason of default, or (1) any such indebtedness is not paid when due or, as the case may be, within any applicable grace periods, or (2) the Issuer or any of its Subsidiaries fails to pay when due any amount payable by it under any present or future guarantee for, or indemnity in respect of, any moneys borrowed or raised, provided that the aggregate amount of the relevant indebtedness, guarantees and indemnities in respect of which one or more of the events mentioned above in this Condition 9(b)(iii) have occurred equals or exceeds €50,000,000or its equivalent in another currency as determined by the Fiscal Agent; or

(iv)

Enforcement Proceedings: A distress, attachment, execution or legal process is levied, enforced or sued out on or against all or any material part of the property, assets or revenues of the Issuer or any of its Subsidiaries and is not discharged or stayed within 30 days; or

(v)

Security Enforced: Any mortgage, charge, pledge, lien or other encumbrance, present or future, created or assumed by the Issuer or any of its Subsidiaries becomes enforceable over any material part of the property, assets or revenues of the Issuer or such Subsidiary and any step is taken to enforce it (including the taking of possession or the appointment of a receiver, manager or other similar person); or

(vi)

Insolvency: The Issuer or any of its Subsidiaries is (or is, or could be, adjudicated by a court of competent jurisdiction to be) insolvent or bankrupt or unable to pay its debts, stops, suspends or threatens to stop or suspend payment of all or a material part of (or of a particular type of) its debts, proposes or makes a general assignment or an arrangement or composition with or for the benefit of the relevant creditors in respect of any of such debts or a moratorium is agreed or declared in respect of or affecting all or any part of (or of a particular type of) the debts of the Issuer or any of its Subsidiaries; or

(vii)

Winding-up: An order is made or an effective resolution passed for the winding-up or dissolution of the Issuer or any of its Subsidiaries, or the Issuer or any of its Subsidiaries shall apply or petition for a winding-up or administration order in respect of itself or ceases, or through an official action of its board of directors threatens to cease, to carry on all or a substantial part of its business or operations, in each case except for the purpose of and followed by a reconstruction, amalgamation, reorganisation, merger or consolidation (i) on terms approved by an Extraordinary Resolution of the Noteholders or (ii) in the case of a Subsidiary, whereby the undertaking and assets of the Subsidiary are transferred to or otherwise vested in the Issuer or another of its Subsidiaries; or

(viii)	Analogous Events: Any event occurs that under the laws of any relevant jurisdiction has an analogous effect to any of the events referred to in any of the foregoing paragraphs.

As used in these Conditions, “Subsidiary” means, at any particular time, a company which is then directly or indirectly controlled, or more than 50 per cent. of whose issued equity share capital (or equivalent) is then beneficially owned, by the Issuer and/or one or more of its respective Subsidiaries.

For a company to be “controlled” by another means that the other (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove all or the majority of the members of the Board of Directors or other governing body of that company or otherwise controls or has the power to control the affairs and policies of that company.

(c)

If any Event of Default shall occur in relation to any series of Notes, any Holder of a Note of the relevant Series of Notes may, by written notice to the Issuer, at the specified office of the Fiscal Agent or, in the case of Registered Notes, at the specified office of the Registrar, declare that such Note and (if the Note is interest-bearing) all interest then accrued on such Note shall be forthwith due and payable, whereupon the same shall become immediately due and payable at its early termination amount (the Early Termination Amount) (which shall be its Outstanding Principal Amount or, if such Note is non-interest bearing, its Amortised Face Amount or such other redemption amount as may be specified, or determined in accordance with the provisions set out, in the applicable Final Terms), together with all interest (if any) accrued thereon without presentment, demand, protest or other notice of any kind, all of which the Issuer will expressly waive, anything contained in such Notes to the contrary notwithstanding.

10.	MEETING OF NOTEHOLDERS AND MODIFICATIONS

(a)	Meetings of Noteholders

The Agency Agreement contains provisions for convening meetings of Noteholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution (as defined in the Agency Agreement) of a modification of any of these Conditions. Such a meeting may be convened by Noteholders holding not less than 10 per cent. in nominal amount of the Notes for the time being outstanding. The quorum for any meeting convened to consider an Extraordinary Resolution shall be two or more persons holding or representing a clear majority in nominal amount of the Notes for the time being outstanding, or at any adjourned meeting two or more persons being or representing Noteholders whatever the nominal amount of the Notes held or represented, unless the business of such meeting includes consideration of proposals, inter alia, (i) to amend the dates of maturity or redemption of the Notes, any Instalment Date or any date for payment of interest or Interest Amounts on the Notes, (ii) to reduce or cancel the nominal amount of, or any Instalment Amount of, or any premium payable on redemption of, the Notes, (iii) to reduce the rate or rates of interest in respect of the Notes or to vary the method or basis of calculating the rate or rates or amount of interest or the basis for calculating any Interest Amount in respect of the Notes, (iv) if a Minimum and/or a Maximum Rate of Interest, Instalment Amount or Redemption Amount is shown in the applicable Final Terms (or Pricing Supplement if applicable), to reduce any such Minimum and/or Maximum, (v) to vary any method of, or basis for, calculating the Final Redemption Amount, the Early Redemption Amount or the Optional Redemption Amount, including the method of calculating the Amortised Face Amount, (vi) to vary the currency or currencies of payment or denomination of the Notes, (vii) to modify the provisions concerning the quorum required at any meeting of Noteholders or the majority required to pass the Extraordinary Resolution, in which case the necessary quorum shall be two or more persons holding or representing not less than 75 per cent., or at any adjourned meeting not less than 25 per cent., in nominal amount of the Notes for the time being outstanding. Any Extraordinary Resolution duly passed shall be binding on Noteholders (whether or not they were present at the meeting at which such resolution was passed) and on all Couponholders.

These Conditions may be completed in relation to any Series of Notes by the terms of the applicable Final Terms (or Pricing Supplement in the case of Exempt Notes) in relation to such Series.

(b)	Modification of Agency Agreement

The Issuer shall only permit any modification of, or any waiver or authorisation of any breach or proposed breach of or any failure to comply with, the Agency Agreement, if to do so could not reasonably be expected to be prejudicial to the interests of the Noteholders.

11.	REPLACEMENT OF NOTES, CERTIFICATES, RECEIPTS, COUPONS AND TALONS

If a Note, Certificate, Receipt, Coupon or Talon is lost, stolen, mutilated, defaced or destroyed, it may be replaced, subject to applicable laws, regulations and stock exchange or other applicable authority regulations, at the specified office of the Fiscal Agent or any of the Paying Agents (including the Luxembourg Paying Agent) (in the case of Bearer Notes, Receipts, Coupons or Talons) and of the Registrar (in the case of Certificates) or Transfer Agent, as the case may be, as may from time to time be designated by the Issuer for the purpose and notice of whose designation is given to Noteholders, in each case on payment by the claimant of the fees and costs incurred in connection therewith and on such terms as to evidence, security and indemnity (which may provide, inter alia, that if the allegedly lost, stolen or destroyed Note, Certificate, Receipt, Coupon or Talon is subsequently presented for payment or, as the case may be, for exchange for further Coupons, there shall be paid to the Issuer on demand the amount payable by the Issuer in respect of such Notes, Certificates, Receipts, Coupons or further Coupons) and otherwise as the Issuer may require. Mutilated or defaced Notes, Certificates, Receipts, Coupons or Talons must be surrendered before replacements will be issued.

12.	FURTHER ISSUES

The Issuer may from time to time without the consent of the Noteholders or Couponholders create and issue further notes having the same terms and conditions as the Notes (so that, for the avoidance of doubt, references in these conditions of such notes to “Issue Date” shall be to the first issue date of the Notes) and so that the same shall be consolidated and form a single series with such Notes, and references in these Conditions to “Notes” shall be construed accordingly.

13.	NOTICES

Notices to the holders of Registered Notes shall be mailed to them at their respective addresses in the Register and deemed to have been given on the fourth weekday (being a day other than a Saturday or a Sunday) after the date of mailing and such notices shall be valid, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that Stock Exchange so require, shall be published in electronic form on the Luxembourg Stock Exchange (www.bourse.lu) or in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort). Notices to the holders of Bearer Notes shall be valid so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that Stock Exchange so require, shall be published in electronic form on the Luxembourg Stock Exchange (www.bourse.lu) in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort). If any such publication is not practicable, notice shall be validly given if published in another leading daily English language newspaper with general circulation in Europe. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the date of the first publication as provided above.

Couponholders shall be deemed for all purposes to have notice of the contents of any notice given to the holders of Bearer Notes in accordance with this Condition.

14.	CURRENCY INDEMNITY

Any amount received or recovered in a currency other than the currency in which payment under the relevant Note, Coupon or Receipt is due (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or otherwise) from any Noteholder or Couponholder in respect of any sum expressed to be due to it from the Issuer shall only constitute a discharge to the Issuer to the extent of the amount in the currency of payment under the relevant Note, Coupon or Receipt that the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If the amount received or recovered is less than the amount expressed to be due to the recipient under any Note, Coupon or Receipt, the Issuer shall indemnify it against any loss sustained by it as a result. In any event, the Issuer, shall indemnify the recipient against the cost of making any such purchase. For the purposes of this Condition, it shall be sufficient for the Noteholder or Couponholder, as the case may be, to demonstrate that it would have suffered a loss had an actual purchase been made. These indemnities constitute a separate and independent obligation from the Issuer’s other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Noteholder or Couponholder and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note, Coupon or Receipt or any other judgment or order.

15.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

No person shall have any right to enforce any term or condition of any Notes under the Contracts (Rights of Third Parties) Act 1999.

16.	GOVERNING LAW AND JURISDICTION

(a)	Governing Law

The Notes, the Receipts, the Coupons and the Talons, and any non-contractual obligations arising out of or in connection with the Notes, the Receipts, the Coupons and the Talons, are governed by, and shall be construed in accordance with, English law except for, with respect to the Senior Notes, Condition 3(a) as to the waiver of set-off rights and, with respect to the Subordinated Notes, Condition 3(b), Condition 5(e) and Condition 5(j) which shall be governed by, and construed in accordance with, Italian law.

(b)	Jurisdiction

The courts of England are to have jurisdiction to settle any disputes that may arise out of or in connection with any Notes, Receipts, Coupons or Talons (including a dispute relating to any non-contractual obligations arising out of or in connection with any Notes, Receipts, Coupons or Talons) and accordingly any legal action or proceedings arising out of or in connection with any Notes, Receipts, Coupons or Talons, including any proceedings relating to any non-contractual obligations arising out of or in connection with any Notes, Receipts, Coupons or Talons (Proceedings) may be brought in such courts. The Issuer irrevocably submits to the jurisdiction of the courts of England and waives any objection to Proceedings in such courts on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is made for the benefit of each of the holders of the Notes, Receipts, Coupons and Talons and shall not affect the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

(c)	Service of Process

The Issuer irrevocably appoints the representative office of the Italian Chamber of Commerce and Industry for the UK in London located at 1 Princes Street, London W1B 2AY, as its agent in England to receive, for it and on its behalf, service of process in any Proceedings in England. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by the Issuer). If for any reason such process agent ceases to be able to act as such or no longer has an address in London, the Issuer irrevocably agrees to appoint a substitute process agent and shall immediately notify Noteholders of such appointment in accordance with Condition 13. Nothing shall affect the right to serve process in any manner permitted by law.

OVERVIEW OF PROVISIONS RELATING TO THE NOTES WHILE IN GLOBAL FORM

Any reference in the Terms and Conditions to “applicable Final Terms” shall be deemed to include a reference to “applicable Pricing Supplement” where relevant in connection with the issue of Exempt Notes.

If the Global Notes or the Global Certificates are stated in the applicable Final Terms to be issued in NGN form or to be held under the NSS (as the case may be), the Global Notes or the Global Certificates will be delivered on or prior to the original issue date of the Tranche to a Common Safekeeper.

Where the Global Notes or the Global Certificates issued in respect of any Tranche are in NGN form or to be held under the NSS (as the case may be), the applicable Final Terms will also indicate whether or not such Global Notes are intended to be held in a manner which would allow Eurosystem eligibility. Any indication that the Global Notes or the Global Certificates (as the case may be) are to be so held does not necessarily mean that the Notes of the relevant Tranche will be recognised as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any times during their life as such recognition depends upon satisfaction of the Eurosystem eligibility criteria. The Common Safekeeper for NGNs will either be Euroclear or Clearstream, Luxembourg or another entity approved by Euroclear and Clearstream, Luxembourg, as indicated in the applicable Final Terms.

Global Notes which are issued in CGN form and and Global Certificates which are not held under the NSS may be delivered on or prior to the original issue date of the Tranche to a Common Depositary.

If the Global Note is a CGN, upon the initial deposit of a Global Note with a common depositary for Euroclear and Clearstream, Luxembourg (the “Common Depositary”) or registration of Registered Notes in the name of any nominee for Euroclear and Clearstream, Luxembourg and delivery of the relevant Global Certificate to the Common Depositary, Euroclear or Clearstream, Luxembourg will credit each subscriber with a nominal amount of Notes equal to the nominal amount thereof for which it has subscribed and paid. If the Global Note is an NGN, the nominal amount of the Notes shall be the aggregate amount from time to time entered in the records of Euroclear or Clearstream, Luxembourg. The records of such clearing system shall be conclusive evidence of the nominal amount of Notes represented by the Global Note and a statement issued by such clearing system at any time shall be conclusive evidence of the records of the relevant clearing system at that time.

Notes that are initially deposited with the Common Depositary may also be credited to the accounts of subscribers with (if indicated in the applicable Final Terms) other clearing systems through direct or indirect accounts with Euroclear and Clearstream, Luxembourg held by such other clearing systems. Conversely, Notes that are initially deposited with any other clearing system may similarly be credited to the accounts of subscribers with Euroclear, Clearstream, Luxembourg or other clearing systems.

RELATIONSHIP OF ACCOUNTHOLDERS WITH CLEARING SYSTEMS

Each of the persons shown in the records of Euroclear, Clearstream, Luxembourg or any other permitted clearing system (the “Alternative Clearing System”) as the holder of a Note represented by a Global Note or a Global Certificate must look solely to Euroclear, Clearstream, Luxembourg or such Alternative Clearing System (as the case may be) for his share of each payment made by the Issuer to the bearer of such Global Note or the holder of the underlying Registered Notes, as the case may be, and in relation to all other rights arising under the Global Notes or Global Certificates, subject to and in accordance with the respective rules and procedures of Euroclear, Clearstream, Luxembourg, or such clearing system (as the case may be). Such persons shall have no claim directly against the Issuer in respect of payments due on the Notes for so long as the Notes are represented by such Global Note or Global Certificate and such obligations of the Issuer will be discharged by payment to the bearer of such Global Note or the holder of the underlying Registered Notes, as the case may be, in respect of each amount so paid.

EXCHANGE

1.	Temporary Global Notes

Each Temporary Global Note will be exchangeable, free of charge to the holder, on or after its Exchange Date, in whole or in part upon certification as to non-U.S. beneficial ownership in the form set out in the Agency Agreement for interests in a Permanent Global Note or, if so provided in the applicable Final Terms, for Definitive Notes.

Each Temporary Global Note that is also an Exchangeable Bearer Note will be exchangeable for Registered Notes in accordance with the Conditions in addition to any Permanent Global Note or Definitive Notes for which it may be exchangeable and, before its Exchange Date, will also be exchangeable in whole or in part for Registered Notes only.

In relation to any issue of Notes which are represented by a Temporary Global Note which is expressed to be exchangeable for definitive Bearer Notes at the option of Noteholders, such Notes shall be tradable only in principal amounts of at least the Specified Denomination (or if more than one Specified Denomination, the lowest Specified Denomination) and multiples thereof.

2.	Permanent Global Notes

Each Permanent Global Note will be exchangeable, free of charge to the holder, on or after its Exchange Date in whole but not, except as provided under “Partial Exchange of Permanent Global Notes”, in part for Definitive Notes or, in the case of (a) below, Registered Notes:

(a)

upon notice: if the Permanent Global Note is an Exchangeable Bearer Note, by the holder giving notice to the Fiscal Agent of its election to exchange the whole or a part of such Global Note for Registered Notes; or

(b)

in limited circumstances: (i) if the Permanent Global Note is held on behalf of Euroclear or Clearstream, Luxembourg or any Alternative Clearing System and any such clearing system is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or in fact does so, or (ii) if principal in respect of any Notes is not paid when due, by the holder giving notice to the Fiscal Agent of its election for such exchange.

Save as described above, where interests in the Permanent Global Note are to be exchanged for Definitive Notes in the circumstances described above, Notes may only be issued in denominations which are integral multiples of the minimum denomination and may only be traded in such amounts, whether in global or definitive form. As an exception to the above rule, so long as the clearing systems so permit and subject to any minimum denomination applicable to Notes issued by the Bank, where the Permanent Global Note may only be exchanged in the limited circumstances described in (b) above (if the relevant Final Terms or Pricing Supplement (as the case may be) specifies “in the limited circumstances described in the Permanent Global Note”), Notes may be issued and will be tradable in denominations which represent the aggregate of (i) a minimum denomination of €100,000, plus (ii) integral multiples of €1,000, provided that such denominations are not less than €100,000 or more than €199,000 (as applicable). For the avoidance of doubt, each holder of Notes of such denominations will, upon exchange for Definitive Notes, receive Definitive Notes in an amount equal to its entitlement to the principal amount represented by the Permanent Global Note. However, a Noteholder who holds a principal amount of less than the minimum denomination may not receive a Definitive Note and would need to purchase a principal amount of Notes such that its holding is an integral multiple of the minimum denomination.

3.	Permanent Global Certificates

If the Final Terms state that the Notes are to be represented by a permanent Global Certificate on issue, transfers of the holding of Notes represented by any Global Certificate pursuant to Condition 2(b) may only be made in part:

(a)

if the Notes represented by the Global Certificate are held on behalf of Euroclear or Clearstream, Luxembourg or an Alternative Clearing System and any such clearing system is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so; or

(b)	if principal in respect of any Notes is not paid when due; or

(c)	with the consent of the Issuer,

provided that, in the case of the first transfer of part of a holding pursuant to (a) or (b) aboveabove, the Registered Holder has given the Registrar not less than 30 days’ notice at its specified office of the Registered Holder’s intention to effect such transfer.

4.	Partial Exchange of Permanent Global Notes

For so long as a Permanent Global Note is held on behalf of a clearing system and the rules of that clearing system permit, such Permanent Global Note will be exchangeable in part on one or more occasions:

(a)	for Registered Notes, if the Permanent Global Note is an Exchangeable Bearer Note and the part submitted for exchange is to be exchanged for Registered Notes, or

(b)

for Definitive Notes, if (i) if principal in respect of any Notes is not paid when due, or (ii) so provided in, and in accordance with, the Conditions (which will be set out in the applicable Final Terms) relating to Partly Paid Notes.

5.	Delivery of Notes

If the Global Note is a CGN, on or after any due date for exchange the holder of a Global Note may surrender such Global Note or, in the case of a partial exchange, present it for endorsement to or to the order of the Fiscal Agent. In exchange for any Global Note, or the part thereof to be exchanged, the Issuer will (i) in the case of a Temporary Global Note exchangeable for a Permanent Global Note, deliver, or procure the delivery of, a Permanent Global Note in an aggregate nominal amount equal to that of the whole or that part of a Temporary Global Note that is being exchanged or, in the case of a subsequent exchange, endorse, or procure the endorsement of, a Permanent Global Note to reflect such exchange, or (ii) in the case of a Global Note exchangeable for Definitive Notes or Registered Notes, deliver, or procure the delivery of, an equal aggregate nominal amount of duly executed and authenticated Definitive Notes and/or Certificates, as the case may be or (iii) if the Global Note is a NGN, the Issuer procures that details of such exchange be entered pro rata in the records of the relevant clearing system. In this Prospectus, “Definitive Notes” means, in relation to any Global Note, the definitive Bearer Notes for which such Global Note may be exchanged (if appropriate, having attached to them all Coupons and Receipts in respect of interest or Instalment Amounts that have not already been paid on the Global Note and a Talon). Definitive Notes will be security printed and Certificates will be printed in accordance with any applicable legal and stock exchange requirements in or substantially in the form set out in the Schedules to the Agency Agreement. On exchange in full of each Permanent Global Note, the Issuer will, if the holder so requests, procure that it is cancelled and returned to the holder together with the relevant Definitive Notes.

6.	Exchange Date

“Exchange Date” means, in relation to a Temporary Global Note, the day falling after the expiry of 40 days after its issue date and, in relation to a Permanent Global Note, a day falling not less than 60 days, or in the case of an exchange for Registered Notes five days, or in the case of failure to pay principal in respect of any Notes when due 30 days, after that on which the notice requiring exchange is given and on which banks are open for business in the city in which the specified office of the Fiscal Agent is located and in the city in which the relevant clearing system is located.

7.	Legend concerning United States persons

In the case of any Tranche of Bearer Notes having a maturity of more than 365 days, the Notes in global form, the Notes in definitive form and any Coupons, Receipts, and Talons appertaining thereto will bear a legend to the following effect:

“Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.”

AMENDMENT TO CONDITIONS

The Temporary Global Notes, Permanent Global Notes and Global Certificates contain provisions that apply to the Notes that they represent, some of which modify the effect of the Terms and Conditions of the Notes set out in this Prospectus. The following is a summary of certain of those provisions:

1.	Payments

No payment falling due after the Exchange Date will be made on any Global Note unless exchange for an interest in a Permanent Global Note or for Definitive Notes or Registered Notes is improperly withheld or refused. Payments on any Temporary Global Note before the Exchange Date will only be made against presentation of certification as to non-U.S. beneficial ownership. Payments of interest on Registered Notes whilst in global form shall be made to the person shown on the Register at the close of business on the record date, being the date immediately preceding the due date for payment, as being the holder of the Notes represented by the Global Certificate. All payments in respect of Notes represented by a Global Note in CGN form will be made against presentation for endorsement and, if no further payment falls to be made in respect of the Notes, surrender of that Global Note to or to the order of the Fiscal Agent or such other Paying Agent as shall have been notified to the Noteholders for such purpose. If the Global Note is a CGN, a record of each payment so made will be endorsed on each Global Note, which endorsement will be prima facie evidence that such payment has been made in respect of the Notes. Condition 6(g)(vi) and Condition 1(a)(iv) will apply to the Definitive Notes only. If the Global Note is a NGN or if the Global Certificate is held under the NSS, the Issuer shall procure that details of each such payment shall be entered pro rata in the records of the relevant clearing system and in the case of payments of principal, the nominal amount of the Notes recorded in the records of the relevant clearing system and represented by the Global Note or the Global Certificate will be reduced accordingly. Payments under the NGN will be made to its holder. Each payment so made will discharge the Issuer’s obligations in respect thereof. Any failure to make the entries in the records of the relevant clearing system shall not affect such discharge. For the purpose of any payments made in respect of a Global Note, the relevant place of presentation shall be disregarded in the definition of “business day” set out in Condition 6(i) (Payments and Talons - Non-Business Days).

2.	Prescription

Claims against the Issuer in respect of Notes that are represented by a Permanent Global Note will become void unless claims in respect of principal and/or interest are made within a period of ten years (in the case of principal) and five years (in the case of interest) from the appropriate Relevant Date (as defined in Condition 7).

3.	Meetings

The holder of a Permanent Global Note or of the Notes represented by a Global Certificate shall (unless such Permanent Global Note or Global Certificate represents only one Note) be treated as being two persons for the purposes of any quorum requirements of a meeting of Noteholders and, at any such meeting, the holder of a Permanent Global Note shall be treated as having one vote in respect of each integral currency unit of the Special Currency of the Notes. (All holders of Registered Notes are entitled to one vote in respect of each integral currency unit of the Special Currency of the Notes comprising such Noteholder’s holding, whether or not represented by a Global Certificate.)

4.	Cancellation

Cancellation of any Note represented by a Permanent Global Note that is required by the Conditions to be cancelled (other than upon its redemption) will be effected by reduction in the nominal amount of the relevant Permanent Global Note.

5.	Purchase

Notes represented by a Permanent Global Note may only be purchased by the Issuer or any of its subsidiaries if they are purchased together with the rights to receive all future payments of interest and Instalment Amounts (if any) thereon.

6.	Issuer’s Option

Any option of the Issuer provided for in the Conditions of any Notes while such Notes are represented by a Permanent Global Note shall be exercised by the Issuer giving notice to the Noteholders within the time limits set out in and containing the information required by the Conditions, except that the notice shall not be required to contain the serial numbers of Notes drawn in the case of a partial exercise of an option and accordingly no drawing of Notes shall be required. In the event that any option of the Issuer is exercised in respect of some but not all of the Notes of any Series, the rights of accountholders with a clearing system in respect of the Notes will be governed by the standard procedures of Euroclear and/or Clearstream, Luxembourg (to be reflected in the records of Euroclear and Clearstream, Luxembourg as either a pool factor or a reduction in nominal amount, at their discretion) or any other Alternative Clearing System (as the case may be).

7.	Noteholders’ Options

Any option of the Noteholders provided for in the Conditions of any Notes while such Notes are represented by a Permanent Global Note may be exercised by the holder of the Permanent Global Note giving notice to the Fiscal Agent within the time limits relating to the deposit of Notes with a Paying Agent set out in the Conditions substantially in the form of the notice available from any Paying Agent, except that the notice shall not be required to contain the serial numbers of the Notes in respect of which the option has been exercised, and stating the nominal amount of Notes in respect of which the option is exercised and at the same time where the Permanent Global Note is a CGN, presenting the Permanent Global Note to the Fiscal Agent, or to a Paying Agent acting on behalf of the Fiscal Agent, for notation. Where the Global Note is a NGN or where the Global Certificate is held under the NSS, the Issuer shall procure that details of such exercise shall be entered pro rata in the records of the relevant clearing system and the nominal amount of the Notes recorded in those records will be reduced accordingly.

8.	NGN nominal amount

Where the Global Note is a NGN, the Issuer shall procure that any exchange, payment, cancellation, exercise of any option or any right under the Notes, as the case may be, in addition to the circumstances set out above shall be entered in the records of the relevant clearing systems and upon any such entry being made, in respect of payments of principal, the nominal amount of the Notes represented by such Global Note shall be adjusted accordingly.

9.	Events of Default

Each Global Note provides that the holder may cause such Global Note, or a portion of it, to become due and repayable in the circumstances described in Condition 9 by stating in the notice to the Fiscal Agent the nominal amount of such Global Note that is becoming due and repayable. If principal in respect of any Note is not paid when due, the holder of a Global Note or Registered Notes represented by a Global Certificate may elect for direct enforcement rights against the Issuer under the terms of a Deed of Covenant executed as a deed by the Issuer on 20 July 2017 to come into effect in relation to the whole or a part of such Global Note or one or more Registered Notes in favour of the persons entitled to such part of such Global Note or such Registered Notes, as the case may be, as accountholders with a clearing system. Following any such acquisition of direct rights, the Global Note or, as the case may be, the Global Certificate and the corresponding entry in the register kept by the Registrar will become void as to the specified portion or Registered Notes, as the case may be. However, no such election may be made in respect of Notes represented by a Global Certificate unless the transfer of the whole or a part of the holding of Notes represented by that Global Certificate shall have been improperly withheld or refused.

10.	Notices

So long as any Notes are represented by a Global Note and such Global Note is held on behalf of a clearing system, notices to the holders of Notes of that Series may be given by delivery of the relevant notice to that clearing system for communication by it to entitled accountholders in substitution for publication as required by the Conditions or by delivery of the relevant notice to the holder of the Global Note, except that so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, notices shall also be published either in electronic form on the website of the Luxembourg Stock Exchange (www.bourse.lu) or in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort). Any notice delivered to Noteholders through the clearing systems will be deemed to have been given on the day on which it was given to Euroclear and Clearstream, Luxembourg.

PARTLY PAID NOTES

The provisions relating to Partly Paid Notes are not set out in this Prospectus, but will be contained in the applicable Pricing Supplement and thereby in the Global Notes. While any instalments of the subscription moneys due from the holder of Partly Paid Notes are overdue, no interest in a Global Note representing such Notes may be exchanged for an interest in a Permanent Global Note or for Definitive Notes (as the case may be). If any Noteholder fails to pay any instalment due on any Partly Paid Notes within the time specified, the Issuer may forfeit such Notes and shall have no further obligation to their holder in respect of them.

USE OF PROCEEDS

The net proceeds of the sale of the Notes will be used by the Issuer for general funding purposes.

DESCRIPTION OF BANCA CARIGE AND BANCA CARIGE GROUP

INTRODUCTION

GENERAL DESCRIPTION

Banca Carige S.p.A. (“Banca Carige”, “Carige”, the “Issuer”, the “Bank”, the “Parent Bank” or the “Parent Company”) is the largest retail bank in the north western Italian region of Liguria and is the Parent Bank of the Banca Carige Group (“Banca Carige Group” or the “Group”), one of the largest Italian banking groups.

Banca Carige Group operates in the various sectors of credit and financial intermediation. The Group operates predominantly in the banking sector, concentrating mainly on retail customers and small and medium-sized enterprises (SMEs). The Group’s wide range of banking, financial and related activities include deposit taking, lending, securities trading, leasing, factoring, consumer credit and distribution of life and non-life insurance asset management products through bank branches. The Group is also engaged in fiduciary services activities.

Geographically, banking activities focus on the main regions of northern Italy and, in particular, on the north western region of Liguria, where the Group has operated for many years and in which it is deep-rooted. As at 31 March 2017, 62,4% of the Group’s branches were located in northern Italy (in particular, Liguria, Piedmont, Lombardy and Veneto). As at 31 March 2017, the Group had the largest market share in Liguria in terms of deposits 18.3%, loans 23.1% and branches 26.9% (Source: internal estimates based on Bank of Italy data). Banca Carige was incorporated in its current form under Italian law on 31 October 1991 and has a duration until 31 December 2050 (such period may be extended subject to resolution by an extraordinary meeting). The Bank is registered with the commercial registry of Genova under number 03285880104. The Bank’s registered office is at Via Cassa di Risparmio 15, 16123, Genova, Italy. The telephone number of the Bank is +39 010 57 91 and its website is www.gruppocarige.it.

Traditionally, the Group has concentrated on retail customers, consisting of individuals and personal businesses.

The following tables set forth Banca Carige Group consolidated financial information as of and for the three months period ended 31 march 2017 and 2016 (restated) and as of and for the years ended 31 December 2016 and 2015 (restated).

Consolidated Balance Sheet

Assets

in Euro millions, except for percentages

	As of March 31,	As of December 31,	As of December 31,	Change		Change
	2017 (1)	2016 (2)	2015 (3)	absolute	%	absolute	%
Cash and cash equivalents	266.4	297.4	324.4	(31.0)	(10.4)	(27.0)	(8.3)
Financial assets held for trading	6.7	7.7	15.1	(1.0)	(13.0)	(7.4)	(49.0)
Financial assets available for sale	2,072.1	2,319.6	3,803.8	(247.5)	(10.7)	(1,484.2)	(39.0)
Loans to banks	3,163.2	1,958.8	1,220.5	1,204.4	61.5	738.3	60.5
Loans to customers	18,040.1	18,246.3	21,440.0	(206.2)	(1.1)	(3,193.7)	(14.9)
Hedging derivatives	35.9	39.2	54.7	(3.3)	(8.4)	(15.5)	(28.3)
Equity investments	95.1	94.2	92.5	0.9	1.0	1.7	1.8
Property and equipment	757.6	761.3	783.8	(3.7)	(0.5)	(22.5)	(2.9)
Intangible assets	52.2	56.7	78.1	(4.5)	(7.9)	(21.4)	(27.4)
of which:
- goodwill	—	—	19.9	—	—	(19.9)	(100.0)
Tax assets	2,021.0	2,064.0	2,158.9	(43.0)	(2.1)	(94.9)	(4.4)
current	1,006.2	985.7	1,187.9	20.5	2.1	(202.2)	(17.0)
deferred	1,014.9	1,078.3	971.1	(63.4)	(5.9)	107.2	11.0
- of which under law no. 214/2011	531.4	617.8	650.1	(86.4)	(14.0)	(32.3)	(5.0)
Other assets	250.0	265.8	308.0	(15.8)	(5.9)	(42.2)	(13.7)
Total assets	26,760.3	26,111.0	30,279.8	649.3	2.5	(4,168.8)	(13.8)

Liabilities and shareholders’ equity
in Euro millions, except for percentages

	As of March 31,	As of December 31,	As of December 31,	Change		Change
	2017 (1)	2016 (2)	2015 (2)	absolute	%	absolute	%
Due to banks	5,092.4	3,468.3	2,825.0	1,624.1	46.8	643.3	22.8
Due to customers	13,374.6	13,710.2	15,536.6	(335.6)	(2.4)	(1,826.4)	(11.8)
Securities issued	4,850.2	5,443.3	7,358.3	(593.1)	(10.9)	(1,915.0)	(26.0)
Financial liabilities held for trading	1.3	2.1	4.8	(0.8)	(38.1)	(2.7)	(56.3)
Financial liabilities designated at fair value through profit and loss	449.6	459.2	557.8	(9.6)	(2.1)	(98.6)	(17.7)
Hedging derivatives	234.4	259.0	220.6	(24.6)	(9.5)	38.4	17.4
Tax liabilities	34.4	20.5	18.4	13.9	67.8	2.1	11.4
current	20.4	6.0	6.8	14.4		(0.8)	(11.8)
deferred	14.0	14.5	11.6	(0.5)	(3.4)	2.9	25.0
Other liabilities	468.7	438.1	922.2	30.6	7.0	(484.1)	(52.5)
Employee termination indemnities	64.3	65.8	72.2	(1.5)	(2.3)	(6.4)	(8.9)
Allowances for risks and charges	101.5	106.2	324.9	(4.7)	(4.4)	(218.7)	(67.3)
post-employment benefits	35.7	37.2	245.0	(1.5)	(4.0)	(207.8)	(84.8)
other allowances	65.8	69.0	79.9	(3.2)	(4.6)	(10.9)	(13.6)
Valuation reserves	(166.3)	(158.1)	(198.0)	(8.2)	5.2	39.9	(20.2)
Reserves	(684.5)	(392.7)	(856.5)	(291.8)	74.3	463.8	(54.2)
Share premium reserve	176.0	176.0	811.9	—	—	(635.9)	(78.3)
Share capital	2,791.4	2,791.4	2,791.4	—	—	—	—
Treasury shares (-)	(15.6)	(15.6)	(15.6)	—	—	—	—
Non-controlling interests (+/-)	29.0	29,0	33.4	(0.0)	(0.0)	(4.4)	(13.2)
Profit (Loss) for the period (+/-)	(41.1)	(291.7)	(127.6)	250.6	(85.9)	(164.1)	—
Total liabilities and shareholders’ equity	26,760.3	26,111.0	30,279.8	649.3	2.5	(4,168.8)	(13.8)

(1)	2017 Unaudited Interim Consolidated Financial Information
(2)	2016 Audited Consolidated Financial Information
(3)	2015 Unaudited Restated Consolidated Financial Information

The following tables set forth our consolidated income statement and our consolidated statement of comprehensive income for the three months ended March 31, 2017, and 2016 (restated).

Consolidated Income Statement

Income statement
in Euro millions, except for percentages

	As of March 31,	As of March 31,	Change
	2017 (1)	2016 (2)	Absolute	%
Interest and similar income	132.1	155.0	(22.9)	(14.8)
Interest and similar expense	(59.6)	(72.1)	12.5	(17.3)
Net interest income	72.5	82.9	(10.4)	(12.5)
Fee and commission income	69.7	69.1	0.6	0.9
Fee and commission expense	(7.4)	(8.6)	1.2	(14.0)
Net fee and commission income	62.3	60.5	1.8	3.0
Dividends and similar income	10.6	—	10.6	—
Net profit (loss) from trading	3.8	(4.8)	8.6	—
Net profit (loss) from hedging	(0.1)	(1.2)	1.1	(91.7)
Profits (losses) on disposal or repurchase of:	0.8	20.6	(19.8)	(96.1)
b) financial assets available for sale	0.0	15.6	(15.6)	(100.0)
d) financial liabilities	0.8	5.0	(4.2)	(84.0)
Profits (Losses) from financial assets/liabilities designated at fair value	0.4	0.3	0.1	33.3
Net interest and other banking income	150.3	158.3	(8.0)	(5.1)
Net losses/reversals on impairment of:	(75.4)	(87.7)	12.3	(14.0)

a) loans	(76.2)	(89.8)	13.6	(15.1)
b) financial assets available for sale	(3.4)	(0.2)	(3.2)	—
d) other financial transactions	4.2	2.3	1.9	82.6
Net income from banking activities	74.9	70.6	4.3	6.1
Net income from banking and insurance activities	74.9	70.6	4.3	6.1
Administrative expenses:	(145.7)	(151.1)	5.4	(3.6)
a) personnel expenses	(78.2)	(82.1)	3.9	(4.8)
b) other administrative expenses	(67.5)	(69.0)	1.5	(2.2)
Net provisions for risks and charges	(1.1)	0.6	(1.7)	—
Net adjustments to/ recoveries on property and equipment	(3.8)	(4.9)	1.1	(22.4)
Net adjustments to/ recoveries on intangible assets	(5.9)	(6.4)	0.5	(7.8)
Other operating income/expense	20.8	23.2	(2.4)	(10.3)
Operating expenses	(135.7)	(138.6)	2.9	(2.1)
Profits (losses) on equity investments	0.9	2.3	(1.4)	(60.9)
Gains (losses) on disposal of investments	0.0	0.0	0.0	—
Profit (loss) before tax from continuing operations	(59.9)	(65.7)	5.8	(8.8)
Taxes on income from continuing operations	18.7	23.9	(5,2)	(21.8)
Profit (Loss) after tax from continuing operations	(41.2)	(41.8)	0.6	(1.4)
Net profit (loss) for the period	(41.2)	(41.8)	0.6	(1.4)
Non-controlling interests	(0.1)	(1.9)	1.8	(94.7)
Net profit (loss) for the period attributable to the parent company	(41.1)	(39.9)	(1.2)	3.0

(1)	2017 Unaudited Interim Consolidated Financial Information
(2)	2016 Unaudited Restated Interim Consolidated Financial Information

Consolidated Income statement
in Euro millions, except for percentages

			Change
	2016 (1)	2015 (2)	Absolute	%
Interest and similar income	580.5	681.7	(101.2)	(14.8)
Interest and similar expense	(281.0)	(350.9)	69.9	(19.9)
Net interest income	299.5	330.8	(31.3)	(9.5)
Fee and commission income	276.7	310.1	(33.4)	(10.8)
Fee and commission expense	(35.6)	(46.3)	10.7	(23.1)
Net fee and commission income	241.1	263.8	(22.7)	(8.6)
Dividends and similar income	14.0	15.3	(1.3)	(8.5)
Net profit (loss) from trading	18.5	(2.5)	21.0	—
Net profit (loss) from hedging	(2.4)	(4.7)	2.3	(48.9)
Profits (losses) on disposal or repurchase of:	48.8	79.6	(30.8)	(38.7)
loans	(0)	(0)	—	—
financial assets available for sale	40.3	76.7	(36.4)	(47.5)
financial liabilities	8.5	2.9	5.6	—
Profits (Losses) on financial assets/liabilities designated at fair value	(4.0)	(0.1)	(3.9)	—
Net interest and other banking income	615.5	682.2	(66.7)	(9.8)
Net losses/recoveries on impairment of:	(471.1)	(304.3)	(166.8)	54.8
loans	(473.0)	(318.7)	(154.3)	48.4
financial assets available for sale	(7.5)	(1.8)	(5.7)	—
other financial activities	9.4	16.2	(6.8)	(42.0)
Net income from banking activities	144.4	377.9	(233.5)	(61.8)
	144.4	377.9	(233.5)	(61.8)
Administrative expenses:	(578.3)	(660.6)	82.3	(12.5)
personnel expenses	(296.1)	(354.2)	58.1	(16.4)
other administrative expenses	(282.2)	(306.4)	24.2	(7.9)
Net provisions for risks and charges	(21.2)	(10.1)	(11.1)	—
Net adjustments to/ recoveries on property and equipment	(26.5)	(21.7)	(4.8)	22.1

Net adjustments to/ recoveries on intangible assets	(24.6)	(27.8)	3.2	(11.5)
Other operating income/expense	88.8	98.8	(10.0)	(10.1)
Operating expenses	(561.8)	(621.4)	59.6	(9.6)
Profits (Losses) on investments in associates and companies subject to joint control	6.5	6.6	(0.1)	(1.5)
Impairment on goodwill	(19.9)	(57.2)	37.3	(65.2)
Profits (losses) on disposal of investments	(0.1)	0.1	(0.2)	—
Profit (loss) before tax from continuing operations	(430.9)	(294.0)	(136.9)	46.6
Taxes on income from continuing operations	134.8	92.6	42.2	45.6
Profit (loss) after tax from continuing operations	(296.1)	(201.4)	(94.7)	47.0
Profits (loss) after tax from discontinued operations	—	71.2	(71.2)	—
Net profit (loss) for the year	(296.1)	(130.2)	(165.9)	—
Non-controlling interests	(4.4)	(2.6)	(1.8)	69.2
Net profit (loss) for the year attributable to the Parent Company	(291.7)	(127.6)	(164.1)	—

(1)	2016 Audited Consolidated Financial Information
(2)	2015 Unaudited Restated Consolidated Financial Information

The Banca Carige Group’s network offers online multi-channel products and services targeting different customer segments (retail, corporate, private and large corporate), including the following remote channels: home banking, online trading, mobile banking, remote banking, POS. The traditional distribution channel consists, on the one hand, of branches and, on the other hand, of a network of banking advisers for private, affluent, corporate customers and small businesses.

As at 31 December 2016, the Group has 587 branches, 586 of which are located in 13 Italian regions and one of which is located in Nice, France (unchanged data as of 31 March 2017).

	As at 31 March 2017		As at 31 December 2016		As at 31 December 2015
Group’s geographical coverage by region	Number of branches	%	Number of branches	%	Number of branches	%
Northern Italy	387	65.9%	387	65.9%	413	66.1%
Liguria	218	37.1%	218	37.1%	219	35.0%
Lombardy	62	10.6%	62	10.6%	70	11.2%
Piedmont	44	7.5%	44	7.5%	51	8.2%
Veneto	41	7.0%	41	7.0%	45	7.2%
Emilia Romagna	21	3.6%	21	3.6%	27	4.3%
Valle d’Aosta	1	0.2%	1	0.2%	1	0.2%
Central Italy	124	21.1%	124	21.1%	131	21.0%
Tuscany	82	14.0%	82	14.0%	85	13.6%
Lazio	35	6.0%	35	6.0%	39	6.2%
Marche	5	0.9%	5	0.9%	5	0.8%
Umbria	2	0.3%	2	0.3%	2	0.3%
South and Islands	75	12.8%	75	12.8%	80	12.8%
Sicily	55	9.4%	55	9.4%	60	9.6%
Sardinia	11	1.9%	11	1.9%	11	1.8%
Apulia	9	1.5%	9	1.5%	9	1.4%
Total Italy	586	99.8%	586	99.8%	624	99.8%
Outside Italy—Nice (France)	1	0.2%	1	0.2%	1	0.2%
Total	587	100.0%	587	100.0%	625	100.0%

The following table sets out the breakdown of the Group’s distribution network as at 31 March 2017 broken down by banking entity of the Group:

	As at 31 March 2017
	Number of branches	%
Banca Carige	556	94.7%
Banca del Monte di Lucca	24	4.1%
Banca Cesare Ponti	7	1.2%
Total branches	587	100%

As at 31 March 2017, 62.4% of the Group’s branches were located in northern Italy (in particular, Liguria, Piedmont, Lombardy and Veneto). As at 31 March 2017, the Group had the largest market share in Liguria in terms of deposits (18.3%), loans (23.1%) and branches (26.9%) (Source: internal estimates based on Bank of Italy data). Liguria is the area where Carige has its historical roots.

As at 31 March 2017, the Group’s network included 704 ATMs while the number of Banca Continua cash machines, the Group’s self-service terminals, is 19. With the aim of reducing the workload of the branches and speeding up over-the-counter transactions of current account holders, the Group has 169 cash-in machines set up for the paying-in of cash or cheques, distributed in 167 branches.

As at 31 March 2017, the Group’s personal financial advisory service, dedicated to high net worth individuals (the private segment), was staffed by 107 advisers, while the service dedicated to affluent customers was offered through 468 advisers. At the same date, the Group’s corporate financial consultancy services consisted of 180 advisers for the corporate segment - of which 4 advisers for the large corporate segment, 176 for medium corporate - and 336 advisers dedicated to small business segment.

On 26 June 2017, in line with the strategic plan, the Group’s subsidiary network was reorganized with the closure of 54 branches of Banca Carige and 4 branches of Banca del Monte di Lucca.

RESTATEMENT OF FINANCIAL INFORMATION

Restatement of the Group’s financial information as of and for the three months period ended 31 March 2016

In connection with the preparation of the 2016 Consolidated Financial Statements, the Bank made restatements of certain comparative data relating to the prior year in accordance with the provisions of IAS 8, which provides guidance - amongst other aspects - on the recognition and reporting methods for prior period errors and changes in accounting policies in order to:

a.	correctly recognise the amortised cost of certain outstanding securities subject to micro fair value hedging against interest rate risk;

b.	correct errors in the calculation of loan losses relating to the discounting of expected recoveries on certain loans.

A restatement of the balances of similar items for the first quarter of 2016 was accordingly required, as described in the following sections of this paragraph.

Outstanding securities subject to micro fair value hedging against interest rate risk

At the end of 2016, upon maturity and payment of a Covered Bond, a significant difference emerged between the then recognised carrying amount and the amount due for repayment. This aspect has cast doubts as to whether the calculation of the amortised cost was correct.

In light of the above, upon preparation of the 2016 Consolidated Financial Statements, the Group initiated the necessary assessments and ascertained the incorrect accounting treatment of some profit and loss components due to the incorrect parameterisation of the amortised cost accounting treatment.

On the basis of the assessments carried out, the error was corrected pursuant to IAS 8, with the scope of correction involving Equity as of 1 January 2016 in addition to the income statement for the three months period ended 31 March 2016. In brief, the correction entailed:

i.	a Euro 30.9 million gross negative impact on equity as of 1 January 2016 with a Euro 4.1 million positive tax effect and a Euro 26.8 million net negative impact;

ii.

a Euro 1.1 million gross negative impact on the Income Statement for the three months period ended 31 March 2016 with a gross tax effect of Euro 0.2 million and a net negative impact of Euro 0.7 million;

iii.	a Euro 29.8 million gross negative impact on equity as of 31 March 2017 with a Euro 4.3 million positive tax effect and a net negative impact of Euro 27.5 million.

Determination of the discounting-related component of expected recoveries on loans

With regard to the provisions taken during the year 2016 on the basis of the evolution of existing relations with borrowers, in light - among other things - of guidance received from the ECB’s Joint Supervisory Team during the on-site inspection conducted between March and July 2016, the Group has carried out specific analyses designed to identify any loan loss provisions not traceable to “Changes in accounting estimates” as defined in IAS 8.

Upon preparation of the 2016 Consolidated Financial Statements, the analyses revealed, a “discounting difference” for a specific credit exposure traceable to an “accounting error” in the method used for discounting future estimated debt collection flows as of December 31, 2015, with respect to the calculation made in 2016.

The correction also involved equity as of 1 January 2016 as well as the income statement for the first three months period ended 31 Mach 2016. In brief, the correction entailed:

(i)	a Euro 32.6 million gross negative impact on equity as of 1 January 2016 with a Euro 9.4 million positive tax effect and a net negative impact of Euro 23.2 million;

(ii)	a Euro 2.6 million gross positive impact on the Income Statement for the first quarter of 2016 with a negative tax effect of Euro 0.7 million and a net positive impact of Euro 1.8 million;

(iii)	a Euro 30 million gross negative impact on equity as of 31 March 2017 with a Euro 8.7 million positive tax effect and a net negative impact of Euro 21.4 million.

As a whole, the above corrections had the following effects:

i)	a Euro 63.5 million gross negative impact on equity as of 1 January 2016 with a Euro 13.5 million positive tax effect and a net negative impact of Euro 50 million;

ii)	a Euro 1.5 million gross positive impact on the Income Statement for the first quarter of 2016 with a negative tax effect of Euro 0.5 million and a net positive impact of Euro 1.1 million;

iii)	a Euro 59.8 million gross negative impact on equity as of 31 March 2017 with a Euro 13 million positive tax effect and a net negative impact of Euro 48.9 million.

The restatements made to the Group’s financial statements for the interim consolidated financial statements as of and for the three months period ended 31 March 2016 were therefore as follows:

Consolidated balance sheet

The following table sets forth the consolidated balance sheet for the Group as of 1 January 2016 on a historical basis and as restated in accordance with IAS 8:

Assets in Euro millions

	As of January 1, 2016 (1)	IAS 8 Correction to bonds	IAS 8 Correction to NPL discounting	As of January 1, 2016 Restated (2)
Cash and cash equivalents	324.4	—	—	324.4
Financial assets held for trading	15.1	—	—	15.1
Financial assets available for sale	3,803.8	—	—	3,803.8
Loans to banks	1,220.5	—	—	1,220.5
Loans to customers	21,472.6	—	(32.6)	21,440.0
Hedging derivatives	54.7	—	—	54.7
Equity investments	92.5	—	—	92.5
Property and equipment	783.8	—	—	783.8
Intangible assets	78.1	—	—	78.1
of which:
- goodwill	19.9	—	—	19.9
Tax assets	2,145.4	4.1	9.4	2,158.9
a) current	1,186.6	1.3		1,187.9
b) deferred	958.8	2.9	9.4	971.1
- of which under Law no. 214/2011	647.4	—	2.7	650.1
Other assets	308.0	—	—	308.0
Total assets	30,298.9	4.1	(23.2)	30,279.8

(1)	Consolidated balance sheet as of 1 January 2016 derived from the audited consolidated balance sheet as of 31 December 2015 presented in the 2015 Audited Consolidated Financial Information.
(2)	Unaudited Restated Consolidated balance sheet as of 1 January 2016, from which the restated consolidated balance sheet as of 31 December 2015 is derived

Liabilities and shareholders’ equity in Euro millions

	As of January 1, 2016 (1)	IAS 8 Correction to bonds	IAS 8 Correction to NPL discounting	As of January 1, 2016 Restated (2)
Due to banks	2.825.0	—	—	2,825.0
Due to customers	15,536.6	—	—	15,536.6
Securities issued	7,327.4	30.9	—	7,358.3
Financial liabilities held for trading	4.8	—	—	4.8
Financial liabilities designated at fair value through profit or loss	557.8	—	—	557.8
Hedging derivatives	220.6	—	—	220.6
Tax liabilities	18.4	—	—	18.4
(a) current	6.8	—	—	6.8
(b) deferred	11.6	—	—	11.6
Other liabilities	922.2	—	—	922.2
Employee termination indemnities	72.2	—	—	72.2
Allowances for risks and charges:	324.9	—	—	324.9
a) post-employment benefits	245.0	—	—	245.0
b) other allowances	79.9	—	—	79.9
Valuation reserves	(198.0)	—	—	(198.0)
Reserves	(832.4)	(24.1)	—	(856.5)
Share premium reserve	811.9	—	—	811.9
Share capital	2,791.4	—	—	2,791.4
Treasury shares (-)	(15.6)	—	—	(15.6)
Non-controlling interests (+/-)	33.4	—	—	33.4
Profit (loss) for the period (+/-)	(101.7)	(2.7)	(23.2)	(127.6)
Total liabilities and shareholders’ equity	30,298.9	4.1	(23.2)	30,279.8

(1)	Consolidated balance sheet as of 1 January 2016 derived from the audited consolidated balance sheet as of 31 December 2015 presented in the 2015 Audited Consolidated Financial Information.
(2)	Unaudited Restated Consolidated balance sheet as of 1 January 2016, from which the restated consolidated balance sheet as of December 31, 2015 is derived.

Consolidated income statements

The following table sets forth the consolidated income statement for the Group for the three months period ended 31 March 2016, on a historical basis and as restated in accordance with IAS 8:

in Euro millions	For the three months ended March 31, 2016(1)	IAS 8 Correction to bonds	IAS 8 Correction to NPL discounting	For the three months ended March 31, 2016 Restated(2)
Interest and similar income	155.0	—	—	155.0
Interest and similar expense	(71.0)	(1.1)	—	(72.1)
Net interest income	84.0	(1.1)	—	82.9
Fee and commission income	69.1	—	—	69.1
Fee and commission expense	(8.6)	—	—	(8.6)
Net fee and commission income	60.5	—	—	60.5
Net profit (loss) from trading	(4.8)	—	—	(4.8)
Net profit (loss) from hedging	(1.2)	—	—	(1.2)
Profits (losses) on disposal or repurchase of:	20.5	0.1	—	20.6
a) crediti	—	—	—	—
b) financial assets available for sale	15.6	—	—	15.6
c) attività finanziarie detenute sino alla scadenza	—	—	—	—
d) financial liabilities	4.9	0.1	—	5.0
Profits (losses) on finacial assets/liabilities designated at fair value	0.3	—	—	0.3
Net interest and other banking income	159.3	(1.0)	—	158.3
Net losses/recoveries on impairment of:	(90.3)	—	2.6	(87.7)
a) loans	(92.4)	—	2.6	(89.8)
b) financial assets available for sale	(0.2)	—	—	(0.2)
c) attività finanziarie detenute sino alla scadenza	—	—	—	—
d) other financial activities	2.3	—	—	2.3
Net income from banking activities	69.0	(1.0)	2.6	70.6
Net income from banking and insurance activities	69.0	(1.0)	2.6	70.6
Administrative expenses:	(151.1)	—	—	(151.1)
a) personnel expenses	(82.1)	—	—	(82.1)
b) other administrative expenses	(69.0)	—	—	(69.0)
Net provisions for risks and charges	0.6	—	—	0.6
Net adjustments to/recoveries on property and equipment	(4.9)	—	—	(4.9)
Net adjustments to/recoveries on intangible assets	(6.4)	—	—	(6.4)
Other operating income/expense	23.2	—	—	23.2
Operating expenses	(138.6)	—	—	(138.6)
Profits (losses) on equity investments	2.3	—	—	2.3
Profits (losses) on disposal of investments	0.0	—	—	0.0
Profit (loss) before tax from continuing operations	(67.3)	(1.0)	2.6	(65.7)
Taxes on income from continuing operations	24.4	0.2	(0.7)	23.9
Profit (loss) after tax from continuing operations	(42.9)	(0.7)	1.8	(41.8)
Net profit (loss) for the period	(42.9)	(0.7)	1.8	(41.8)
Non-controlling interests	(1.9)	—	—	(1.9)
Net profit (loss) for the period attributable to the parent company	(41.0)	(0.7)	1.8	(39.9)

(1)	2016 Unaudited Interim Consolidated Financial Information
(2)	2016 Unaudited Restated Interim Consolidated Financial Information

Consolidated statement of comprehensive income

The following table sets forth the consolidated statement of comprehensive income for the group for the three months period ended 31 March 2016, on a historical basis and as restated in accordance with IAS 8:

in Euro millions	For the three months ended March 31, 2016(1)	IAS 8 Correction to bonds	IAS 8 Correction to NPL discounting	For the three months ended March 31, 2016 Restated(2)
Net profit (loss) for the period	(42.9)	(0.7)	1.8	(41.8)
Other comprehensive income after tax not reversed in profit or loss	—	—	—	—
Share of valuation reserves of equity investments valued at equity	0.1	—	—	0.1
Other comprehensive income after tax reversed in profit or loss	—	—	—	—
Cash flow hedges	4.7	—	—	4.7
Financial assets available for sale	3.1	—	—	3.1
Non-current assets classified as held for sale	—	—	—	—
Total other comprehensive income after tax	7.9	—	—	7.9
Comprehensive income (item 10+130)	(35.0)	(0.7)	1.8	(33.9)
Consolidated comprehensive income attributable to non-controlling interests	(1.9)	—	—	(1.9)
Consolidated comprehensive income attributable to the Parent Company	(33.1)	(0.7)	1.8	(32.0)

(1)	2016 Unaudited Interim Consolidated Financial Information
(2)	2016 Unaudited Restated Interim Consolidated Financial Information

Restatement of the Group’s financial information as of and for the period ended 31 December 2015

In connection with the preparation of the 2016 Consolidated Financial Statements, the Bank made restatements of certain comparative data related the prior year respect to the data previously presented in the 2015 Consolidated Financial Statements in accordance with the provisions of IAS 8, the principle which provides guidance -amongst other aspects- on the recognition and reporting methods for prior period errors and changes in accounting policies. The retroactive determination of values consists in correcting the measurement, valuation and reporting of amounts referring to certain elements of the financial statements as if the error had never occurred.

Specifically, the Bank has restated the:

a)

balance-sheet data as of 1 January 2015 and as of 31 December 2015, and income statement balances for 2015, in order to correctly recognise the amortised cost of certain outstanding securities subject to micro fair value hedging against interest rate risk;

b)	balance-sheet data as of 31 December 2015 and income statement balances for 2015, in order to correct errors in determining the discounting-related component of expected recoveries on loans.

Outstanding securities subject to micro fair value hedging against interest rate risk

Upon maturity and payment of a Covered Bond, a significant difference emerged between the then recognised carrying amount and the amount due for repayment. This aspect has cast doubts as to whether the calculation of the amortised cost was correct.

In light of the above, the Group initiated the necessary assessments and ascertained the incorrect accounting treatment of some profit and loss components due to the incorrect parameterisation of the amortised cost accounting treatment.

On the basis of the assessments carried out, the error was corrected pursuant to IAS 8, with the scope of correction involving Assets, Liabilities and Equity as of 1 January 2015 and as of 31 December 2015, in addition to the income statement for the year 2015. In brief, the correction had the following impacts:

In Euro millions	Gross amount	Tax effect	Net amount
Shareholders’ equity as of 1 January 2015*	(27.3)	3.2	(24.1)
2015 income statement	(3.6)	0.9	(2.7)
Shareholders’ equity as of 31 December 2015	(30.9)	4.1	(26.8)

*	cumulative amount for the years prior to 2015

Determination of the discounting-related component of expected recoveries on loans

With regard to the provisions taken during the year on the basis of the evolution of existing relations with borrowers, in light - among other things - of guidance received from the ECB’s Joint Supervisory Team during the on-site inspection conducted between March and July 2016, the Group has carried out specific analyses designed to identify any loan loss provisions not traceable to “Changes in accounting estimates”, as defined in IAS 8.

For a specific credit exposure, the analyses revealed a “discounting difference” traceable to an “accounting error” in the method used for discounting future estimated debt collection flows as of 31 December 2015, with respect to the calculation made in 2016.

The correction involved Assets, Liabilities and Equity as of 31 December 2015, as well as the income statement for the year 2015. In brief, the correction had the following impacts:

In Euro millions	Gross amount	Tax effect	Net amount
Shareholders’ equity as of 1 January 2015	—	—	—
2015 income statement	(32.6)	9.4	(23.2)
Shareholders’ equity as of 31 December 2015	(32.6)	9.4	(23.2)

As a whole, the above corrections had the following effects:

In Euro millions	Gross amount	Tax effect	Net amount
Shareholders’ equity as of 1 January 2015*	(27.3)	3.2	(24.1)
2015 income statement	(36.2)	10.3	(25.9)
Shareholders’ equity as of 31 December 2015	(63.5)	13.5	(50.0)

*	cumulative amount for the years prior to 2015

The restatements made to the Group’s financial statements for the year ended 31 December 2015 were therefore as follows:

Consolidated balance sheet

The following table sets forth the consolidated balance sheet for the Group as of 1 January 2015, on a historical basis and as restated in accordance with IAS 8:

Balance Sheet

Restatement of opening balances in compliance with IAS 8

The following table sets forth the consolidated balance sheet for the Group as of 1 January 2015, on a historical basis and as restated in accordance with IAS 8:

Assets
In Euro millions

	As of January 1, 2015 (1)	IAS 8 Correction to bonds	As of January 1, 2015 Restated (2)
Cash and cash equivalents	329.4	—	329.4
Financial assets held for trading	67.8	—	67.8
Financial assets available for sale	3,037.4	—	3,037.4
Loans to banks	754.7	—	754.7
Loans to customers	23,682.8	—	23,682.8
Hedging derivatives	201.5	—	201.5
Equity investments	92.5	—	92.5
Property and equipment	769.8	—	769.8
Intangible assets	116.1	—	116.1
of which:	—	—	—
- goodwill	57.2	—	57.2
Tax assets	2,032.5	3.2	2,035.7
a) current	1,034.5	1.3	1,035.8
b) deferred	998.0	1.9	999.9
- of which under Law no. 214/2011	753.3	—	753.3
Non-current assets and disposal groups held for sale	6,854.8	—	6,854.8
Other assets	370.3	—	370.3
Total assets	38,309.6	3.2	38,312.8

(1)	Consolidated balance sheet as of 1 January 2015 derived from the comparative consolidated balance sheet as of 31 December 2014 presented in the 2015 Audited Consolidated Financial Information
(2)	Unaudited Restated Consolidated balance sheet as of 1 January 2015

Liabilities and shareholders’ equity

in Euro millions

	As of January 1, 2015 (1)	IAS 8 Correction to bonds	As of January 1, 2015 Restated (2)
Due to banks	1,877.1	—	1,877.1
Due to customers	17,333.0	—	17,333.0
Securities issued	8,121.9	27.3	8,149.2
Financial liabilities held for trading	11.7	—	11.7
Financial liabilities designated at fair value through profit and loss	964.7	—	964.7
Hedging derivatives	515.2	—	515.2
Tax liabilities	24.4	—	24.4
(a) current	12.9	—	12.9
(b) deferred	11.5	—	11.5
Liabilities associated with groups of assets held for sale	6,474.6	—	6,474.6
Other liabilities	640.7	—	640.7
Employee termination indemnities	82.6	—	82.6
Allowances for risks and charges	446.0	—	446.0
a) post-employment benefits	393.6	—	393.6
b) other allowances	52.4	—	52.4
Valuation reserves	(190.0)	—	(190.0)
Reserves	(426.3)	(21.9)	(448.2)
Share premium reserve	368.9	—	368.9
Share capital	2,576.9	—	2,576.9
Treasury shares (-)	(20.3)	—	(20.3)
Minority interests (+/-)	52.1	—	52.1
Profit (loss) for the year (+/-)	(543.6)	(2.2)	(545.8)
Total liabilities and shareholders’ equity	38,309.6	3.2	38,312.8

(1)	Consolidated balance sheet as of 1 January 2015 derived from the comparative consolidated balance sheet as of 31 December 2014 presented in the 2015 Audited Consolidated Financial Information
(2)	Unaudited Restated Consolidated balance sheet as of 1 January 2015

The following table sets forth the consolidated balance sheet for the Group as of 31 December 2015, on a historical basis and as restated in accordance with IAS 8:

Assets

in Euro millions

	As of December 31, 2015 (1)	IAS 8 Correction to bonds	IAS 8 Correction to NPL discounting	As of December 31, 2015 Restated (2)
Cash and cash equivalents	324.4	—	—	324.4
Financial assets held for trading	15.1	—	—	15.1
Financial assets available for sale	3,803.8	—	—	3,803.8
Loans to banks	1,220.5	—	—	1,220.5
Loans to customers	21,472.6	—	(32.6)	21,440.0
Hedging derivatives	54.7	—	—	54.7
Equity investments	92.5	—	—	92.5
Property and equipment	783.8	—	—	783.8
Intangible assets	78.1	—	—	78.1
of which:
- goodwill	19.9	—	—	19.9
Tax assets	2,145.4	4.1	9.4	2,158.9
a) current	1,186.6	1.3	—	1,187.9
b) deferred	958.8	2.9	9.4	971.1
- of which under Law no. 214/2011	647.4	—	2.7	650.1
Other assets	308.0	—	—	308.0
Total assets	30,298.9	4.1	(23.2)	30,279.8

(1)	2015 Audited Consolidated Financial Information
(2)	2015 Unaudited Restated Consolidated Financial Information

Liabilities and shareholders’ equity

in Euro millions

	As of December 31, 2015 (1)	IAS 8 Correction to bonds	IAS 8 Correction to NPL discounting	As of December 31, 2015 Restated (2)
Due to banks	2,825.0	—	—	2,825.0
Due to customers	15,536.6	—	—	15,536.6
Securities issued	7,327.4	30.9	—	7,358.3
Financial liabilities held for trading	4.8	—	—	4.8
Financial liabilities designated at fair value through profit and loss	557.8	—	—	557.8
Hedging derivatives	220.6	—	—	220.6
Tax liabilities	18.4	—	—	18.4
(a) current	6.8	—	—	6.8
(b) deferred	11.6	—	—	11.6
Other liabilities	922.2	—	—	922.2
Employee termination indemnities	72.2	—	—	72.2
Allowances for risks and charges	324.9	—	—	324.9
a) post-employment benefits	245.0	—	—	245.0
b) other allowances	79.9	—	—	79.9
Valuation reserves	(198.0)	—	—	(198.0)
Reserves	(832.4)	(24.1)	—	(856.5)
Share premium reserve	811.9	—	—	811.9
Share capital	2,791.4	—	—	2,791.4
Treasury shares (-)	(15.6)	—	—	(15.6)
Minority interests (+/-)	33.4	—	—	33.4
Profit (loss) for the year (+/-)	(101.7)	(2.7)	(23.2)	(127.6)
Total liabilities and shareholders’ equity	30,298.9	4.1	(23.2)	30,279.8

(1)	2015 Audited Consolidated Financial Information
(2)	2015 Unaudited Restated Consolidated Financial Information

The following tables show the income statement of 31 December 2015 and the relatives restatement in compliance with the provisions of IAS 8:

Consolidated Income Statement

The following table sets forth the consolidated income statement for the Group for the year ended 31 December 2015, on a historical basis and as restated in accordance with IAS 8:

in Euro millions	2015 (1)	IAS 8 Correction to bonds	IAS 8 Correction to NPL discounting	2015 Restated (2)
Interest and similar income	681.7	—	—	681.7
Interest and similar expense	(347.3)	(3.6)	—	(350.9)
Net interest income	334.4	(3.6)	—	330.8
Fee and commission income	310.1	—	—	310.1
Fee and commission expense	(46.3)	—	—	(46.3)
Net fee and commission income	263.8	—	—	263.8
Dividends and similar income	15.3	—	—	15.3
Net profit (loss) from trading	(2.5)	—	—	(2.5)
Net profit (loss) from hedging	(4.7)	—	—	(4.7)
Profits (losses) on disposal or repurchase of:	79.6	—	—	79.6
a) loans	(0)	—	—	(0)
b) financial assets available for sale	76.7	—	—	76.7
d) financial liabilities	2,9	—	—	2,9
Profits (losses) on financial assets/liabilities designated at fair value	(0.1)	—	—	(0.1)
Net interest and other banking income	685.8	(3.6)	—	682.2
Net losses/recoveries on impairment of:	(271.7)	—	(32.6)	(304.3)
a) loans	(286.1)	—	(32.6)	(318.7)
b) financial assets available for sale	(1.8)	—	—	(1.8)
d) other financial transactions	16.2	—	—	16.2
Net income from banking activities	414.1	(3,6)	(32.6)	377.9

Net income from banking and insurance activities	414.1	(3,6)	(32.6)	377.9
Administrative expenses:	(660.6)	—	—	(660.6)
a) personnel expenses	(354.2)	—	—	(354.2)
b) other administrative expenses	(306.4)	—	—	(306.4)
Net provisions for risks and charges	(10.1)	—	—	(10.1)
Net adjustments to/ recoveries on property and equipment	(21.7)	—	—	(21.7)
Net adjustments to/ recoveries on intangible assets	(27.8)	—	—	(27.8)
Other operating income/expense	98.8	—	—	98.8
Operating expenses	(621.4)	—	—	(621.4)
Profits (losses) on investments in associates and companies subject to joint control	6.6	—	—	6.6
Impairment on goodwill	(57.2)	—	—	(57.2)
Profits (losses) on disposal of investments	0.1	—	—	0.1
Profit (loss) before tax from continuing operations	(257.8)	(3.6)	(32.6)	(294.0)
Taxes on income from continuing operations	82.3	0.9	9.4	92.6
Profit (loss) after tax from continuing operations	(175.5)	(2.7)	(23.2)	(201.4)
Profit (loss) after tax from discontinued operations	71.2	—	—	71.2
Net profit (loss) for the year	(104.3)	(2.7)	(23.2)	(130.2)
Minority interests	(2.6)	—	—	(2.6)
Net profit (loss) for the year attributable to the parent company	(101.7)	(2.7)	(23.2)	(127.6)

(1)	2015 Audited Consolidated Financial Information
(2)	2015 Unaudited Restated Consolidated Financial Information

The following table sets forth the consolidated statement of comprehensive income for the Group for the year ended on 31 December 2015, on a historical basis and as restated in accordance with IAS 8:

in Euro millions	2015 (1)	IAS 8 Correction to bonds	IAS 8 Correction to NPL discounting	2015 Restated (2)
Profit (loss) for the year	(104.3)	(2.7)	(23.2)	(130.2)
Other comprehensive income after tax not reversed in profit or loss	—	—	—	—
Actuarial profits (losses) on defined benefit plans	5.8	—	—	5.8
Non-current assets classified as held for sale	0.5	—	—	0.5
Other comprehensive income after tax reversed in profit or loss		—	—
Cash flow hedges	15.3	—	—	15.3
Financial assets available for sale	4.5	—	—	4.5
Non-current assets classified as held for sale	(68.5)	—	—	(68.5)
Total other comprehensive income after tax	(42.4)	—	—	(42.4)
Comprehensive income (item 10+130)	(146.7)	(2.7)	(23.2)	(172.6)
Consolidated comprehensive income attributable to non-controlling interests	(2.5)	—	—	(2.5)
Consolidated comprehensive income attributable to the parent company	(144.2)	(2.7)	(23.2)	(170.1)

(1)	2015 Audited Consolidated Financial Information
(2)	2015 Unaudited Restated Consolidated Financial Information

For further informations refer to “The Banca Carige Group audited annual consolidated financial statements in respect of the year ended 31 December 2016” and “The Banca Carige Group unaudited consolidated interim financial statements in respect of the three months ended 31 March 2017” incorporated by reference in this Base Prospectus.

Alternative Performance Measures (“APM”)

To facilitate the understanding of economic and financial performance of the Banca Carige Group, the Issuer’s directors have identified some Alternative Performance Measures (“APM”).

These measures facilitate the directors in identifying operational trends and take about investment decisions, resource allocation and other operational decisions.

For a correct interpretation of these APM, the following in noted:

i.	these indicators are constructed exclusively from the Group’s historical data and are not indicative of the future performance of the Group;

ii.	the APM are not required by accounting standards (“IFRS”) and, although derived from the Issuer’s consolidated financial statements, are not audited

iii.	these financial measures should not be seen as a substitute for measures defined according to the IFRS;

iv.

the reading of these APM should be carried out together with the Group’s financial information from the Issuer’s interim consolidated financial statements for the three period ended 31 March 2017 and 2016;

v.	it is to be noted that the APM are not always comparable to measurements used by other companies, since not all companies calculate APM in the same manner.

vi.	APM used by the Group are processed with continuity and consistency of definition and representation for all periods for which financial information are included in this Prospectus.

The APM below were selected and represented in the Prospectus because the Group believes that:

(i)	Cost income is one of the key indicators of a bank’s operating efficiency (the owner the value, the more efficient the bank) and help to illustrate trends in our operating performance.

(ii)	ROE and ROE Adjusted [3] are indicators of most interest to shareholders as it allows to evaluate the profitability of risk capital.

(iii)	Bad loans4 / Total loans is a measures of is a key asset solvency indicator for the financial community in the rating of bank shares.

The unaudited APM of the Group for the three months period ended 31 March 2017 and 2016 (restated) are presented below:

		For the three months period ended
Alternative Performance Measures	Note	March 31, 2017	March 31, 2016 restated
Cost Income ratio	(1)	83.1%	83.1%
ROE	(2)	-2.0%	-1.7%
ROE adjusted	(3)	-1.8%	-1.5%

		As of
Alternative Performance Measures	Note	March 31, 2017	December 31, 2016
Bad loans / Total loans	(4)	7.8%	7.5%

Note (1) Cost Income ratio

The Cost Income ratio is the ratio between operating expenses (represented by the item “Total Operating expenses”) and total operating income (represented by the item “Net operating income”).

[3]

ROE and ROE Adjusted - ROE is the ratio between the net loss for the period and the shareholders’ equity net of loss for the period at the end of the period whereas ROE Adjusted is the ratio between the net loss for the period and the shareholders’ equity net of valuation reserves and loss for the period at the end of the period.

[4]	Bad loans: a loan which is unlikely to be paid back because the customer is in a state of insolvency (even if not legally ascertained) or in similar situations.

The following table shows the reconciliation of operating expenses and total net operating income (reclassified figures) with the related balance sheet data:

Thousands of Euro	Three months period ended March 31,
	2017	2016
Administrative expenses	(145.648)	(151.115)
Net adjustments to/Recoveries on property and equipment	(3.801)	(4.909)
Net adjustments to/Recoveries on intangible asset	(5.934)	(6.369)
Of which - Recovery of taxes	12.857	13.734
Of which - Contribution to the national Resolution Fund and FITD	7.536	9.203
Of which - DTA Charges	3.468	—

A. Total operating expenses	(131.522)	(139.456)

Net interest income	72.524	82.869
Net fee and commission income	62.278	60.482
Dividends and similar income	10.558	—
Net profit (loss) from trading	3.803	(4.803)
Net profit (loss) from hedging	(61)	(1.156)
Profits (losses) on disposal or repurchase of Financial assets available for sale and financial liabilities	795	20.565
Profits (losses) on financial assets/liabilities designated at fair value	391	361
Other operating expense	20.836	23.150
Indirect Taxes	(12.857)	(13.734)

B. Net operating income	158.267	167.734

A/B Cost Income ratio	-83,1%	-83,1%

Note (2) ROE

ROE is the ratio between the net loss for the period and the shareholders’ equity net of loss for the period at the end of the period.

Thousand of Euro	As of March 31,
	2017	2016
A. Net profit or loss for the period	(41,096)	(39,857)
B. Shareholders’ Equity at the end of the period	2,059,894	2,373,661
C. Shareholders’ Equity net of the loss for the period (B-A)	2,100,990	2,413,518
A/C. ROE	-2.0%	-1.7%

Note (3) ROE Adjusted

ROE is the ratio between the net loss for the period and the shareholders’ equity net of valuation reserves and loss for the period at the end of the period.

Thousand of Euro	As of March 31,
	2017	2016
A. Net profit or loss for the period	(41,096)	(39,857)
B. Shareholders’ Equity at the end of the period	2,059,894	2,373,661
C. Valuation reserves at the end of the period	(166,345)	(190,166)
D. Shareholders’ Equity net of valuation reserves and loss for the period (B – C - A)	2,267,335	2,603,684
A/D. ROE Adjusted	-1.8%	-1.5%

Note (4) Bad loans / total loans

Bad loans / total loans is the ratio between the net bad loans to customers and the total loans to customers (item 70 of the Balance Sheet net of debt securities classified as L&R).

Thousand of Euro	As of March 31,	As of December 31,
	2017	2016
A. Bad loans to customers	1,404,792	1,377,133
B. Loans to customers	18,040,102	18,246,327
C. debt securities classified as L&R	504	504
D. Loans to customers net debt securities classified as L&R (B – C)	18,039,598	18,245,823
A/D. Bad loans / total loans	7.8%	7.5%

HISTORY

ORIGINS

The origins of Banca Carige can be traced back to 1483 with the foundation of Monte di Pietà di Genova.

In 1991, pursuant to the so-called ‘Amato’ Law, which required the separation between ownership and management of the public savings banks (casse di risparmio), the Fondazione Carige contributed its banking business into a newly established joint stock company (società per azioni), Banca Carige.

In response to the evolution of the competitive environment of the banking system, Banca Carige developed from a local savings bank (cassa di risparmio) into a full-service bank listed on the Italian stock exchange through (i) an initial public offering in 1995, several subsequent capital increases between 1990 and 2008, and the issuance of convertible and subordinated loans, and (ii) its development from a regional player into a network with nationwide distribution, through several new openings and through several acquisitions of banks and branch networks outside Liguria (the number of branches of the distribution network increased from 136 branches at the end of 1990 to 587 branches at the end of 31 December 2016.

Over the years, the interest held by the Fondazione Carige gradually decreased and a stable core of Italian and foreign shareholders, as well as a large number of private investors, became part of its shareholder base.

OWNERSHIP STRUCTURE

As at the date hereof, the Issuer’s share capital amounts to Euro 2,791,421,761.37 divided into 830,181,175 shares without the indication of the nominal value, of which 830,155,633 are ordinary registered shares and 25,542 convertible savings shares.

In accordance with Article 93 of the Financial Services Act, the Issuer is not currently directly or indirectly controlled by any single shareholder. Pursuant to Article 13 of Banca Carige’s by-laws, in case a banking foundation is able to exercise the majority of the votes at an ordinary shareholders’ meeting, the chairman of the relevant shareholders’ meeting, for the purpose of the relevant resolution, shall exclude a number of shares held by such banking foundation equal to the difference plus one between the number of ordinary shares of such foundation and the total amount of ordinary shares of the remaining participants allowed to vote at the time of voting.

As at the date hereof, according to information available to the Issuer, the following shareholders held, directly or indirectly, more than 3% of Banca Carige’s ordinary shares:

Shareholders	Percentage of share capital
MALACALZA INVESTIMENTI SRL	17.588
VOLPI GABRIELE	6.001
OTHERS	76.411

REGULATORY CAPITAL AND CAPITAL RATIOS

The Basel Committee on Banking Supervision (the “Basel Committee”) approved, in the fourth quarter of 2010, revised global regulatory standards (“Basel III”) revised in January 2013. The Basel III framework has been implemented in the EU through new banking regulations adopted on 26 June 2013: Directive 2013/36/EU of the European Parliament and of the European Council of 26 June 2013 on access to the activities of credit institutions and the prudential supervision of credit institutions and investment firms (the “CRD IV”) and Regulation (EU) No. 575/2013 of the European Parliament and of the European Council of 26 June 2013 on prudential requirements for credit institutions and investment firms (the “CRR”).

In addition, following a SREP in application of Article 16(2) of the CRR, the ECB may choose to impose minimum capital ratios that are higher than those required under the Pillar 1 requirements.

On 19 December 2013, the Bank of Italy published Circular 285, which included supervisory guidelines for banks, in application of the CRD IV. The new provisions entered into force on 1 January 2014. On that date, the CRR was directly applicable in each single Member State. Specifically, transitional provisions on capital requirements (see Second Part, Chapter 14, Section II, of Circular 285) stated that banks are eligible to keep a prudential filter on unrealised profits and losses related to exposures to central government and classified as “Available for sale assets”, until the adoption in Europe of the IFRS 9 standard, which will supersede IAS 39 as regards financial instruments. This facility was exercised by the Group within the terms set, via notice sent to the Bank of Italy. For a detailed discussion of the Group’s liquidity risk management see “Risk Management—Liquidity Risk”.

On 13 September 2016, the Bank of Italy launched a consultation in order to align the domestic transitional regime concerning the Capital Conservation Buffer to the provisions set forth in the CRD IV.

Pursuant to these regulations, as implemented by the Bank of Italy, the Issuer is required to maintain certain levels of regulatory capital which can be made up in specified proportions of Tier I capital and Tier II capital.

Based on the instructions of the Bank of Italy, banks and banking groups have to maintain an amount of regulatory capital that is higher than the total minimum capital requirement (this being the sum of the requirements for credit and counterparty risk, market risk and operational risk).

As at 31 March 2017, the Group had a phased-in Total Capital Ratio of 13.5%, phased-in Tier I Ratio of 11.5% and a phased-in Common Equity Tier 1 Ratio (CET1R) of 11.1%, higher than the minimum regulatory levels. The CET1 Ratio is higher than both the regulatory limits and the 9% minimum threshold required by the ECB under the SREP process for 2017, but lower than the recommended Pillar 2 Guidance threshold of 11.25%. Noteworthy in this regard is that this circumstance is not a consequence of specific management factors, but is rather traceable to changes occurring between 31 December 2016 and 31 March 2017 following the introduction of the prudential transitional arrangements.

In any case, the measures set out in the 2016 - 2020 Strategic Plan Update, which was approved on 28 February 2017, are adequate to restore a CET1 Ratio well in excess of the above threshold of 11.25%.

The table below sets forth the Group’s regulatory capital and regulatory capital ratios as at 31 March 2017, calculated applying Basel III rules phased-in, on the basis of the rules set out in the CRR in the area of Basel 3 capital requirements and national discretions contained in the Circular 285 and in its bulletin of disclosure.

In Euro millions, except for percentages	As at 31 March 2017	As at 31 December 2016	As at 31 December 2015 Restated
Regulatory Capital and Ratios
Common Equity Tier 1 CET 1	1,821.6	1,942.4	2,382.4
Tier 1 Capital	1,895.6	2,040.2	2,495.8
Tier 2 Capital	313.9	317.7	421.7
Own funds (Regulatory Capital)	2,209.5	2,357.9	2,917.6
Total Risk-Weighted Assets	16,422.1	17,028.8	19,937.6
CET 1/Risk-Weighted Assets (1)	11.1%	11.4%	11.9%
Tier 1/ Risk-Weighted Assets (2)	11.5%	12.0%	12.5%
Own Funds / Total risk-weighted assets	13.5%	13.8%	14.6%

(1)	The Basel 3 regulations provide for a Common Equity Tier 1 Ratio of not less than 7% (4.5% + Capital Conservation Buffer (CCB) equal to 2.5%).
(2)	The Basel 3 regulations provide for a Tier 1 Ratio of not less than 8% (5.5% + Capital Conservation Buffer (CCB) equal to 2.5%).

BANCA CARIGE GROUP STRUCTURE

The following chart shows the structure of the Banca Carige Group at the date hereof:

RATINGS

Carige is rated by the international rating agencies Fitch Ratings Limited (“Fitch”) and Moody’s Investor Service Limited (“Moody’s”).

At the date hereof, the Issuer has the following ratings:

Rating Agency	Long-term debt	Short-term debt	Outlook	Last Report	Last Confirmed
Moody’s Investor Service	Caa2	Not-Prime	Developing	9 March 2017	9 March 2017
Fitch	B-	B	RW Neg	10 April 2017	10 April 2017

Each of Fitch and Moody’s is established in the European Union and is registered under Regulation (EC) No. 1060/2009 (as amended). As such Fitch and Moody’s are included in the list of credit ratings agencies published by the European Securities and Markets Authority on its website in accordance with such Regulation as at the date hereof.

STRATEGY

On 28 February 2017 the Board of Directors of Banca Carige unanimously approved the update to the Strategic Plan (the “Strategic Plan” or “Plan”) containing the economic, financial and capital objectives for the next four-year period.

Main targets for 2020:

•	Revenues: Euro 756 million (CAGR +5.3%)

•	Operating expenses: Euro 477 million (CAGR -4.0%)

•	Cost income: 59.8%

•	NPL share of gross total loans: 13.1%

•	Cost of credit: 48 bps

•	Return on Equity: 7.4%

•	Common Equity Tier 1 Ratio: 14.1%

The strategic priorities for the 2017-2020 four-year period were reviewed starting from the objectives of the Plan approved on 29 June 2016. The update is designed to achieve:

1)

Separation of the Bank’s branch of business consisting in the bad loan portfolio via spin-off to a management vehicle with the upside from optimised debt collection being retained by the Bank’s shareholders; concurrently, based on assumptions connected with the evolution of credit exposures, the levels of coverage for the other classes of non-performing loans will be adjusted, including in consideration of guidance from the ECB.

2)	Capital base strengthening through a Euro 450 million capital increase, possibly in combination with a Liability Management Exercise (LME).

3)	Improvement of the balance sheet financial structure with a positive impact on the cost of funding and the cost of credit.

4)

Tighter control over balance sheet and asset quality via the set-up of a new organisational unit dedicated to the management of the NPL classes not transferred to the vehicle, with a view to minimising the impairment of performing loans and increasing the cure rate of non-performing loans.

5)

New focus placed on the core business of Carige as a retail bank which, while retaining its traditional footprint, will implement a new service model centred around more specialised commercial roles and a renewed digital offering, with the latter being largely invested in.

6)

Greater operating efficiency leveraging on a streamlined distribution network, which -through the closure of an additional 90 branches- is geared to reducing the number of network branches to below 500, in line with market average in terms of branch funding/lending volumes and headcount. Combined with the planned outsourcing of certain back office activities and a leaner organisational structure at Head Office level, this initiative will allow for an additional headcount reduction by 155 units. This set of measures will be made complete by the enhancement of the Banca Cesare Ponti brand, including via its merger into the Parent Company, with a view to placing a stronger focus on the private banking segment by leveraging the synergies with the Group’s distribution network.

The outlined measures will make it possible to attain the NPL targets required by the ECB, well ahead of schedule.

The new Plan is grounded on conservative macroeconomic assumptions5 of moderate economic growth (Italian GDP +0.9% in 2020) and a long-lasting scenario of low interest rates (3-month Euribor in negative territory until 2019 and at 0.7% in 2020).

The Plan assumes essential stability in funding/lending volumes contributed by net loans amounting to Euro 18.1 billion by 2020 (2016-2020 CAGR +0.3%) and direct deposits totalling Euro 20.0 billion (CAGR +0.5%), with return to profitability pursued by improving revenues in terms of both Net Interest Income (CAGR +6.9%) and net fee and commission income (CAGR +6.9%). Operating cost reduction will continue (CAGR -4.0%), and redefined credit management policies will lead to an estimated 48 bps cost of credit reduction by 2020. The targeted result for 2020 is estimated at approximately Euro 170 million, with a ROE of 7.4%.

DESCRIPTION OF THE BUSINESS

Banking Activities

Banking is the Group’s primary business line, with the objective of meeting the financial needs of customers. The banking activity business line consists of all types of deposit taking (mainly through current accounts and term deposits), traditional lending (including mortgage, personal and other types of consumer loans offered by Creditis) and associated financial services, including, payment services (including debit, pre-paid and credit cards, wire transfers, payment and collection services), private banking and the distribution of asset management.

Furthermore, following the disposal, on 5 June 2015, to Primavera Holdings S.r.l., a company held by funds affiliated to Apollo Global Management, of the entire share capital held by Banca Carige in Carige Vita Nuova S.p.A. and in Carige Assicurazioni S.p.A., the Carige Group’s banks signed a long-term agreements with the insurance companies for the distribution of life and non-life products.

[5]	Source: Evolution until 2018 by Prometeia; 2020 evolution - Oxford Economics projections

The Group operates through the distribution networks of Banca Carige, Banca del Monte di Lucca, and Banca Cesare Ponti, which had, in the aggregate, 587 branches as at 31 December 2016. The Group also operates a network of ATMs and is expanding its home banking channels, particularly internet and phone banking.

For further informations refer to the Banca Carige Press Release dated 28 February 2016: “2016-2020 Strategic Plan update - Draft separate and consolidated financial statements as at 31 Decembre 2016” incorporated by reference in this Prospectus.

Direct Funding

The Group obtains the funds needed to finance its activities mainly through customer deposits, the issuance of bonds and the use of the interbank (money) market.

The following tables show a breakdown of the Group’s due to banks as 31 March 2017, 31 December 2016 and 31 December 2015 (restated):

	As of March 31,	As of December 31,	As of December 31,	Change		Change
in Euro millions, except for percentages	2017 (1)	2016 (2)	2015 (3)	absolute	%	absolute	%
Current accounts and demand deposits	11,794.4	11,841.1	13,250.7	(46.7)	(0.4)	(1,409.6)	(10.6)
Term deposits	1,415.6	1,344.4	1,578.1	71.2	5.3	(233.7)	(14.8)
Repurchase agreements	—	351.2	527.7	—	—	(176.5)	(33.4)
Loans	4.9	5.1	5.9	(0.2)	(3.9)	(0.8)	(13.6)
Other payables	159.7	168.4	174.2	(8.7)	(5.2)	(5.8)	(3.3)
Due to customers	13,374.6	13,710.2	15,536.6	(335.6)	(2.4)	(1,826.4)	(11.8)
Bonds	4,848.4	5,440.2	7,330.2	(591.8)	(10.9)	(1,890.0)	(25.8)
Other securities	1.8	3.1	28.1	(1.3)	(41.9)	(25.0)	(89.0)
Securities issued	4,850.2	5,443.3	7,358.3	(593.1)	(10.9)	(1,915.0)	(26.0)
Liabilities designated at fair value through profit and loss	449.6	459.2	557.8	(9.6)	(2.1)	(98.6)	(17.7)
Total direct deposits	18,674.4	19,612.7	23,452.7	(938.3)	(4.8)	(3,840.0)	(16.4)
Due from banks *	3,157.8	1,953.4	1,215.0	1,204.4	61.7	738.4	60.8
Due to banks	5,092.4	3,468.3	2,825.0	1,624.1	46.8	643.3	22.8
Net interbank	(1,934.6)	(1,514.9)	(1,610.0)	419.7	(27.7)	95.1	(5.9)

(1)	2017 Unaudited Interim Consolidated Financial Information
(2)	2016 Audited Consolidated Financial Information
(3)	2015 Unaudited Restated Consolidated Financial Information
*	Net of debt securities classified as L&R amounting at 31 March 2017 to Euro 5.3 million, at 31 December 2016 to Euro 5.3 million, at 31 December 2015 (restated) to Euro 5.5 million.

Direct deposits at 31 March 2017 amounted to Euro 18,674.4 million (Euro 19,612.7 million at 31 December 2016). As part of direct funding, due to customers amounted to Euro 13,374.6 million, down 2.4% mainly on the back of the decline in repos. This component, referring to short-term treasury deposits with institutional counterparties, witnessed a structural reduction in the course of the year as did the comparable items recognised as loans to customers. Current accounts and unrestricted deposits totalled Euro 11,794.4 million and were essentially stable (-0.4%) from the beginning of the year, whereas time deposits (Euro 1,415.6 million) were own by 5.3%, as they were affected by both the Bank’s review of conditions for corporate customers and recent tensions in the banking industry after the introduction of the EU bail-in rules.

Securities issued, totalling Euro 4,850.2 million at 31 March 2017, fell by Euro 593.1 million, or 10.9%, almost entirely due to retail bonds maturing and not being replaced by new issuances of the same nature, whereas the Euro 4,848.4 million in bonds held by institutional investors. This figure includes subordinated securities for a nominal amount of Euro 1,045 million and a book value of Euro 799 million.

The following tables show a breakdown of the Group’s due to banks as of 31 March 2017, 31 December 2016 and 31 December 2015 (restated):

(in Euro millions, except for percentages)	As of March 31,	As of December 31,		Change		Change
	2017 (1)	2016 (2)	2015 (3)	absolute	%	absolute	%
Due to banks	5,092.4	3,468.3	2,825.0	1,624.1	46.8	643.4	22.8
Due to central banks	3,500.0	3,000.0	2,302.2	500.0	16.7	697.8	30.3
Current accounts and demand deposits	43.3	29.0	14.0	14.3	49.3	15.0	—
Term deposits	1,111.6	—	9.2	1,111.6	—	(9.2)	(100.0)
Loans	417.2	422.7	473.0	(5.5)	(1.3)	(50.2)	(10.6)
Other payables	20.3	16.6	26.7	3.7	22.5	(10.1)	(37.7)

(1)	2017 Audited Interim Consolidated Financial Information
(2)	2016 Audited Consolidated Financial Information
(3)	2015 Unaudited Restated Consolidated Financial Information

Deposits from banks amounted at 31 March 2017 to Euro 5,092.4 million, as against Euro 3,468.3 million in December 2016, mainly on the back of trends in repos following the initiatives implemented to rationalise the Group’s funding needs.

The net interbank position (difference between loans to and deposits from banks, net of securities reclassified as L&R) shows a debt exposure of Euro 1,934.6 million, as compared to Euro 1,514.9 million in December 2016.

Management of savings and custodial services

The following tables show the Group’s indirect deposits as at 31 March 2017, 31 December 2016 and 31 December 2015 (restated):

(in Euro millions, except for percentages)	As of March 31,	As of December 31,		Change
	2017 (1)	2016 (2)	2015(3)	absolute	%	absolute	%
Total (A+B)	21,475.1	21,487.9	21,854.7	(12.8)	(0.1)	(366.9)	(1.7)

Assets under Management (A)	11,076.1	10,864.2	11,044.6	211.9	2.0	(180.4)	(1.6)
Mutual funds and open-end collective investment schemes	4,915.3	4,790.1	5,406.8	125.2	2.6	(616.7)	(11.4)
Portfolio management	528.1	519.9	510.3	8.1	1.6	9.7	1.9
Bancassurance products	5,632.7	5,554.1	5,127.5	78.6	1.4	426.6	8.3

Assets under Custody (B)	10,399.0	10,623.7	10,810.1	(224.7)	(2.1)	(186.4)	(1.7)
Government securities	2,925.1	2,965.9	3,436.8	(40.9)	(1.4)	(470.8)	(13.7)
Bonds	848.4	879.2	985.4	(30.8)	(3.5)	(106.2)	(10.8)
Shares	958.0	903.0	1,152.0	54.9	6.1	(249.0)	(21.6)
Other	5,667.5	5,875.6	5,235.9	(208.0)	(3.5)	639.7	12.2

Loans to customers

The following tables set out a breakdown of the Group’s loans portfolio as at 31 March 2017, 31 December 2016, 31 December 2015 (restated):

(in Euro millions, except for percentages)	As of March 31,	As of December 31,		Change
	2017 (1)	2016 (2)	2015(3)	absolute	%	absolute	%
Loans to customers (4)	18,039.6	18,245.8	21,439.4	(206,2)	(1.1)	(3,193.5)	(14.9)

Gross exposure	21,547.8	21,713.0	24,513.9	(165.3)	(0.8)	(2,800.9)	(11.4)
current accounts	1,478.4	1,537.6	1,981.9	(59.2)	(3.8)	(444.3)	(22.4)
repurchase agreements			1,077.4			(1,077.4)	(100.0)
mortgage loans	9,651.4	9,728.8	10,900.9	(77.4)	(0.8)	(1,172.1)	(10.8)
credit cards, personal loans and fifth of salary-backed loans	605.9	599.2	608.1	6.7	1.1	(8.8)	(1.5)
leasing	510.4	522.9	571.7	(12.5)	(2.4)	(48.8)	(8.5)
factoring	66.1	62.2	67.6	3.9	6.3	(5.4)	(8.0)
other loans	1,902.4	1,929.4	2,482.7	(27.0)	(1.4)	(553.3)	(22.3)
non-performing assets	7,333.1	7,332.9	6,823.6	0.2	—	509.3	7.5

-Value adjustments (-)	3,508.2	3,467.2	3,074.5	41.0	1.2	392.7	12.8

(1)	2017 Unaudited Interim Consolidated Financial Information
(2)	Figures reclassified from 2016 Audited Consolidated Financial Information
(3)	Figures reclassified from 2015 Unaudited Restated Consolidated Financial Information
(4)

Net of debt securities classified as L&R amounting at 31 March 2017 to Euro 0,5 million (loans to customers) and Euro 5.3 million (loans to banks), at 31 December 2016 to Euro 0,5 million (loans to customers) and Euro 5.3 million (loans to banks), at 31 December 2015 (restated) to Euro 0,6 million (loans to customers) and Euro 5.5 million (loans to banks), and before adjustments.

The following tables set forth a breakdown of the Group’s securities portfolio as of 31 December 2016 and 2015 (restated):

(in Euro millions, except for percentages)	Situation as of (*)			Change
	31/03/17 (1)	31/12/16(2)	31/12/2015(3)	absolute	%	absolute	%
Debt securities	1,734.2	1,975.3	3,473.2	(241.0)	(12.2)	(1,497.9)	(43.1)
Held for trading	1.2	1.2	5.2	(0.0)	(2.1)	(3.9)	(76.0)
Available for sale	1,727.2	1,968.2	3,461.9	(241.0)	(12.2)	(1,493.7)	(43.1)
Loans and Receivable	5.9	5.8	6.1	0.0	0.5	(0.3)	(4.6)
	—	—	—	—	—	—	—
Equity instruments	323.9	327.5	329.4	(3.6)	(1.1)	(1.8)	(0.6)
Available for sale	323.9	327.5	329.3	(3.6)	(1.1)	(1.8)	(0.6)
	—	—	—	—	—	—	—
Units in UCITS	21.0	23.9	12.5	(2.9)	(12.1)	11.4	90.5
Available for sale	21.0	23.9	12.5	(2.9)	(12.1)	11.4	90.5
	—	—	—	—	—	—	—
Total (1)	2,079.2	2,326.7	3,815.1	(247.5)	(10.6)	(1,488.4)	(39.0)
o.w.:
Held for trading	1.2	1.2	5.2	(0.0)	(2.1)	(4.0)	(76.1)
Available for sale	2,072.1	2,319.6	3,803.8	(247.5)	(10.7)	(1,484.2)	(39.0)
Loans and Receivable	5.9	5.8	6.1	0.0	0.5	(0.3)	(4.6)

(*)	The aggregate includes balance sheet items No. 20 (net of derivatives), No. 40, No. 60 (only for the portion relating to L&R) and No. 70 (only the party relating to L&R).
(1)	2017 Unaudited Interim Consolidated Financial Information
(2)	Figures reclassified from 2016 Audited Consolidated Financial Information
(3)	Figures reclassified from 2015 Unaudited Restated Consolidated Financial Information

RISK MANAGEMENT

The Group is exposed to risks that are inherent to the nature of its business activity. A critical part of the Group’s activities consists of identifying, measuring, controlling and reporting internally the risks associated with its operations. These risks include, generally, credit risk, market risk, liquidity risk and operational risk.

In line with legal and supervisory regulations, and in compliance with the code of self-regulation drafted by the corporate governance committee for listed companies, established by the Italian Stock Exchange (the Code of Self-Regulation), the Group set up an internal control system (the Internal Control System or ICS) suitable to continuously detect, measure and verify the typical risks of its business. From the operating point of view, the ICS includes three levels of control:

•	Line controls (first level) for the purpose of ensuring the correct performance of operations; these are carried out by the operating structures or included in the supporting IT procedures;

•

Risk management controls (second level) to define risk measurement methods and verify compliance with the limits assigned to the various operating departments and control the achievement of the risk-return objectives assigned. These are assigned to non-production departments: the officer in charge of preparing Banca Carige’s accounting, risk management, validation of the rating systems, compliance, anti-money laundering department documents; and

•

Internal audit (third level) is performed by the internal audit departments (which are different and independent from the production structures), and is aimed at controlling the adequacy and effectiveness of the first and second level controls, in addition to being aimed at identifying anomalous trends, regulatory and procedural violations and assessing the functionality of the Internal Control System as a whole.

The Group’s policies regarding the assumption of risks are established by the risk appetite framework (the “Risk Appetite Framework” or the “RAF”), as approved by the Board of Directors, which determined the risk return profile that the Group is willing to assume in line with its business model and its trategic plan.

The Group performs steering and supervisory functions as regards all risks, in particular by managing, in an integrated context, the Pillar 1 and Pillar 2 risks, in accordance with the provisions contained in the supervisory instructions of the Bank of Italy (Circular 285 and subsequent updates).

The banks of the Group operate within specific limits of independence and avail themselves of their own supervisory structures.

As mentioned, the different risk categories are monitored by the second level control functions, and the results are subject to the periodic reporting to the Board of Directors, the risks committee, the investment risk committee and the executive management.

The analyses are supported by regulatory models and by more advanced methodologies which made it possible to expand the range of risks monitored over time and to improve the assessment of the capital adequacy, from both a regulatory and an economic perspective.

As at 31 March 2017, the Group had a phased-in Total Capital Ratio of 13.5%, phased-in Tier I Ratio of 11.5% and a phased-in Common Equity Tier 1 Ratio (CET1R) of 11.1%, higher than the minimum regulatory levels. The CET1 Ratio is higher than both the regulatory limits and the 9% minimum threshold required by the ECB under the SREP process for 2017, but lower than the recommended Pillar 2 Guidance threshold of 11.25%. Noteworthy in this regard is that this circumstance is not a consequence of specific management factors, but is rather traceable to changes occurring between 31 December 2016 and 31 March 2017 following the introduction of the prudential transitional arrangements.

In any case, the measures set out in the 2016-2020 Strategic Plan Update, which was approved on 28 February 2017, are adequate to restore a CET1 Ratio well in excess of the above threshold of 11.25%.

Information on risk and risk hedging policies

Credit Risk

Banca Carige’s credit offer is mainly focused on the individuals, small business, SMEs and public authority segments.

Banca Carige pursues the policy of consolidating its current market leadership position through actions to increase the level of penetration on current customers, mainly via cross-selling, in any event without neglecting new business initiatives. Development activities target the private and small business segments, as well as the corporate segment.

The economic and financial crisis of the last few years, which resulted in a significant increase of impaired loans, stressed the strategic importance of monitoring credit relations and managing critical positions.

The production strategy guidelines on credit are as follows:

•	mitigation of the credit risk, through the selective growth of loans, led by rating classes and types of parties, along with assumption of guarantees;

•	re-composition of the credit portfolio in line with the growth prospects of the areas in which the Group operates;

•	mitigation of the concentration risk of loans to individual customers or groups of customers;

•	strengthening, both in terms of effectiveness and efficiency, of collection of impaired loans; and

•	attention to the geo-sectoral breakdown of commitments in order to give special importance to portfolio diversification.

Credit risk management policies

(i)	Organisational aspects

The lending process provides for extensive decision-making decentralisation within the scope of the decision-making powers defined by the Board of Directors. Credit facility proposals are normally formulated by the branches and advisory teams, then submitted for approval by the authorised decision- making bodies – both “peripheral” and “central” – on the basis of qualitative and quantitative aspects of any credit facilities and expected loss assigned to the counterparty for rated segments. Subsidiary banks act within the limits of their powers and restrictions as established by Banca Carige, through specific directives issued in accordance with and compliant with Group regulations.

(ii)	Management, measurement and control systems

In relation to decision-making decentralisation, central departments have been assigned the task of verifying that assumed risk levels comply with the strategic policies expressed by the boards of directors, with regard to counterparty credit ratings and in terms of formal compliance with internal and external codes of conduct.

The Group’s credit risk measurement, management and monitoring process involves:

•

Credit Risk Management, aimed at the strategic governance of the Group’s lending activities, through portfolio quality monitoring based on the performance analysis of risk indicators from rating sources (PD, LGD and EAD) and other phenomena of interest, with accurate control of compliance with the limits envisaged in supervisory regulations on risk concentration and capital adequacy with respect to the assumed credit risk; and

•

activities of an operational nature, to monitor the quality of loans disbursed. Specifically, a tool for the operational monitoring of credit is operational and allows for the combination of the various fields of control activities with risk indicators developed according to IRB approach, to improve the monitoring efficiency and achieve management increasingly consistent with customer risk profiles. In this regard, in 2014 the monitoring process was strengthened with the imposition, with respect to loans with significant anomalies, of deadlines by which such anomalies have to be solved, and after the expiration of which, the relevant loans are to be classified as impaired.

These activities fuel a reporting system for the various company units departments responsible for monitoring Group credit risk.

Internal rating models were developed by Banca Carige based on historic data for the retail (private, small operators and small businesses) and corporate (SMEs and large corporate businesses) segments.

Banca Carige also implemented models for determining, at consolidated level, the probability of default (“PD”), loss in the event of insolvency (loss given default – “LGD”), exposure in the event of insolvency (exposure at default – “EAD”). The information sources used to estimate the PD pertain to three main areas of investigation that are used in varying degrees in the branch assessment of the segment: financial (financial statements data) and performance disclosures (in-house data and central credit register data) and company records. With regard to the SME and large corporate segments, the override procedure of statistical rating offers enhancement of any significant data for the purpose of correct customer classification.

In 2009 “Expected Loss” (the product of PD, LGD and EAD) was introduced as the parameter used to determine the decision-making path on lending practices in relation to counterparties in the retail (private; small operators and small business), corporate (SMEs and large corporate businesses) segments. The risk parameters were adjusted so as to include the most recent trends of the risk related to the Group’s loans portfolio.

(iii)	Credit risk mitigation techniques

The Group’s credit policy is founded on maximum care in the selection of credit, financed initiatives and borrowers and account monitoring. Credit rating appraisal is based on statistical indicators and qualitative information used to assess the borrower’s capacity to generate financial resources in line with repayment of the debt.

Medium/long-term loans are mainly backed by mortgages and, if a more significant risk profile is identified, the credit facilities are backed by personal guarantees (standard and omnibus) and CONFIDI guarantees.

Given that, in this context, personal guarantees and collaterals are obtained – as deemed appropriate for credit risk mitigation, given the impact of mortgage loans on the aggregate portfolio and in compliance with regulatory provisions – a value monitoring process for the assets lodged as security was designed.

More specifically, for a proper assessment of the extent of loan hedging for the capital requirements calculation, the value of mortgaged property is subject to periodic revaluation based on statistical data obtained from a leading specialist in real economy studies.

Moreover, a new appraisal shall be carried out if there is a significant impairment in the market value of the asset, with the aim of implementing the most suitable management measures to safeguard disbursed loans. A similar process is operational for property subject to financial leasing and pledged securities against loans granted to customers.

(iv)	Impaired financial assets

The classification of impaired assets is based on an ongoing process which involves monitoring activities focused on the prompt identification of any anomalies in account management, on changes in rating scores and on the emergence of events indicating a potential deterioration of the account.

Moreover, on behalf of all subsidiary banks, Banca Carige has put in place operating procedures, which determine automated flagging of positions with irregular loan repayment, and IT monitoring instruments that support management that is consistent with the risk profiles identified.

Measures triggered by the aforementioned monitoring activities are differentiated according to the degree of anomaly detected and comply with regulations approved by the boards of directors of all the Group’s banks.

Reclassification to performing status of receivables that were classified – not automatically – among impaired assets takes place following the positive assessment of the financial capacity of customers who, having overcome the difficulties that led to the qualification, believes they are fully able to fulfill their commitments to the Bank.

In 2017 Banca Carige formulated a specific business plan for the impaired assets in line with the relevant ECB Guidelines.

Loan classification based on internal and external Ratings

Bank lending is particularly concentrated in the retail segment (small business, small operators and mass market); therefore, only a portion of the total loans of the Bank is assessed (approximately 34% as at 31 December 2015) by external rating agencies. In addition, as the Group records exposures to supervised intermediaries and public administrations, it has been decided to correctly disclose the risk profile of these counterparties, by assigning a rating equal to the sovereign risk status reduced by one notch to any counterparty without an agency rating.

Internal rating models were developed by the Bank based on historical data for the Retail segment (Consumers, Small market players and Small Businesses) and Corporate segment (SMEs and LARGE corporate).

The internal rating models created by the Bank allow for an accurate credit quality assessment extended to the majority of the Group’s loans to customers.

Market Risk

Interest Rate Risk and Price Risk – Regulatory Trading Portfolio

Organisational structure

The Board of Directors defines policies and strategic guidelines in relation to the assumption of market risk and identifies risk appetite and risk tolerance levels within the Risk Appetite Framework.

The finance and asset liability management committee monitors the trend of market risk and compliance with limits both at Group level and at individual bank level, and supervises the management of market risk.

The risk management division ensures the continuous measurement and control of the exposure of the Group and individual banks to market risk, by monitoring the Value at Risk on a daily basis, including under stress scenarios.

(i)	General aspects

The main sources of interest rate risk are represented by bond and interest rate derivative transactions, both regulated and OTC. The main sources of price risk are represented by transactions on shares, share funds and share derivatives.

(ii)	Management processes and measurement methods for interest rate and price risk

The risk management division of Banca Carige sees to the daily monitoring of the interest and price risk on the supervisory trading portfolio. This risk profile is calculated according to the “Historical” approach, with a confidence interval of 99% and a holding period of 10 days. Stress test analyses are also performed and highlight the impacts on both the Value at Risk and present value of pre-established shocks.

Interest Rate And Price Risk – Banking Portfolio

(i)	General aspects, management processes and measurement methods for interest rate and price risk

The risk management division monitors interest rate and price risk, both from the financial position and the results of operations standpoint.

The Board of Directors defines guidelines and policies regarding the assumption of interest rate risk in the banking portfolio and identifies, in the context of the Risk Appetite Framework, risk appetite and risk tolerance levels. The the finance and asset liability management committee monitors the trend of interest rate risk in the banking portfolio and compliance with relevant limits, and supervises management activities related to the interest rate risk in the banking portfolio which is carried out by the finance division.

From the financial position standpoint, the purpose of monitoring the interest rate risk in the banking portfolio is to measure the impact of interest rate changes on the market value of capital in order to preserve its stability. The variability of the value of the assets following a shock on interest rates is measured according to two different approaches: the supervisory standard approach (duration analysis) and internal model (sensitivity analysis). Pursuant to the duration analysis approach, the variation in the value of assets is measured based on the duration criteria applied to aggregates of transactions categorised in a time bucket of reference on the basis of the date of maturity or re-pricing. In accordance with the sensitivity analysis approach, the variation in the value of the assets is measured, at individual transaction level, as the difference between the fair value before and after the shock.

From an operational standpoint, the purpose of the monitoring of interest rate risk in the banking portfolio is to measure the expected interest margin within the timeframe of one year (gapping period).

(ii)	Fair value hedges

The types of financial instruments with fair value hedges are interest-bearing post office bonds, balance sheet assets, loans and bonds issued.

The aims and strategies underlying these hedging transactions are to reduce interest rate risk by entering into unlisted OTC derivative contracts.

(iii)	Cash flow hedges

The aim of cash flow hedges is to immunise changes in cash flow against changes in the interest rate curve. Bonds issued were hedged with cash flow hedges. As of 31/03/2017 there are no active cash flow hedge relationship in place.

Foreign Exchange Risk

(i)	Foreign exchange risk general aspects, management procedures and measurement methods

Banca Carige has strategically elected not to take risks as regards exchange rate risk and provided for a substantial balance on positions designated in foreign currency.

(ii)	Foreign exchange risk hedges

The exchange risk related to Banca Carige is being constantly monitored, at Group level, by the treasury department in order to ensure the systematic hedging of the risk.

Operational Risk

The Group is subject to the operational risk inherent to the typical activities carried out by the Group; this risk also consists in the risk of suffering losses deriving from internal or external fraud, inadequacy or incorrect functioning of company procedures, human resource or internal system errors or deficiencies, interruptions or malfunctioning of services or systems (including IT), errors or omissions when performing the offered services, or exogenous events. Operational risk also includes legal risk (for example, customer claims and risks connected with the distribution of products that do not comply with regulations governing the provision of banking, investment and insurance services, and sanctions deriving from regulatory violations as well as non-compliance with procedures relative to the identification, monitoring and management of risks), but not strategic or reputational risk.

The main sources of operating risk statistically include the instability of operating processes, poor IT security, increasing use of automation, outsourcing of company functions, use of a reduced number of suppliers, changes in strategy, fraud, errors, recruitment, training and retaining the loyalty of personnel, and finally, social and environmental impacts. It is not possible to identify a permanent prevalent source of operational risk: operational risk differs from credit and market risks because this type of risk is not taken on by Group as a result of strategic decisions, but is inherent to its operations.

In order to increase its control on these risks, the Banca Carige Group has implemented in 2015 a specific operational risk measurement, management and monitoring framework aligned with system best practices, approved by the Board; The new Framework started between the end of 2015 and the beginning of 2016.

During 2016, the activities of refining both the processes and the measurement models continued. In particular, in the context of the historical data collection (HDC), refinements have been made, in the light of gradual evolution, in the method of census / reconciliation of the accounting of losses, a process that is currently predominantly But with an increasing involvement of corporate structures that have been assigned specific roles in the ORM framework (eg ORM, Risk Owner). In relation to the Risk Self Assessment (RSA) process, useful to investigate the perceived risk exposure of the various Risk Managers identified in the project activities, it is noted that the first RSA campaign on Operational, Reputational and Computer Risks was concluded and That the findings were submitted to the Board of Directors in 2016.

Regarding the measurement and quantification of operational risk, the “standard” method (Title III of EU Regulation 575/2013) was adopted for regulatory purposes, whereas, for the purpose of quantifying domestic capital, a model was developed Ad-hoc Operational Risk VaR based on the historical series of operating losses surveyed at Group level.

Lastly, it has prepared a report on the trend of losses and significant events that are submitted quarterly to the Board of Directors.

In the framework of the ORM Framework, appropriate links and synergies with the management and monitoring of reputational risk (see below: “Reputable Risks”) and the aspects of IT Risk management undergone by the ICT structure have been provided, in accordance with the 15th update Of the Bank of Italy Circular no. 285.

Within Operational Risk Management processes, activities related to the predisposition and feeding of the Italian Operational Loss Database (DIPO), which was established in 2003 on the initiative of ABI, have been integrated, of which the Carige Group is a member since it was constituted.

The IT system of all Group companies is centralised in the Parent Company which, with regard to the risks connected with business disruption, has defined a Business Continuity and Disaster Recovery plan designed to identify the actions required to restore the Group’s business as usual in the event of a crisis situation.

Furthermore, in light of the need to define standard criteria for process managing (mapping, archiving, use, etc.) and identify suitable methodological and IT solutions, the “Business Process Management” project is being continued and is undergoing continuous updates. In this respect, the Carige Group has adopted a methodological framework for the rationalization and standardization of the information available in the company and for the simplification of the mechanisms for the production and use of company regulations; therefore organisational guidelines and relevant models have been formulated with regard to the processes, risks and checks defined for each operational area of the company.

Interest Rate Risk and Asset and Liability Management

The risk management department of Banca Carige carries out periodic interest rate and price risk monitoring of the banking portfolio through gap analysis and duration analysis techniques.

Gap analysis measures changes in the interest margin on the risk borne by existing items at a given date (static analysis). In the Group, gap analysis is performed through three methodologies - incremental gap, incremental beta gap and shifted beta gap, whereby:

the first measures the impact on the interest margin of an upward or downward change in interest rates, assuming a parallel shift of all rates at the time of repricing;

for customer-originated items, the second takes into account the percentage of absorption by internal rates of a change in the market rate;

the third also considers the fact that the rates for customer-originated items do not react immediately to decisions to adjust market rates but will instead be gradual and diluted.

Duration analysis measures the sensitivity of an asset’s market value to changes in interest rates. Special emphasis is given to medium/long-term fixed-rate analysis and related hedges which determine the rate risk exposure at notches in the curve. The Risk Control Committee assesses the Group’s position and how it fares with the expected rates scenario.

Concentration Risk

A risk resulting from exposures in the banking portfolio to counterparties, groups of counterparties in the same economic sector or who exercise the same activity or belong to the same geographical area. Concentration risk can be divided between two sub-classes:

•	Single name concentration risk;

•	Sector concentration risk.

As part of the ICAAP submitted to the European Central Bank on 29 April 2016, both single name and geo-sectoral concentration risk was assessed by using the own portfolio model, which was introduced to measure credit risk.

Liquidity Risk

As regards the organisational and methodology aspects relating to the liquidity risk, please refer to the part E of the Explanatory Notes of the 2016 Consolidated Financial Statements (pages 308 to 311).

Liquidity risk general aspects, management procedures and measurement methods liquidity.

Liquidity risk, in its main meaning as funding liquidity risk, is the risk of the Bank not being able to meet its cash outflow obligations (both expected and unexpected) and its need for collateral at an economical price, without jeopardising the core business or financial situation of the Group. A liquidity risk can be generated by events that are closely connected with the Group and its core business (idiosyncratic) and/or with external events (systemic).

The Board of Directors of the Parent Company defines the strategic policies and guidelines related to the assumption of liquidity risk. The Risk Control Committee monitors the dynamics of liquidity risk and compliance with the limits, whereas the Finance and ALM Committee monitors the actions for managing liquidity risk, which are operationally implemented by the Finance department.

The Risk Management Function regularly guarantees the measurement and control of the exposure of the Group to the liquidity risk, both operational (short-term) and structural.

The objective of controlling operational liquidity (short-term) is to guarantee that the Group will be able to face its expected and unexpected payment obligations over a reference period of 12 months, without jeopardising day-to-day operations.

Operational liquidity is measured and monitored on a daily basis with the operational maturity ladder. The operational maturity ladder enables an analysis of the distribution of positive and negative cash flows over time, any gaps, as well as the reserves (counterbalancing capacity) that are available to deal with such gaps.

The Risk Management Function constantly monitors the observance of the operating limits that apply to the balances of cash flows only as well as to the total balances of the cash flows and reserves. The Group also performs a stress test activity with regard to the maturity ladder in use with a view to analysing the effect of exceptional albeit realistic crisis scenarios on the liquidity position and assessing the adequacy of liquidity reserves in place.

In addition to liquidity indicators, the Leverage Coverage Ratio (“LCR”) is monitored, which compares the high liquidity assets value with the net cash outflows ratio in a 30-day stress scenario.

The objective of controlling structural liquidity is to guarantee the maintenance of a suitable ratio between assets and liabilities, establishing constraints regarding the possibility to finance medium term assets with short term liabilities and therefore limiting pressure on short-term funding. Medium to long term liquidity is measured and monitored with the structural maturity ladder. The structural maturity ladder is based on the maturity mismatch model and includes demand items covering a period of up to 20 years and beyond and includes certain or modelled capital flows generated by all the balance sheet items. In this regard the Risk Management Function has defined indicators in terms of a gap ratio on maturity dates beyond one year and the relative monitoring limits. In addition to operating indicators, the Net Stable Funding Ratio (“NSFR”) is monitored, which compares the amount of funding available with the compulsory funding, according to the types of liquidity and the residual useful life of the various assets held. Medium/long-term liquidity management policies, at Group level, take account of these limits in the strategic and budget planning phase.

Reputational Risk, Strategic Risk, Risk on Securitisations and Residual Risk

Banca Carige carries out an analysis of reputational risk, strategic risk, risk on securitisations and residual risk through a specific assessment of the risk exposure as well as the control processes and the mitigation instruments in place. In particular, reputational risk is assessed through the definition and subsequent monitoring of certain indicators related to a variety of stakeholders (customers, shareholders, bondholders and employees) and is mitigated through the provision of organisational controls. Strategic risk is assessed by evaluating aspects such as the realisation of planned activities, the risk of inadequate implementation of decisions and reactivity to changing market conditions. The risk on securitisation transactions is assessed through a qualitative investigation with reference to the monitoring of expected cash flows linked to the securitisation, entities involved in the transaction and the legal aspects of the transaction. Finally, residual risk is evaluated on the basis of a qualitative assessment provided by different managers regarding the process of acquisition, management, monitoring and enforcement of guarantees.

The first analysis of the impact on capital of the Pillar 2 requirements confirmed the satisfactory capitalisation of the Group: the requirements relating to risks not taken into account by the Pillar 1 requirements are less than the savings on capital generated by the application of more advanced methods on the credit and market risks. In addition, as regards Internal Capital Adequacy Assessment Process (ICAAP), with specific reference to the capital allocation, the Bank’s own methodologies have been implemented in order to measure, with a cautionary approach, some assets that the Pillar 1 requirements do not take into account, imposing their deduction from regulatory capital.

This approach makes it possible to take into account the implicit higher capitalisation of the Group, resulting in higher total Capital Ratios and Tier I ratios.

Structured Credit Products

As part of the Group’s business, Banca Carige issued structured credit products backed by assets from the Group’s loan portfolio.

The Group has currently one securitisation transaction outstanding, which was set up in 2004 and involved performing mortgage loans having a face value as at 30 June 2014 of Euro 864.5 million. Although the loans were transferred to Argo Mortgage 2 S.r.l., the securitisation vehicle, on a non-recourse basis, not all conditions for de-recognition were satisfied. As a result, the Group’s exposure in the transaction is reflected in the Group’s balance sheet.

For further informations refer to the Banca Carige Press Release dated 28 February 2016: “2016-2020 Strategic Plan update - Draft separate and consolidated financial statements as at 31 Decembre 2016” incorporated by reference in this Prospectus.

In October 2015 another operation was conducted for the securitisation of “performing” mortgaged and unsecured loans originated by the banks of the Group. This transaction, called Lanterna Finance S.r.l. qualifies as a “self-securitisation” as the originator banks undersigned, on issue, the total amount of ABS securities issued by the special-purpose entity proportionally to the assets transferred as shown in the table below:

		Banca Carige	Banca Carige Italia	Banca del Monte di Lucca	€/mil	Rating Moody’s /DBRS	Legal Maturity
CLASSE A	Senior	226,30	127,80	30,90	385,00	Aa2/AA	October 2065
CLASSE B	Junior	194,90	110,10	26,80	331,80	=	October 2065

Totale		421,20	237,90	57,70	716,80

In the first half of 2016, in order to guarantee that the Group maintains an adequate level of liquidity and collateral also in the mid term pursuing a strategy of diversification of the Group’s funding sources, Carige resolved to carry out a securitisation, via the disposal of a portfolio of financial lease contracts to a special-purpose vehicle incorporated pursuant to Law no. 130/99 (Lanterna Lease S.r.l.), and expressed its favourable opinion about Subsidiary Creditis Servizi Finanziari S.p.A.’s carrying out a securitisation via the disposal of a fifth-of-salary/pension-backed and personal loan portfolio to a special-purpose vehicle incorporated pursuant to Law no. 130/99 (Lanterna Consumer S.r.l.).

These transactions were completed during the first half of 2016 with the issues described in the tables below:

Lanterna Consumer S.r.l.

		€/mil	Legal Maturity
CLASSE A1	Senior	158.4	January 2041
CLASSE A2	Senior	158.4	January 2041
CLASSE Z	Junior	117.9	January 2041

Totale		434.7

Lanterna Lease S.r.l.

		€/mil	Legal Maturity
CLASSE A	Senior	120.0	January 2051
CLASSE Z	Junior	157.0	January 2051

Totale		277.0

In the first half of 2017, Creditis Servizi Finanziari S.p.A. sold to Lanterna Consumer S.r.l. an additional loan portfolio (fifth-of-salary/pension-backed and personal loan) for Euro 148 million and Lanterna Consumer S.r.l. issued the following additional notes:

		€/mil	Legal Maturity
CLASSE A3	Senior	73.5	January 2041
CLASSE A4	Senior	73.5	January 2041
CLASSE Z	Junior	0.8	January 2041

Totale		147.8

For further informations refer to the Banca Carige Press Release dated 28 February 2016: “2016-2020 Strategic Plan update - Draft separate and consolidated financial statements as at 31 Decembre 2016” incorporated by reference in this Prospectus.

Covered bonds

During 2008, a covered bond programme was approved and established by Banca Carige. The programme, as subsequently updated, was implemented through a special purpose vehicle named Carige Covered Bond S.r.l., of which Banca Carige held a participation equal to 60% of the corporate capital.

As of the date of this Prospectus, Banca Carige (as well as the incorporating bank of Cassa di Risparmio di Savona, Cassa di Risparmio di Carrara and Banca Carige Italia) and Banca del Monte di Lucca assigned to Carige Covered Bond S.r.l., pursuant to Article 7-bis of Law 130, residential and commercial mortgage loans for an amount equal to Euro 8.1 billion. As of the date of this Prospectus, following such assignments, covered bonds for an overall amount of Euro 6.7 billion were issued by Banca Carige, of which Euro 3.1 billion are still outstanding. The covered bonds are listed on the Luxembourg Stock Exchange and ranked by Fitch, Moody’s and DBRS.

In addition, on 8 November 2011 a new covered bond programme was approved and subsequently established on February 2012. This programme was implemented through a special purpose vehicle named Carige Covered Bond 2 S.r.l., of which Banca Carige held a participation equal to 60% of the corporate capital.

Banca Carige and other banking companies of the Group assigned to Carige Covered Bond 2 S.r.l. commercial mortgage loans for an overall amount equal to Euro 1.4 billion. As of the date of this Prospectus, following such assignments, covered bonds in an overall amount of Euro 1.1 billion were issued by Banca Carige, of which Euro 0.35 billion are still outstanding and mature in February 2021. The covered bonds are listed on the Luxembourg Stock Exchanges, ranked by Moody’s and used by Banca Carige for medium/long-term refinancing operations with the European Central Bank.

Finally, in the second half of 2016, a new covered bond programme was approved and established by Banca Carige. Carige Covered Bond S.r.l. is the special purphose vehicle of this new programme that provides for the issuance of pass-through series of bonds. As of the date of this Prospectus, covered bonds in an overall amount of Euro 0,2 billion were issued by Banca Carige The covered bonds are listed on the Luxembourg Stock Exchange and ranked by Fitch and Moody’s.

Derivatives

Banca Carige activities on derivatives are essentially aimed at hedging interest rate risk for certain specific assets (securities, mortgage loans, etc.) and liabilities (notes) of the Group or for future cash-flows relating to future transactions.

Banca Carige activities on derivatives as hedging counterparty to its customers (retail and corporate) are limited and represented by hedging agreements entered into by the customers to hedge their risks. With respect to such agreements, as of 31 March 2017, the payments due to the Group amounted to Euro 5.5 million and the payments due by the Group amounted to Euro 1.3 million (respectively 6.4 million and 2.1 million at 31 December 2016).

The new risks categories are summarised below.

Unlikely to pay loans. Credit exposures, other than bad loans, for which the bank judges that the borrower will be unlikely to repay his/her credit obligations in full (principal and/or interest) without recourse to actions such as the enforcement of the guarantees. Exposures to retail subjects can be classified in the category of unlikely to pay loans at the level of single transactions, rather than individual borrowers, provided that the bank evaluates that the conditions for classifying a collection of exposures to the same borrower do not exist.

Past due loans. Exposures, other than those classified under bad loans or unlikely to pay loans, which, at the reporting date, are overdue and/or in excess of limits by more than 90 days and exceed a pre-set materiality threshold. Exposures overdue and/or in excess of limits can, alternatively, be calculated with regard to the individual borrower or - for exposures to retail subjects only - to the single transaction. In the case of individual borrowers there is a materiality threshold which refers to the share overdue and/or in excess of limits.

Pending harmonisation of the materiality threshold at European level, the existing national threshold, equal to 5% of the greater of the two following values, is confirmed:

(a)	average of the share overdue and/or in excess of limits over the entire exposure measured on a daily basis in the latest previous quarter;

(b)	share overdue and/or in excess of limits over the entire exposure as at the reporting date.

For the purpose of determining the amount of the exposure overdue and/or in excess of limits the overdue positions and the existing loans in excess of limits for several lines of credit can be offset with existing margins on other lines of credit granted to the same borrower, while in the case of the single transaction approach there is a mechanism, called the “pulling effect”, based on which, if the past due single exposure is equal to or more than a certain threshold, all exposures to said retail borrower are considered as overdue and/or in excess of limits. In line with the ITS, the pulling effect is triggered if the entire amount of the balance sheet exposures overdue and/or in excess of limits by more than 90 days in relation to the entirety of balance sheet exposures to said borrower is equal to or more than 20%.

Exposures subject to concessions (forbearance). This category includes:

•

exposures subject to non-performing concessions, which correspond to “Non-performing exposures with forbearance measures” proposed by the EBA. These exposures, depending on the individual cases, represent bad loans, unlikely to pay loans or exposures that are overdue and/or in excess of limits; they do not therefore form a separate category of non-performing assets;

•	other exposures subject to concessions, which correspond to “Non-performing exposures with forbearance measures”.

With reference to the categories of “Unlikely to pay loans” and “Exposures overdue and/or in excess of limits”, the Group has adopted the definition of “borrower default” with respect to the borrowers’ total obligations for all segments of customers.

For further informations refer to the Banca Carige Press Release dated 28 February 2016: “2016-2020 Strategic Plan update - Draft separate and consolidated financial statements as at 31 Decembre 2016” incorporated by reference in this Prospectus.

Information Technology

Information technology is of fundamental importance for the group’s treasury operations, general risk management, regulatory compliance programme and commercialisation efforts. the information system of all the companies of the Banca Carige Group is managed by the parent bank. to face the risks associated with a potential interruption of operations, the parent bank has established a business continuity and disaster recovery plan aimed at identifying the critical processes and the strategies to minimise risks and economic consequences linked to the lack of operations, ensuring restoration of processes within established time limits, putting in place alternative procedures to ensure business continuity and enhancing the capacity of the parent bank to coordinate operations between branches and divisions, access data and supervise business activities regulatory proceedings and litigation.

REGULATORY PROCEEDINGS AND LITIGATION

The Group is currently a party to numerous civil and administrative proceedings arising from the ordinary course of business, as well as some criminal proceedings.

The Issuer has made provisions in the Group’s financial statements to cover liabilities that could arise from the proceedings (excluding the proceedings involving the companies which are about to be sold), based on the Issuer’s assessment of the relevant risk and with the assistance of internal and external advisers. The Issuer believes that such provisions represent a judgement of the potential loss in connection with each proceeding, in compliance with the applicable accounting standards. However, there can be no assurance that the amounts already set aside in these provisions will be sufficient to cover the potential losses fully in connection with such proceedings if the outcome is worse than expected.

The provision the Group made in the Group’s consolidated financial statements to cover potential liabilities that could result from pending disputes at 31 Decembre 2016 amounted to Euro 23.4 million of which 22.1 million for litigation and claims, for such it was estimated as the future burden and duration of the trial, and 1.3 million for disputes of work.

Finally, it should be noted that during the year 2016 has come to Banca Carige a claim for damages of Euro 100 million by the bankruptcy receivership of a debtor, for which the Bank, supported by the opinion of outside counsel, believes no immediate aspects prejudicial and therefore does not risk being evaluated at the moment which probably has not made any provision.

Bank of Italy and European Central Bank Inspections

The disciplinary proceeding relating to anti-money laundering resulted in a sanction of Euro 113,500, notified to Banca Carige on 7 August 2014, imposed directly on Banca Carige, pursuant to Article 56 of Anti-Money Laundering Legislative Decree.

Starting from April 2015 and up to July 2015 as part of the SREP, ECB conducted an inspection on site about the risk management process and risk tolerance, which covered the assessment of the operation of the Board of Directors, the Statutory Auditors and the assessment of the Issuer’s Risk Appetite Framework. The results of the thematic checks were received on 11 February 2016. The areas identified for improvement concern the monitoring of lending processes, the Risk Appetite Framework, the Board of Directors’ information, the role of the Risk Management and organization of Compliance function. On 30 March 2016, Banca Carige sent to the ECB the plan with remediation activities currently being implemented.

Between 21 September 2015 and 10 December 2015 took place on-site inspection concerning the liquidity risk and interest rate of the Issuer’s banking book. On 2 June 2016 and received by the results of this inspection in draft, to which Banca Carige has responded with its comments on 17 June 2016. On 11 July 2016 and received by the Issuer the final results of such inspection. The recommendations received from the ECB are related to the organizational aspects and the risks of both process. On 9 September 2016, Carige Bank sent to the ECB the countertop with remediation activities currently being implemented.

From March 2016 until July 2016, as part of the Supervisory Review and Evaluation Process process (SREP), it was conducted an inspection on site concerning the credit risk with a focus on real guarantees, provisions and securitization. On 6 March 2017, the ECB sent to Carige a letter about this final inspection pointing out some deficiencies in the credit management processes (monitoring, pricing policies, organizational structure). On 5 April 2017, Carige reported to ECB the actions identified to remedy the shortcomings identified during the inspection that Carige has already undertaken and/or undertake in the near future.

Also in the light of further preliminary evidence pertaining to certain problems that emerged during the inspection with reference to the risk profile and strategies, organizational structure and processes of custody, monitoring, classification, collateral management and other mitigation techniques of the risk, recovery, determination of impairment losses on a statistical basis, data validation and control at the various levels of the Bank and the related qualitative and preliminary indications of the Supervisory Authority, the Group has initiated a number of projects, still in progress, to make some refinements to the policies, procedures and parameters used in the evaluation of credit assets.

On 9 September 2016, as part of the evaluation process, ECB announced the start of an inspection, started on October 2016, and closed on 11 January 2017, which relates to the assessment of internal governance included compliance. On 28 September 2016 ECB has started an evaluation of governance and the Group’s risk management which ended 14 October 2016. On these inspections have not yet received the results, neither definitive nor in draft.

On 6 February 2017, as part of the SREP process, the ECB announced on-site inspection that began 27 February 2017 relating to the verification of accuracy of calculating the capital position.

Finally, we note that there have also been recent inspection of the Bank of Italy with regard to transparency and a joint inspection Bank of Italy/Ivass concerning the sale of insurance policies combined to finance. At the date hereof the results of the inspections has not yet arrived.

Further Consob’s supervisory actions with respect to concentration of securities issued by the Issuer in the portfolios held by its retail customers

On 1 July 2016, in relation to the overall supervisory evidence regarding the provision of investment services by the Issuer, Consob has requested to provide the following clarifications, in accordance with Article 8(1) of the Financial Services Act:

•

with reference to the control of concentration in the context of the evaluation of the adequacy of customer investments, provide (a) possible confirmation that such control is currently operating for debt securities, (b) description of the reasons behind this choice and (c) indication of next steps related to the overall enhancement of the Issuer’s risks; confirmation that the method of calculation of credit risk applied by the Issuer highlights the correlations between the different instruments in the client portfolio, integrating the control of concentration;

•

indicate the number of customers holding financial products issued by the Issuer and the relevant value, properly divided by concentration classes, by heritage levels attributable to the listed customers and by profile assigned to them for the purposes of adequacy/ appropriateness assessments, with separate indication of such data for the subordinated bonds.

With a note dated 29 July 2016, the Issuer has provided the requested information also evidencing that its policy is being updated in order to introduce the control of concentration for highly complex financial instruments.

INSPECTION REGARDING ANTI-MONEY LAUNDERING MATTERS

Centro Fiduciario

It should be noted that from 19 September 2013 to 14 January 2014, the Bank of Italy carried out an inspection on Centro Fiduciario, pursuant to Article 47(1) of legislative decree No. 231 of 21 November 2007 as amended from time to time (the “Anti-Money Laundering Legislative Decree”).

Following these inspections, by notice served on 31 March 2014, the Financial Intelligence Unit of the Bank of Italy brought charges against the manager of Centro Fiduciario in office at the time of the facts challenged and Centro Fiduciario (which are jointly and severally liable) with the alleged violation of the obligations to report suspicious operations (pursuant to anti-money laundering regulations) in the context of a fiduciary mandate for the management of liquidity amounting to, in aggregate, Euro 700 thousand entered into on 22 December 2011. In particular, according to the Bank of Italy, the examination of the documentation at Centro Fiduciario reveals that the fiduciary mandate, following its opening, has not been subject to either evaluation or monitoring by the Issuer.

Pursuant to the applicable Anti-Money Laundering Legislative Decree, the alleged violation may result in a pecuniary sanction ranging from 1% (i.e., Euro 7 thousand) to 40% (i.e., Euro 280 thousand) of the value of transaction (i.e., Euro 700 thousand). Each of the addressees of the proceeding may submit to the Ministry of Economy and Finance defensive arguments and relevant supporting documentation within 30 days following the date of service of the notice of violation.

On 29 April 2014, Centro Fiduciario sent its defensive brief to the Ministry of Economy and Finance. On 22 June 2015, it has received notice of conclusion of preliminary investigations pursuant to art. 415-bis of the Criminal Procedure Code and, pursuant to applicable laws, the Ministry of Economy and Finance shall notify any penalty within five years from the date on which it has notified the charges to the persons responsible for the violation.

On January 27, 2016 the Issuer’s Board of Directors in relation to the mentioned dispute, noted that Center Trustee may not have financial reserves and capital reserves sufficient to cover the cost resulting from the measure in question, approved the commitment of bear - within the limits of its stake in the capital - the future obligation of payment of the fine, with recognition that:

•

the concrete implementation of the coverage obligations of the charges resulting from the possible sanctions, as well as without prejudice to the duties of the Trust Center to act by way of recourse against those who were identified as perpetrators of the violations, remains subject to prior assessment by the competent corporate functions, risk profiles, also relevant for the purposes of legislative decree No. 231 of 8 June 2001 as amended from time to time (“Legislative Decree 231/01”), the financial condition and prospects of the Subsidiary;

•

given that, at the date of this Prospectus, the participation of Banca Carige in the Trust Center is equal to 96.95% of the share capital and that the maximum penalty conceivable (equal to 40% of the transaction value does not suspect signaled) is Euro 4,986,169.34, the commitment made by Banca Carige to be considered limited to a maximum of Euro 4,834,091.18.

Banca Carige

With report of notification (processo verbale di constatazione) dated 23 January 2015, notified on 5 February 2015, the tax authorities charged the manager of one of the Group’s branches and Banca Carige (jointly and severally liable), with the alleged violation of Article 41 of the Anti-Money Laundering Legislative Decree, for not having reported suspicious operations for an aggregate amount of Euro 502,237.

Pursuant to Article 57(4) of the afore-mentioned Anti-Money Laundering Legislative Decree, the alleged violation may result in a pecuniary sanction ranging from 1% (i.e., Euro 5,022.37) to 40% (i.e., Euro 200,894.80) of the value of transaction. Each of the addressees of the proceeding may submit to the Ministry of Economy and Finance defensive arguments and relevant supporting documentation within 30 days following the date of service of the notice of violation.

On 3 March 2015, the Group sent defensive brief to the Ministry of Economy and Finance. As of the date of this Prospectus, this procedure is still in progress, and, pursuant to applicable laws, the Ministry of Economy and Finance shall notify any penalty within five years from the date it notified the charges to the persons responsible for the violation.

Furthermore with report of notification (processo verbale di constatazione) dated 2 November 2016, notified on on 29 November 2016, the tax authorities charged the manager of one of the Group’s branches and Banca Carige (jointly and severally liable), with the alleged violation of Article 41 of the Anti-Money Laundering Legislative Decree, for not having reported suspicious operations for an aggregate amount of Euro 1.539.433,00.

Pursuant to Article 57(4) of the afore-mentioned Anti-Money Laundering Legislative Decree, the alleged violation may result in a pecuniary sanction ranging from 1% (i.e., Euro 15.394,33) to 40% (i.e., Euro 615,773,20) of the value of transaction. Each of the addressees of the proceeding may submit to the Ministry of Economy and Finance defensive arguments and relevant supporting documentation within 30 days following the date of service of the notice of violation.

On 27 dicembre 2016, the Group sent defensive brief to the Ministry of Economy and Finance. As of the date of this Prospectus, this procedure is still in progress, and, pursuant to applicable laws, the Ministry of Economy and Finance shall notify any penalty within five years from the date it notified the charges to the persons responsible for the violation.

CONSOB proceedings pursuant to Article 154-ter of the Financial Services Act

On 8 November 2013, CONSOB notified the Issuer that certain items (i) in the Group’s consolidated financial statements as at and for the year ended 31 December 2012, (ii) in the Group’s non-consolidated financial statements as at and for the year ended 31 December 2012 and (iii) in the unaudited simplified half-year financial statements for the period ended as at 30 June 2013 were not in compliance with the applicable accounting principles. In particular, with reference to:

(i)	the goodwill of the banking cash generating units (“Banking CGU”);

(ii)	the interests held in the controlled banking companies;

(iii)	the interests held by the Issuer in the Issuer insurance subsidiaries (Carige Vita Nuova and Carige Assicurazioni); and

(iv)	the membership held by the Group in the Bank of Italy.

More specifically, CONSOB detected the following shortcomings:

•	with respect to the consolidated financial statements as at and for the year ended 31 December 2012:

(i)	the impairment test of the Banking CGU and specifically:

(a)

the use of a timeframe of ten years for the evaluation of the profitability of the CGU of Banca Carige Italia and Banca del Monte di Lucca, that does not seem to be in compliance with IAS 36 since the Issuer’s capacity, on the basis of past experiences, is not proven to foresee accurately the financial flow for a period longer than five years;

(b)

the growth hypotheses of the financial and economic amounts and of the interest rate contained in the forward looking statements, that do not seem to be based on trustworthy and verifiable data and cannot be backed up with external sources;

(c)

the adoption of the AIRB model to evaluate risk weighted assets, that are not reasonable and verifiable hypotheses, does not seem acceptable also because it would represent an optimisation and improvement of the expected cash flows;

(ii)	the recording of the interest held in the Bank of Italy that should have been at the purchase price and not pro-quota of the net worth since it does not reflect the fair value;

•	with respect to financial statements as at and for the year ended 31 December 2012:

(i)	the same shortcomings with respect to the Banking CGU highlighted for the consolidated financial statements as at and for the year ended 31 December 2012;

(ii)

the evaluation of the participation in the insurance companies (Carige Vita Nuova and Carige Assicurazioni), that has been based on actualisation rates that do not take into adequate account the specific risks associated to the expected cash flow;

(iii)	the evaluation of the membership that the Issuer holds in the Bank of Italy that should be recorded at cost and in proportion to the net worth not considered as expressive of fair value.

•

with respect to the unaudited simplified half-year financial statements as at 30 June 2013, the same shortcomings highlighted for the consolidated financial statements as at and for the year ended 31 December 2012.

The Issuer filed with CONSOB its counter deductions on 2 December 2013, also providing the documentation already provided on 13 and 20 December 2013.

On 10 January 2014, CONSOB adopted Ruling 18758 attesting the non-compliance of the Group’s consolidated financial statements as at and for the year ended 31 December 2012, the Issuer’s non-consolidated financial statements as at and for the year ended 31 December 2012, and the Group’s consolidated unaudited simplified half-year financial statements as at 30 June 2013 with the applicable regulation. With such resolution, CONSOB also requested that the Issuer discloses pursuant to Article 154-ter(7) of the Financial Services Act, the following information:

•	the shortcomings detected by CONSOB with respect to the accounting accuracy of the financial statements;

•	the applicable international accounting standards and the related violations; and

•

the representation in a separate pro-forma consolidated economic and financial situation, including the comparative data, of the effects of an accounting valuation in compliance with the regulations on the balance sheet, income statement and net worth relating to the financial year 2012 and half year 2013.

The Issuer disclosed to the market the information requested by CONSOB with a press release published on 22 January 2014. In such press release the Issuer also expressed that the Issuer did not agree with the CONSOB resolution, considering also that the Issuer already wrote-off integrally the goodwill relating to the two Banking CGU with the interim results as at 30 September 2013, and reflected it in the Group’s accounting documents, therefore the violations relate to items upon which change would not have a monetary effect or otherwise affect the Issuer regulatory capital or the Group regulatory capital. To prevent disagreements with CONSOB in relation to the interpretation and application of the accounting principles, the Issuer decided to use the IAS 8 in the Group’s consolidated financial statements as at and for the year ended 31 December 2013 in relation to:

(a)

the evaluation of the interest the Issuer held in the Bank of Italy recording such participation at the purchase price in the Issuer’s financial statements as at and for the year ended 31 December 2012 and for the previous financial statements and not pro-quota of the net worth (since CONSOB affirmed with the resolution dated 10 January 2014 that it does not reflect the fair value); and

(b)

the information provided in the notes to the consolidated financial statements as at and for the year ended 31 December 2012 with respect to the impairment test relating to the Banking CGU of Banca Carige Italia and Banca del Monte di Lucca.

On 4 March 2014, the Group received a notice by which CONSOB started proceedings alleging certain non-compliance issues - in addition to those specified in the ruling of 10 January 2014 - with the IAS/IFRS in the separate and consolidated financial statements at 31 December 2012 of Banca Carige. The facts that, according to CONSOB, would constitute non-compliance of the aforesaid financial statements regard the fact that the additions to the reserves recognised by Carige Assicurazioni in the 2012 financial statements were the result of “procedural deficiencies, process errors in the management and provisioning of claims and the failure to use statistical and actuarial methods to determine the ultimate cost to be used in the analytical measurement of outstanding claims as of the date of preparation of the 2011 financial statements”. The failure to revalue the technical provisions in the 2011 financial statements of Banca Carige should be regarded as an error pursuant to IAS 8 and, therefore, Banca Carige should have performed an error correction pursuant to IAS 8. Consequently, both the consolidated financial statements and the separate financial statements for the year ended 31 December 2012 of Banca Carige erroneously reflect the fact that Carige Assicurazioni “recognised the revaluation of the technical provisions through the income statement rather than carrying out a retrospective restatement of the items involved”, as required by IAS 8. On 18 March 2014, the Group sent CONSOB the Group defenses against the objection raised by the supervisory authority, noting, in particular, how such objection has no impact on the values registered in the balance sheet of Carige Assicurazioni as of and for the year ended in 2012, but only on the matching principles adopted, since the objection raised by CONSOB consisted in claiming that such values should have registered in the financial statements as of and for the year ended 31 December 2011, and not in those relating to the year ended 31 December 2012. In addition, in line with CONSOB resolution No. 18578 of 10 January 2014, and CONSOB communication dated 4 March 2014, the Group also notified the supervisory authority that in the preparation of the financial statements as of and for the year ended 31 December 2013, the Group would has restated the residual values in accordance with IAS 8 to the restatement of balances. By its notice of 26 March 2014, CONSOB asked Banca Carige to disclose in the consolidated financial statements as of and for the year ended 31 December 2013 and in the related press release the following information:

(a)

the circumstances that caused the retrospective restatements of the items relating to the insufficiency of the technical reserves for the general liability segment of the non-life sector and the methods that were used to determine such errors;

(b)

the circumstances on the basis of which it was not possible to proceed with retrospective restatements of the items relating to the insufficiency of the technical reserves for the general liability segment of the non-life sector, pointing out in particular the criteria indicated in the IVASS notice of 3 August 2012 for the determination of the reserves at the final cost of the 2011 financial statements; and

(c)

the findings of the inspections recently conducted by IVASS on Carige Vita Nuova and Carige Assicurazioni indicating also the accounting impacts of the objections raised by IVASS on the consolidated financial statements and restoration and maintenance of the conditions for the Group’s insurance companies to conduct their business.

In response to the CONSOB requests, the Group provided the relevant information in the Group press release dated 28 March 2014 with respect to:

(a)	the retrospective restatements of the financial statements items concerning the inadequacy of the claims provisions for civil automotive liability;

(b)	the impracticability of retrospective restatement of financial data with reference to the inadequacy of the claims provision for general civil liability; and

(c)	the findings of the inspections by IVASS of Carige Assicurazioni and Carige Vita Nuova.

As indicated in previous documents in relation to the capital increase concluded between June and July 2014, the Group unconsolidated financial statements and consolidated financial statements were put under further review by CONSOB to assess their compliance with the accounting standards.

In particular, the main items under review were:

(a)	the way in which the Group implemented the requests that CONSOB made by ruling No. 18758 dated 10 January 2014;

(b)

the correction made by Carige Assicurazioni to cover the inadequacy of the claims provisions following the objections raised by CONSOB with its notice of 4 March 2014 sent pursuant to Article 154-ter of the Financial Services Act; and

(c)	the impacts on the financial statements of the criminal proceedings also described under “Risk Factors - The Issuer is involved in certain criminal proceedings” of this Prospectus on page 25.

The Group also highlighted, after having disclosed the overall review undertaken by CONSOB, with reference to the financial statements relating to 2013 that (i) with respect to the item indicated under letter (a) that the loss recorded in the income statement would have been less if the restatements of values adopted following the impairment test on the participations in the banking and insurance companies and on the banking CGU conducted during the 2013 had been considered (in whole or in part) as relating to the 2012 consolidated financial statements. However, such restatements would not have resulted in any change in the values recorded in financial data as of 31 December 2013; (ii) with respect to the item indicated under letter (b), the correction due to the inadequacy of the claims provisions of Carige Assicurazioni relating to the financial years prior 2012 and that resulted in the restatement of the Group unconsolidated financial statements and consolidated financial statements as of and for the year ended 2012 would determine a different outcome for 2012 compared to the one indicated for comparisons purposes in the Group unconsolidated financial statements and consolidated financial statements as of and for the year ended 2013 but without any effect on the 2013 results; (iii) with respect to the item indicated under letter (c), at the time with the limited and preliminary information available, the Group did not have any evidence of significant impacts on the 2013 financial statements.

With reference to the further aspects that were under review by CONSOB, it was not possible to exclude the commencement by CONSOB of proceedings to assess the compliance of the Group unconsolidated financial statements and consolidated financial statements as of and for the year ended 2013 with the applicable regulation and with specific reference to the criteria to be adopted to evaluate the items under review.

It should also be noted that the objections raised by CONSOB with resolution No. 18758 dated 10 January 2014 were also fully disclosed to the public in the half year financial statements as of and for the six months ended 30 June 2014, in the Group’s press releases dated 28 April 2014 and 1 August 2014 and in the documentation relating to the capital increase completed in 2014.

CONSOB proceedings pursuant to Article 157(2) of the Financial Services Act

With regard to the most significant events occurring in the course of 2016, is still pending before the Court of Genoa current status of the proceedings. In particular, at the hearing on 19 July 2016, in light of the antithetical interpretations, he was entrusted to a technical consultant (identified in the person of Prof. Mario Massari, who lent oath ritual, the resolution of a question concerning the accounting correctness of the approach adopted by the Bank with regard to its financial statements for 2013. the Court has, therefore, given the time limits for the conduct of operations setting to 16 February 2017, the date for filing the expert’s report and referred the case at the hearing on 22 February 2017 for the examination of its findings. In acceptance of the request extension of the deadline given by the CTU, the judge deferred the deadline for filing the expert’s report to 15 March 2017. In view of the deferral the terms of which it is said, even the hearing initially set for 22 February 2017 (that office was then postponed to 23 February) was postponed to 6 April 2017. Given the reasons adduced, the Bank believes, also based on opinions of authoritative professionals, not likely the risk of losing these proceedings.

CONSOB proceeding pursuant to Articles 115, 193 and 195 of the Financial Services Act

CONSOB, pursuant to Article 115(1) of the Financial Services Act, requested information and documents from Carige Assicurazioni (on 8 November 2013, 3 and 10 December 2013), the Issuer (8 November 2013, and 17 January 2014) as well as the Issuer’s statutory auditors (on 23 December 2013, and 28 March 2014) in relation to the legal action resolved by Carige Assicurazioni against its two former chief executive officers.

With notice of 28 March 2014 notified to the Issuer on the same date, CONSOB proceeded against Carige Assicurazioni for the violation of Article 115(1) of the Financial Services Act, since Carige Assicurazioni did not provide all the information and relevant documents requested by CONSOB, as indicated above. Pursuant to Article 193 of the Financial Services Act, such violation is punishable by an administrative fine (from Euro 5 thousand to Euro 500 thousand).

On 24 April 2014, Carige Assicurazioni sent CONSOB its comments in writing to challenge the CONSOB proceeding dated 28 March 2014. In particular, Carige Assicurazioni represented to CONSOB that, because of the complexity and sensitivity of the matter subject to disclosure and documentary requirements from the supervisory authority, which may also have implications from a criminal law perspective, considered appropriate to examine with the highest seal (including through the help of experts in civil, criminal and labour law) the documentation at its disposal before sending the same to CONSOB, in order to provide “the most complete, accurate and comprehensive information”. In its comments, Carige Assicurazioni also noted that, in any case, the same company had provided the Issuer, as parent company, with any relevant information in order to give feedback to the information requirements that CONSOB had sent to the Issuer, in full conviction to fulfil, by sending made by the Issuer, the provisions of Article 115(1) of the Financial Services Act. The documentation to which CONSOB refers contesting that has not been sent to Carige Assicurazioni was, indeed, sent by the Issuer to the supervisory authority on 28 January 2014, in response to the requests made to the Issuer by CONSOB, as controlling entity of the company within the meaning of the above mentioned Article 115 of the Financial Services Act.

In light of the above arguments, Carige Assicurazioni has, therefore, requested that the supervisory authority dismiss the case. With ruling No. 19015 of 27 August 2014, CONSOB, recognising the “limited extent of the unlawful conduct both in objective and subjective terms” and taking into account that the Group disclosed to CONSOB the information requested, imposed the minimum applicable administrative sanction, amounting to Euro 5,000. By its letter of 18 September 2014, Carige Assicurazioni provided CONSOB with the evidence of payment of the penalty.

As of the date of the this Prospectus, there are no proceedings pending against Banca Carige as being jointly liable for the sanctions pursuant to Article 195 of the Financial Services Act.

Criminal investigation No. 10688/2013

As at the date hereof, the office of the public prosecutor of Genoa is conducting a criminal investigation on the former chairman of the Board of Directors, Mr. Berneschi (criminal investigation No. 10688/2013). Mr. Berneschi is accused of violating Articles 2622(3), 2622(4) of the Italian Civil Code (false corporate communications damaging the company, its shareholders or creditors) and Article 2637 of the Italian Civil Code (market manipulation) and appear to be related to the findings of the inspections carried out by CONSOB and by the Bank of Italy (for additional information in connection with such inspections.

The criminal offences of false corporate communications damaging the company, its shareholders or creditors and market manipulation allegedly committed by the Group top managers are relevant criminal offenses under Legislative Decree 231/01 and, therefore, pursuant to Article 25-ter of Legislative Decree 231/01, a criminal investigation against Banca Carige has started under Legislative Decree 231/01. The relevant criminal investigations include, among other things, the Group fairness in the granting of loans and the overall management of the relationships with lenders, as well as the compliance of the Group internal organisational models concerning the granting and management of loans and the compliance of the Group’s financial statements with the applicable regulations. The Group believes that the relevant monetary sanctions that the Group may be required to pay amount up to Euro 2 million, while for such criminal offenses interdiction measures are not provided.

As a result of the transmission of the acts of the proceedings n. 10688/2013 of the General Register of Crimes at the Rome Prosecutor’s Office for reasons of territorial jurisdiction, it is established at the Prosecutor’s Office the same procedure no. 61126/2015 General Register of Crimes, in which they were formulated objections concerning an obstacle to the functions of crimes supervision (art. 2638 cc) and bank stock manipulation (Art. 2637 Civil Code). These disputes are addressed the entire Board of Directors in office at the time for both cases, while the crime of obstruction to the supervisory functions is also ascribed to the General Director and other Managers of the Bank. Banca Carige investigated pursuant to Legislative Decree 231/01 for the direct responsibility entity for crimes committed in its interest or to its advantage in relation to the administrative offenses in art. 25-ter letter. s) Legislative Decree 231/2001 and art. 25-ter letter. r) Legislative Decree 231/01.

The further criminal proceeding (No. 17008/2014 General Register of Crimes) on the Court of Genoa among Mr. Berneschi and other persons, with additional alleged crimes (criminal association, criminal fraud, money laundering and other) concerning the former management of the Insurance Companies, in which the Bank brought a civil action, was concluded after the hearing stage, on 22 February 2016, with a judgment of the Court of Genoa at first instance against, among others, Giovanni Berneschi sentencing him to eight years and two months in prison, in addition to confiscation of goods for Euro 26.8 milion and to pay damages to the Bank, to be quantified in civil courts.

Following an exception of territorial incompetence filed in the aforementioned procedure by the defense of one of the defendants, the latter’s position was excluded and transferred to a new criminal proceeding filed with the Milan Tribunal, currently in which the Bank has also been constituted a civil party (Proc. N ° 27020/2015 r.g. n.r. Procura di Milano - No. 7015/16 Tribunale di Milano).

It should be noted, finally, a last criminal proceedings (n. 7577/2015 r.g. n.r. Procura di Genova) for the criminal offences of obstruction of public regulators, money-laundering and concurrence in income tax evasion, under which, among others, were also investigated the ex-Chairman Giovanni Berneschi, three seconded employees with management duties at the Centro Fiduciario, as well as the same Centro Fiduciario C.F. S.p.A. pursuant to articles 25-ter and 25-octies of Legislative Decree 231/01.

At the hearings of 7 December 2016 and 9 December 2016, the Preliminary Judge delivered a judgment not to proceed with, respectively, Giovanni Berneschi and the three aforementioned employees of the Centro Fiduciario and of the Centro Fiduciario itself for certain heads of charge, holding for Giovanni Berneschi and others investigating the referral for crimes of recycling, omission of income tax, dummy headline and real favor.

At the end of the preliminary hearing, Centro Fiduciario defined its position for the remainder of the charge pursuant to Legislative Decree 231/01 by means of a plea bargain, applying the administrative fine to the extent of Euro 400,000.00.

With reference to the overall criminal events that have had wide coverage in the press, it is therefore not possible to provide more analytical assessments on the above litigation events, however, that the Issuer is following with close attention as the person offended or harmed by the offense.

In any case, the Issuer reserves any right to bring any action to protect the Issuer’s interests harmed by the abusive conduct which may arise from the ongoing criminal investigation.

CIVIL PROCEEDINGS

Banca Toscana S.p.A.

The litigation in question concerned the acquisition by Banca Carige of the majority stake in Cassa di Risparmio di Savona, at that time controlled by Fondazione Cassa di Risparmio di Savona (as at the date hereof, known as Fondazione A. De Mari, the “Fondazione Carisa”) with Banca Toscana S.p.A. (“Banca Toscana”, as at the date of hereof known as Banca Monte dei Paschi di Siena S.p.A.) attempting to prevent such a transaction, in violation of Banca Carige’s pre-emption rights pursuant to a specific provision of Cassa di Risparmio di Savona’s by-laws.

The dispute was settled out to offset expenses, through an agreement, in particular, the total abandonment of the compensation claim of the Banca Monte dei Paschi di Siena S.p.A. (In which Banca Toscana was merged by incorporation) in the face of contextual waiver by Banca Carige to cultivate its counterclaim.

Italian Revenue Agency and the Tax Authorities

On 29 December 2016, in response to a preliminary activity conducted by the Revenue Agency of Liguria against Banca Carige Italia S.p.A., it was notified to Banca Carige, as the acquired company, an assessment notice that set forth two issues. The first refers to the recalculation of the tax credit resulting from the processing of deferred tax assets for the tax year 2013 (nearly 205 million); the second concerns un additional IRES of nearly Euro 2.1 million because of the failure of the partial advantage related to the Aiuto alla Crescita Economica (ACE – Aid to economic growth).

Both the censure stem from the dispute over the results of the impairment test of the goodwill conducted by Banca Carige Italia at the end of the fiscal year 2012.

In particular, according to the Tax Office, Banca Carige Italy would have to perform, in the 2012 budget, a goodwill writedown of the order of 771.6 million and it could not free him pursuant to art. 15, paragraph 10, D.L. 185/2008. The lesser liberation would produce a smaller amount of deferred tax assets resulting in a smaller amount transformed into tax credit as a result of the loss of the budget 2013. The notice of assessment ignores partially the tax credit resulting from the processing of deferred tax the amount of about 205 million. Against the mentioned relief - it is stated that, following the outcome of the definition of the dispute, the Bank would be entitled to a refund of part share (about 99.9 million) higher substitute tax paid to release the goodwill contested. The second survey comes from the first and concerns the disavowal of profit ACE benefit achieved in 2012 led to reserves that the Inland Revenue, for the above reasons, does not recognize as calculated without taking into account the impairment of goodwill. Only for this second relief penalties were imposed in an amount equal to 90% of the greater IRES ascertained.

The Company, supported by the expert opinion of respected independent experts who have expressed on several occasions a preliminary judgment of fairness and compliance with international accounting standards IAS / IFRS, of its conduct in terms of impairment, believes (in what encouraged by the opinion received by their tax advisers) that formalized surveys mentioned in the notice of assessment present more of a reprehensible element and then, on 23 February 2017, appeal judicial to the Provincial Tax Commission in order to achieve the cancellation of public tax claim. Consequently, it was considered that in accordance with IAS 37 there is no basis for that specific provisions having regard to this matter.

The hearing on the appeal was scheduled for 14 June 2017 but at the hearing, a deferral of the discussion was requested which was re-established on 18 October 2017.

MATERIAL AGREEMENTS

The sale and purchase agreement regarding Carige Vita Nuova and Carige Assicurazioni

On 5 June 2015, Banca Carige S.p.A. and Primavera Holdings s.r.l., a company organised and owned by investment funds managed by affiliates of Apollo Global Management, LLC (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”), completed the sale of 100% of the shares held by Banca Carige in Carige Vita Nuova S.p.A. and Carige Assicurazioni S.p.A.. The disposal also envisaged the signing of a long term agreement with such companies for the distribution of life and non-life insurance products through the banking branches of Banca Carige Group (the “Distribution Plan”). The final purchase price was of Euro 310 million, not subject to adjustments, of which Euro 174 million with respect to Carige Vita Nuova and Euro 136 million with respect to Carige Assicurazioni (the “Agreement”). The Agreement also provides that Banca Carige, together with the other banks pertaining to the Group, shall enter into a long-term agreement with Apollo concerning the distribution of life and non-life insurance products (the “Distribution Agreement”). The Distribution Agreement will be effective until 31 December 2024 and will be automatically renewable upon expiration, unless terminated by the Insurance Companies with six-month prior notice to be communicated to each Distributor.

The companies being transferred Carige Vita Nuova, with registered office in Genoa, was incorporated in 1971, and entered in the Group in 1997. Carige Vita Nuova operates in the life insurance market and distributes its products mainly through the Group’s bank branches. As of 31 December 2014, its share capital amounted to Euro 124.9 million; for the year ended 31 December 2014 its net profits amounted to Euro 30.8 million and in the same year it underwrote aggregate gross premiums in an amount of Euro 665.1 million.

Carige Assicurazioni, with registered office in Milan, was incorporated in 1920, and entered in the Group in 1997. Carige Assicurazioni operates in the non-life insurance market and distributes its products mainly through a network of 372 agencies (as of 31 December 2014). As of 31 December 2014, its share capital amounted to Euro 165.2 million; for the year ended 31 December 2014 its net profits amounted to Euro 27.9 million and in the same year it underwrote aggregate gross premiums in an amount of Euro 352.4 million.

Main terms and conditions of the Agreement

In the context of the transfer, the Group, as seller, provided certain representations and warranties, and assumed the related indemnity obligations, with respect to the seller, the ownership and title of the shares being transferred and the Insurance Companies and their subsidiaries (the “Subsidiaries”, and together with the Insurance Companies, the “Target Companies”). In particular the Group provided representations and warranties, inter alia, with respect to the valid incorporation of the seller and the Target Companies, the good standing and legal capacity of the Target Companies, the ownership of the shares being transferred, the absence of any encumbrances on the shares and shareholders’ agreements regarding the shares, the shareholders or the governance of the Insurance Companies, the compliance of the Insurance Companies’ corporate and accounting books as well as their interim financial statements as of and for 30 June 2014, with applicable laws and accounting principles, pending proceedings to which the Insurance Companies are subject, Carige Assicurazioni’s accident reserves, the outcome of the supervisory authorities’ inspections, compliance with labor laws, social security and data protection and the content of the material agreements entered into with the other companies being part of the Group.

A breach of the aforementioned representations and warranties could result in certain indemnity obligations on Banca Carige, which are subject to, inter alia, the following limitations: a) a duration of 18 months from completion of the transfer (provided that the indemnity obligations deriving from the breach of certain representations and warranties including, inter alia, the compliance with the tax laws and the employment relationships being transferred, have a duration of up to 30 business days after the expiry of the applicable statute of limitations); and b) an overall cap amounting to 32% of the purchase price (equal to approximately Euro 99 million) (provided that this cap does not apply in case of breach of certain representations and warranties concerning, inter alia, the valid incorporation of the seller and the Target Companies, the good standing and legal capacity of the Target Companies and the ownership of the interests being transferred). The Agreement provides for certain thresholds (equal to Euro 19.8 million, in the aggregate) below which the Group is not required to pay any indemnity, as well as an allocation between the Purchaser (20%) and Banca Carige (80%) of the expenses connected with the activities carried out by the Insurance Companies until closing.

The Purchaser is entitled to terminate the Agreement pursuant to general termination provisions of Italian law in the event of (i) a breach of the Group’s obligations under the Agreement, so material that a careful purchaser would have elected not to purchaser the Insurance Companies’ shares if it had been aware of such breach; and/or (b) the Group’s representations and warranties being materially untrue or incorrect and the untruth or incorrectness is so material that a careful purchaser would have elected not to purchase the Insurance Companies’ shares if it had been aware of such untruth or incorrectness.

In addition, pursuant to the Agreement, the Purchaser undertook not to propose (or vote against) a corporate liability action or claim for damages against any of the current directors, statutory auditors and general managers of Carige Vita Nuova and Carige Assicurazioni, with respect to the duties and other activities carried out by the same until the Closing without willful misconduct or fraud.

Carige Vita Nuova and Carige Assicurazioni’s shareholders’ meetings were convened to resolve upon the waiver of the corporate liability action against the above-mentioned persons and the approval of the activities carried out by the same. This item of the agenda does not however contemplate the corporate liability action resolved upon by Carige Assicurazioni’s shareholders’ meeting on 4 November 2013, pursuant to Article 2393 of the Italian Civil Code, with respect to the outcome of the inspections conducted by IVASS in the years 2002, 2006/2007 and 2012 against the chief executive officers in office at the time of the facts alleged.

The Vendor loan

The Agreement also provides that, provided that the Conditions have been fulfilled, the Group shall grant a five-year senior revolving loan in favor of the Purchaser, of Euro 77,523,935, to be entirely drawn down on the date of the Closing and to be utilised mainly for the payment of the purchase price of the Insurance Companies (the “Vendor Loan”).

The agreement governing the Vendor Loan shall be negotiated and executed by the parties by the date of Closing, in good faith and on arm’s length conditions, as well as in accordance with the terms and conditions set forth in the Agreement (the “Term Sheet”).

The Vendor Loan will bear interest at fixed rates per annum equal to 6%. The interest payable shall be paid at the end of each year, with the exception of the first and last maturity dates which are respectively scheduled on 31 December 2015 and the fifth year following the Closing. The Vendor Loan must be repaid in the fifth year following the Closing.

Pursuant to the Vendor Loan, the Purchaser will be entitled to a set-off between the amounts due by the Purchaser pursuant to the Vendor Loan and those due by Banca Carige pursuant to the Agreement, including the amounts owed as a result of the Group’s indemnity obligations.

The Vendor Loan is secured by a pledge on the Insurance Companies’ shares which will be held by Apollo following the Closing. No other guarantees are provided under the Vendor Loan.

The Term Sheet provides for certain obligations on the Purchaser and certain events that may determine the termination of the Vendor Loan, which are in line with market practice for loans with similar terms and conditions. Nor penalties neither financial covenants are provided under the Vendor Loan.

The Purchaser shall prepay the Vendor Loan in an amount equal to:

(a)

in case of a sale of the Target Companies by the Purchaser, if after giving effect to such sale the aggregate net worth corresponding to the remaining shareholding of the Purchaser in the Target Companies as of the date of such sale is lower than three times the amount of principal and interest due under the Vendor Loan, the lowest of (i) 100% of the outstanding facility, (ii) 100% of the net after-tax proceeds deriving from such sale and (iii) the amount required to reduce principal and interest under the Vendor Loan to one-third of the above-mentioned aggregate net worth;

(b)	100% of the outstanding facility in case the Purchaser ceases to control Carige Vita Nuova, pursuant to Article 2359(1) and (2) of the Italian Civil Code; and

(c)	any amounts owed by Banca Carige to the Purchaser under the Agreement.

The Distribution Agreement

The Agreement also provides that on the date of Closing the Group, Creditis and the banks of the Group (with the exception of Banca Cesare Ponti which, as indicated below, will enter into a separate distribution agreement), shall enter, as distributors (the “Distributors”) with each of the Insurance Companies into a distribution agreement (the “Distribution Agreement”) in accordance with the terms and conditions set forth under the Agreement, concerning the distribution of life and non-life insurance products of the Insurance Companies in line with the insurance distribution plan (the “Distribution Plan”). In consideration for the distribution of these products, the Distributors will be entitled to the commissions provided under the Distribution Agreement.

The Distribution Agreement will be effective until 31 December 2024 and will be automatically renewable for a period of ten years upon expiration, unless terminated by the Insurance Companies with a six-month prior notice to be communicated to each Distributor.

Pursuant to the Distribution Agreement the Group shall undertake that the Distributors will distribute for the entire duration of the agreement:

(i)	Carige Assicurazioni’s products for an amount not lower than 75% (with a tolerance margin of up to 70%) of the aggregate gross premiums distributed by the Distributors; and

(ii)

Carige Vita Nuova’s products on an exclusive basis. The Distributors will be not permitted, save for certain products, to distribute third parties’ insurance products for an amount higher than 2% (with a tolerance margin of up to 5%) of the aggregate gross premiums distributed by the Distributors. In addition, the Group will procure that the distribution of Carige Vita Nuova’s products will not fail to meet the minimum targets provided under the Distribution Agreement, amounting to 30% of the targets provided under the Distribution Agreement, for three consecutive years.

In case of breach of the obligations related to the distribution of products under (i) and (ii) above, the Insurance Companies will be entitled, on certain conditions, to terminate the Distribution Agreement and to the payment by Banca Carige of a penalty or damages, decreasing over the 10 years period of Distribution Agreement whose amount may not in any case exceed: (i) Euro 200 million as to Carige Vita Nuova’s products; and (ii) Euro 10 million as to Carige Assicurazioni’s products. In any case, the aggregate amount of such damages or penalties may not exceed Euro 200 million. No other termination events are provided under the Distribution Agreement.

As to life insurance products, a set-off mechanism of the commission generated from the distribution of the insurance products is provided for the first period of the Distribution Agreement (i.e. until 31 December 2024). This set-off will be calculated and paid on annual basis in relation to the credit or debit matured by Banca Carige based on the comparison between the Group’s performances and the targets provided under the Distribution Plan. Such mechanism applies only in case of the Group’s underperformance greater than 10% of the targets. The penalties to be paid are increasing and proportioned to the spread between the performance and the targets but may not in any case exceed Euro 20 million (Euro 16 million as to traditional products and Euro 4 million as to the unit-linked products). The Distribution Agreement also provides for a set-off with periods in which the targets provided have been exceeded.

In any case, the amounts owed by Banca Carige due to the above-mentioned set-off mechanisms and/or penalties and/or damages may not exceed in the aggregate Euro 200 million.

Finally, the Group undertook to procure that Banca Cesare Ponti will enter into a separate distribution agreement with the Insurance Companies, pursuant to which Banca Cesare Ponti shall distribute, on a preferential basis, the insurance products of the Insurance Companies. This separate agreement shall have the same duration as the Distribution Agreement and other terms and conditions to be negotiated in good faith by parties.

The Group estimate that approximately Euro 800 million in the next ten years will be generated from the above mentioned transaction, of which approximately Euro 310 million derives from the cash received in the sale of the Insurance Companies, and approximately Euro 358 million and Euro 118 million from commission received in consideration of the sale of life and non-life insurance products, respectively. Such commission is expected to increase over this ten-year period.

Banca Carige constantly monitors, including for operational management purposes, Line I and Line III life insurance production performance.

Banca Carige also constantly monitors for management purposes the trend of production of life insurance and in relation to Class I, and Class III. During 2015 (first year relevant for the purposes of the Agreement) production targets were exceeded both for products of Class I, for products of Class III; this resulted in a surplus be used to compensate for any subsequent underperformance.

In 2016, the Bank has achieved the objectives for the net output of the Class I, but has not reached those for Class III. This resulted in the onset of penalties for 4 million Euros that can be countervailed with 0.5 million euro bonus gained by the Bank in 2015.

In addition, as part of the purchase agreement are provided warranties and indemnities for details please refer to the description in Part A - Accounting Policies of Consolidated Financial Statements at December 31, 2015.

In particular, any compensation is provided with reference to:

•

Certain policies, if they occur claim settlements for amount greater than the reserves at the reference date specified in the sale contract (30 June 2014) or more provisions relating to the same provisions; and

•	Specific litigation if the final disbursements are superior to existing provisions the above reference date.

Based on these agreements, it is noted that:

•

On 22 November 2016, Banca Carige has filed with the Chamber of Arbitration of Milan arbitration claim with which he asked that the court declare the nullity of clauses Distribution Agreement signed with Amissima Vita (formerly Carige Vita Nuova) concerning the obligation exclusively, to distribution objectives and to criminal, and consequently the invalidity of the entire agreement or, however, the loss of effectiveness of the same; and

•

On 17 June 2016, the Board of Directors has decided to take legal action against Dr. Cesare Castelbarco Albani, former President of the Company, the Rag. Piero Montani, formerly Managing Director of the same, and some subjects of the Apollo Group (Apollo Management Holdings LP, Apollo Global Management LLC, Apollo Management International LLP, Amissima Holdings Ltd., Amissima Assicurazioni SpA, Amissima Vita SpA) to obtain compensation for damages resulting from the sale of Banca Carige’s holdings in insurance companies and other behaviors later kept by the subjects of the said group.

At the closing date of the current year, the Bank has reassessed the complex of these contractual relationships interconnected with Apollo Group. While in the belief of foundation consisting of the reasons given by the Bank in the above litigation and reasons from the same opposed to extrajudicial claims of the counterparties and without prejudice of those reasons, the Bank, having sufficient evidence to quantify the potential risk resulting from such requests compensation / criminal, believes broadly consistent with the terms and conditions set out in paragraph 14 of IAS 37 adjustment of the provision already exists in this regard. Consequently, the risks and existing charges (Euro 3.5 million related to the distribution agreement to set aside September 30, 2016 and Euro 1.1 million relating to the purchase agreement of the investments set aside at 31 December 2015) were integrated for a total amount of Euro 15 million entirely attributable to the aforementioned sale and purchase agreement.

This decision was made following a thorough analysis of the causes that have a negative impact on economic performance and on the Issuer’s life. This analysis was carried out as part of the reconnaissance activities carried out by the Board of Directors of Banca Carige on the situation.

MANAGEMENT AND EMPLOYEES

Management

General

The Issuer is managed by the Board of Directors which, within the limits prescribed by Italian law, has the power to delegate its general authority to an executive committee and/or one chief executive officer. The chairman and the deputy chairman are appointed by the shareholders’ meeting pursuant to the Issuer’s by-laws. The Board of Directors determines the powers of the chief executive officer. In addition, the Italian Civil Code requires the Issuer to have a board of statutory auditors which functions as a supervisory body.

Board of Directors

Members of the Board of Directors

The Board of Directors is responsible for the ordinary and extraordinary management of the Issuer.

The Board of Directors is elected by the Issuer’s shareholders at a general meeting for a three-year term and individual directors may be re-elected following the expiration of their terms of office. Under the Issuer’s by-laws, the Board of Directors may consist of seven to fifteen directors.

As at the date hereof, the Board of Directors is comprised of fifteen members, eight of whom appointed on 31 March 2016. Mr Giuseppe Pericu was co-opted by the Board of Directors on 11 October 2016, in relation to the resignation of Mr. Beniamino Anselmi, and Mr Massimo Pezzolo was co-opted by the Board of Directors on 10 February 2017, in relation to the resignation of Mr. Giampaolo Provaggi. Mr Pericu and Mr Pezzolo were appointed by the Issuer’s Ordinary Shareholders’ Meeting on 28 March 2017.

Ms. Elisabetta Rubini tendered her resignation with immediate effect on 17 May 2017 and Ms. Paola Girdinio tendered her resignation with immediate effect on 7 June 2017.

Mr. Claudio Calabi, Mr. Alberto Mocchi, and Ms. Maurizia Squinzi tendered their resignation with immediate effect on 12 June 2017.

On 9 June 2017 the Board of Directors has resolved by majority vote to revoke the powers heretofore delegated to Mr. Guido Bastianini in his capacity as Chief Executive Officer and General Manager; on 13 June 2017 the Board of Directors has appointed Chief Lending Officer, Mr. Gabriele Delmonte, to serve as interim General Manager, vesting him with the powers inherent to the role.

On a proposal from the Appointment Committee the Board of Directors on 21 June 2017 resolved to co-opt and appoint Mr. Paolo Fiorentino to serve as the Bank’s Chief Executive Officer and General Manager.

In relation to the aforesaid resignation of a number of Directors, the Board of Directors, on 21 June 2017, on a proposal from the Appointment committee, also co-opted Ms. Francesca Balzani, Mr. Stefano Lunardi and Ms. Ilaria Queirolo to serve as Members of the Bank’s Board of Directors.

On 11 July 2017, on a proposal from the Appointment Committee, the Board of Directors has co-opted Ms. Luisa Marina Pasotti to serve as a Director.

The Board of Directors may appoint a Chief Executive Officer or a general managers. The Chief Executive Officer, if appointed, also carries out the functions of General Manager.

The following table sets out the current members of the Board of Directors.

Name	Office	Place and date of birth
Giuseppe Tesauro(1)	Chairman	Napoli – 15 November 1942

Vittorio Malacalza(1)	Deputy Chairman	Bobbio (PC) – 17 September 1937

Paolo Fiorentino (*)	Chief Executive Officer	Napoli - 23 January 1956

Sara Armella	Director	Savona – 20 November 1969

Francesca Balzani (1) (2) (5)	Director	Genova (GE) – 31 October 1966

Guido Bastianini(1)	Director	Gavorrano (GR) – 10 April 1958

Remo Angelo Checconi	Director	Genova – 25 March 1932

Giulio Gallazzi(1) (2)	Director	Bologna – 8 January 1964

Stefano Lunardi (1) (2) (4)	Director	Genova (GE) – 23 December 1971

Luisa Marina Pasotti (1) (2) (5)	Director	Gallarate (VA) - 6 August 1961

Luciano Pasquale	Director	San Sebastiano Curone (AL) - 22 February 1950

Giuseppe Pericu (1) (2) (3)	Director	Genova – 20 october 1937

Massimo Pezzolo (1) (3)	Director	Genova – 21 January 1949

Lucia Venuti(1) (2)	Director	Carrara (MS) – 7 March 1964

Ilaria Queirolo (1) (2) (4)	Director	Genova (GE) – 18 March 1968

(*)	General Manager, pursuant to Article 27 of Banca Carige’s by-laws.
(1)	Non-executive director.
(2)

Director meets independence requirements pursuant to Article 18(4) of Banca Carige’s by-laws (which specifies relevant requirements under Article 148(3) of the Financial Services Act and the Code of Self-Regulation, pursuant to Article 147-ter (4) of the Financial Services Act, as assessed by the Board of Directors.

(3)	Director elected by the Issuer’s shareholders on 28 March 2017.
(4)	Director co-opted by the Board on 21 June 2017.
(5)	Director co-opted by the Board on 11 July 2017.

The business address for each of the foregoing directors is the registered office of the Issuer (Via Cassa di Risparmio, 15, Genoa, Italy).

To the best of the bank’s knowledge, except as indicated in “Description of the Business - Regulatory proceedings and litigation” in the last five years, no member of the Board of Directors: (i) has been convicted of a fraudulent offence; (ii) has been declared bankrupt or subject to insolvency proceedings, or has been associated in the course or performance of his or her duties, with any corporate bankruptcy, receivership or involuntary liquidation procedure or (iii) has been subject to an official indictment and/or sanction by statutory or regulatory authorities (including the designated professional associations), or has been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of the Bank or from undertaking the direction or management of the affairs of any issuer.

None of the members of the Board of Directors has any family relationship with any other member of such Board of directors, with any member of the Board of Statutory Auditors and with any member of senior management of the Issuer.

The following table sets out the current members of the Board of Directors of the Bank, and their other principal activities relevant to the Banca Carige Group.

Name	Company	Office and/or Stake in the Company
Giuseppe Tesauro	Piaggio & C. S.p.A.	Director

	Fondazione Teatro di San Carlo in Napoli	Director

Vittorio Malacalza	Malacalza Investimenti S.r.l.	Chairman and quotaholder

	Hofima S.p.A.	Chairman

	Hofima Real Estate S.r.l.	Chairman

	Stuarta Immobiliare S.p.A.	Chairman and quotaholder

	Columbus Superconductors S.r.l.	Director

	ASG Superconductors S.p.A.	Director

	Sima & Tectubi S.p.A.	Director

	Stuarta Finance S.r.l.	Sole director and quotaholder

	AVM Private Equity 1 S.p.A. in liquidazione	Quotaholder

Guido Bastianini	Banca Cesare Ponti S.p.A.	Director

	Edil Tre Costruzioni S.p.A.	Standing auditor

	Mondo Convenienza Holding S.p.A.	Standing auditor

Remo Angelo Checconi	Coop Liguria Società Cooperativa di Consumo a r.l.	Honorary chairman and director

Giulio Gallazzi	Incitatus S.r.l.	Sole director

	Social Housing Italia S.r.l.	Sole director

	SRI Group - NPV Europe S.r.l.	Chairman and General Manager

	SRI Group Italia S.r.l.	Chairman

	SRI Real Estate S.r.l.	Sole director

	Fondazione Benedetto XVI Pro Matrimonio et Familia	Director

	Headquarter S.r.l. in liquidazione	Quotaholder and Liquidator

Luciano Pasquale	Creditis Servizi Finanziari S.p.A.	Chairman

	Autostrada dei Fiori S.p.A.	Deputy Chairman

	Camera di Commercio Riviere di Liguria – Imperia La Spezia Savona	Chairman

	Fondazione Istituto Guglielmo Tagliacarne	Chairman

Giuseppe Pericu	Accademia Ligustica di Belle Arti	Chairman

	Conservatorio Niccolò Paganini	Chairman

	Istituto Italiano di Tecnologia	Member of the Executive Committee

	Fondazione Teatro Carlo Felice	Director

Massimo Pezzolo	Autogas Nord S.p.A.	Director

	Malacalza Investimenti S.r.l.	Director

	Paramed S.r.l.	Director

	Columbus Superconductors S.p.A.	Director

	Egida S.r.l.	Director

	Hofima Real Estate S.r.l.	Director

	Hofima S.p.A.	Director

	Omba Impianti & Engineering S.p.A.	Director

	Sima & Tectubi S.p.A.	Director

	ASG Superconductors S.p.A.	Director

Lucia Venuti	AMIA S.p.A.	General manager

Stefano Lunardi	BEINTOO S.p.A.	Standing auditor

	Bombardier Transportation Italy S.p.A.	Standing auditor

	Bombardier Transportation (Holding) Italy S.p.A.	Standing auditor

	C.I.F.A. S.p.A.	Standing auditor

	Casasco e Nardi S.p.A.	Chairman of the board of statutory auditors

	ERG Eolica Basilicata S.r.l.	Standing auditor

	ERG Eolica Campania S.r.l.	Standing auditor

	ERG Eolica San Cireo S.r.l.	Standing auditor

	ERG Power S.r.l.	Standing auditor

	GA.MA. S.p.A.	Standing auditor

	Kopernico S.r.l. in liquidazione	Liquidator

	Il Quadrifoglio S.p.A.	Standing auditor

	Infinity Technology Solutions S.p.A.	Standing auditor

	Italiana Editrice S.p.A.	Chairman of the board of statutory auditors

	Nexta S.r.l.	Chairman of the board of statutory auditors

	PubliKompass S.p.A.	Chairman of the board of statutory auditors

Luisa Marina Pasotti	San Rocco Immobiliare S.p.A.	Standing Auditor

	Santa Benessere & Social S.p.A.	Standing Auditor

	MGM Lines S.r.l.	Standing Auditor

	Società Editoriale Varesina S.p.A.	Standing Auditor

	Marelli & Pozzi S.p.A.	Standing Auditor

	Fondazione del Varesotto per l’Ambiente, il Territorio e la Coesione Sociale	Statutory Auditor

Senior Management

The following table sets out the name and title of each of the senior managers of the Issuer and the Group and their place and date of birth:

Name	Place and date of birth	Seniority
Andrea Soro (Chief Financial Officer ad interim)	Genoa - 31 May 1967	4 July 2017

Gabriele Delmonte (Chief Lending Officer)	Parma – 18 May 1961	11 May 1993

Gianluca Guaitani (Chief Commercial Officer)	Milan – 19 December 1969	19 January 2017

Sofia Maranini (Chief Operating Officer)	Genoa – 17 August 1963	3 June 1986

Mauro Mangani (Manager responsible for preparing the financial statements)	Genoa – 27 March 1974	3 March 2016

The business address for each of the foregoing managers is the registered office of the Issuer (Via Cassa di Risparmio, 15, Genoa, Italy).

In compliance with Article 154-bis of the Financial Services Act and Article 31 of the Issuer’s by-laws, on 3 March 2016, the Board of Directors appointed Mr. Mauro Mangani as manager charged with preparing the Issuer’s financial reports, effective as from 3 May 2016, having verified his professional qualifications and experience.

On 3 July 2017 the Board of Directors resolved to appoint Mr. Andrea Soro to serve as Chief Financial Officer of Banca Carige.

On 11 July 20017 the Board of Directors has approved the appointment of Ms. Paola Maria Di Leonardo to serve as the General Counsel of the Carige Group.

Certain biographical information regarding senior managers is briefly summarised below.

Gabriele Delmonte, hired by Banca Carige in 1993, where he served as deputy general manager (network) from 1 August 2010, to 22 April 2013. He subsequently served as general manager of the subsidiary Banca Carige Italia, and he became Chief Lending Officer of Banca Carige on 1 July 2014. He also served as General Manager ad interim from 13 June 2017 to 21 June 2017.

Sofia Maranini, graduated with honors in business administration and hired by Banca Carige in 1996 where she held several responsibility positions in the Administration structures, Organization, Accounting and Internal Audit. She became Chief Operating Officer of Banca Carige on May 2016.

Mauro Mangani, graduated with honors in Business Administration, gained experience in Auditing and Advisory at Arthur Andersen S.p.A. (2000 - 2002) and Ernst & Young (2002 - 2016) where he held increasingly important offices, in Italy and UK, until becoming Senior Manager. He started working at Carige Group in February 2016 as Head of Administration department and, effective since 5 March 2016, Mr. Mangani was appointed as Manager responsible for preparing the Company’s financial reports. He is currently member of the Board of directors of the Interbank Deposit Protection Fund (Fondo Interbancario di Tutela dei Depositi).

Gianluca Guaitani, graduated with honors in Business Administration, gained experience in the commercial sector working in organizational contexts, different cultural within the Unicredit Group, holding positions of increasing responsibility until you get to be Head of Retail Northwest regions (Liguria, Piedmont and Valle d’Aosta). He started working at Carige Group in January 2017 as Chief Commercial Officer. He is currently director of Creditis Servizi Finanziari S.p.A.

Andrea Soro, graduated in Business Administration, gained experience in the financial sector working in the generation, structuring and execution of extraordinary finance operations. He worked as Managing Director at Credit Suisse in London (2005-2010) and as Country Executive of Italian branch of Royal Bank of Scotland (2010-2014). He started working at Carige Group in July 2017 as Chief Financial Officer.

To the best of Issuer’s knowledge, in the last five years no member of the Company’s senior management: (i) has been convicted of a fraudulent offence; (ii) has been declared bankrupt or subject to insolvency procedures, or has been associated in the course or performance of his duties, with any corporate bankruptcy, receivership or involuntary liquidation procedure; and (iii) has been subject to an official indictment and/or sanction by statutory or regulatory authorities (including the designated professional associations), or has been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of the Company or from undertaking the direction or management of the affairs of any issuer.

None of the members of the Issuer’s senior management has any family relationship with any member of the Board of Directors, with any other member of the Board of Statutory Auditors and/or with any other member of the Issuer’s senior management.

The following table sets out the current Senior Managers and their other principal activities relevant to the Banca Carige Group:

Name	Company	Office and/or Stake in the Company
Andrea Soro	—	—

Gabriele Delmonte	—	—

Gianluca Guaitani	Credits Servizi Finanziari S.p.A.	Director

Sofia Maranini	—	—

Mauro Mangani	—	—

Board of Statutory Auditors

The Issuer’s board of statutory auditors (the “Board of Statutory Auditors”) is in charge of monitoring the Issuer’s management and its compliance with laws, regulations and by-laws, assessing and monitoring the adequacy of the Issuer’s organisation, internal controls, administrative, accounting systems and disclosure procedures, independence of the auditors and financial reporting procedures and of reporting any irregularities to CONSOB, the Bank of Italy and the shareholders’ meetings called to approve the Group’s financial statements.

The Board of Statutory Auditors was appointed by the Issuer’s shareholders’ meeting on 28 March 2017. All the current members of the Board of Statutory Auditors will remain in office until the date of the Issuer’s shareholders’ meeting called to approve the Issuer’s financial statements as of and for the year ending 31 December 2019 and may be re-elected.

The following table sets out the current members of the Board of Statutory Auditors and their respective place and date of birth:

Name	Office	Place and date of birth
Carlo Lazzarini	Chairman	Milano – 24 July 1966

Maddalena Costa	Standing auditor	Genova – 15 October 1964

Giancarlo Strada	Standing auditor	Genova – 13 January 1955

Stefano Chisoli	Alternative auditor	Milano – 8 October 1962

Francesca De Gregori	Alternative auditor	Genova – 21 October 1969

The business address for each of the members of the Board of Statutory Auditors is the registered office of the Issuer (Via Cassa di Risparmio, 15, Genoa, Italy).

To the best of Issuer’s knowledge, in the last five years no member of the Board of Statutory Auditors: (i) has been convicted of a fraudulent offence; (ii) has been declared bankrupt or subject to insolvency proceedings, or has been associated in the course or performance of his duties, with any corporate bankruptcy, receivership or involuntary liquidation procedure; and (iii) has been subject to an official indictment and/or sanction by statutory or regulatory authorities (including the designated professional associations), or has been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of the Bank or from undertaking the direction or management of the affairs of any issuer.

None of the members of the Board of Statutory Auditors has any family relationship with any member of the Board of Directors, with any other member of the Board of Statutory Auditors and with manager responsible for preparing the financial statements.

The following table sets forth ownership in other companies and the current offices on the boards of directors or on the boards of statutory auditors of other companies by each of the members of the Board of Statutory Auditors incumbent as of the date of this Prospectus.

Name	Company	Office and/or Stake in the Company
Carlo Lazzarini	ADC Group S.r.l.	Standing auditor

	Alicros S.p.A.	Chairman of the Board of Statutory Auditors

	Autostrade S.r.l.	Standing auditor

	Axa Im Italia Sim S.p.A.	Chairman of the Board of Statutory Auditors

	BCS S.p.A.	Standing auditor

	Bea Ingranaggi S.p.A.	Standing auditor

	Cosmocal S.p.A.	Standing auditor

	E.Vent S.r.l.	Sole Director

	Energy S.r.l.	Chairman of the Board of Directors

	FBS Real Estate S.p.A.	Standing auditor

	FBS S.p.A.	Director

	Fin-Set Finanziaria Settentrionale S.p.A.	Chairman of the Board of Statutory Auditors

	Fly S.p.A.	Standing auditor

	Imeas S.p.A.	Standing auditor

	Immobiliare Edifara S.r.l.	Standing auditor

	Immobiliare Manin S.p.A.	Standing auditor

	MB S.r.l.	Chairman of the Board of Statutory Auditors

	Miba S.r.l.	Standing auditor

	Midea Italia S.r.l.	Sole Standing auditor

	Mipa S.r.l.	Standing auditor

	Monitor Elevator Solution in Liquidazione S.r.l.	Chairman of the Board of Statutory Auditors

	Monitor S.p.A.	Chairman of the Board of Statutory Auditors

	Pietro Carnaghi S.p.A.	Standing auditor

	Rivers Properties and Consulting S.A.	Director

	Rotosim S.r.l.	Standing auditor

	Secondo Mona S.p.A.	Chairman of the Board of Statutory Auditors

	Schober Italia S.r.l.	Standing auditor

	Sicerp S.p.A.	Chairman of the Board of Statutory Auditors

	Star Fly S.r.l.	Standing auditor

	Star Società Trasporti Automobilistici Regionali S.p.A.	Standing auditor

	Stie S.p.A.	Standing auditor

	Tacchi Giacomo e Figli S.p.A.	Standing auditor

	Tassalini S.p.A.	Standing auditor

	Vial S.r.l.	Sole Director

Maddalena Costa	Blufin S.p.A.	Standing auditor

	Carige Covered Bond S.r.l.	Standing auditor

	Centro Fiduciario CF S.p.A.	Standing auditor

	Costa Crociere S.p.A.	Standing auditor

	Creditis Servizi Finanziari S.p.A.	Standing auditor

	D’Appolonia S.p.A.	Standing auditor

	Ecocat Italia S.r.l.	Standing auditor

	Fabio Perini S.p.A.	Standing auditor

	Francesco Panarello - Biscotti e Panettoni - S.p.A.	Chairman of the board of statutory auditors

	Galleria Cinisello S.r.l.	Standing auditor

	Halley Partecipazioni S.p.A.	Standing auditor

	Interporto Rivalta Scrivia S.p.A.	Chairman of the board of statutory auditors

	Marsupio S.p.A.	Standing auditor

	Patrimonio Real Estate S.p.A.	Standing auditor

	Politeama S.p.A.	Standing auditor

	Premuda S.p.A.	Standing auditor

	Rina Services S.p.A.	Standing auditor

	Rivalta Terminal Europa S.p.A.	Chairman of the board of statutory auditors

	S. Andrea S.p.A.	Standing auditor

	S.I.L.T.—S.r.l.—Sistemi Integrati di Logistica e Trasporto	Standing auditor

	Soa Rina Organismo di Attestazione S.p.A.	Standing auditor

	Welcome Travel Group S.p.A.	Standing auditor

Giancarlo Strada	Azimut Financial Insurance S.p.A.	Standing auditor

	Compagnia Impresa Lavoratori Portuali S.r.l.	Standing auditor

	Fondazione Azimut	Auditor

	G.I.P. 2.0 S.p.A.	Standing auditor

	Green Hunter Group S.p.A.	Chairman of the board of statutory auditors

	Green Hunter S.p.A.	Chairman of the board of statutory auditors

	Logtainer S.r.l.	Chairman of the board of statutory auditors

	Ordine dei Dottori Commercialisti e degli Esperti Contabili di Genova	Member of Disciplinary Board

	Porto Turistico Internazionale di Rapallo S.p.A.	Standing auditor

	Portosole - Club Nautico Internazionale Sanremo S.p.A.	Standing auditor

	QUI! Financial Services S.p.A.	Standing auditor

	RB Marinas S.r.l.	Standing auditor

	Sea Med Link S.r.l. in Liquidazione	Liquidator

	T.P.E. Trading per l’Energia S.p.A.	Chairman of the board of statutory auditors

	Yarpa Investimenti Soc. Gestione del Risparmio S.p.A.	Chairman of the board of statutory auditors

	Yarpa S.p.A.	Chairman of the board of statutory auditors

	YLF S.p.A.	Chairman of the board of statutory auditors

Stefano Chisoli	AC Spezia	Director

	Aria S.p.A. (Gruppo Tiscali)	Standing auditor

	CFC Rijeka	Chairman of the Supervisory Board

	Event Beach S.r.l.	Chairman of the board of directors

	Made Italia S.p.A.	Standing auditor

	Rivers Properties and Consulting S.A.	Chairman of the board of directors

	Sirmi S.p.A.	Director

	Strike 9 S.r.l.	Chairman of the board of directors

Francesca De Gregori	Associazione Genova Smartcity	Auditor

	Aster Azienda Servizi Territoriali Genova S.p.A.	Standing auditor

	Centro Calor S.r.l.	Standing auditor

	Finoil S.p.A.	Chairman of the board of statutory auditors

	Genova Parcheggi	Chairman of the board of statutory auditors

	Liguria Patrimonio S.r.l.	Standing auditor

	Sebach S.r.l.	Standing auditor

	YLDA S.p.A.	Standing auditor

Committees

Following the Issuer’s by-laws the Board of Directors may appoint an executive committee (the “Executive Committee”) and establish additional committees within its authority and powers, also specialised committees, with preparatory and advisory duties, and set forth the relevant rules for the functioning of the committees. The activities of the committees shall be documented in the relevant minutes.

As of the date of this Prospectus, other than the Executive Committee, the following committees have been established: the Credit Committee, the Risks Committee, the Remuneration Committee and the Appointment Committee.

Executive Committee

Pursuant to Article 25 of the Issuer’s by-laws, the Executive Committee is appointed by the Board of Directors, which determines the number of members, the term of office and the powers. The Executive Committee is composed by the CEO as ex officio member, as well as other members chosen from the Board of Directors.

The current members of the Executive Committee are Mrs. Armella (Chairman), Mr. Fiorentino, Mr. Checconi and Mr. Pasquale

Credit Committee

On 20 February 2014, the Board of Directors resolved upon the establishment, effective as from 3 March 2014, of a credit committee (the “Credit Committee”) - composed of one or two members of the Board of Directors and the members of the corporate management - that has been granted decision-making powers in relation to credits, and tasked with supporting corporate bodies in management of credit risk, to which the single components of the Group and the Group as a whole are exposed, for the purpose of definition of the credit policy, assumption and monitoring of credit risk, by carrying out specific proposing, auditing, intervention, decision-making and informative activities.

The current members of the Credit Committee are Mr. Luciano Pasquale appointed on 4 April 2016 and members of the corporate management.

Committees with advisory functions established within the Board of Directors

In compliance with the provisions of supervision in the organisation and corporate governance of banks and with the code of self-regulation, the Board of Directors has set up the risks committee (the “Risks Committee”) and the remuneration committee (the “Remuneration Committee”), in addition to the Appointment Committee (the “Appointment Committee”), adopting the relevant organisational regulations. The following is a description of the composition and powers of the Risks Committee, the Remuneration Committee and the Appointment Committee.

Risks Committee

The Risk Committee is composed of non-executive directors, the majority of whom are independent, including the members chosen by the minority shareholders. The Board of Directors, when appointing the members of the committee, also establishes their number (which may vary in a range from three to five) taking into account the complexity of the relevant office.

The Risk Committee - supports the Board of Directors on risk, internal control system and business organization, paying particular attention to all the instrumental and necessary activities required to enable the Board of Directors to make a correct and effective determination of the RAF (“Risk Appetite Framework) and risk management policies.

In addition, the Risk Committee supports the Board of Directors on related parties or associated persons by providing analytical and motivated opinions:

•

compliance with legal and regulatory provisions of the Related Party Transaction Regulation and related parties as well as procedures for the overall management of transactions with related parties and associated persons;

•

the interest of the Bank and/or the Group at the completion of individual transactions with related parties and associated persons and on the convenience and substantive fairness of the relevant conditions.

The current members of the Risk Committee are Mr. Gallazzi (Chairman), Ms. Balzani and Mr. Lunardi. Each of the current members is independent.

Remuneration Committee

The Remuneration Committee, established within the Board of Directors, supports the Board of Directors on matters regarding policies and practices relating to remuneration and incentives of personnel.

The Remuneration Committee is composed of non-executive directors, the majority of whom are independent, including the members chosen by the minority shareholders. The Board of Directors, when appointing the members of the committee, also establishes their number (which may vary in a range from three to five) taking into account the complexity of the relevant office. The members of the committee must have the professional experience required for this office. At least one member of the committee must have an adequate expertise, to be assessed by the Board of Directors, on matters regarding policies and practices relating to remuneration and incentives and, in particular, in relation to risk, capital and liquidity management in order to ensure that the incentives related to the remuneration system are consistent with the application of such policies and practices. The statutory auditors may attend the committee’s meetings.

The current members of the Remuneration Committee are non-executive directors, independent, and possess specific expertise and experience in accounting matters and remuneration policies.

As of the date of this Prospectus, the Remuneration Committee is composed by Mr. Gallazzi (chairman) Ms. Luisa Marina Pasotti and Ms. Ilaria Queirolo. Each of the current members is independent.

The Remuneration Committee assists the Board of Directors with respect to the determination of the policies relating to remuneration and incentives of Group’s personnel, assuring the consistency of these policies with the long-term goals and the overall corporate governance system and internal controls.

The Remuneration Committee submits proposals and provides opinions to the Board of Directors with respect to remuneration, moreover the committee proposes the remuneration for the heads of Banca Carige’s audit functions, the criteria to be used to determine the policies of remuneration of the Group’s personnel, the amount of the “annual bonus” to be assigned to the individual beneficiaries belonging to these categories; the compensation assigned, on an extraordinary basis, to newly-employed personnel only for the first year (“welcome bonus”) and the compensation to be assigned in case of earlier termination of the employment relationship

Appointment Committee

The Appointment Committee, established within the Board of Directors, supports the Board of Directors on matters regarding nomination.

The Appointment Committee is composed of non-executive directors, the majority of whom are independent, including the members chosen by the minority shareholders. The Board of Directors, when appointing the members of the committee, also establishes their number (which may vary in a range from three to five) taking into account the complexity of the relevant office. The members of the committee must have the professional experience required for this office. The statutory auditors may attend the committee’s meetings.

As of the date of this Prospectus, the Appointment Committee is composed by Mr. Giuseppe Pericu (chairman), Mr. Massimo Pezzolo and Ms. Venuti. Mr. Pericu and Ms. Venuti are independent; Mr. Pezzolo is a non-executive director.

The Appointment Committee, also on the basis of the flow of information received by the CEO, the Board of Statutory Auditors, the other committees, the Supervisory Committee and corporate functions (in particular the compliance functions), assists the Board of Directors with respect to the appointment or co-optation of its members. The Appointment Committee has free access to all information provided by the competent functions, and, de facto, involves these functions in its decision process.

The Appointment Committee provides proposals to the Board of Directors with respect to:

•

the appointment or co-optation of directors. In this regard, the committee proposes the number of directors, within the limits provided by the by-laws, and in line with the Group’s operational dimensions and complexity of Banca Carige’s organizational structure. The overall number of directors shall thus ensure that the directors can carry out their task effectively and efficiently, also with respect to the operational practices to follow (call procedures, frequency of meetings, attendance to meetings);

•

number of offices that directors can hold in non-competing companies, in accordance with applicable laws and supervisory regulation and taking into account the degree of involvement required to the directors in the ordinary activities of the Group and non-competing companies;

•

professional profile required to the candidates for the appointment in the Board of Directors. To this end, the committee should conduct a thorough examination and formalized. The outcome of the committee’s assessment shall be communicated to the shareholders’ meeting, which is the competent body for the appointment of the directors, in order for it to appoint the candidates with the professional skills required.

The shareholders or Board of Directors’ proposal of the candidates shall be accompanied by a résumé to determine the adequate theoretical profile for each candidate and enabling the Appointment Committee to issue its opinion.

The shareholders may carry out their own assessments and determine the optimal composition of the Board of Directors, appointing the directors consistently with these assessments.

The outcome of the assessment, along with the Appointment Committee’s opinions, are communicated to the Bank of Italy. Finally, in case of co-optation of directors, the Board of Directors shall communicate to the next shareholders’ meeting the procedure followed by the Board of Directors for determining ex ante the theoretical profile for directors to be co-opted, and the subsequent evaluation carried out to verify whether the actual composition of the Board of Directors is consistent with qualitative valuation, and the opinion expressed by the Appointment Committee.

•	appointment and dismissal of the CEO;

•	appointment of Group’ directors and statutory auditors; and

•	appointment of managers and heads of corporate functions (including the audit functions), in accordance with the relevant applicable laws and supervisory regulation.

In this context, the Appointment Committee carries out a preliminary investigation in case the Board of Directors resolves upon the adoption of the succession plans for the CEO and managers, and in case of cessation of office due to term’s expiry or any other reason, in order to assure the business continuity and avoid negative economic and reputational consequences.

The Appointment Committee, at the end, supports the corporate bodies in the self-assessment processes (for the evaluation of their own competences).

Compensation

For the year ended 31 December 2016, the aggregate amount compensation paid by the Group companies to its directors, statutory auditors and executives with strategic responsibilities was approximately Euro 6,670 thousand.

Conflicts of Interest

As at 31 December 2016, some members of the Board of Directors and the Board of Statutory Auditors, as well as the main managers of the Issuer hold, directly or indirectly, ordinary shares of the Banca Carige and / or hold corporate positions in companies that hold a participation in the Issuer.

In particular: (i) the Board of Directors’ Deputy Chairman, Vittorio Malacalza, hold n. 1.250.000 ordinary shares of the Issuer; (ii) Director Remo Angelo Checconi holds n. 2.208 ordinary shares of the Issuer; (iii) Director Luciano Pasquale holds n. 50.000 ordinary shares of the Issuer; (iv) Director Giuseppe Pericu holds n. 12.500 ordinary shares of the Issuer; (v) Director Lucia Venuti holds n. 8.000 ordinary shares of the Issuer.

Except as indicated, to the best of the Issuer’s knowledge, there are not potential conflicts of interests between any duties to the Issuer and any member of the Board of Directors, or of the Board of Statutory Auditors nor any of the principal managers of the Issuer and their private interests and or other duties held within the Issuer or the Group. In this regard, the persons indicated above, in cases of resolution upon, or performance of, transactions that may present conflicts of interest and/or transactions with related parties or associated persons, must comply with applicable laws, internal regulations adopted in accordance with sectorial regulation and Code of Self-Regulation. In particular:

•

pursuant to Article 2391 of the Italian Civil Code, directors are obliged to notify fellow directors and the board of statutory auditors of any interest that they may have, on their own behalf or on behalf of a third party, in a specific company transaction, specifying the nature, terms, origin and scope; the Board of Directors’ resolution shall adequately explain reasons and advantages of transaction;

•

pursuant to Article 2391-bis of the Italian Civil Code, the CONSOB’s regulation concerning related party transactions and the Bank of Italy’s regulation concerning associated persons, the Issuer adopted an internal regulation on transactions with related parties and associated persons, updated on 23 November 2016. The said regulation provides for: (a) procedures aimed at ensuring transparency and formal and substantial fairness of related party transactions, pursuant to relevant CONSOB Regulation; and (b) procedures aimed at ensuring integrity of decisional processes in the context of transactions with associated persons, pursuant to the Bank of Italy circular concerning the “Risk activities and conflicts of interest with associated persons”;

•

the Issuer has also approved, pursuant to the Bank of Italy’s regulation concerning associated persons, the document known as “Internal policies concerning controls on risk activities and conflicts of interest with associated persons”, which determines: (a) in relation to operational features and the Issuer’s and Group’s strategies, sectors and types of economic relations, not limited to those relations implying assumption of risk, which may present conflicts of interest; (b) risk appetite degrees consistent with strategic profile and organisational features of the Issuer and the Group; (c) organisational processes for identifying and recording the associated persons and determining and quantifying relevant transactions at each stage of the relation; (d) control processes aimed at ensuring the correct determination and management of risks assumed towards the associated persons and verifying the correctness of framework and actual implementation of internal policies; and

•

the Issuer adopted, pursuant to Article 136 of the Banking Act, a specific procedure for the approval of transactions implying obligations for the Issuer’s officers: this procedure is currently being used by the banks of the Group for resolutions on transaction involving their directors, statutory auditors and general managers, and creating obligations of any nature whatsoever, direct or indirect, of the aforementioned persons towards the respective companies.

Independent Auditors

The Issuer’s annual financial statements, in accordance with applicable law and regulations, must be audited by independent auditors appointed by the shareholders. The independent auditors, among other things, examine the Issuer’s annual financial statements and issue an opinion regarding whether the Issuer’s annual financial statements comply with the Italian regulations governing their preparation (i.e., whether they are clearly stated and give a true and fair view of the financial position and results of the Issuer and the Group). Their opinion is made available to the Issuer’s shareholders prior to the annual general shareholders’ meeting.

The shareholders’ meeting of the Issuer held on 29 April 2011 resolved to appoint EY S.p.A. as external auditor for the period 2012-2020. The engagement of EY S.p.A. will expire upon approval of the Issuer’s financial statements as at and for the year ending 31 December 2020.

RECENT DEVELOPMENTS

ECB Comprehensive Assessment

On 26 October 2014, the ECB, the EBA and the national regulatory authorities communicated the results of the Comprehensive Assessment. In particular, the result of the assessment was a CET 1 Ratio of 8.1% (on the basis of data as at 31 December 2013), taking into account the capital strengthening measures already adopted that amounted in total to Euro 1,021.2 million (of which Euro 800 million related to the capital increase concluded in July 2014 and approximately 222 million related to the new valuation of the participations held in the Bank of Italy).

In addition, the Comprehensive Assessment outcome, that included a stress test exercise, highlighted a 3.88% CET 1 Ratio for the Group after the AQR, with a capital shortfall of Euro 951.6 million as compared to the minimum requirement of 8% and a CET 1 Ratio of, respectively, 2.34% and -2.36% as compared to the minimum requirements of 8% and 5.5%, under the baseline and adverse scenarios of the stress test, respectively corresponding to a shortfall of Euro 1,321.1 million and Euro 1,834.6 million. By factoring in the Euro 1,021.2 million worth of capital arising from the key capital measures completed in the first nine months of 2014 (in particular (a) the capital increase of Euro 800 million completed in July 2014 and (b) a capital gain of approximately Euro 222 million from the accounting treatment of new shareholdings in the Bank of Italy), a post-AQR capital surplus of Euro 69.6 million emerges with respect to the minimum requirements, while the shortfalls under the two different stress scenarios respectively amount to Euro 299.9 million and Euro 813.4 million.

In order to cover the reported demand for additional capital in the amount of Euro 813.4 million as resulting from the Comprehensive Assessment, the Board of Directors has unanimously approved the adoption of a series of capital management measures included in the Capital Plan and, in particular (i) a capital increase for a value not lower than 500 million (subsequently increased up to Euro 850 million), (ii) the Group’s withdrawal from a number of non-core activities, especially the subsidiaries operating in the insurance business (Carige Vita Nuova and Carige Assicurazioni) and in the private banking sector (Banca Cesare Ponti and Creditis) and (iii) the purchase of minority interests in the Group’s banking subsidiaries. The Group is in the process of implementing such measures that shall be completed by the deadline established by the ECB (i.e. within nine months from the publication of the Comprehensive Assessment results dated 26 October 2014).

In addition, by its decision of 10 March 2015, the ECB requested Banca Carige to maintain a CET 1 Ratio target (phased in) at a consolidated level of 11.5% and asked Banca Carige to reach it by July 2015 and communicated that Banca Carige cannot distribute dividends until the next communication following the periodical SREP (indeed, pursuant to the Strategic Plan Banca Carige will not distribute dividends for the 2015-2019 period). By the same decision, the ECB also reminded Banca Carige to implement the measures set forth under the Strategic Plan by the date envisaged therein (i.e. by the end of July). The relevant measures are the following: (a) a capital increase in an amount not lower than Euro 700 million (which will be increased to Euro 850 million); (b) sale of Banca Carige’s subsidiaries operating in the private banking and consumer credit sectors; and (c) the acquisition of the minority interests held in Cassa di Risparmio di Carrara, Cassa di Risparmio di Savona and Banca del Monte di Lucca. The ECB also requested that, in case the Group fails to implement the disposal of its private banking and consumer credit operations, Banca Carige increase the amount of the capital increase accordingly. On 19 March 2015, the Group availed Banca Carige of this option and the Board of Directors resolved upon a capital increase of Euro 850 million (as opposed to the Euro 700 million capital increase previously envisaged).

CONSOB proceedings pursuant to Article 154-ter of the Financial Services Act

On 9 January 2015, CONSOB filed a claim against Banca Carige with the Court of Genoa, pursuant to Article 157(2) of the Financial Services Act, to have the Court declare Banca Carige’s shareholders’ meeting’s resolution of 30 April 2014, approving Banca Carige’s unconsolidated financial statements as of and for the year ended 31 December 2013 null and void. In particular, CONSOB alleged that the aforesaid financial statements were in violation of the applicable accounting principles set forth in the relevant regulations and in particular of IAS 1, 8 and 36. In addition, CONSOB asked the Court to declare the consolidated financial statements as of and for the year ended 31 December 2013 not in compliance with the aforesaid accounting principles. In particular, CONSOB questioned the way in which Banca Carige implemented the requests that it made on 10 January 2014 (ruling No. 18758), concerning the impairment, pursuant to IAS 8, of goodwill and the participations held in the controlled banking and insurance companies recorded in the financial statements as of and for the year ended 31 December 2012.

CONSOB believes that such violations would also result in the violation of the “matching principle” (principio di competenza economica). See “Risk Factors - The Group is subject to a challenge by CONSOB in respect of Banca Carige’s consolidated financial statements as of and for the year ended 31 December 2013”.

Purchase of Banca Carige’s shares by Malacalza Investimenti S.r.l.

On 8 May 2015, Fondazione Cassa di Risparmio di Genova e Imperia and Malacalza Investimenti S.r.l, a company entirely owned by the Malacalza family, entered into a share purchase agreement relating the transfer of a portion of Fondazione Carige’s shareholding in Banca Carige, amounting to 1,067,593,081 ordinary shares (prior to the Reverse Stock Split) or approximately 10.5% of the Bank’s ordinary share capital (which decreased to 10.271% following the In-Kind Capital Increase), to Malacalza Investimenti, at a transfer price of Euro 66,190,771,022.

On the same date, Fondazione Cassa di Risparmio di Genova e Imperia and Malacalza Investimenti S.r.l entered into a shareholders’ agreement governing, inter alia, the appointment of the members of the Board of Directors and providing for certain consultation obligations between the shareholders.

In addition, on 27 May 2015 Malacalza Investimenti acquired from BPCE International et Outre-Mer S.A. 4,846,028 Bank’s ordinary shares, equal to 4.662% of the share capital.

Capital increase through contribution in kind

On 7 and 8 May 2015, the Issuer carried out a capital increase through contribution in kind (the “In-Kind Capital Increase”) in an aggregate amount of Euro 15,822,885.75 (of which Euro 3,955,721.43 as share capital and Euro 11,867,164.32 as share premium reserve) at a subscription price of Euro 0.0699 (inclusive of the share premium), pursuant to which 226,364,603 new ordinary shares (having regular dividend rights and the same entitlements of the ordinary shares outstanding at the time of the issue) were issued. The In-Kind Capital Increase was paid through a contribution by: (i) Fondazione Cassa di Risparmio di Carrara of its entire equity interest held in Cassa di Risparmio di Carrara S.p.A., amounting to 10,230 ordinary shares or 10% of the share capital and (ii) Fondazione A. de Mari Cassa di Risparmio di Savona of its entire equity interest held in Cassa di Risparmio di Savona equal to 8,760,929 ordinary shares or 4.1% of share capital. The In-Kind Capital Increase was recorded based on the share prices on the date of completion and, as a result, a higher share premium of Euro 1,181,345.50 was recognised.

As a result of the In-Kind Capital Increase, Banca Carige’s share capital amounted to Euro 2,580,818,989.13, divided into 10,396,471,978 shares, of which 10,393,917,760 ordinary shares and 2,554,218 convertible savings shares.

The reverse stock split

On 18 May 2015, the Issuer carried out a reverse stock split (the “Reverse Stock Split”) of its ordinary and savings shares based on a ratio of 1 new ordinary or savings share for every 100 existing ordinary or savings shares. As a result, the Issuer’s ordinary shares decreased from 10,393,917,760 to 103,939,177 (prior cancelation of 60 ordinary shares held by Banca Carige), and its savings shares decreased from 2,554,218 to 25,542 (prior cancelation of 18 savings shares on the basis of the waiver by Equita SIM S.p.A., an intermediary instructed by Banca Carige to carry out a reconciliation service).

Insurance activity

On 5 June 2015, Banca Carige S.p.A. and Primavera Holdings s.r.l., a company organised and owned by investment funds managed by affiliates of Apollo Global Management, LLC (NYSE: APO) (together with its consolidated subsidiaries, Apollo), completed the sale of 100% of the shares held by Banca Carige in Carige Vita Nuova S.p.A. and Carige Assicurazioni S.p.A.. The disposal also envisaged the signing of a long term agreement with such companies for the distribution of life and non-life insurance products through the banking branches of Banca Carige Group. The final purchase price was of Euro 310 million, not subject to adjustments, of which Euro 174 million with respect to Carige Vita Nuova and Euro 136 million with respect to Carige Assicurazioni. The Agreement also provides that Banca Carige, together with the other banks pertaining to the Group, shall enter into a long-term agreement with Apollo concerning the distribution of life and non-life insurance products. The Distribution Agreement will be effective until 31 December 2024 and will be automatically renewable upon expiration, unless terminated by the Insurance Companies with six-month prior notice to be communicated to each Distributor.

Capital increase

As at 2 July 2015 Banca Carige S.p.A. announces the completion of the fully subscribed offering of up to 726,216,456 newly issued Banca Carige ordinary shares arising from the rights issue, which was resolved upon by the Extraordinary Shareholders’ Meeting of 23 April 2015, following the resolution adopted by the Board of Directors on 4 June 2015 (the “New Shares” and the “Offering”, respectively).

During the pre-emptive offering period, which started on 8 June 2015 and ended on 25 June 2015 (the “Offering Period”), 103,568,836 pre-emptive rights were exercised for the subscription of 724,981,852 New Shares, accounting for 99.83% of total New Shares under the Offering, for an overall amount of Euro 848,228,766.84.

In accordance with Article 2441, paragraph 3, of the Italian Civil Code, Banca Carige, via Equita SIM S.p.A., offered 176,372 pre-emptive rights that were left unexercised at the end of the Offering Period (the “Rights”) on the Italian Stock Exchange (the “Public Offering”). The rights were fully sold on 29 June 2015, first trading session of the Public Offering, and were subsequently fully exercised by close of business, 2 July 2015, with the subscription of 1,234,604 New Shares arising from the exercise of the Rights, for an overall amount of Euro 1,444,486.68.

The Public Offering was thus completed with the full subscription of 726,216,456 New Shares, for an overall amount of Euro 849,673,253.52, of which Euro 210,602,772.24 in share capital, without the underwriting syndicate having to step in.

Shareholders’ Agreements

Shareholders’ Agreement related to Banca CARIGE S.p.A. underwritten by Malacalza Investimenti S.r.l. and Fondazione Cassa di Risparmio di Genova e Imperia

On 8 May 2015, Fondazione Carige and Malacalza Investimenti (the “Shareholders”) also entered into a shareholders’ agreement (the “Shareholders’ Agreement”), which is relevant for the purposes of Article 122(1) and 122(5) of the Financial Services Act, governing the appointment of the members of the Board of Directors and providing for certain consultation obligations between the Shareholders. As of the date of this Prospectus, Fondazione Carige’s shares and Malacalza Investimenti’s shares represent approximately 19.547% of Banca Carige’s share capital. The entire shareholding of each of the Shareholders is subject to the Shareholders’ Agreement.

In particular, the Shareholders’ Agreement provides that:

(i)

Malacalza Investimenti undertakes to submit and vote a list of candidates for the Board of Directors where it will indicate the name of a candidate proposed by Fondazione Carige in the third position of such list, provided that Fondazione Carige owns, at the time of the submission of the list, an interest in Banca Carige higher than 0.30% of Banca Carige’s share capital. The candidate proposed by Fondazione Carige shall meet the requirements of honesty, competence and professionalism and shall be approved by Malacalza Investimenti which may withhold its approval only in case of proven circumstances demonstrating the lack of one or more the aforesaid requirements;

(ii)

the Shareholders undertake to consult each other prior to either shareholders’ meeting or board of directors resolutions on certain matters, such as (a) strategic guidelines and business plans; (b) merger or demerger; (c) transfer of interests held in subsidiaries; (d) transfer of going concerns; (e) amendments to by-laws; (f) increase of share capital; and (g) appointment of the Chief Executive Officer;

(iii)

in the event that, either Shareholder enters into any agreements or undertakings, of any nature whatsoever, with third parties, which would trigger the Shareholders’ obligation to launch a mandatory public tender offer for the entire share capital of Banca Carige pursuant to the Financial Services Act (a) the Shareholders’ Agreement will automatically cease to be valid and effective; and (b) the Shareholder who caused the termination of the Shareholder Agreement shall indemnify and hold harmless the other Shareholder from any costs, expenses or damages resulting from such termination.

The Shareholders’ Agreement will be effective for three years following the date of execution thereof (i.e. 8 May 2015) and will be tacitly renewed upon expiration for an additional period of three years, unless terminated by either participant with a notice to be delivered at least six months prior to the expiry date.

Shareholders’ Agreement related to Banca CARIGE S.p.A. underwritten by Coop Liguria Soc. Coop. a r.l., Talea Società di Gestione Immobiliare S.p.A., Fondazione Agostino Maria De Mari-Cassa di Risparmio di Savona and Fondazione Cassa di Risparmio di Carrara

On 7 July 2015, Coop Liguria s.c.c (“Coop Liguria”), Talea Management Company Immobiliare S.p.A. (“Talea”), Foundation Agostino Maria De Mari – Savings Savona (“Foundation CR Savona”) and Fondazione Cassa di Risparmio di Carrara (“Fondazione CR Carrara”) (jointly the “Participants”) which is relevant for the purposes of Article 122(1) and 122(5) of the Financial Services Act, governing the appointment of the members of the Board of Directors and the Board of Statutory Auditors, the constitution of the lists and voting on them. Banca Carige’s ordinary shares being subject to this shareholders’ agreement amount in aggregate to 34,578,539 or 4.17% of Banca Carige’s share capital.

Merger by absorption of Cassa di Risparmio di Savona, Cassa di risparmio di Carrara, Columbus Carige Immobiliare and Immobiliare Carisa into Banca Carige

Banca Carige’s Board of Directors on 30 June 2015, the boards of directors of Cassa di Risparmio di Savona S.p.A. and Cassa di Risparmio di Carrara S.p.A. on 6 July 2015, and the sole directors of the real estate companies, Columbus Carige Immobiliare S.p.A. and Immobiliare Carisa S.r.l., have approved the proposed merger by absorption of the afore-mentioned subsidiaries into Banca Carige (the “Merger”).

The Merger has taken place under the simplified procedure envisaged by existing regulations and has not given rise to any share swap.

The transaction is designed at improving via efficiency improvements in the organisational structures and resources and has confirmed Banca Carige’s position as a locally rooted bank for households and businesses. With a view to preserving the local deep-rooted presence of the two merged banks, the brands “Cassa di Risparmio di Savona” and “Cassa di Risparmio di Carrara” will be retained even after the transaction is completed.

The Merger which, subject to the required authorisations, has been completed on 16 November 2015 while the accounting and tax purposes from 1 January 2015. The Merger has been realized in order to make it possible to attain cost savings from overhead cost reduction and achieve additional efficiency gains from both a more streamlined business model and reduced tax charges on service agreements, based on a principle of organisational synergy which will entail a rationalisation of costs and a better allocation of internal resources, with the objective of enhancing the existing specialised skills, while eliminating any residual duplicate functions and potential network overlaps.

SREP 2015

On 27 November 2015, Banca Carige S.p.A. announced that it received the final decision of the ECB concerning the results of the annual process of the SREP.

In the final decision, ECB has requested to Carige to maintain a minimum capital requirement in terms of Common Equity Tier 1 Ratio (CET1 ratio) on a consolidated basis amounted to 11.25%, down from the previous requirement dell’11.50 % announced in March 2015, which will be subject to further review the occurrence of a structural reduction of the weight of NPL compared to the amount of the assets of the Group.

In addition, the SREP decision provided:

(i)	the maintenance of a of a liquidity indicator of 90% in terms of the Liquidity Coverage Ratio on consolidated basis;

(ii)	the restriction on the payment of dividends to shareholders.

Cartasì S.p.A.

Banca Carige, on January 18, 2016 the Issuer has sold to ICBPI the entire shareholding held in CartaSì S.p.A. equal to 0.237% of the share capital, for a total price of € 2,999,250. The transaction imply a gross capital gain of Euro 2,370,950.

ECB Decision

On 19 February 2016, it received at the Banca Carige the draft decision of the ECB in which the Authority has indicated that it intends to adopt a decision concerning “The reduction of risks and presentation of a plan in accordance with the regulatory requirements “. In the draft decision, ECB required Issuer to prepare:

•	A new funding plan, within 31 March 2016;

•	A new strategic plan which takes into account the deterioration of the current scenario, compared to the original forecasts, within 31 May 2016;

•	A plan that would reflect new considerations on the strategic options of the Group, always within the deadline of 31 May 2016.

Banca Carige had, within the period required by the ECB, the forwarding of the funding plan on March 31, 2016.

On 31 March 2016, the Issuer received the final decision of ECB and, against this final decision, Banca Carige filed an administrative appeal to the Administrative Commission of Review on 11 April 2016.

On 27 April 2016, the Administrative Commission of Review, given the renewal of two thirds of the Council of Directors of the Bank, including the chairman and the CEO, which occurred after the final adoption of the contested decision, proposed that ECB’s Supervisory Board reconsidered by the final deadlines for the submission of the business plan and the medium-term plan.

On 4 May 2016, ECB sent to Banca Carige a new draft decision which amended partially the decisions contained in the final decision.

In particular, the new ECB decision stated that Banca Carige was required to submit to the ECB:

•	by 31 May 2016, the guidelines of the above mentioned strategic plan and medium-term plan, as well as an update of the funding plan presented on 31 March 2016;

•	by 30 June 2016, the business plan and detailed medium-term plan, to rely on the guidelines presented 31 May 2016.

On 17 May 2016, the Issuer received the final decision of the ECB, which confirmed the draft decision received on 4 May 2016.

The ordinary and extraordinary shareholders’ meeting of 31 March 2016

On 31 March 2016, the ordinary shareholders’ meeting resolved to:

(i)

appoint the new Board of Directors, comprised of 15 members, as well as its Chairman and Deputy Chairman for the 2016-2018 period, with term of office expiring on the date of the Shareholders’ Meeting which will be held to approve the Financial Statements as at 31 December 2018;

(ii)

approve the 2015 Separate Financial Statements for the Parent Company, Banca Carige S.p.A., resolving (i) that the net loss of Euro 164,936,618.65 (a consolidated net loss of Euro 101,741,079 for 2015) be carried forward and (ii) to cover the 2014 operating loss carried forward for the amount of Euro 657,786,161.92 by using the share premium reserve (Euro 635,964,554.93) and the merger reserve (Euro 21,821,606.99);

(iii)

approve the Banca Carige Group’s 2016 remuneration policies, share-based compensation schemes and criteria for determining compensation in the event of early termination of employment or early dismissal from office. The Shareholders’ Meeting also acknowledged disclosure of the implementation of the remuneration policies in force in 2015; and

(iv)

fill the vacancies in the Board of Statutory Auditors, pursuant to art. 2401 of the Civil Code and in compliance with the provisions of art. 26 of the Articles of Association, appointing Mr. Remo Dominici as Alternate Auditor, with his term of office expiring on the same date as for the other members of the Board of Statutory Auditors, namely on occasion of the Shareholders’ Meeting which will be convened to approve the Financial Statements for the year ending 31 December 2016.

On that same date, the Extraordinary Shareholders’ Meeting also approved proposed amendments to the Articles Of Association, to ensure full compliance of the Articles text with the prevailing supervisory regulations on corporate governance.

Merger by absorption of Banca Carige Italia into Banca Carige

In the context of the initiatives illustrated in the Strategic Plan, on 5 August 2016, the Boards of Directors of Banca Carige and the Banca Carige Italy approved the merger by incorporation of Banca Carige Italy into the Issuer.

The merger project, following the authorization granted by the Bank of Italy pursuant to art. 57 of the Banking Act, was deposited and writing to the Registro delle Imprese of Genoa on 24 October 2016.

On 19 December 2016 the absorption was completed.

ECB Draft Decisions

On 27 October 2016, Banca Carige announced it received a letter, enclosing two “Draft Decisions” from the ECB which may be adopted following the Bank’s comments thereto to be submitted to the ECB by 3 November 2016.

The first draft relates to the results of the annual review process and prudential assessment (Supervisory Review and Evaluation Proces - SREP) and contained the ECB’s request the bank to maintain, on a consolidated basis, a total capital requirement (Total SREP Capital requirement, TSCR) of 11.25%, which included the minimum own funds requirement of 8% and an additional own funds requirement of 3.25%.

The ECB noted that the TSCR of 11.25% might be reviewed - taking account of any future evolution of the economic and financial conditions on a consolidated basis once the amount of non-performing exposures has been reduced to a sustainable level.

The Bank is also subject to the Overall Capital Requirement (OCR), which includes, in addition to TSCR, the combined buffer requirement set by the Bank of Italy to 1.25% for 2017.

The ECB also required the Bank to maintain at all times, at the consolidated level, a liquidity requirement of 90% in terms of Liquidity Coverage Ratio.

The ECB then required the Bank, on a consolidated level, to provide the ECB with additional information regarding its Non-Performing Loans (NPL) and not to make any distribution to shareholders.

The ECB has also indicated the minimum CET1 ratio requirement of 9%. The ECB also communicated the Pillar 2 capital guidance to be made up entirely of CET 1 capital and be held in addition to the above mentioned 9%. Pillar 2 Guidance (P2G), in order to provide a reference guide for the perspective evolution of the Group’s primary capital, whose possible violation, or the simple expectation of a violation, determines an obligation of reporting by the Issuer to the ECB. The ECB will review the reasons for not complying with P2G and will consider taking appropriate and proportionate institution-specific measures, including but not limited to requiring the submission of a capital restoration plan. According to the European Commission’s clarification, the Pillar 2 guidance is not Maximum Distributable Amount (MDA) relevant, hence it does not necessarily require communication like the Pillar 2 requirement.

In the two Draft Decisions, although the emphasis on cost reduction is welcomed as a positive step, BCE defined “very challenging” the implementation of the new Strategic Plan for the following reasons: (i) the target annual growth for the recurring income is quite challenging; (ii) the successful implementation of the proposed cost saving measures is uncertain; (iii) the targeted level of NPLs is considered insufficient to address the asset quality concerns; and (iv) the Bank’s estimate of negative impact on its profit and losses related to the NPLs transactions are optimistic and additional capital measures could be required.

The second Draft Decision required the Bank to submit to the ECB by 31 January 2017, as an early intervention measure, a strategic and operational plan for the reduction of NPLs, including an assessment of the impacts in terms of capital adequacy. With no differentiation between the different credit classes, the quantitative NPL reduction target requirements are summarised below:

	31/12/2017	31/12/2018	31/12/2019
Gross NPLs (Euro bn)	max 5.5	max 4.6	max 3.7
Coverage ratio	min 45%	min 43%	min 42%

On 3 November, the Bank provided the ECB with its comments, which concern both the merit of the draft decisions’ content and the regulatory framework set out as a reference for the decisions by the draft proposals.

Including in light of recent favourable developments surrounding NPL securitisations, the Bank additionally announces that it has already initiated an analysis aimed at defining, in the shortest time possible, more vigorous options than those identified in the Strategic Plan approved last June and currently being implemented, with a view to attaining a significant reduction of the share of NPLs.

ECB Decisions

On 13 December 2016 Banca Carige announced it had received from the ECB the final Decisions on the prudential requirements and the NPLs reduction plan.

The Decisions were a follow-up to the “Draft Decisions” disclosed in the press release of 27 October 2016 and comments thereto submitted by the Bank.

The Decision concerning the outcome of the Supervisory Review and Evaluation Process (SREP) required the Bank to maintain on a consolidated basis, as of 1 January 2017, a minimum CET1 Ratio of 9% (composed of a minimum Common Equity Tier 1 ratio of 4.5%, an additional own funds requirement of 3.25% and a combined buffer requirement of 1.25%). Furthermore, the Supervisory Authority recommended that the Bank should comply, likewise on a consolidated basis, with the Pillar 2 capital guidance and hold a Common Equity Tier 1 capital of 2.25% over and above the foregoing minimum ratio.

The ECB additionally required the Bank to maintain, on a consolidated basis, a minimum total SREP capital requirement (“TSCR”) of 11.25%, specifying that it might be reviewed once the amount of non-performing exposures has been reduced; the Bank is also subject to a minimum Overall Capital Requirement (“OCR”) of 12.50%.

As at 30 September 2016 the Bank’s CET 1 Ratio was 12.3%, whereas the Total Capital Ratio was 14.2%.

Finally, as part of the same Decision, the Bank is required to maintain at all times and on a consolidated basis, a minimum Liquidity Coverage Ratio (“LCR”) of 90% (as at 30 September 2016 the Bank’s ratio was 137%).

Accepting the comments received from the Bank, the ECB’s final Decision concerning Non- Performing Loans provides for differentiated coverage ratios according to the different classes of NPLs (63% for bad loans, 32% for unlikely-to-pay exposures and 18% for past due exposures), instead of the single coverage ratio for all NPLs contained in the Draft Decision.

The ECB confirmed the NPLs quantitative targets set out in its Draft Decision and postponed to 28 February 2017 the deadline by which the Bank shall submit a strategic and operational plan to the ECB, providing indications on quantitative NPLs reduction targets, the timeline for their implementation, and an assessment of the adequacy of the Bank’s capital position.

Approval the 2016 - 2020 Strategic Plan update - Draft separate and consolidated financial statements as at 31/12/2016

On 28 February 2017 the Board of Directors of Banca Carige unanimously approved the update to the Strategic Plan containing the economic, financial and capital objectives for the next four-year period.

Main targets for 2020:

•	Revenues: Euro 756 million (CAGR +5.3%)

•	Operating expenses: Euro 477 million (CAGR -4.0%)

•	Cost income: 59.8%

•	NPL share of gross total loans: 13.1%

•	Cost of credit: 48 bps

•	Return on Equity: 7.4%

•	Common Equity Tier 1 Ratio: 14.1%

The strategic priorities for the 2017-2020 four-year period were reviewed starting from the objectives of the Plan approved on 29 June 2016. The update is designed to achieve:

1)

Separation of the Bank’s branch of business consisting in the bad loan portfolio via spin-off to a management vehicle with the upside from optimised debt collection being retained by the Bank’s shareholders; concurrently, based on assumptions connected with the evolution of credit exposures, the levels of coverage for the other classes of non-performing loans will be adjusted, including in consideration of guidance from the ECB.

2)	Capital base strengthening through a Euro 450 million capital increase, possibly in combination with a Liability Management Exercise (LME).

3)	Improvement of the balance sheet financial structure with a positive impact on the cost of funding and the cost of credit.

4)

Tighter control over balance sheet and asset quality via the set-up of a new organisational unit dedicated to the management of the NPL classes not transferred to the vehicle, with a view to minimising the impairment of performing loans and increasing the cure rate of non-performing loans.

5)

New focus placed on the core business of Carige as a retail bank which, while retaining its traditional footprint, will implement a new service model centred around more specialised commercial roles and a renewed digital offering, with the latter being largely invested in.

6)

Greater operating efficiency leveraging on a streamlined distribution network, which -through the closure of an additional 90 branches- is geared to reducing the number of network branches to below 500, in line with market average in terms of branch funding/lending volumes and headcount. Combined with the planned outsourcing of certain back office activities and a leaner organisational structure at Head Office level, this initiative will allow for an additional headcount reduction by 155 units. This set of measures will be made complete by the enhancement of the Banca Cesare Ponti brand, including via its merger into the Parent Company, with a view to placing a stronger focus on the private banking segment by leveraging the synergies with the Group’s distribution network.

The outlined measures will make it possible to attain the NPL targets required by the ECB, well ahead of schedule.

The new Plan is grounded on conservative macroeconomic assumptions of moderate economic growth (Italian GDP +0.9% in 2020) and a long-lasting scenario of low interest rates (3-month Euribor in negative territory until 2019 and at 0.7% in 2020).

The Plan assumes essential stability in funding/lending volumes contributed by net loans amounting to Euro 18.1 billion by 2020 (2016-2020 CAGR +0.3%) and direct deposits totalling Euro 20.0 billion (CAGR +0.5%), with return to profitability pursued by improving revenues in terms of both Net Interest Income (CAGR +6.9%) and net fee and commission income (CAGR +6.9%). Operating cost reduction will continue (CAGR -4.0%), and redefined credit management policies will lead to an estimated 48 bps cost of credit reduction by 2020. The targeted result for 2020 is estimated at approximately Euro 170 million, with a ROE of 7.4%.

Banca Carige Press Release dated 21 March 2017: “Disclosure pursuant to art. 114, para.5 of Legislative Decree no. 58/98”

On 15 March 2017, Consob, having regard to (i) the Shareholders’ Meeting to be held, in one call, on 28 March 2017 to discuss, inter alia, about the approval of the financial statements and the authorisation for a liability action against former directors, (ii) the updating of the Strategic Plan presented to the market on 28 February 2017 and (iii) the draft annual financial statements and consolidated financial statements at 31 December 2016 to be subject to the above mentioned Shareholders’ Meeting, requested the Bank, pursuant to art. 114 of the Financial Services Act, to provide additional information about, inter alia, the 2016 annual report, the Strategic Plan and the authorisation for a liability action against former directors.

The ordinary shareholders’ meeting of 28 March 2017

On 28 March 2017, the ordinary shareholders’ meeting:

(i)	approved the 2016 separate financial statements of the Parent Company, Banca Carige S.p.A., resolving that the net loss of Euro 313,610,953.44 be carried forward;

(ii)	acknowledged the Group consolidated financial statements as at 31 December 2016 (with a loss of Euro 291,737 thousand attributable to the Parent Company);

(iii)	approved the action for liability against former directors, Piero Luigi Montani, Cesare Castelbarco Albani and Giovanni Alberto Berneschi;

(iv)

confirmed the appointment of Giuseppe Pericu and Massimo Pezzolo to serve on the Board of Directors, after they had been co-opted by the Board to serve as directors at its meetings of 11 October 2016 and 10 February 2017;

(v)

appointed the Board of Statutory Auditors for the 2017-2019 three-year period, with its term of office expiring on the date of the Shareholders’ Meeting which will be held to approve the accounts for the year ending 31 December 2019;

(vi)

approved the Banca Carige Group’s 2017 remuneration policies and criteria for determining compensation in the event of early termination of employment or early dismissal from office. The Shareholders’ Meeting also acknowledged disclosure of the implementation of the remuneration policies in force in 2016.

Banca Carige Press Release dated 28 April 2017: Execution of 2016-2020 Strategic Plan

On 28 April 2017 the Board of Directors approved the transfer - to be accomplished on an expedited basis and, in any case, by no later than 30 June 2017 - of a portfolio of non-performing loans approximately amounting to Euro 950 million to a securitisation vehicle at a value at least in line with Plan forecasts, using the Italian Government Guarantee Scheme (GACS) for the senior tranche.

The Board also reviewed the offers of five leading banks of international standing and conferred a mandate on the Chief Executive Officer for finalising the engagements to support the Bank in the final structuring and execution of the capital increase and spin-off of the branch of business inclusive of the remaining bad loan portfolio.

Banca Carige Press Release dated 9 May 2017: Consolidated results as at 31 March 2017

On 9 May 2017 the Board of Directors approved the separate and consolidated results of the first quarter of 2017, in the course of which the Group operated for the purposes of executing the Strategic Plan approved on 28 February 2017. In this connection, the relevant activities continued in support of a return to profitability and a structural reduction of operating expenses.

Execution of the 2016-2020 Strategic Plan

With reference to the progress status of the key initiatives aimed at gaining tighter control over the Bank’s balance sheet structure as set out in the Strategic Plan, which was approved on 28 February 2017, the Board of Directors’ meeting of 21 March 2017 approved the Guidelines of the 2017-2020 Strategic Plan of the soon-to-be-formed Carige REOCO S.p.A., whose primary aim will be to achieve, enhance and maximise financial recovery on real estate projects funded by the Bank that are facing financial hardship, as well as to extend the scope of its activity to selling Bank properties not used in the business.

On 28 April 2017, the Board of Directors approved the transfer -to be accomplished by no later than 30 June 2017- of a portfolio of non-performing loans approximately amounting to Euro 950 million (whose final identification is being completed) to a securitisation vehicle at a value at least in line with Plan forecasts, using the Italian Government Guarantee Scheme (GACS) for the senior tranche.

The Strategic Plan’s initiatives of organisational streamlining and a stronger core-business focus continued in the quarter: 2 May saw the launch of the reorganisation of the sales and distribution network (3 Market Divisions - Retail,

Corporate and Private - and 11 Local Commercial Areas) with a view to improving the coverage of the local market, which is now broken down into smaller areas, yet with greater negotiating and credit powers; moreover 58 soon-to-be-closed branches were identified, whose closure is scheduled to be completed by the end of this quarter.

Banca Carige Press Release dated 12 May 2017: Identification of Advisors

As a follow-up on the press release issued on 28 April 2017, Banca Carige has identified Credit Suisse, Deutsche Bank and Goldman Sachs as Financial Advisors to support the Bank in its activities for the final structuring and execution of the capital increase and bad loan carve-out transactions set out in the Bank’s Strategic Plan approved on 28 February 2017.

Banca Carige Press Release dated 18 May 2017: Resignation of Member of the Board of Directors

Ms. Elisabetta Rubini, Member of the Board of Directors, Chair of the Remuneration Committee and Member of the Risk Committee, tendered her resignation with immediate effect on 17 May 2017 due to increasing professional commitments.

Banca Carige Press Release dated 30 May 2017: Board of Directors’ meeting of 30 May 2017

Confirming the resolution adopted on 28 April 2017, Banca Carige’s Board of Directors unanimously authorised the disposal of a non-performing loan portfolio amounting to approximately Euro 940 million and approved the authorisation process required by law to obtain the Italian Government guarantee (GACS) on the senior tranche and sell the mezzanine and junior notes of the securitisation.

With regard to the action brought before the Court of Genoa on 20 June 2016 for liability/compensation for damages against Mr. Cesare Castelbarco Albani, Mr. Piero Luigi Montani, Amissima Vita, Amissima Assicurazioni, Amissima Holdings, Apollo Global Management, Apollo Management Holdings and Apollo Management International, the Board of Directors was informed about the counterclaims for damages raised by the defendants for the following amounts:

•	Mr. Cesare Castelbarco Albani - an amount not lower than Euro 12,500,000;

•	Mr. Piero Luigi Montani - an amount not lower than Euro 15,000,000;

•	Amissima Vita and Amissima Assicurazioni - an amount not lower than Euro 62,400,000;

•	Amissima Holdings, Apollo Global Management, Apollo Management Holdings, Apollo Management International - an amount not lower than Euro 201,800,000.

The legal counsels appointed by Banca Carige considered the counterclaims as unfounded.

Following the resignation of Board Member, Ms. Elisabetta Rubini -also Member of the Risk Committee and Chair of the Remuneration Committee-, the Board of Directors, on 30 May 2017, resolved that the composition of the foregoing Board-internal Committees be supplemented, by appointing Director Mr. Giulio Gallazzi to serve as a Member of the Risk Committee and Director Mr. Massimo Pezzolo to serve as a Member of the Remuneration Committee, with a recommendation for Director Mr. Giulio Gallazzi to be appointed Chairman of the latter Committee.

Finally, with reference to the press reports published before, Banca Carige informed that, at a time close to the meeting, the members of Board of Directors and Board of Statutory Auditors received a communication from the Deputy Chairman, Mr. Vittorio Malacalza, raising criticism over the action of the CEO and CFO, which led him to reconsider his trust relationship with the CEO and to no longer share the management guidelines he was currently conveying. For this reason, the Deputy Chairman submitted his considerations to the Board of Directors for review, announcing that, should his stance not be broadly endorsed by the Board, he would deem it appropriate to resign from his position as Deputy Chairman and Director of the Bank. The Board of Directors deferred discussion of this subject to the meeting scheduled for 9 June 2017, with the following agenda: “Deputy Chairman’s Letter and Annex of 30.05.2017 – Related determinations”.

Banca Carige Press Release dated 7 June 2017: Resignation of Member of the Board of Directors

Ms. Paola Girdinio, Member of the Board of Directors and Member of the Appointment Committee, tendered her resignation with immediate effect on 7 June 2017 due to the then impossibility for her to reconcile the commitment required for these roles with her other institutional and professional assignments.

Banca Carige Press Release dated 9 June 2017: Revocation of powers

The Board of Directors of Banca Carige resolved by majority vote to revoke the powers heretofore delegated to Mr. Guido Bastianini in his capacity as Chief Executive Officer and General Manager. The Board thus decided to give effect, without delay, to all actions aimed at defining the new governance structure of the Bank.

The Board of Directors also reasserted its will to proceed with the implementation of the Strategic Plan previously approved to achieve preset targets in full compliance with guidance received from the Supervisory Authority.

The Board of Directors also filled the vacancy in the Appointment Committee by designating the lawyer, Mr. Massimo Pezzolo, as its member.

Banca Carige Press Release dated 12 June 2017: Resignation of Member of the Board of Directors

Banca CARIGE announced that Mr. Claudio Calabi, Member of the Board of Directors and Chairman of the Executive Committee, Mr. Alberto Mocchi, Member of the Board of Directors and Member of the Risk Committee, and Ms. Maurizia Squinzi, Member of the Board of Directors, Chair of the Risk Committee and Member of the Remuneration Committee, tendered their resignation with immediate effect from 12 June 2017, motivating their decision with their dissent about the rationale and methods leading the Board of Directors to approve the no-confidence motion against The Chief Executive Officer.

Banca Carige Press Release dated 13 June 2017: Decisions on Governance Structure

With a view to maintaining full business continuity, in accordance with the Succession Policies approved, the Board of Directors on 13 June 2017 appointed Chief Lending Officer, Mr. Gabriele Delmonte, to serve as interim General Manager, vesting him with the powers inherent to the role. In agreement with the new General Manager, the Chief Financial Officer and General Counsel positions were respectively assigned ad interim to the Bank’s managers, Mr. Gianluca Caniato and Mr. Edoardo Vinelli.

The Board of Directors also resolved to immediately proceed with the recruitment of a new Chief Executive Officer and entrusted the Appointment Committee -therefore supplemented by two Directors- with prompt activation of the process. The Board of Directors’ meeting was followed by the meeting of the Appointment Committee which initiated the recruitment process.

The Board of Directors also filled the vacancies in the Executive Committee, the Risk Committee and the Remuneration Committee. Mr. Luciano Pasquale was appointed Member of the Executive Committee, with Ms. Sara Armella recommended for chairmanship; Mr. Giuseppe Pericu and Ms. Lucia Venuti were appointed Members of the Risk Committee, with Mr. Giulio Gallazzi recommended for chairmanship; Mr. Giuseppe Pericu was appointed Member of the Remuneration Committee.

In compliance with the request received from the Italian Securities and Exchange Commission, Consob, pursuant to art. 114, para. 5, of Legislative Decree no. 58/1998, the Bank informs that it was sent a communication by the ECB on 8 June 2017, requiring it to provide clarification about the Bank’s governance, the execution of the NPL reduction plan and its ensuing capital needs by 23 June 2017.

In reasserting the will to proceed with the implementation of the Strategic Plan in full compliance with guidance received from the Supervisory Authority, as stated in the meeting of 9 June 2017, the Board of Directors had to provide the required information by the set deadline, being aware that failure to comply with such requests would entail potential assessments being made by the ECB under the supervisory framework.

On 13 June 2017, the Board of Directors also resolved to proceed, as appropriate, with termination of the employment relationship with Mr. Guido Bastianini, as a result of the resolution adopted on 9 June 2017, the rationale of which had previously communicated. The Board of Directors also resolved to proceed, as appropriate, with termination of the employment relationship with Chief Financial Officer, Mr. Arturo Betunio, following breakdown in the relationship of trust.

Banca Carige Press Release dated 16 June 2017: Banca Carige s.p.a. continues with its de-risking plan, in compliance with the decisions of the european central bank.

On 16 June 2017, The Carige Group transferred a bad loan portfolio, approximately amounting to gross Euro 938 million as at the cut-off date of 31 August 2016, to a special-purpose securitisation vehicle which will issue different classes of securities over the coming weeks. Mezzanine and junior securities will be sold to investors and a request will be made to obtain the Italian Government guarantee (GACS) on the senior tranche.

This step marked the tangible start of the first NPL disposal transaction among those set out in the Strategic Plan adopted after the ECB’s decision of 12 December 2016 (see Press Release of 13 December 2016: “ECB decisions on SREP targets and NPL reduction plan”).

Banca Carige Press Release dated 21 June 2017: Appointment of CEO.

The Board of Directors of Banca Carige met to define the Group’s new governance and ensure the pursuit of the targets set in the Strategic Plan, which was approved on 28 February 2017 and shared with the Supervisory Authority.

On a proposal from the Appointment Committee - integrated, in its composition, with Deputy Chairman, Mr. Vittorio Malacalza, and Director Mr. Giulio Gallazzi- the Board of Directors resolved to co-opt and appoint Mr. Paolo Fiorentino to serve as the Bank’s Chief Executive Officer and General Manager, having ascertained that his professional profile - and more specifically his expertise in restructuring Italian and foreign banks - was suited to the top management position he was called to fill.

The newly-appointed Chief Executive Officer will steer the work of the Board of Directors in determining the measures required to strengthen the Group’s capital base. In relation to the ECB’s requests received on 8 June 2017, the Bank had thus to provide clarifications on its governance structure and the execution of the NPL reduction plan by the deadline of 23 June 2017, whereas, with respect to the assessment of its capital needs, a time deferral would be requested so as to provide accurate, well-pondered estimates.

In relation to the recent resignation of a number of Directors, the Board of Directors also co-opted Ms. Francesca Balzani, Mr. Stefano Lunardi and Ms. Ilaria Queirolo to serve as Members of the Bank’s Board of Directors.

In light of the above co-optations, the Board of Directors, on a proposal from the Appointment Committee, also redefined the composition of the Risk Committee, appointing Mr. Stefano Lunardi as a member to replace Ms. Lucia Venuti.

Banca Carige Press Release dated 3 July 2017: Banca Carige’s Board of Directors approves NPE management strategy guidelines and capital strengthening actions.

In continuity with Carige’s main 2016–2020 Strategic Plan objective of focusing on its core business as a retail bank, the Board of Directors of Banca Carige, on 3 July 2017, approved both the new management strategy guidelines for NPEs (including Bad Loans and Unlikely-to-Pay exposures) and capital strengthening actions designed to complete the Group’s de-risking process.

In full compliance with the ECB’s SREP targets in terms of capital requirements and asset quality, a strategic review of the Bank’s asset portfolio was conducted to identify a set of fast-implementation, minimum execution risk initiatives for capital strengthening and asset quality improvement.

The four identified macro-areas of action for the Bank’s capital strengthening were targeted at the disposal of readily marketable assets, including prestigious buildings, the 100% equity investment in the Group’s consumer credit company, Creditis S.p.A., the branch of business consisting in the bad loan collection platform and the acquiring business, i.e. collection services relating to P.O.S. contracts (a.k.a. the merchants’ book).

The process for a full-scale review of the Bank’s asset portfolio also included the need to continue deleveraging, by redefining the overall NPE strategy.

The bad loan deconsolidation process, which was activated in 2017 with the completion of the disposal of a portfolio amounting to approximately Euro 940 million via a GACS-backed securitisation, will continue with further disposal transactions for an amount of approximately Euro 1.2 billion.

The revised strategic approach allowed for identifying solutions that are less complex and faster to implement than the measures originally outlined.

The achievement of the SREP targets for the NPE portfolio will additionally be pursued by an Unlikelyto-Pay exposure management strategy, geared to improving average coverage ratios and implementing de-risking actions for some significant positions included in the aggregate.

As a complement to the outlined actions, a capital increase of up to Euro 500 million was planned to be finalised by the end of the year, for the execution of which the Bank entered into a pre-underwriting agreement with Credit Suisse and Deutsche Bank, acting as Joint Global Coordinators and Joint Bookrunners.

This pre-underwriting is subject to standard terms and conditions for transactions of this nature and to certain specific provisions, including, among others, the approval and implementation of a sustainable financial and business plan, including implementation of the foregoing disposal of assets and other potential additional capital management transactions, as well as investors’ feedback conductive to the envisaged capital increase. Provided that all conditions are satisfied to each of the Joint Global Coordinators, the pre-underwriting agreement sets forth the terms and conditions for entering into an underwriting agreement for the subscription of any newly issued shares remaining unsubscribed.

In order to consolidate the Group’s turnaround and ensure its sustainability, one-off initiatives will be underpinned by actions in the core business areas, which will result in a revised business model.

The Board of Directors has also resolved to appoint Mr. Andrea Soro to serve as Chief Financial Officer of Banca Carige.

With a track record of at least twenty years in corporate and investment banking, and positions held, among others, in Dresdner Kleinwort Benson, UniCredit and Credit Suisse, Mr. Andrea Soro specialised, more specifically, in M&A, restructuring and one-off finance transactions, finally serving as the country executive of Royal Bank of Scotland for Italy.

Banca Carige Press Release dated 5 July 2017: NPL securitisation: securities issuance and rating assignment.

As part of the bad loan deconsolidation process currently underway, on 16 June 2017 the Carige Group transferred a bad loan portfolio, approximately amounting to gross Euro 938.3 million as at the cut-off date, to the securitisation vehicle Brisca Securitisation Srl, which, on 5 July 2017, issued three classes of ABS securities:

•	senior class securities for an overall amount of approximately Euro 267.4 million, rated investment grade, BBB(high) and A3 by DBRS and Moody’s, respectively;

•	mezzanine class securities for an overall amount of approximately Euro 30.5 million, rated B(low) and B3 by DBRS and Moody’s, respectively;

•	junior class securities for an amount of Euro 11.8 million, not rated.

The securities issued were fully underwritten by the Carige Group at their nominal value of approximately Euro 309.7 million, i.e. approximately 33% of the gross amount of transferred loans.

Banca Carige Press Release dated 11 July 2017: Initiated process for disposal of a second Npl portfolio.

Giving effect to the management strategy for the NPEs (including Bad Loans and Unlikely-to-Pay exposures) which was resolved upon on 3 July 2017, the Board of Directors, meeting today, initiated the process for identifying a second bad loan portfolio to be uploaded into a virtual data room by the end of July (after completion of first tranche disposal under the GACS government-backed securitisation scheme), an operating step towards the additional deconsolidation of approximately gross Euro 1.2 billion worth of credit exposures by the end of 2017.

In parallel with the one-off transactions under way, the action plan for a strategic refocus of the Bank on its core business is in progress: the Board of Directors has approved the merger by absorption of Banca Cesare Ponti by and into Banca Carige before the end of the year. A leaner organisation and resulting synergies with the distribution network will foster the growth of the Private Banking segment, making the most of the historic “Banca Cesare Ponti” brand while at the same time reducing the administrative cost structures.

On a proposal from the Appointment Committee, the Board of Directors co-opted Ms. Luisa Marina Pasotti to serve as a Director pursuant to art. 2386 of the Italian Civil Code, thereby confirming the Board’s high quality standing.

The Board of Directors also proved that the statutory requirements for directorship were met by the CEO, Mr. Paolo Fiorentino, and the Members of the Board of Directors, Ms. Francesca Balzani, Mr. Stefano Lunardi and Ms. Ilaria Queirolo, who were co-opted for their role by the Board of Directors at its meeting of 21 June 2017.In particular, the Board verified that the latter three Directors met the requirement of independence set forth in the Company’s Articles of Association.

In consideration of the Board’s new membership, the composition of the Board-internal Committees was redefined on a proposal from the Appointment Committee, by appointing Ms. Francesca Balzani as a Member of the Risk Committee to replace Mr. Giuseppe Pericu, and Ms. Luisa Marina Pasotti and Ms. Ilaria Queirolo as Members of the Remuneration Committee, to replace Mr. Giuseppe Pericu and Mr. Massimo Pezzolo.

The Board of Directors also approved the appointment of Ms. Paola Maria Di Leonardo to serve as the General Counsel of the Carige Group, thus continuing along the path of strengthening first line management.

Ms. Paola Maria Di Leonardo, with a long track record in the banking sector in Italy and abroad, started her career with renowned solicitors’ firms, to then continue on with ING, UniCredit and Banco Popolare, where she held the position of General Counsel.

Finally, the Board of Directors resolved to bring the approval of the Half-Year Report as at 30 June 2017 forward to 3 August 2017.

With regard to the Ordinary Shareholders’ Meeting of 28 March 2017, notice was hereby given that Amissima Vita S.p.A., following up on the appeal rejected by the Court of Genoa, which Amissima had filed prior to Carige’s Shareholders Meeting under art. 700 of the Italian Code of Civil Procedure to request the disqualification of shareholders Malacalza Investimenti S.r.l. and Fondazione Carige from participating in and voting at the Shareholders’ Meeting, challenged - and requested the annulment of - the Shareholders’ Meeting resolution approving the initiation of a liability action against the former Board members, Mr. Cesare Castelbarco Albani and Mr. Piero Luigi Montani.

OVERVIEW OF FINANCIAL INFORMATION OF BANCA CARIGE GROUP

The following tables set forth the summary consolidated financial information as of and for the three months ended 31 March 2017 and 2016 and as of and for the years ended 31 December 2016 and 2015 (restated).

Financial data included below has been derived from the 2016 Audited Consolidated Financial Information, the 2015 Unaudited Restated Consolidated Financial Information, the 2017 Unaudited Interim Consolidated Financial Information, and the 2016 Unaudited Restated Interim Consolidated Financial Information. Interim results are not necessarily indicative of the results that may be expected for any other interim period nor are they indicative of results for a full year.

Further to the IAS 8 Restatement, our historical consolidated financial statements as of and for the year ended 31 December 2015 have been restated in certain material respects. We have determined that our historical financial information is therefore no longer comparable with the financial information as of and for the year ended 31 December 2016 presented in this Prospectus. Therefore, in addition, the discussion of our Group’s results as of and for the year ended December 2015, as compared to 2014, has not been included herein.

You should read the following summary consolidated financial and other information in conjunction with the information contained in “The description of Banca Carige and Banca Carige Group” and our 2016 Consolidated Financial Statements, our 2017 Unaudited Interim Consolidated Financial Statements and the related notes thereto appearing elsewhere in this Prospectus.

For additional information “Risk Factors. Factors that may affect the Issuer’s ability to fulfil its obligations under or in connection with the Covered Bonds issued under the Programme - This Prospectus contains restated financial information”.

The following tables set forth our summary consolidated financial information for the three months ended 31 March 2017 and 2016 and for the years ended 31 December 2016 and 2015 (restated).

	For the three months ended March, 31		Change
in Euro millions, except for percentages	2017 (1)	2016 (2)	Absolute	%
Net interest income	72.5	82.9	(10.4)	(12.5)
Net fee and commission income	62.3	60.5	1.8	3.0
Net interest and other banking income	150.3	158.3	(8.0)	(5.1)
Net losses/reversals on impairment of loans, financial assets available for sale and other financial transactions	(75.4)	(87.7)	12.3	(14.0)
Net income from banking activities	74.9	70.6	4.3	6.1
Operating expenses	(135.7)	(138.6)	2.9	(2.1)
Profit (loss) before tax from continuing operations	(59.9)	(65.7)	5.8	(8.8)
Taxes on income from continuing operations	18.7	23.9	(5.2)	(21.8)
Profit (Loss) after tax from continuing operations	(41.2)	(41.8)	0.6	(1.4)
Net profit (loss) for the period attributable to the parent company	(41.1)	(39.9)	(1.2)	3.0

(1)	2017 Unaudited Interim Consolidated Financial Information
(2)	2016 Unaudited Restated Interim Consolidated Financial Information

The Group recorded a net loss of Euro 41.1 million for the first three months of the year 2017, as against a negative of Euro 39.9 million result in March 2016.

More specifically, net interest income amounted to Euro 72.5 million, down 12.5% compared to March 2016 and was weighed down by both a negative interest rate effect associated with market rates continuing their downward trend, and the reduction in funding and lending volumes.

Net fees and commissions amounted to Euro 62.3 million, up 3% compared to March 2016. Fee and commission income stood at Euro 69.7 million, up 0.9% compared to March 2016, driven by the increase in the distribution of insurance products and the placement of securities; fee and commission expense totalled Euro 7.4 million (-14.0%), primarily on the back of trends in fees for off-site marketing of financial instruments, products and services (Euro 145 thousand compared to Euro 1 million in March 2016).

Net interest and other banking income totalled Euro 150.3 million, down 5.1% from March 2016.

With regard to net impairment losses (reversals) on loans and other financial assets and transactions, net provisions totalled Euro 75.4 million, as against Euro 87.7 million for the same period in 2016. More specifically, loan loss provisions totalled Euro 76.2 million, accounting for 0.4% of total net loans (0.4% in March 2016 as well), whereas the value adjustment for the stake held in the Atlante Fund amounted to Euro 3.5 million.

Net income from banking activities therefore stood at Euro 74.9 million compared with Euro 70.6 million in March 2016.

Operating expenses totalled Euro 135.7 million, as against Euro 138.6 million as at March 2016 (-2.1%), and are reflective of the cutback on spending put in place during the period. More specifically:

•	personnel expenses totalled Euro 78.2 million, down by Euro 3.9 million from March 2016 (-4.8%);

•

other administrative expenses, down 2.2%, amounted to Euro 67.5 million and include Euro 7.5 million in contributions to the National Resolution Fund (as against Euro 9.2 million as at March 2016) and Euro 3.5 million worth of DTA charges (zero in March 2016, as they were introduced in the second quarter of 2016).

Loss before tax amounted to Euro 59.9 million (Euro 65.7 million for the three months ended March 31, 2016). Net of income tax recoveries for an amount of Euro 18.7 million and the non-controlling interests’ share of loss (Euro 0.1 million), the net loss attributable to the Parent Company for the period was Euro 41.1 million (Euro 39.9 million in March 2016).

	For the year ended 31 December		Change
in Euro millions, except for percentages	2016 (1)	2015 (2)	Absolute	%
Net interest income	299.5	330.8	(31.3)	(9.5)
Net fee and commission income	241.1	263.8	(22.7)	(8.6)
Net interest and other banking income	615.5	682.2	(66.7)	(9.8)
Net losses/recoveries on impairment of loans, financial assets available for sale, other financial activities	(471.1)	(304.3)	(166.8)	54.8
Net income from banking activities	144.4	377.9	(233.5)	(61.8)
Operating expenses	(561.8)	(621.4)	59.6	(9.6)
Profit (loss) before tax from continuing operations	(430.9)	(294.0)	(136.9)	46.6
Taxes on income from continuing operations	134.8	92.6	42.2	45.6
Profit (loss) after tax from continuing operations	(296.1)	(201.4)	(94.7)	47.0
Net profit (loss) for the year	(296.1)	(130.2)	(165.9)	—
Net profit (loss) for the year attributable to the Parent Company	(291.7)	(127.6)	(164.1)	—

(1)	2016 Audited Consolidated Financial Information
(2)	2015 Unaudited Restated Consolidated Financial Information

In 2016 the Group recorded a net loss of Euro 291.7 million as compared to a loss of Euro 127.6 million in 2015.

More specifically, Net Interest Income amounted to Euro 299.5 million, down 9.5% compared to December 2015, and was weighed down by both a negative interest rate effect associated with market rates, continuing their downward trend in 2016, and a drop in funding/lending volumes.

Interest income stood at Euro 580.5 million (-14.8% compared to December 2015), in absolute terms specifically weighed down by the reduction in interest on loans to customers, whilst interest expense was down 19.9% and totalled Euro 281 million. A reduction in interest expense with specific regard to both securities issued and deposits from customers was partly offset by the increase in interest expense on hedging derivatives. It should be noted that, under “Other liabilities”, interest expense is inclusive of Euro 7.3 million interest payable on financial assets (loans to banks and repurchase agreements in particular) due to negative market rates.

Net fee and commission income totalled Euro 241.1 million (in decrease of Euro 22.7 million, - 8.6% compared to December 2015). The reduction is attributable on the one hand to a significant decrease in fee and commission income on Portfolio management, brokerage and advisory services, mainly due to a drop in fees from the distribution of securities which was only partly offset by an increase in fees on Bancassurance products; on the other, a reduction in fees on current account maintenance and management was registered.

Net interest and other banking income totalled Euro 615.5 million, down 9.8% from the year ended December 2015.

With regard to impairment losses on loans and other financial assets and transactions, net provisions totaled Euro 471.1 million in 2016, as against Euro 304.3 million in 2015.

In particular, loan provisions totalled Euro 473.0 million, net impairment losses of financial assets available for sale amounted to Euro 7.5 million (against Euro 1.8 million in 2015), are inclusive of the effects arising from the write-down of the indirect shareholding in Cassa di Risparmio di Cesena, held via the Italian voluntary deposit protection fund (FITD) (Euro 1.3 million) and of the stakes held in the Atlante Fund (Euro 5.4 million).

Net income from financial activities therefore stood at Euro 144.4 million compared with Euro 377.9 million in December 2015.

Operating expenses stood at Euro 561.8 million, as against Euro 621.4 million as at December 2015 (decrease of 9,6%), and are reflective of the cutback on spending put in place during the year.

More specifically:

•

personnel expenses amounted to Euro 296.1 million, down by Euro 58.1 million from December 2015 (decrease of 16.4%), and are inclusive of the measures implemented for headcount reduction and enforcement of prior agreements entered into with the unions, as well as Euro 22.3 million worth of nonrecurring positive effects from agreements on the company supplementary pension scheme and Euro 2.9 million worth of charges in connection with the new union agreement signed at the end of October 2016. It should be noted that one-off charges for an amount of Euro 21.3 million were recognised in 2015 (lawsuits filed against the Bank, acceleration of incentive-based retirement schemes and introduction of new measures for female staff).

•

other administrative expenses stood at Euro 282.1 million, down 7.9% on December 2015 and are reflective of Euro 35.6 million contributions to the National Resolution Fund and Deposit Guarantee Scheme as against Euro 42.2 million as at December 2015, as well as Euro 13.9 million worth of DTA charges not recognised in the prior period.

Net provisions for risks and charges amounted to Euro 21.2 million, up compared Euro 10.1 million in December 2015, particularly on account of Euro 18.5 million allocated to the fund for risks and charges due to provisions estimated by the Bank in connection with the distribution agreements signed and guarantees pledged under the disposal of the insurance companies to Apollo Management.

Loss before tax amounted to Euro 430.9 million (Euro 294.0 million for the year ended December 31, 2015). Net of income tax recoveries for an amount of Euro 134.8 million and the non-controlling interests’ share of loss (Euro 4.4 million), the net loss attributable to the Parent Company for the period was Euro 291.7 million (Euro 127.6 million in December 2015).

The following tables set forth the Group’s selected financial information as of 31 March 2017, 31 December 2016 and 31 December 2015 (restated).

	As of March 31,	As of December 31,	As of December 31,	Change		Change
in Euro millions, except for percentages	2017 (1)	2016 (2)	2015 (3)	absolute	%	absolute	%
Total assets	26,760.3	26,111.0	30,279.8	649.3	2.5	(4,168.8)	(13.8)
Total direct deposits	18,674.4	19.612.7	23.452.7	(938.3)	(4.8)	(3,840.0)	(16.4)
Due to banks	5,092.4	3,468.3	2,825.0	1,624.1	46.8	643.4	22.8
Loans to customers *	21,547.8	21,713.0	24,513.9	(165.2)	(0.8)	(2,800.9)	(11.4)
Loans to banks *	3,165.7	1,961.3	1,225.0	1,204.4	61.4	736.3	60.1
Securities portfolio **	2,079.2	2,326.7	3.815.1	(247.5)	(10.6)	(1,488.4)	(39.0)
Group’s shareholders’ equity	2,059.9	2,109.2	2,405.7	(49.3)	(2.3)	(296.5)	(12.3)

(1)	Figures reclassified from 2017 Unaudited Interim Consolidated Financial Information
(2)	Figures reclassified from 2016 Audited Consolidated Financial Information
(3)	Figures reclassified from 2015 Unaudited Restated Consolidated Financial Information
*

Net of debt securities classified as L&R amounting at 31 March 2017 to Euro 0,5 million (loans to customers) and Euro 5.3 million (loans to banks), at 31 December 2016 to Euro 0,5 million (loans to customers) and Euro 5.3 million (loans to banks), at 31 December 2015 (restated) to Euro 0,6 million (loans to customers) and Euro 5.5 million (loans to banks), and before adjustments.

**	The aggregate includes balance sheet items No. 20 (net of derivatives), No. 40, No. 60 (only for the portion relating to L&R) and No. 70 (only the party relating to L&R).

The table below illustrates a breakdown of direct deposits and the net interbank position as at 31 March 2017, 31 December 2016 and 31 December 2015 (restated).

	As of March 31,	As of December 31,	As of December 31,	Change		Change
in Euro millions, except for percentages	2017 (1)	2016 (2)	2015 (3)	absolute	%	absolute	%
Current accounts and demand deposits	11,794.4	11,841.1	13,250.7	(46.7)	(0.4)	(1,409.6)	(10.6)
Term deposits	1,415.6	1,344.4	1,578.1	71.2	5.3	(233.7)	(14.8)
Repurchase agreements	—	351.2	527.7	—	—	(176.5)	(33.4)
Loans	4.9	5.1	5.9	(0.2)	(3.9)	(0.8)	(13.6)
Other payables	159.7	168.4	174.2	(8.7)	(5.2)	(5.8)	(3.3)
Due to customers	13,374.6	13,710.2	15,536.6	(335.6)	(2.4)	(1,826.4)	(11.8)
Bonds	4,848.4	5,440.2	7,330.2	(591.8)	(10.9)	(1,890.0)	(25.8)
Other securities	1.8	3.1	28.1	(1.3)	(41.9)	(25.0)	(89.0)
Securities issued	4,850.2	5,443.3	7,358.3	(593.1)	(10.9)	(1,915.0)	(26.0)
Liabilities designated at fair value through profit and loss	449.6	459.2	557.8	(9.6)	(2.1)	(98.6)	(17.7)
Total direct deposits	18,674.4	19,612.7	23,452.7	(938.3)	(4.8)	(3,840.0)	(16.4)
Due from banks *	3,157.8	1,953.4	1,215.0	1,204.4	61.7	738.4	60.8
Due to banks	5,092.4	3,468.3	2,825.0	1,624.1	46.8	643.3	22.8
Net interbank	(1,934.6)	(1,514.9)	(1,610.0)	419.7	(27.7)	95.1	(5.9)

(1)	2017 Unaudited Interim Consolidated Financial Information
(2)	2016 Audited Consolidated Financial Information
(3)	2015 Unaudited Restated Consolidated Financial Information
*	Net of debt securities classified as L&R amounting at 31 March 2017 to Euro 5.3 million, at 31 December 2016 to Euro 5.3 million, at 31 December 2015 (restated) to Euro 5.5 million.

Total direct deposits amounted to Euro 18,674.4 million as of 31 March 2017, Euro 19,612.7 million as of 31 December 2016 and Euro 23,452.7 as of 31 December 2015 (restated).

Amounts due to customers were Euro 13,374.6 million at the end of the three months period, down 2.4% compared to year-end 2016, and amounted to Euro 13,710.2 as of 31 December 2016, down Euro 1,826.4 million or 11.8% compared to year-end 2015.

Securities issued, totalling Euro 4,850.2 million as of 31 March 2017, fell by Euro 593.1 million, or 10.9%. This figure includes subordinated securities for a nominal amount of Euro 1,045 million and a book value of Euro 799 million. The item as of 31 December 2016 amounted Euro 5,443.3 million, down Euro 1,915.0 million or 26.0% compared to December 2015.

Financial liabilities designated at fair value through profit and loss, which mainly comprise step-up bonds, stood at Euro 449.6 million as of 31 March 2017, Euro 459.2 million as of 31 December 2016 and Euro 557.8 million as of 31 December 2015.

The net interbank position, amounted to negative Euro 1,934.6 million as of 31 March 2017, negative by Euro 419.7 million as of 31 December 2016.

The following tables set forth the breakdown of our loan portfolio by category as of 31 March 2017, as of 31 December 2016 and 31 December 2015 (restated).

	As of March 31, 2017(1)
	Gross exposure	%	Value adjustments	Net exposure	%	%
	(a)		(b)	(a)-(b)		(b) / (a)
Bad loans	3,835.6	17.8	2,430.8	1,404.8	7.8	63.4
Unlikely to pay	3,398.4	15.8	955.1	2,443.2	13.5	28.1
Past due	99.1	0.5	16.6	82.5	0.5	16.7
Total non-performing loans	7,333.1	34.0	3,402.5	3,930.5	21.8	46.4
Performing loans	14,214.7	66.0	105.6	14,109.1	78.2	0.7
Total on-balance-sheet loans to customers(2)	21,547.8	100.0	3,508.1	18,039.6	100.0	16.3

(1)	2017 Unaudited Interim Consolidated Financial Information.
(2)	Net of debt securities classified as L&R, amounting to Euro 0.5 million.

	As of December 31, 2016(1)
	Gross exposure	%	Value adjustments	Net exposure	%	%
	(a)		(b)	(a)-(b)		(b) / (a)
Bad loans	3,725.6	17.2	2,348.5	1,337.1	7.5	63.0
Unlikely to pay	3,487.0	16.1	962.5	2,524.5	13.8	27.6
Past due	120.3	0.6	19.7	100.6	0.6	16.3
Total non-performing loans	7,332.9	33.8	3,330.7	4,002.2	21.9	45.4
Performing loans	14,380.1	66.2	136.5	14,243.6	78.1	0.9
Total on-balance-sheet loans to customers(2)	21,713.0	100.0	3,467.2	18,245.8	100.0	16.0

(1)	Figures reclassified from 2016 Audited Consolidated Financial Information.
(2)	Net of debt securities classified as L&R, amounting to Euro 0.5 million.

	As of December 31, 2015 restated (1)
	Gross exposure	%	Value adjustments	Net exposure	%	%
	(a)		(b)	(a)-(b)		(b) / (a)
Bad loans	3,510.9	14.3	2.120,4	1,390.5	6.5	60.4
Unlikely to pay	3,034.6	12.4	766.7	2,267.9	10.6	25.3
Past due	278.1	1.1	41.3	236.8	1.1	14.9
Total non-performing loans	6,823.6	27.8	2,928.3	3,895.3	18.2	42.9
Performing loans	17,690.3	72.2	146.2	17,544.1	81.8	0.8
Total on-balance-sheet loans to customers(2)	24,513.9	100.0	3,074.5	21,439.4	100.0	12.5

(1)	Figures reclassified from 2015 Unaudited Restated Consolidated Financial Information
(2)	Net of debt securities classified as L&R, amounting to Euro 0.6 million.

TAXATION

REPUBLIC OF ITALY

The statements herein regarding taxation are based on the laws in force in Italy as at the date of this Prospectus and are subject to any changes in law occurring after such date, which changes could be made on a retroactive basis. The following summary does not purport to be a comprehensive description of all the tax considerations which may be relevant to a decision to subscribe for, purchase, own or dispose of the Notes and does not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in security or commodities) may be subject to special rules. Prospective purchasers of the Notes are advised to consult their own tax advisers concerning the overall tax consequences of their ownership of the Notes. The Issuer will not update this summary to reflect changes in laws and if such a change occurs the information in this summary could become invalid.

Republic of Italy

Tax treatment of Notes issued by the Issuer

Italian Legislative Decree No. 239 of 1 April 1996 (“Decree No. 239”) sets out the applicable tax treatment of interest, premium and other income (including the difference between the redemption amount and the issue price) (hereinafter collectively referred to as “Interest”) from notes falling within the category of bonds (obbligazioni) or debentures similar to bonds (titoli similari alle obbligazioni) issued, inter alia, by Italian banks.

For these purposes, securities similar to bonds (titoli similari alle obbligazioni) are securities that incorporate an unconditional obligation of the issuer to pay at maturity an amount not lower than their nominal value, with or without the payment of periodic interest, and do not give any right to directly or indirectly participate in the management of the issuer or to the business in connection to which the securities were issued, nor to control the same.

The tax regime set forth by Decree No. 239 also applies to interest, premium and other income from regulatory capital financial instruments complying with EU and Italian regulatory principles, issued by, inter alia, Italian banks, other than shares and assimilated instruments.

Italian Resident Noteholders

Pursuant to Decree No. 239, where the Italian resident holder of Notes, who is the beneficial owner of such Notes, is:

(a)

an individual not engaged in an entrepreneurial activity to which the Notes are connected (unless he has entrusted the management of his financial assets, including the Notes, to an authorised intermediary and has opted for the so called “regime del risparmio gestito” (the Asset Management Regime) according to Article 7 of Italian Legislative Decree No. 461 of 21 November 1997, as amended (“Decree No. 461”); or

(b)

a partnership (other than a società in nome collettivo or società in accomandita semplice or similar partnership) or a de facto partnership not carrying out commercial activities or professional associations;

(c)

a private or public entity other than companies, trusts not carrying out mainly or exclusively commercial activities, the Italian State and public and territorial entities, with the exclusion of collective investments funds; or

(d)	an investor exempt from Italian corporate income taxation.

Interest payments relating to the Notes, are subject to a tax, referred to as “imposta sostitutiva”, levied at the rate of 26 per cent, either when Interest is paid or when payment thereof is obtained by the holder on a sale of the Notes). All the above categories are qualified as “net recipients”.

Where the resident holders of the Notes described above under (a) and (c) above are engaged in an entrepreneurial activity to which the Notes are connected, the imposta sostitutiva applies as a provisional income tax. Interest will be included in the relevant beneficial owner’s Italian income tax return and will be subject to Italian ordinary income taxation and the imposta sostitutiva may be recovered as a deduction from Italian income tax due.

Subject to certain limitations and requirements (including a minimum holding period), Italian resident individuals not acting in connection with an entrepreneurial activity may be exempt from any income taxation, including the imposta sostitutiva, on Interest if the Notes are included in a long-term savings account (piano di risparmio a lungo termine) that meets the requirements set forth in Article 1, paragraph 100-114 of Law No. 232 of 11 December 2016 (“Law No. 232”).

Pursuant to Decree No. 239, the 26 per cent. imposta sostitutiva is applied by banks, società di intermediazione mobiliare (so called “SIMs”), fiduciary companies, società di gestione del risparmio (“SGRs”), stock brokers and other qualified entities identified by a decree of the Ministry of Finance (“Intermediaries” and each an “Intermediary”) resident in Italy, or by permanent establishments in Italy of a non Italian resident Intermediary, that intervene, in any way, in the collection of Interest or, also as transferees, in transfers or disposals of the Notes. For the purpose of the application of the imposta sostitutiva, a transfer of notes includes any assignment or other act, either with or without consideration, which results in a change of the ownership of the relevant notes or in a change of the Intermediary with which the notes are deposited.

Where the Notes are not deposited with an authorised Italian Intermediary (or with a permanent establishment in Italy of a foreign Intermediary), the imposta sostitutiva is applied and withheld by any Italian Intermediary paying Interest to the holders of the Notes or, absent that, by the Issuer.

Payments of Interest in respect of Notes are not subject to the 26 per cent. imposta sostitutiva if made to beneficial owners who are: (i) Italian resident corporations or permanent establishments in Italy of foreign corporations to which the Notes are effectively connected; (ii) Italian resident partnerships carrying out commercial activities (‘società in nome collettivo’ or ‘società in accomandita semplice’); (iii) Italian resident open-ended or closed-ended collective investment funds (together the “Funds” and each a “Fund”), SICAVs, SICAFs, Italian resident pension funds referred to in Legislative Decree No. 252 of 5 December, 2005 (“Decree No. 252”), Italian resident real estate investment funds; and (iv) Italian resident individuals holding Notes not in connection with entrepreneurial activity who have entrusted the management of their financial assets, including the Notes, to an authorised financial Intermediary and have opted for the Asset Management Regime. Such categories are qualified as “gross recipients”. To ensure payment of Interest in respect of the Notes without the application of 26 per cent. imposta sostitutiva, gross recipients indicated above under (i) to (iv) must: (a) be the beneficial owners of payments of Interest on the Notes and (b) deposit the Notes in due time, together with the coupons relating to such Notes, directly or indirectly with an Italian authorised Intermediary (or a permanent establishment in Italy of a foreign Intermediary). Where the Notes are not deposited with an Italian authorised Intermediary (or a permanent establishment in Italy of a foreign Intermediary), the imposta sostitutiva is applied and withheld by any Italian Intermediary paying Interest to the holders of the Notes or, absent that, by the Issuer.

Gross recipients that are Italian resident corporations or partnerships or permanent establishments in Italy of foreign entities to which the Notes are effectively connected are entitled to deduct imposta sostitutiva suffered from income taxes due. Interest accrued on the Notes shall be included in the corporate taxable income (and in certain circumstances, depending on the “status” of the Noteholder, also in the net value of production for purposes of regional tax on productive activities – “IRAP”) of beneficial owners who are Italian resident corporations or permanent establishments in Italy of foreign corporations to which the Notes are effectively connected, subject to tax in Italy in accordance with ordinary tax rules.

Italian resident individuals holding Notes not in connection with entrepreneurial activity who have opted for the Asset Management Regime are subject to a 26 per cent. annual substitute tax (the “Asset Management Tax”) on the increase in value of the managed assets accrued at the end of each tax year (which increase would include Interest accrued on the Notes). The Asset Management Tax is applied on behalf of the taxpayer by the managing authorised Intermediary.

If the investor is resident in Italy and is a Fund, a SICAV or a SICAF and the relevant Notes are held by an authorised intermediary, Interest accrued during the holding period on such Notes will not be subject to imposta sostitutiva, but must be included in the financial results of the Fund, the SICAV or the SICAF. The Fund, SICAV or SICAF will not be subject to taxation on such result, but a withholding tax of 26 per cent. will apply, in certain circumstances, to distributions made in favour of unitholders or shareholders (the “Collective Investment Fund Tax”).

Where a Noteholder is an Italian resident real estate investment fund, to which the provisions of Law Decree No. 351 of 25 September, 2001, as subsequently amended, apply, or a SICAF, Interest accrued on the Notes will be subject neither to imposta sostitutiva nor to any other income tax in the hands of the real estate investment fund or SICAF. The income of the real estate fund or of the SICAF is subject to tax, in the hands of the unitholder, depending on the status and percentage of participation, or, when earned by the fund, through distribution and/or upon redemption or disposal of the units.

Italian resident pension funds subject to the regime provided by Article 17 of Legislative Decree No. 252 of 5 December 2005 are subject to a 20 per cent. annual substitute tax (the “Pension Fund Tax”) on the increase in value of the managed assets accrued at the end of each tax year (which increase would include Interest accrued on the Notes).

Non-Italian resident Noteholders

According to Decree No. 239, payments of Interest in respect of the Notes will not be subject to the imposta sostitutiva at the rate of 26 per cent. if made to beneficial owners who are non-Italian resident beneficial owners of the Notes with no permanent establishment in Italy to which the Notes are effectively connected provided that:

(a)

such beneficial owners are resident for tax purposes in a state or territory which allows an adequate exchange of information with the Italian tax authorities and listed in the Italian Ministerial Decree dated 4 September, 1996 as amended and supplemented from time to time (the “White List”). According to Article 11, par. 4, let. c) of Decree 239 the White List will be updated every six months period; and

(b)

all the requirements and procedures set forth in Decree No. 239 and in the relevant implementation rules, as subsequently amended, in order to benefit from the exemption from imposta sostitutiva are met or complied with in due time.

Decree No. 239 also provides for additional exemptions from the imposta sostitutiva for payments of Interest in respect of the Notes made to (i) international entities and organisations established in accordance with international agreements ratified in Italy; (ii) certain foreign institutional investors established in countries which allow for an adequate exchange of information with Italy; and (iii) Central Banks or entities which manage, inter alia, the official reserves of a foreign State.

To ensure payment of Interest in respect of the Notes without the application of 26 per cent. imposta sostitutiva, non-Italian resident investors indicated above must:

(a)	be the beneficial owners of payments of Interest on the Notes;

(b)

deposit the Notes in due time together with the coupons relating to such Notes directly or indirectly with an Italian Intermediary, or a permanent establishment in Italy of a non-Italian Intermediary, or with a non-Italian resident operator participating in a centralised securities management system which is in contact via computer with the Ministry of Economy and Finance; and

(c)

file with the relevant depository a statement (autocertificazione) in due time stating, inter alia, that he or she is resident, for tax purposes, in a State listed in the White List. Such statement (autocertificazione), which must comply with the requirements set forth by Ministerial Decree of 12th December, 2001 (as amended and supplemented), is valid until withdrawn or revoked and need not be submitted where a certificate, declaration or other similar document meant for equivalent uses was previously submitted to the same depository. The statement (autocertificazione) is not required for non-Italian resident investors that are international entities and organisations established in accordance with international agreements ratified in Italy and Central Banks or entities which manage, inter alia, the official reserves of a foreign state.

Failure of a non-resident holder of the Notes to comply in due time with the procedures set forth in Decree No. 239 and in the relevant implementation rules will result in the application of imposta sostitutiva on Interest payments to a non-resident holder of the Notes.

Non-resident holders of the Notes who are subject to the substitute tax might, nevertheless, be eligible for a total or partial relief under an applicable tax treaty between the Republic of Italy and the country of residence of the relevant holder of the Notes.

Atypical Securities

Interest payments relating to Notes that are not deemed to be bonds (obbligazioni), debentures similar to bonds (titoli similari alle obbligazioni), shares or securities similar to shares pursuant to Article 44 of Presidential Decree No. 917 of 22 December 1986 may be subject to a withholding tax, levied at the rate of 26 per cent under Law Decree No. 512 of 30 September, 1983. For this purpose, debentures similar to bonds are securities that incorporate an unconditional obligation to pay, at maturity, an amount not lower than their nominal value, with or without the payment of periodic interest, and do not give any right to directly or indirectly participate in the management of the issuer or to the business in connection to which the securities were issued, nor to control the same.

Where the Noteholder is (a) an Italian individual engaged in an entrepreneurial activity to which the Notes are connected; (b) an Italian company or a similar Italian commercial entity; (c) a permanent establishment in Italy of a foreign entity; (d) an Italian commercial partnership; or (e) an Italian commercial private or public institution, such withholding tax is a provisional withholding tax. In all other cases, the withholding tax is a final withholding tax. For non-Italian resident Noteholders, the withholding tax rate may be reduced by any applicable tax treaty.

Subject to certain limitations and requirements (including a minimum holding period), Italian resident individuals not acting in connection with an entrepreneurial activity may be exempt from any income taxation, including the withholding tax on interest, premium and other income relating to the Notes not falling within the category of bonds (obbligazioni), debentures similar to bonds (titoli similari alle obbligazioni) and shares or securities similar to shares pursuant to Article 44 of Presidential Decree No. 917 of 22 December 1986, if those Notes are included in a long-term individual savings account (piano individuale di risparmio a lungo termine) that meets the requirements set forth in Article 1, paragraph 100-114 of Law No. 232.

Capital gains tax

Pursuant to Decree No. 461, a 26 per cent. capital gains tax (referred to as “imposta sostitutiva”) is applicable to capital gains realised by:

•	an Italian resident individual not engaged in entrepreneurial activities to which the Notes are connected;

•	an Italian resident partnership not carrying out commercial activities; or

•	an Italian private or public institution not carrying out mainly or exclusively commercial activities;

on any sale or transfer for consideration of the Notes or redemption thereof.

Under the so called “regime della dichiarazione” (“tax declaration regime”) which is the standard regime for taxation of capital gains, the 26 per cent. imposta sostitutiva on capital gains will be chargeable, on a cumulative basis, on all capital gains net of any relevant incurred capital losses realised ,pursuant to all investment transactions carried out during any given fiscal year. The capital gains realised in a year net of any relevant incurred capital losses must be detailed in the relevant annual tax return to be filed with Italian tax authorities and imposta sostitutiva must be paid on such capital gains together with any balance income tax due for the relevant tax year. Capital losses in excess of capital gains may be carried forward against capital gains of the same kind for up to the fourth subsequent fiscal year. Capital losses realized from 1st January 2012 to 30 June 2014 may be offset against capital gains realized after that date for an amount equal to 76.92% of the same capital losses.

Alternatively to the tax declaration regime, holders of the Notes who are:

•	Italian resident individuals not engaged in entrepreneurial activities to which the Notes are connected;

•	Italian resident partnerships not carrying out commercial activities;

•	Italian private or public institutions not carrying out mainly or exclusively commercial activities,

may elect to pay imposta sostitutiva separately on capital gains realised on each sale or transfer or redemption of the Notes under the so called “regime del risparmio amministrato” (the “Administrative Savings Regime”). Such separate taxation of capital gains is allowed subject to (i) the Notes being deposited with banks, SIMs and any other Italian qualified intermediary (or permanent establishment in Italy of foreign intermediary) and (ii) an express election for the Administrative Savings Regime being made in writing in due time by the relevant holder of the Notes.

The intermediary is responsible for accounting for imposta sostitutiva in respect of capital gains realised on each sale or transfer or redemption of the Notes, as well as on capital gains realised as at revocation of its mandate, net of any relevant incurred capital losses, and is required to pay the relevant amount to the Italian tax authorities on behalf of the holder of the Notes, deducting a corresponding amount from proceeds to be credited to the holder of the Notes. Where a sale or transfer or redemption of the Notes results in a capital loss, the intermediary is entitled to deduct such loss from gains of the same kind subsequently realised on assets held by the holder of the Notes within the same relationship of deposit in the same tax year or in the following tax years up to the fourth. Capital losses realized from 1st January 2012 to 30 June 2014 may be offset against capital gains realized after that date for an amount equal to 76.92% of the same capital losses. Under the Administrative Savings Regime, the realised capital gain is not required to be included in the annual income tax return of the Noteholder.

Special rules apply if the Notes are part of a portfolio managed under the Asset Management Regime by an Italian asset management company or an authorised intermediary. The capital gains realised upon sale, transfer or redemption of the Notes will not be subject to 26 per cent. imposta sostitutiva on capital gains but will contribute to determine the annual accrued appreciation of the managed portfolio, subject to the Asset Management Tax. Any depreciation of the managed portfolio accrued at year end may be carried forward against appreciation accrued in each of the following years up to the fourth. Depreciations of the managed assets reported during the period from 1 January 2012 to 30 June 2014 may be offset against increases in value of the managed assets accrued after that date for an amount equal to 76.92% of the same depreciation. Also under the Asset Management Regime the realised capital gain is not required to be included in the annual income tax return of the Noteholder.

Subject to certain limitations and requirements (including a minimum holding period), capital gains in respect of Notes realized upon sale, transfer or redemption by Italian resident individuals holding the Notes not in connection with an entrepreneurial activity may be exempt from taxation, including the 26 per cent. imposta sostitutiva, if the Notes are included in a long-term individual savings account (piano individuale di risparmio a lungo termine) pursuant Article 1, paragraph 100 – 114, of Law No. 232.

In the case of Notes held by Funds, SICAVs and SICAFs, capital gains on Notes contribute to determinate the increase in value of the managed assets of the Funds, SICAVs or SICAFs accrued at the end of each tax year. The Funds, SICAVs or SICAFs will not be subject to taxation on such increase, but the Collective Investment Fund Tax will apply, in certain circumstances, to distributions made in favour of unitholders or shareholders.

When a Noteholder is an Italian resident real estate investment fund, to which the provisions of Law Decree No. 351 of 25 September 2001, as subsequently amended, apply, capital gains realised will be subject neither to imposta sostitutiva nor to any other income tax in the hands of the real estate investment fund or the Real Estate SICAF. The income of the real estate fund or the Real Estate SICAF is subject to tax, in the hands of the unitholder, depending on the status and percentage of participation, or, when earned by the fund, through distribution and/or upon redemption or disposal of the units.

Any capital gains realised by a Noteholder who is an Italian pension fund (subject to the regime provided for by article 17 of the Italian Legislative Decree No 252 of 5 December, 2005) will be included in the result of the relevant portfolio accrued at the end of the tax period, to be subject to the Pension Fund Tax.

The 26 per cent. imposta sostitutiva on capital gains may, in certain circumstances, be payable on any capital gains realised upon sale, transfer or redemption of the Notes by non-Italian resident individuals and corporations without a permanent establishment in Italy to which the Notes are effectively connected, if the Notes are held in Italy.

However, pursuant to Article 23 of Decree No. 917, any capital gains realised by non-Italian residents without a permanent establishment in Italy to which the Notes are effectively connected through the sale for consideration or redemption of the Notes are exempt from taxation in Italy to the extent that the Notes are listed on a regulated market in Italy or abroad, and in certain cases subject to timely filing of required documentation (in the form of a declaration (autocertificazione) of non-residence in Italy) with Italian qualified intermediaries (or permanent establishments in Italy of foreign intermediaries) with which the Notes are deposited, even if the Notes are held in Italy and regardless of the provisions set forth by any applicable double tax treaty.

Where the Notes are not listed on a regulated market in Italy or abroad:

(a)

pursuant to the provisions of Decree No. 461 non-Italian resident beneficial owners of the Notes with no permanent establishment in Italy to which the Notes are effectively connected are exempt from the imposta sostitutiva in the Republic of Italy on any capital gains realised upon sale for consideration or redemption of the Notes if they are resident, for tax purposes: (a) in a state or territory included in the White List as defined above; and (b) all the requirements and procedures set forth in Decree No. 239 and in the relevant implementation rules, as subsequently amended, in order to benefit from the exemption from imposta sostitutiva are met or complied with in due time. Under these circumstances, if non Italian residents without a permanent establishment in Italy to which the Notes are effectively connected elect for the Asset Management Regime or are subject to the Administrative Savings Regime, exemption from Italian capital gains tax will apply upon condition that they file in time with the authorised financial intermediary an appropriate declaration (autocertificazione) stating that they meet the requirement indicated above. The same exemption applies where the beneficial owners of the Notes are (i) international entities or organisations established in accordance with international agreements ratified by Italy; (ii) certain foreign institutional investors established in countries which allow for an adequate exchange of information with Italy; or (iii) Central Banks or entities which manage, inter alia, the official reserves of a foreign State; and

(b)

in any event, non-Italian resident individuals or entities without a permanent establishment in Italy to which the Notes are effectively connected that may benefit from a double taxation treaty with Italy, providing that capital gains realised upon sale or redemption of Notes are to be taxed only in the country of tax residence of the recipient, will not be subject to imposta sostitutiva in Italy on any capital gains realised upon sale for consideration or redemption of Notes.

Under these circumstances, if non-Italian residents without a permanent establishment in Italy to which the Notes are effectively connected elect for the Asset Management Regime or are subject to the Administrative Savings Regime, exemption from Italian capital gains tax will apply upon condition that they promptly file with the Italian authorised financial intermediary a self declaration attesting that all the requirements for the application of the relevant double taxation treaty are met.

Any capital gains realised by Italian resident corporations or similar commercial entities or permanent establishments in Italy of non-Italian resident corporations to which the Notes are connected, will be included in their business income (and, in certain cases, may also be included in the taxable net value of production for IRAP purposes), subject to tax in Italy according to the relevant ordinary tax rules.

Inheritance and gift taxes

Pursuant to Law Decree No. 262 of 3 October, 2006, converted with amendments by Law No. 286 of 24 November 2006 effective from 29 November 2006, and Law No. 296 of 27 December 2006, the transfers of any valuable assets (including the Notes) as a result of death or donation (or other transfers for no consideration) and the creation of liens on such assets for a specific purpose are taxed as follows:

(a)	4 per cent. if the transfer is made to spouses and direct descendants or ancestors; in this case, the transfer is subject to tax on the value exceeding €1,000,000 (per beneficiary);

(b)	6 per cent. if the transfer if made to brothers and sisters; in this case, the transfer is subject to the tax on the value exceeding €100,000 (per beneficiary);

(c)	6 per cent. if the transfer is made to relatives up to the fourth degree, to persons related by direct affinity as well as to persons related by collateral affinity up to the third degree; and

(d)	8 per cent. in all other cases.

If the transfer is made in favour of persons with severe disabilities, the tax applies on the value exceeding €1,500,000.

If the donee sells the Notes for consideration from the receipt thereof as a gift, the donee is required to pay the relevant imposta sostitutiva on capital gains as if the gift has never taken place.

Transfer tax

Contracts relating to the transfer of securities are subject to a Euro 200 registration tax as follows: (i) public deeds and notarised deeds are subject to mandatory registration; (ii) private deeds are subject to registration only in the case of voluntary registration.

Stamp Duty

Pursuant to Article 13 par. 2/ter of the tariff Part I attached to Presidential Decree No. 642 of 26 October 1972, a proportional stamp duty applies on an annual basis to any periodic reporting communications which may be sent by a financial intermediary to their clients in respect of any financial product and instrument (including the Notes), which may be deposited with such financial intermediary in Italy. The stamp duty applies at a rate of 0.2 per cent. and it cannot exceed €14,000 for taxpayers which are not individuals. This stamp duty is determined on the basis of the market value or, if no market value figure is available, on the face value or redemption value, or in the case the face or redemption values cannot be determined, on the purchase value of the financial assets (including the Notes) held.

The statement is deemed to be sent at least once a year, even for instruments for which is not mandatory nor the deposit nor the release nor the drafting of the statement. In case of reporting periods of less than 12 months, the stamp duty is payable based on the period accounted.

Based on the wording of the law and the implementing decree issued by the Italian Ministry of Economy on 24th May, 2012, the stamp duty applies to any investor who is a client (as defined in the regulations issued by the Bank of Italy on 20 June 2012) of an entity that exercises in any form a banking, financial or insurance activity within the Italian territory.

Wealth tax on financial assets deposited abroad

According to Article 19 of Decree No. 201/2011, as amended by Article 1 par. 582 of Law No. 147 of 27 December 2013, Italian resident individuals holding financial assets – including the Notes – outside of the Italian territory are required to pay in its own annual tax declaration a wealth tax at the rate of 0.2 per cent. The tax applies on the market value at the end of the relevant year or – in the lack of the market value – on the nominal value or redemption value, or in the case the face or redemption values cannot be determined, on the purchase value of any financial assets held outside of the Italian territory.

Tax Monitoring Obligations

Italian resident individuals, non commercial entities, non commercial partnerships and similar institutions are required to report in their yearly income tax return, according to Law Decree No. 167 of 28th June, 1990 converted into law by Law Decree No. 227 of 4 August, 1990, as amended from time to time, for tax monitoring purposes, the amount of Notes held abroad during each tax year. The requirement applies also where the persons above, being not the direct holder of the financial instruments, are the actual owner of the instrument.

Furthermore, the above reporting requirement is not required to comply with respect to: (i) Notes deposited for management with qualified Italian financial intermediaries; (ii) contracts entered into through their intervention, upon condition that the items of income derived from the Notes have been subject to tax by the same intermediaries; or (iii) if the foreign investments are only composed by deposits and/or bank accounts and their aggregate value does not exceed a €15,000 threshold throughout the year.

SUBSCRIPTION AND SALE

SUMMARY OF DEALER AGREEMENT

Subject to the terms and conditions contained in an amended and restated dealer agreement dated 20 July 2017, as amended or supplemented from time to time (the “Dealer Agreement”) among the Issuer, the Permanent Dealer and the Arranger, the Notes will be offered on a continuous basis by the Issuer to the Permanent Dealer. However, the Issuer has reserved the right to sell Notes directly on its own behalf to any Dealers that are not Permanent Dealer. The Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by the relevant Dealer. The Notes may also be sold by the Issuer through the Dealers, acting as agents of the Issuer. The Dealer Agreement also provides for Notes to be issued in syndicated Tranches that are jointly and severally underwritten by two or more Dealers.

The Issuer will pay each relevant Dealer a commission as agreed between them in respect of Notes subscribed by it. The commissions in respect of an issue of Notes on a syndicated basis will be stated in the applicable Final Terms (or Pricing Supplement, in the case of Exempt Notes).

The Issuer has agreed to indemnify the Dealers against certain liabilities in connection with the offer and sale of the Notes. The Dealer Agreement entitles the Dealers to terminate any agreement that they make to subscribe Notes in certain circumstances prior to payment for such Notes being made to the Issuer.

SELLING RESTRICTIONS

United States

The Notes have not been and will not be registered under the Securities Act or with any securities regulatory authority of any state or other jurisdiction of the United States and may not be offered or sold or (in the case of Bearer Notes) delivered within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S) except in certain transactions exempt from the registration requirements of the Securities Act. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.

The Bearer Notes are subject to U.S. tax law requirements and may not be offered, sold or delivered within the United States or its possessions or to a United States person, except in certain transactions permitted by U.S. Treasury regulations. Terms used in this paragraph have the meanings given to them by the U.S. Internal Revenue Code of 1986 and Treasury regulations thereunder.

The Dealer has agreed, and each further Dealer appointed under the Programme will be required to represent and agree, that, except as permitted by the Dealer Agreement, it has not offered, sold or delivered and will not offer, sell or deliver the Notes of any identifiable Tranche, (i) as part of their distribution at any time or (ii) otherwise until 40 days after completion of the distribution of such Tranche as determined, and certified to the Issuer, by the Fiscal Agent, or in the case of Notes issued on a syndicated basis, the Lead Manager, within the United States or to, or for the account or benefit of, U.S. persons, and it will have sent to each dealer to which it sells Notes during the distribution compliance period a confirmation or other notice setting forth the restrictions on offers and sales of the Notes within the United States or to, or for the account or benefit of, U.S. persons.

In addition, until 40 days after the commencement of the offering, an offer or sale of Notes within the United States by any dealer (whether or not participating in the offering) may violate the registration requirements of the Securities Act, if such offer or sale is made otherwise than in accordance with an available exemption from registration under the Securities Act.

Each issuance of Exempt Notes which are Index Linked Notes or Dual Currency Notes shall be subject to such additional U.S. selling restrictions as the Issuer and the relevant Dealer may agree as a term of the issuance and purchase of such Notes, which additional selling restrictions shall be set out in the applicable Pricing Supplement.

Public Offer Selling Restriction Under the Prospectus Directive

Prohibition of Sales to EEA Retail Investors

From 1 January 2018, unless the Final Terms in respect of any Notes, or the applicable Pricing Supplement in the case of Exempt Notes, specifies the “Prohibition of Sales to EEA Retail Investors” as “Not Applicable”, each Dealer has represented and agreed, and each further Dealer appointed under the Programme will be required to represent and agree, that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes or Exempt Notes, as the case may be, which are the subject of the offering contemplated by this Prospectus as completed by the Final Terms (or Pricing Supplement, as the case may be) in relation thereto to any retail investor in the European Economic Area.

For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)

a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”); and

(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes or Exempt Notes, as the case may be, to be offered so as to enable an investor to decide to purchase or subscribe the Notes or Exempt Notes, as the case may be.

Prior to 1 January 2018, and from that date if the Final Terms in respect of any Notes, or the applicable Pricing Supplement in the case of Exempt Notes specifies “Prohibition of Sales to EEA Retail Investors” as “Not Applicable”, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Dealer has represented and agreed, and each further Dealer appointed under the programme will be required to represent and agree, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this Prospectus as completed by the final terms in relation thereto (or are the subject of the offering contemplated by a Drawdown Prospectus, as the case may be) to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Notes to the public in that Relevant Member State:

(i)	Qualified investors: at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(ii)

Fewer than 150 offerees: at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(iii)	Other exempt offers: at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes referred to in (i) to (iii) above shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision:

•

the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State; and

•

the expression “Prospectus Directive” means Directive 2003/71/EC (as amended including by Directive 2010/73/EU, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

The Dealer has represented and agreed, and each further Dealer appointed under the Programme will be required to represent and agree, that:

(a)	No deposit-taking: in relation to any Notes which have a maturity of less than one year,

(i)	it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and

(ii)	it has not offered or sold and will not offer or sell any Notes other than to persons

(A)	whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or

(B)	who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of section 19 of the FSMA by the Issuer;

(b)

Financial promotion: it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and

(c)

General compliance: it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

Luxembourg

The Notes may not be offered or sold to the public within the territory of the Grand-Duchy of Luxembourg unless:

(a)

a prospectus has been duly approved by the Commission de Surveillance du Secteur Financier (the “CSSF”) pursuant to part II of the Luxembourg law dated 10 July 2005 on prospectuses for securities, as amended from time to time and implementing the Prospectus Directive (the “Luxembourg Prospectus Law”) if Luxembourg is the home Member State as defined under the Luxembourg Prospectus Law; or

(b)

if Luxembourg is not the home Member State as defined under Luxembourg Prospectus Law, the CSSF and ESMA have been notified by the competent authority in the home Member State with a certificate of approval attesting that a prospectus in relation to the Notes has been duly approved in accordance with the Prospectus Directive and with a copy of that prospectus; or

(c)

the offer of Notes benefits from an exemption from or constitutes a transaction not subject to, the requirement to publish a prospectus under the Luxembourg Prospectus Law, as amended from time to time.

Republic of Italy

The offering of the Notes has not been registered pursuant to the Italian securities legislation and, accordingly, no Notes may be offered, sold or delivered, nor may copies of this Prospectus or of any other document relating to the Notes be distributed in the Republic of Italy, except:

(a)

to qualified investors (investitori qualificati), as defined pursuant to Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Financial Services Act”) and Article 34-ter, first paragraph, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended from time to time (“Regulation No. 11971”); or

(b)	in other circumstances which are exempt from the rules on offers to the public pursuant to Article 100 of the Financial Services Act and Regulation No. 11971.

Any offer, sale or delivery of the Notes or distribution of copies of this Prospectus or any other document relating to the Notes in the Republic of Italy under (a) or (b) above must:

(i)

made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of 29 October 2007 and Italian Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”), as amended;

(ii)

comply with any other applicable laws and regulations or requirement imposed by CONSOB, the Bank of Italy (including, the reporting requirements, where applicable, pursuant to Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time) and/or any other Italian authority.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”) and the Dealer has represented and agreed, and each further Dealer appointed under the Programme will be required to represent and agree, that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

France

The Dealer has represented and agreed, and each further Dealer appointed under the Programme will be required to represent and agree, that it has not offered or sold and will not offer or sell, directly or indirectly, any Notes to the public in France and it has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, the Prospectus, the applicable Final Terms (or Pricing Supplement, in the case of Exempt Notes) or any other offering material relating to the Notes and such offers, sales and distributions have been and will be made in France only to (a) persons providing investment services relating to portfolio management for the account of third parties, and/or (b) qualified investors (investisseurs qualifiés), all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 of the French Code monétaire et financier.

The Netherlands

(A)

Zero Coupon Notes (as defined below) in definitive form may only be transferred and accepted, directly or indirectly, within, from or into The Netherlands through the mediation of the Issuer or a member firm of Euronext Amsterdam N.V., admitted in a function on one or more markets or systems held or operated by Euronext Amsterdam N.V., in accordance with the Dutch Savings Certificates Act (Wet inzake spaarbewijzen) of 21 May 1985 (as amended) and its implementing regulations.

No such mediation is required: (a) in respect of the transfer and acceptance of rights representing an interest in a Global Note; (b) in respect of the transfer and acceptance of Zero Coupon Notes in definitive form between individuals who do not act in the conduct of a business or profession; (c) in respect of the initial issue of Zero Coupon Notes in definitive form to the first holders thereof; or (d) in respect of the transfer and acceptance of such Zero Coupon Notes within, from or into The Netherlands if all Zero Coupon Notes (either in definitive form or as rights representing an interest in a Zero Coupon Note in global form) of any particular Series or Tranche are issued outside The Netherlands and are not distributed into The Netherlands in the course of initial distribution or immediately thereafter.

In the event that the Savings Certificates Act applies, certain identification requirements in relation to the issue and transfer of, and payments on, Zero Coupon Notes have to be complied with.

As used herein “Zero Coupon Notes” are Notes that are in bearer form and that constitute a claim for a fixed sum against the Issuer and on which interest does not become due during their tenor or on which no interest is due whatsoever.

(B)

The Dealer has represented and agreed, and each further Dealer appointed under the Programme will be required to represent and agree, that it will not make an offer of Notes which are the subject of the offering contemplated by this Prospectus, as completed by the Final Terms (or Pricing Supplement, in the case of Exempt Notes) in relation thereto, to the public in The Netherlands and in reliance on Article 3(2) of the Directive 2003/71/EC (as amended the “Prospectus Directive”), unless:

(a)

such offer is made exclusively to legal entities which are qualified investors (as defined in the Dutch Financial Supervision Act (in Dutch: Wet op het financieel toezicht, the “Dutch Financial Supervision Act”) and which includes authorised discretionary asset managers acting for the account of retail investors under a discretionary investment management contract) in The Netherlands; or

(b)	standard logo and exemption wording are disclosed, as required by article 5:20(5) of the Dutch Financial Supervision Act; or

(c)	such offer is otherwise made in circumstances in which article 5:20(5) of the Dutch Financial Supervision Act is not applicable,

provided that no such offer of Notes shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

General

The Dealer has agreed and each further Dealer appointed under the Programme will be required to agree that it will (to the best of its knowledge and belief) comply with all applicable securities laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers Notes or possesses or distributes this Prospectus and will obtain any consent, approval or permission required by it for the purchase, offer, sale or delivery by it of Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries and neither the Issuer nor any of the other Dealers shall have any responsibility therefor.

None of the Issuer or the Dealer represents that Notes may at any time lawfully be sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to any exemption available thereunder, or assumes any responsibility for facilitating such sale.

With regard to each Tranche, the relevant Dealer will be required to comply with such other restrictions as the Issuer and the relevant Dealer shall agree and as shall be set out in the applicable Final Terms (or Pricing Supplement, in the case of Exempt Notes).

FORM OF FINAL TERMS FOR USE IN CONNECTION WITH ISSUES OF SECURITIES WITH A

DENOMINATION OF €100,000 OR MORE, OTHER THAN EXEMPT NOTES

The form of Final Terms that will be issued in respect of each Tranche of Notes which are not Exempt Notes and which have a denomination of €100,000 (or its equivalent in any other currency) or more, is set out below:

[PROHIBITION OF SALES TO EEA RETAIL INVESTORS - The Notes are not intended from 1 January 2018 to be offered, sold or otherwise made available to and, with effect from such date, should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC (“IMD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.]

Final Terms dated [date]

Banca Carige S.p.A.—Cassa di Risparmio di Genova e Imperia

Issue of [Aggregate Nominal Amount of Tranche] [Title of Notes]

under the €5,000,000,000 Euro Medium Term Note Programme

PART A – CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Prospectus dated 20 July 2017 [and the supplement to the Prospectus dated [date]] which [together] constitute[s] a base prospectus for the purposes of the Prospectus Directive (the “Prospectus”). This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with such Prospectus [as so supplemented]. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Prospectus.

The Prospectus has been published on [issuer’s /regulated market’s] website at [●]. The applicable Final Terms will be available on the website of the Luxembourg Stock Exchange at www.bourse.lu.

[Include whichever of the following apply or specify as “Not Applicable”. Note that the numbering should remain as set out below, even if “Not Applicable” is indicated for individual paragraphs or sub-paragraphs. Italics denote guidance for completing the Final Terms.]

1.	(i)	Series Number:	[●]

	(ii)	Tranche Number:	[●]

	(iii)	Date on which the Notes will be consolidated and form a single Series:

The Notes will be consolidated and form a single Series and be interchangeable for trading purposes with [identify earlier Tranches] on [the Issue Date/exchange of the Temporary Global Note for interests in the Permanent Global Note, as referred to in paragraph 23 below, which is expected to occur on or about [date]][Not Applicable]

2.	Specified Currency or Currencies:		[●]

3.	Aggregate Nominal Amount of Notes:		[●]

	(i)	Series:	[●]

	(ii)	[Tranche:	[●]]

4.	Issue Price:	[●] per cent. of the Aggregate Nominal Amount [plus accrued interest from [insert date] (if applicable)]

5.	Specified Denomination(s):	[●]

(N.B. Notes must have a minimum denomination of €100,000 (or equivalent))

[Note—where multiple denominations above €100,000 (or equivalent) are being used the following sample wording should be followed:

[€100,000] and integral multiples of [€1,000] in excess thereof [up to and including [€199,000]. No notes in definitive form will be issued with a denomination above [€199,000]].]

(Unless paragraph 21 (Form of Notes) below specifies that the Global Note is to be exchanged for Definitive Notes “in the limited circumstances described in the Permanent Global Note”, Notes may only be issued in denominations which are integral multiples of the minimum denomination and may only be traded in such amounts, whether in global or definitive form. Where paragraph 23 (Form of Notes) does so specify, Notes may be issued in denominations of €100,000 and higher integral multiples of €1,000 up to a maximum of €199,000, as applicable. In such circumstances, insert the wording below.)

(i) Calculation Amount:

[●] [If only one Specified Denomination, insert the Specified Denomination. If more than one Specified Denomination, insert the highest common factor. Note: There must be a common factor in the case of two or more Specified Denominations]

6.	Issue Date:	[●]

	(i) Interest Commencement Date:	[●]

7.	Maturity Date:	[specify date or (for Floating Rate Notes) Interest Payment Date falling in or nearest to the relevant month and year]

8.	Interest Basis:	[[●] per cent. Fixed Rate]

[[LIBOR/EURIBOR] +/- [●] per cent.

Floating Rate]

[Floating Rate: CMS Linked Interest]

[●] per cent. to be reset on [●] [and [●]] and every [●] anniversary thereafter]

[Zero Coupon]

(further particulars specified in paragraph[s] [13/14/15/16/17] below)

9.	Redemption[/Payment] Basis:	Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at 100 per cent. of their nominal amount

10.	Change of Interest Basis:

[Specify details of any provision for change of Notes into another Interest Basis or cross refer paragraphs to 13 and 15 below (as appropriate) if any fixed to floating or fixed reset rate change occurs] [●] [Not Applicable]

[(further particulars specified in paragraph 16 below)]

11.	Put/Call Options:		[Investor Put]

[Issuer Call]

[Regulatory Call]

(further particulars specified in paragraph[s] [18/19/20] below)

12.	Status of the Notes:		[Senior/Subordinated Notes (see Condition 3 Status)

	(i)	(In respect of Senior Notes only): [Waiver of set-off rights:]	[Applicable/Not Applicable]

[●] [and [●], respectively]]

	(ii)	[Date [Board] approval for issuance of Notes obtained:	(N.B Only relevant where Board (or similar) authorisation is required for the particular tranche of Notes)

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.	Fixed Rate Note Provisions		[Applicable/Not Applicable]

(If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Rate(s) of Interest:	[●] per cent. per annum payable in arrear on each Interest Payment Date [●] in each year

	(ii)	Interest Payment Date(s):	(Amend appropriately in the case of irregular coupons)

	(iii)	Fixed Coupon Amount(s):	[●] per Calculation Amount
(Applicable to Notes in definitive form.)

	(iv)	Broken Amount(s):	[[●] per Calculation Amount, payable on the Interest Payment Date falling [in/on]] [●] [Not Applicable]
(Applicable to Notes in definitive form.)

	(v)	Day Count Fraction:	[30/360] [Actual/Actual (ICMA)] [[●] in each year] [Not Applicable] [insert regular interest payment dates, ignoring issue date or maturity date in the case of a long or short first or last coupon.]

	(vi)	Determination Dates:	[N.B. only relevant where Day Count Fraction is Actual/Actual (ICMA))]

14.	Reset Note Provisions		[Applicable/Not Applicable]

(If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Initial Rate of Interest:	[●] per cent. per annum payable in arrear [on each Interest Payment Date]

	(ii)	First Margin:	[+/-][●] per cent. per annum

	(iii)	Subsequent Margin:	[[+/-][●] per cent. per annum] [Not Applicable]

	(iv)	Interest Payment Date(s):	[●] [and [●]] in each year up to and including the Maturity Date [until and excluding [●]]

	(v)	Fixed Coupon Amount up to (but excluding) the First Reset Date:	[[●] per Calculation Amount] [Not Applicable]

	(vi)	Broken Amount(s):	[[●] per Calculation Amount payable on the Interest Payment Date falling [in/on] [●]] [Not Applicable]

	(vii)	First Reset Date:	[●]

	(viii)	Second Reset Date:	[●]/[Not Applicable]

	(ix)	Subsequent Reset Date(s):	[●] [and [●]] [Not Applicable]

	(x)	Relevant Screen Page:	[ISDAFIX1]/[ISDAFIX2]/[ISDAFIX3]/[ISDAFIX4]/[ISDAFIX5]/[ISDAFIX6]/[●]/[Not Applicable]

	(xi)	Mid-Swap Rate:	[Single Mid-Swap Rate/Mean Mid-Swap Rate]

	(xii)	Mid-Swap Maturity	[●]

	(xiii)	Reference Banks	[●]

	(xiv)	Day Count Fraction:	[Actual/Actual / Actual/Actual (ISDA)]

[Actual/365 (Fixed)]

[Actual/365 (Sterling)]

[Actual/360]

[30/360/360/360/Bond Basis]

[30E/360/Eurobond Basis]

[30E/360 (ISDA)]

[Actual/Actual ICMA]

	(xv)	Reset Determination Dates:	[●] in each year

	(xvi)	Business Day Convention:	[Following Business Day Convention/ Modified Following Business Day Convention/Preceding Business Day Convention/FRN Convention]/[Not Applicable]

	(xvii)	Business Centre(s):	[●]

	(xviii)	Party responsible for calculating the Rate(s) of Interest and the Interest Amount(s) (if not the Fiscal Agent):	[●]

	(xix)	Mid-Swap Floating Leg Benchmark Rate:	[●]

15.	Floating Rate Note Provisions		[Applicable/Not Applicable]

(If not applicable, delete the remaining sub-paragraphs of this paragraph. Also consider whether LIBOR, EURIBOR or CMS is the appropriate reference rate.)

	(i)	Interest Period(s):	[●]

	(ii)	Specified Interest Payment Dates:	[●]

	(iii)	First Interest Payment Date:

	(iv)	Interest Period Date:	[●] [Not applicable]

(Not applicable unless different from Interest Payment Date)

	(v)	Business Day Convention:	[Floating Rate Convention/Following Business Day Convention/Modified Following Business Day Convention/Preceding Business Day Convention]

	(vi)	Business Centre(s):	[●]

	(vii)	Manner in which the Rate(s) of Interest is/are to be determined:	[Screen Rate Determination/ISDA Determination]

	(viii)	Party responsible for calculating the Rate(s) of Interest and Interest Amount(s) (if not the Agent):	[●]

	(ix)	Screen Rate Determination:

		• Reference Rate:	Reference Rate: [●] month [LIBOR/EURIBOR/[CMS Reference Rate/Leveraged CMS Reference Rate/Steepener CMS Reference Rate: [Unleveraged/Leveraged]].

		• [Reference Currency: • (only relevant where the CMS Rate is the Reference Rate)] • [Designated Maturity:	[[●]]

		(only relevant where the CMS Rate is the Reference Rate)]	[[●]/[The CMS Rate having a Designated Maturity of [●] shall be CMS Rate 1 and the CMS Rate having a Designated Maturity of [●] shall be CMS Rate 2]]

(Where more than one CMS Rate, specify the Designated Maturity for each relevant CMS Rate)

• Interest Determination Date(s):

[●] (Second London business day prior to the start of each Interest Period if LIBOR (other than Sterling or euro LIBOR), first day of each Interest Period if Sterling LIBOR and the second day on which the TARGET2 System is open prior to the start of each Interest Period if EURIBOR or euro LIBOR)

(In the case of a CMS Rate where the Reference Currency is euro): [Second day on which the TARGET2 system is open prior to the start of each interest Period]

(In the case of a CMS Rate where the Reference Currency is other than euro): [Second (specify type of day) prior to the start of each Interest Period]

	• Relevant Screen Page:	[●] (In the case of EURIBOR, if not Reuters EURIBOR01 ensure it is a page which shows a composite rate or amend the fallback provisions appropriately)

(In the case of a CMS Linked Interest Note, specify relevant screen page and any applicable headings and captions)

	• [Relevant Time:]	[●] (For example, 11:00 a.m. London time/Brussels time)]

	• [Relevant Financial Centre:]	[[●] (For example, London/Euro-zone (where Euro-zone means the region comprised of the countries whose lawful currency is the euro))]

	• [Reference Banks:]	[Not Applicable]/ [●]]

	• [CMS Rate definitions:]	[Cap means [●] per cent. per annum]

[Floor means [●] per cent. per annum]

[Leverage means [●] per cent.]]

(x)	ISDA Determination:

	• Floating Rate Option:	[●]

	• Designated Maturity:	[●]

• Reset Date:

[●] (In the case of a LIBOR or EURIBOR based option, the first day of the Interest Period. In the case of a CMS Linked Interest Note, if based on euro then the first day of each Interest Period and if otherwise to be checked)

(xi)	Linear Interpolation	[Not Applicable / Applicable – the Rate of Interest for the [long/short] [first/last] Interest Period shall be calculated using Linear Interpolation (specify for each short or long interest period)]

(xii)	Margin(s):	[+/-][●] per cent. per annum

(xiii)	Minimum Rate of Interest:	[●] per cent. per annum

	(xiv)	Maximum Rate of Interest:	[●] per cent. per annum

	(xv)	Day Count Fraction:

[Actual/Actual (ISDA)][Actual/Actual]

[Actual/365 (Fixed)]

[Actual/365 (Sterling)]

[Actual/360]

[30/360][360/360][Bond Basis]

[30E/360][Eurobond basis]

30E/360 (ISDA)]

(See Condition 4 (Interest) for alternatives)

16.	Zero Coupon Note Provisions		[Applicable/Not Applicable]

(If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Amortisation Yield:	[●] per cent. per annum

	(ii)	Reference Price	[●]

	(iii)	Day Count Fraction in relation to Early Redemption Amounts:	[30/360] [Actual/360] [Actual/365]

17.	Change of Interest Basis Provisions		[Applicable/Not Applicable]

(If not applicable, delete the remaining subparagraphs of this paragraph)

(N.B. To be completed in addition to paragraphs 13, 14 and 15 (as appropriate) if any fixed to floating or fixed reset rate change occurs)

	(i)	Switch Options:	[Applicable – [specify details of the change(s) in Interest Basis and the relevant Interest Periods to which the change(s) in Interest Basis applies]/[Not Applicable]

(N.B. The Issuer must give notice of the exercise of the Switch Option to Noteholders in accordance with Condition 13 on or prior to the relevant Switch Option Expiry Date)

	(ii)	Switch Option Expiry Date:	[●]

	(iii)	Switch Option Effective Date:	[●]

PROVISIONS RELATING TO REDEMPTION

18.	Call Option		[Applicable/Not Applicable]

(If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Optional Redemption Date(s):	[●]

	(ii)	Optional	[[●] per Calculation Amount/Make-Whole Redemption Amount]

Redemption Amount(s) of each Note:

	(iii)	If redeemable in part:

		(a) Minimum Redemption Amount:	[●] per Calculation Amount

		(b) Maximum Redemption Amount:	[●] per Calculation Amount

	(iv)	Notice period:

[As set out in Condition 5(d)]

[Minimum period: [●] days

Maximum period: [●] days]

(N.B. When setting notice periods, the Issuer is advised to consider the practicalities of distribution of information through intermediaries, for example, clearing systems and custodians, as well as any other notice requirements which may apply, for example, as between the Issuer and the Agent)

	(v)	Benchmark Security:	[●]

	(vi)	Reference Time:	[●]

	(vii)	Make-Whole Margin:	[●]

	(viii)	Benchmark Security Linear Interpolation:	[●]

19.	Regulatory Call		[Applicable/Not Applicable] (If not applicable, delete the remaining subparagraphs of this paragraph) (N.B. Only relevant in the case of Subordinated Notes)

	(i)	Early Redemption Amount payable on redemption for regulatory reasons (in the case of Subordinated Notes only and subject to the prior approval of the Relevant Authority and in accordance with applicable laws and regulations) as contemplated by Condition 5(e) and/or the method of calculating the same (if required or if different from that set out in Condition 5(b) (Redemption, Purchase and Options –Early Redemption):	[●] per Calculation Amount/as set out in Condition 5(b) (Redemption, Purchase and Options – Early Redemption)

20.	Put Option		[Applicable/Not Applicable]

(If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Optional Redemption Date(s):	[●]

[●] per Calculation Amount

	(ii) Optional Redemption Amount(s) of each Note:	(NB: If the Optional Redemption Amount is other than a specified amount per Calculation Amount, the Notes will need to be Exempt Notes)

(iii) Notice periods:

[As set out in Condition 5(f)]

[Minimum period: [●] days

Maximum period: [●] days]

(N.B. When setting notice periods, the Issuer is advised to consider the practicalities of distribution of information through intermediaries, for example, clearing systems and custodians, as well as any other notice requirements which may apply, for example, as between the Issuer and the Agent)

21.	Final Redemption Amount:	[●] per Calculation Amount

22.	Early Redemption Amount payable on redemption for taxation reasons or on event of default:	[●] per Calculation Amount [See also paragraph 19 (Regulatory Call)] (Delete this cross-reference unless the Notes are Subordinated Notes and the Regulatory Call is applicable)

GENERAL PROVISIONS APPLICABLE TO THE NOTES

23.	Form of Notes:	[Bearer Notes:

[Temporary Global Note exchangeable for a Permanent Global Note which is exchangeable for Definitive Notes in the limited circumstances specified in the Permanent Global Note]

[Temporary Global Note exchangeable for Definitive Notes on [60] days’ notice]

[Permanent Global Note exchangeable for Definitive Notes on [60] days’ notice] / [in the limited circumstances specified in the Permanent Global Note]]

(N.B. The exchange upon notice/at any time option should not be expressed to be applicable if the Specified Denomination of the Notes in paragraph 5 includes language substantially to the following effect:
“[€100,000] and integral multiples of [€1,000] in excess thereof up to and including [€199,000].” Furthermore, such Specified Denomination construction is not permitted in relation to any issue of Notes which is to be represented on issue by a Temporary Global Note exchangeable for
Definitive Notes.)

[Notes shall not be physically delivered in Belgium, except to a clearing system, a depository or other institution for the purpose of their immobilisation in accordance with article 4 of the Belgian Law of
14 December 2005.][6]

[6]	Include for Notes that are to be offered in Belgium.

[Registered Notes]

[Global Certificate registered in the name of a nominee for [a common depositary for Euroclear and Clearstream, Luxembourg/a common safekeeper for Euroclear and Clearstream, Luxembourg (that is, held under the NSS)]]

24.	New Global Note	[Yes] [No]

25.	Financial Centre(s):	[Not Applicable/state the financial centre]. (Note that this paragraph relates to the date and place of payment, and not interest period end dates, to which sub-paragraph 15(vi) relates)

26.	Talons for future Coupons or Receipts to be attached to Definitive Notes:	[Yes, as the Notes have more than 27 coupon payments, Talons may be required if, on exchange into definitive form, more than 27 coupon payments are still to be made/No]

[(Relevant third party information) has been extracted from [specify source]. The Issuer confirms that such information has been accurately reproduced and that, so far as it is aware, and is able to ascertain from information published by [●], no facts have been omitted which would render the reproduced information inaccurate or misleading.]

Signed on behalf of the Issuer:

By:
Duly authorised

PART B – OTHER INFORMATION

1.		LISTING AND ADMISSION TO TRADING

(i) Listing and admission to trading:

[Application has been made for the Notes to be admitted to trading on [specify relevant regulated market] and listing on the [Official List of the Luxembourg Stock Exchange] with effect from [●].] [Application is expected to be made by the Issuer (or on its behalf) for the Notes to be admitted to trading on [specify relevant, regulated market] and listing on the [Official List] with effect from [●].] [Not Applicable.] (Where documenting a fungible issue need to indicate that original Notes are already admitted to trading.)

(ii) Estimate of total expenses related to admission to trading: [●]

2.		RATINGS

Ratings:

[The Notes to be issued [[have been]/[are expected to be]] rated [insert details] by [insert the legal name of the relevant credit rating agency entity(ies) and associated defined terms]. [Each of [defined terms] is established in the European Union and is registered under the Regulation (EC) No. 1060/2009 (as amended) (the CRA Regulation). As such each of [defined terms] is included in the list of credit ratings agencies published by the European Securities and Markets Authority on its website (at http://www.esma.europa.eu/page/List-registered-and-certified-CRAs) in accordance with the CRA Regulation.]

(The above disclosure should reflect the rating allocated to Notes of the type being issued under the Programme generally or, where the issue has been specifically rated, that rating.)

3.		INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE [ISSUE/OFFER]

(Need to include a description of any interest, including conflicting ones, that is material to the issue/offer, detailing the persons involved and the nature of the interest. May be satisfied by the inclusion of the following statement:)

[Save for any fees payable to the [Managers/Dealers], so far as the Issuer is aware, no person involved in the issue of the Notes has an interest material to the offer. The [Managers/Dealers] and their affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with, and may perform other services for, the Issuer and its affiliates in the ordinary course of business - Amend as appropriate if there are other interests]

[(When adding any other description, consideration should be given as to whether such matters described constitute “significant new factors” and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.)]

4.		Fixed Rate Notes only—YIELD

	Indication of yield:	[[●] / Not Applicable]

5.		Floating Rate Notes and CMS Linked Interest Notes only—HISTORIC INTEREST RATES

[Details of historic [LIBOR/EURIBOR/ CMS] rates can be obtained from [Reuters]. / Not Applicable]

6.	OPERATIONAL INFORMATION

	(i)	ISIN Code:	[●]

	(ii)	Common Code:	[●]

	(iii)	Any clearing system(s) other than Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme and the relevant identification number(s):	[Not Applicable/give name(s) and number(s) [and address(es)]]

	(iv)	Delivery:	Delivery [against/free of] payment

	(v)	Names and addresses of additional Paying Agent(s) (if any):	[●]

	(vi)	Intended to be held in a manner which would allow Eurosystem eligibility:

[Yes. Note that the designation “yes” simply means that the Notes are intended upon issue to be deposited with one of the ICSDs as common safekeeper [and registered in the name of a nominee of one of the ICSD acting as common safekeeper, that is, held under the NSS] and does not necessarily mean that the Notes will be recognised as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon the ECB being satisfied that the Eurosystem eligibility criteria have been met.]

[No. Whilst the designation is specified as “No” at the date of these Final Terms, should the Eurosystem eligibility criteria be amended in the future such that the Notes are capable of meeting them the Notes may then be deposited with one of the ICSDs as common safekeeper [and registered in the name of a nominee of one of the ICSD acting as common safekeeper, that is, held under the NSS]. Note that this does not necessarily mean that the Notes will then be recognised as eligible collateral for Eurosystem monetary policy and intra day credit operations by the Eurosystem at any time during their life. Such recognition will depend upon the ECB being satisfied that Eurosystem eligibility criteria have been met.]

7.	DISTRIBUTION

	(i)	Method of distribution:	[Syndicated/Non-syndicated]

	(ii)	If syndicated, names and addresses of Managers:	[Not Applicable/give names, addresses and underwriting commitments)]

(Include names and addresses of entities agreeing to underwrite the issue on a firm commitment basis and names and addresses of the entities agreeing to place the issue without a firm commitment or on a “best efforts” basis if such entities are not the same as the Managers.)

	(iii)	Date of Subscription Agreement:	[●]

(iv)	Stabilising Manager(s) (if any):	[Not Applicable/give name and address]

(v)	If non-syndicated, name of relevant Dealer:	[Not Applicable/give name]

(vi)	U.S. Selling Restrictions:	[Reg. S Compliance Category [1/2/3]; TEFRA D/TEFRA C/TEFRA not applicable]]

(vii)	Prohibition of Sales to EEA Retail Investors:	[Applicable/Not Applicable]

(If the offer of the Notes is concluded prior to 1 January 2018, or, on and after that date, the Notes clearly do not constitute “packaged” products, “Not Applicable” should be specified. If the offer of the Notes will be concluded on or after 1 January 2018 and the Notes may constitute “packaged” products and no KID will be prepared, “Applicable” should be specified.)

FORM OF PRICING SUPPLEMENT FOR USE IN CONNECTION WITH ISSUES OF EXEMPT NOTES

The form of Pricing Supplement that will be issued in respect of each Tranche of Exempt Notes, whatever the denomination of those Notes, is set out below:

NO PROSPECTUS IS REQUIRED IN ACCORDANCE WITH DIRECTIVE 2003/71/EC FOR THE ISSUE OF NOTES DESCRIBED BELOW.

[PROHIBITION OF SALES TO EEA RETAIL INVESTORS - The Exempt Notes are not intended from 1 January 2018 to be offered, sold or otherwise made available to and, with effect from such date, should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC (“IMD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the Exempt Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Exempt Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.]

Pricing Supplement dated [date]

Banca Carige S.p.A.—Cassa di Risparmio di Genova e Imperia

Issue of [Aggregate Nominal Amount of Tranche] [Title of Notes]

under the €5,000,000,000 Euro Medium Term Note Programme

PART A – CONTRACTUAL TERMS

This document constitutes the Pricing Supplement of the Notes described herein. This document must be read in conjunction with the Prospectus dated 20 July 2017 [as supplemented by the supplement[s] dated [date[s]]] (the “Prospectus”). Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of this Pricing Supplement and the Prospectus. The Prospectus has been published on [issuer’s /regulated market’s] website at [●]. The applicable Final Terms will be available on the website of the Luxembourg Stock Exchange at www.bourse.lu. Copies of the Prospectus may be obtained, free of charge, from [address].

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions (the Conditions) set forth in the Prospectus.

[Include whichever of the following apply or specify as “Not Applicable”. Note that the numbering should remain as set out below, even if “Not Applicable” is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the Pricing Supplement.]

[If the Notes have a maturity of less than one year from the date of their issue, the minimum denomination /may need to be £100,000 or its equivalent in any other currency.]

1.	Issuer:		Banca Carige S.p.A. — Cassa di Risparmio di Genova e Imperia

2.	Series Number:		[●]

	(i)	Tranche Number:	[●]

	(ii)	Date on which the Notes will be consolidated and form a single Series:

The Notes will be consolidated and form a single Series and be interchangeable for trading purposes with [identify earlier Tranches] on [the Issue Date/exchange of the Temporary Global Note for interests in the Permanent Global Note, as referred to in paragraph 25 below, which is expected to occur on or about [date]][Not Applicable]

3.	Specified Currency or Currencies:	[●]

4.	Aggregate Nominal Amount:

	(i) Series:	[●]

	(ii) Tranche:	[●]

5.	Issue Price:	[●] per cent. of the Aggregate Nominal Amount [plus accrued interest from [insert date] (if applicable)]

6.	Specified Denominations:	[●]

(N.B. Notes must have a minimum denomination of €100,000 (or equivalent))

[Note—where multiple denominations above €100,000 (or equivalent) are being used the following sample wording should be followed:

[€100,000] and integral multiples of [€1,000] in excess thereof [up to and including [€199,000]. No notes in definitive form will be issued with a denomination above [€199,000]].]

(Unless paragraph 25 (Form of Notes) below specifies that the Global Note is to be exchanged for Definitive Notes “in the limited circumstances described in the Permanent Global Note”, Notes may only be issued in denominations which are integral multiples of the minimum denomination and may only be traded in such amounts, whether in global or definitive form. Where paragraph 25 (Form of Notes) does so specify, Notes may be issued in denominations of €100,000 and higher integral multiples of €1,000 up to a maximum of €199,000, as applicable. In such circumstances, insert the wording below.)

(i) Calculation Amount:

[●]

(If only one Specified Denomination, insert the Specified Denomination. If more than one Specified Denomination, insert the highest common factor. Note: There must be a common factor in the case of two or more Specified Denominations.)

7.	Issue Date:	[●]

	(i) Interest Commencement Date:	[specify/Issue Date/Not Applicable]

(N.B. An Interest Commencement Date will not be relevant for certain Notes, for example Zero Coupon Notes.)

8.	Maturity Date:	[Fixed rate - specify date/ Floating rate - Interest Payment Date falling in or nearest to [specify month]]

9.	Interest Basis:	[[●] per cent. Fixed Rate]

[[LIBOR/EURIBOR] +/- [●] per cent. Floating Rate]

[Floating Rate: CMS Linked Interest]

[●] per cent. to be reset on [●] [and [●]] and every [●] anniversary thereafter]

[Zero Coupon]

[Index Linked Interest]

[Dual Currency Interest]

[specify other]

((further particulars specified in paragraph[s] [14/15/16/17/18/19] below))

10.	Redemption/Payment Basis:		[Redemption at par] [Index Linked Redemption] [Dual Currency Redemption] [Partly Paid] [Instalment] [specify other]

11.	Change of Interest Basis:		[Specify details of any provision for change of Notes into another Interest Basis or cross refer paragraphs to 14 and 15 below] [●] [Not Applicable]

[(further particulars specified in paragraph 19 below)]

12.	Put/Call Options:		[Investor Put] [Regulatory Call] [Issuer Call] (further particulars specified in paragraph[s] [20/21/22] below)

13.	Status of the Notes:		[Senior/Subordinated] Notes (see Condition 3 Status)

	(i)	(In respect of Senior Notes only):	[Applicable/Not Applicable]

[Waiver of set-off rights:]

	(ii)	[Date [Board] approval for issuance of Notes] obtained:	[●] [and [●], respectively] (N.B. Only relevant where Board (or similar) authorisation is required for the particular tranche of Notes)

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

14.	Fixed Rate Note Provisions		[Applicable/Not Applicable]

(If not applicable, delete the remaining subparagraphs of this paragraph)

	(i)	Rate(s) of Interest:	[●] per cent. per annum payable in arrear on each Interest Payment Date

	(ii)	Interest Payment Date(s):	[●] in each year up to and including the Maturity Date (Amend appropriately in the case of irregular coupons)

	(iii)	Fixed Coupon Amount(s):	[●] per Calculation Amount

(Applicable to Notes in definitive form.)

	(iv)	Broken Amount(s):	[[●] per Calculation Amount, payable on the Interest

(Applicable to Notes in definitive form.)			Payment Date falling [in/on] [●]][Not Applicable]

	(v)	Day Count Fraction:	[30/360/Actual/Actual (ICMA)/specify other]

	(vi)	Determination Date(s):

[[●] in each year][Not Applicable]

(Only relevant where Day Count Fraction is Actual/Actual (ICMA). In such a case, insert regular interest payment dates, ignoring issue date or maturity date in the case of a long or short first or last coupon)

	(vii)	Other terms relating to the method of calculating interest for Fixed Rate Notes which are Exempt Notes:	[None/Give details]

15.	Floating Rate Note Provisions		[Applicable/Not Applicable] (If not applicable, delete the remaining subparagraphs of this paragraph. Also consider whether LIBOR, EURIBOR or CMS is the appropriate reference rate.)

	(i)	Specified Period(s)/Specified Interest Payment Dates:	[●]

	(ii)	Business Day Convention:	[Floating Rate Convention/Following Business Day Convention/Modified Following Business Day Convention/ Preceding Business Day Convention/[specify other]]

	(iii)	Additional Business Centre(s):	[●]

	(iv)	Manner in which the Rate of Interest and Interest Amount is to be determined:	[Screen Rate Determination/ISDA Determination/specify other]

	(v)	Party responsible for calculating the Rate of Interest and Interest Amount (if not the Agent):	[●]

	(vi)	Screen Rate Determination:

		• Reference Rate:	[●] month [LIBOR/EURIBOR/[CMS Reference Rate/Leveraged CMS Reference Rate/Steepener CMS Reference Rate: [Unleveraged/Leveraged]].

		• [Reference Currency: (only relevant where the CMS Rate is the Reference Rate)]	[[●]]

		• [Designated Maturity: (only relevant where the CMS Rate is the Reference Rate)]	[[●]/[The CMS Rate having a Designated Maturity of [●] shall be CMS Rate 1 and the CMS Rate having a Designated Maturity of [●] shall be CMS Rate 2]]

(Where more than one CMS Rate, specify the Designated Maturity for each relevant CMS Rate)

• Interest Determination Date(s):

[●] (Second London business day prior to the start of each Interest Period if LIBOR (other than Sterling or euro LIBOR), first day of each Interest Period if Sterling LIBOR and the second day on which the TARGET2 System is open prior to the start of each Interest Period if EURIBOR or euro LIBOR)

(In the case of a CMS Rate where the Reference Currency is euro): [Second day on which the TARGET2 system is open prior to the start of each interest Period]

(In the case of a CMS Rate where the Reference Currency is other than euro): [Second (specify type of day) prior to the start of each Interest Period]

	• Relevant Screen Page:	[●] (In the case of EURIBOR, if not Reuters EURIBOR01 ensure it is a page which shows a composite rate or amend the fallback provisions appropriately)

(In the case of a CMS Linked Interest Note, specify relevant screen page and any applicable headings and captions)

	• [Relevant Time:]	[[●] (For example, 11:00 a.m. London time/Brussels time)]

	• [Relevant Financial Centre:]	[[●] (For example, London/Euro-zone (where Euro-zone means the region comprised of the countries whose lawful currency is the euro))]

	• [Reference Banks:]	[Not Applicable]/ [●]]

	• [CMS Rate definitions:]	[Cap means [●] per cent. per annum]

[Floor means [●] per cent. per annum]

[Leverage means [●] per cent.]]

(vii)	ISDA Determination:

	• Floating Rate Option:	[●]

	• Designated Maturity:	[●]

• Reset Date:

[●] (In the case of a LIBOR or EURIBOR based option, the first day of the Interest Period. In the case of a CMS Linked Interest Note, if based on euro then the first day of each Interest Period and if otherwise to be checked)

(viii)	Linear Interpolation:	[Not Applicable / Applicable – the Rate of Interest for the [long/short] [first/last] Interest Period shall be calculated using Linear Interpolation (specify for each short or long interest period)]

(ix)	Margin(s):	[+/-][●] per cent. per annum

(x)	Minimum Rate of Interest:	[●] per cent. per annum

(xi)	Maximum Rate of Interest:	[●] per cent. per annum

(xii)	Day Count Fraction:	[Actual/Actual (ISDA)][Actual/Actual]

Actual/365 (Fixed)

Actual/365 (Sterling)

Actual/360

[30/360][360/360][Bond Basis]

[30E/360][Eurobond Basis]

30E/360 (ISDA)

Other]

(See Condition 4 (Interest and other Calculations) for alternatives)

	(xiii)	Fallback provisions, rounding provisions and any other terms relating to the method of calculating interest on Floating Rate Notes which are Exempt Notes, if different from those set out in the Conditions:	[●]

16.	Zero Coupon Note Provisions		[Applicable/Not Applicable]

(If not applicable, delete the remaining subparagraphs of this paragraph)

	(i)	Accrual Yield:	[●] per cent. per annum

	(ii)	Reference Price:	[●]

	(iii)	Any other formula/basis of determining amount payable for Zero Coupon Notes which are Exempt Notes:	[●]

	(iv)	Day Count Fraction in relation to Early Redemption Amounts:	[30/360]

[Actual/360]

[Actual/365]

17.	Index Linked Interest Note		[Applicable/Not Applicable] (If not applicable, delete the remaining subparagraphs of this paragraph)

	(i)	Index/Formula:	[give or annex details]

	(ii)	Calculation Agent	[give name]

	(iii)	Party responsible for calculating the Rate of Interest (if not the Calculation Agent) and Interest Amount (if not the Agent):	[●]

	(iv)	Provisions for determining Coupon where calculation by reference to Index and/or Formula is impossible or impracticable:	[need to include a description of market disruption or settlement disruption events and adjustment provisions]

	(v)	Specified Period(s)/Specified Interest Payment Dates:	[●]

	(vi)	Business Day Convention:	[Floating Rate Convention/Following Business Day Convention/Modified Following Business Day Convention/ Preceding Business Day Convention/specify other]

	(vii)	Additional Business Centre(s):	[●]

	(viii)	Minimum Rate of Interest:	[●] per cent. per annum

	(ix)	Maximum Rate of Interest:	[●] per cent. per annum

	(x)	Day Count Fraction:	[●]

18.	Dual Currency Interest Note Provisions		[Applicable/Not Applicable]

(If not applicable, delete the remaining subparagraphs of this paragraph)

	(i)	Rate of Exchange/method of calculating Rate of Exchange:	[give or annex details]

	(ii)	Party, if any, responsible for calculating the principal and/or interest due (if not the Agent):	[●]

	(iii)	Provisions applicable where calculation by reference to Rate of Exchange impossible or impracticable:	[need to include a description of market disruption or settlement disruption events and adjustment provisions]

	(iv)	Person at whose option Specified Currency(ies) is/are payable:	[●]

19.	Change of Interest Basis Provisions		[Applicable/Not Applicable]

(If not applicable, delete the remaining subparagraphs of this paragraph)

(N.B. To be completed in addition to paragraphs 13 and 14 (as appropriate) if any fixed to floating or fixed reset rate change occurs)

	(i)	Switch Options:	[Applicable – [specify details of the change(s) in Interest Basis and the relevant Interest Periods to which the change(s) in Interest Basis applies]/[Not Applicable]

(N.B. The Issuer must give notice of the exercise of the Switch Option to Noteholders in accordance with Condition 13 on or prior to the relevant Switch Option Expiry Date)

	(ii)	Switch Option Expiry Date:	[●]

	(iii)	Switch Option Effective Date:	[●]

PROVISIONS RELATING TO REDEMPTION

20.	Issuer Call:		[Applicable/Not Applicable]

(If not applicable, delete the remaining subparagraphs of this paragraph)

	(i)	Optional Redemption Date(s):	[●]

	(ii)	Optional Redemption Amount and method, if any, of calculation of such amount(s):		[[●] per Calculation Amount/Make-Whole Redemption Amount]

	(iii)	If redeemable in part:

		(A)	Minimum Redemption Amount:	[●] per Calculation Amount

		(B)	Maximum Redemption Amount:	[●] per Calculation Amount

	(iv)	Notice periods:		[As set out in Condition 5(d)] [Minimum period: [●] days Maximum period: [●] days]

(N.B. When setting notice periods, the Issuer is advised to consider the practicalities of distribution of information through intermediaries, for example, clearing systems and custodians, as well as any other notice requirements which may apply, for example, as between the Issuer and the Agent)

	(v)	Benchmark Security:		[●]

	(vi)	Reference Time:		[●]

	(vii)	Make-Whole Margin:		[●]

	(viii)	Benchmark Security Linear Interpolation:		[●]

21.	Investor Put:			[Applicable/Not Applicable] (If not applicable, delete the remaining subparagraphs of this paragraph)

	(i)	Optional Redemption Date(s):		[●]

	(ii)	Optional Redemption Amount and method, if any, of calculation of such amount(s):		[[●] per Calculation Amount/specify other/see Appendix]

	(iii)	Notice periods:		[As set out in Condition 5(f)] [Minimum period: [●] days Maximum period: [●] days]

(N.B. When setting notice periods, the Issuer is advised to consider the practicalities of distribution of information through intermediaries, for example, clearing systems and custodians, as well as any other notice requirements which may apply, for example, as between the Issuer and the Agent)

22.	Regulatory Call			[Applicable/Not Applicable]

(If not applicable, delete the remaining subparagraphs of this paragraph)

(N.B. Only relevant in the case of Subordinated Notes)

	(i)	Early Redemption Amount		[[●] per Calculation Amount/as set out in Condition 5(b)

payable on redemption for regulatory reasons (in the case of Subordinated Notes only and subject to the prior approval of the Relevant Authority and in accordance with applicable laws and regulations) as contemplated by Condition 5(e) and/or the method of calculating the same (if required or if different from that set out in Condition 5(b) (Redemption, Purchase and Options – Early Redemption):

(Redemption, Purchase and Options –Early Redemption)]

23.	Final Redemption Amount:	[[●] per Calculation Amount/specify other/see Appendix]

24.

Early Redemption Amount payable on redemption for taxation reasons or on event of default and/or the method of calculating the same (if required or if different from that set out in Condition 5(b) (Redemption, Purchase and Options – Early Redemption):

[[●] per Calculation Amount/specify other/see Appendix]

GENERAL PROVISIONS APPLICABLE TO THE NOTES

25.	Form of Notes:

	(i) Form:	[Bearer Notes] [Exchangeable Bearer Notes]

[Temporary Global Note exchangeable for a Permanent Global Note which is exchangeable for Definitive Notes in the limited circumstances specified in the Permanent Global Note]

[Temporary Global Note exchangeable for Definitive Notes [on 60] days’ notice]

[Permanent Global Note exchangeable for Definitive Notes [on 60 days’ notice] / [in the limited circumstances specified in the Permanent Global Note]]

(N.B. The exchange upon notice/at any time option should not be expressed to be applicable if the Specified Denomination of the Notes in paragraph 6 includes language substantially to the following effect: “[€100,000] and integral multiples of [€1,000] in excess thereof up to and including [€199,000].” Furthermore, such Specified Denomination construction is not permitted in relation to any issue of Notes which is to be represented on issue by a Temporary Global Note exchangeable for Definitive Notes.)

[Notes shall not be physically delivered in Belgium, except to a clearing system, a depository or other institution for the purpose of their immobilisation in accordance with article 4 of the Belgian Law of 14 December 2005.][7]

[7]	Include for Notes that are to be offered in Belgium.

[Registered Notes]

[Global Certificate registered in the name of a nominee for [a common depositary for Euroclear and Clearstream, Luxembourg/a common safekeeper for Euroclear and Clearstream, Luxembourg (that is, held under the NSS)]]

	(ii) New Global Note:	[Yes][No]

26.	Additional Financial Centre(s):	[Not Applicable/give details] (Note that this paragraph relates to the place of payment and not Interest Period end dates to which sub-paragraph 15(iii) relates)

27.	Talons for future Coupons to be attached to Definitive Notes:	[Yes, as the Notes have more than 27 coupon payments, Talons may be required if, on exchange into definitive form, more than 27 coupon payments are still to be made/No]

28.

Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment.

[Not Applicable/give details. N.B. A new form of Temporary Global Note and/or Permanent Global Note may be required for Partly Paid issues]

29.	Details relating to Instalment Notes:	[Applicable/Not Applicable] (If not applicable, delete the remaining subparagraphs of this paragraph)

	(i) Instalment Amount(s):	[give details]

	(ii) Instalment Date(s):	[give details]

30.	Other final terms:	[Not Applicable/give details]

[The Issuer accepts responsibility for the information contained in this Pricing Supplement. [Relevant third party information] has been extracted from [specify source]. The Issuer confirms that such information has been accurately reproduced and that, so far as it is aware and is able to ascertain from information published by [specify source], no facts have been omitted which would render the reproduced information inaccurate or misleading.]

Signed on behalf of the Issuer:

By:

Duly authorised

PART B – OTHER INFORMATION

1.	LISTING

[Application [has been made/is expected to be made] by the Issuer (or on its behalf) for the Notes to be listed on [specify market - note this must not be a regulated market] with effect from [●].] [Not Applicable]

2.	RATINGS

	Ratings:		[The Notes to be issued [[have been]/[are expected to be]] rated [insert details] by [insert the legal name of the relevant credit rating agency entity(ies)]

[(The above disclosure should reflect the rating allocated to Notes of the type being issued under the Programme generally or, where the issue has been specifically rated, that rating.)]

3.	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

[Save for any fees payable to the [Managers/Dealers], so far as the Issuer is aware, no person involved in the issue of the Notes has an interest material to the offer. The [Managers/Dealers] and their affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with, and may perform other services for, the Issuer [and the Guarantor] and [its/their] affiliates in the ordinary course of business - Amend as appropriate if there are other interests]

4.	OPERATIONAL INFORMATION

	(i)	ISIN Code:	[●]

	(ii)	Common Code:	[●]

	(iii)	Any clearing system(s) other than Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme and the relevant identification number(s):	[Not Applicable/give name(s) and number(s)]

	(iv)	Delivery:	Delivery [against/free of] payment

	(v)	Names and addresses of additional Paying Agent(s) (if any):	[●]

	(vi)	Deemed delivery of clearing system notices for the purposes of Condition 13 (Notices):

Any notice delivered to Noteholders through the clearing systems will be deemed to have been given on the [second] [business] day after the day on which it was given to Euroclear and Clearstream, Luxembourg.

	(vii)	[Intended to be held in a manner which would allow Eurosystem eligibility:

[Yes. Note that the designation “yes” simply means that the Notes are intended upon issue to be deposited with one of the ICSDs as common safekeeper [and registered in the name of a nominee of one of the ICSD acting as common safekeeper, that is, held under the NSS] and does not necessarily mean that the Notes will be recognised as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon the ECB being satisfied that the Eurosystem eligibility criteria have been met.]

[No. Whilst the designation is specified as “No” at the date of this Pricing Supplement, should the Eurosystem eligibility criteria be amended in the future such that the

Notes are capable of meeting them the Notes may then be deposited with one of the ICSDs as common safekeeper. Note that this does not necessarily mean that the Notes will then be recognised as eligible collateral for Eurosystem monetary policy and intra day credit operations by the Eurosystem at any time during their life. Such recognition will depend upon the ECB being satisfied that Eurosystem eligibility criteria have been met.]

5.	DISTRIBUTION

	(i)	Method of distribution:	[Syndicated/Non-syndicated]

	(ii)	If syndicated, names and addresses of Managers:

[Not Applicable/give names and underwriting commitments)]

[(Include names and addresses of entities agreeing to underwrite the issue on a firm commitment basis and names and addresses of the entities agreeing to place the issue without a firm commitment or on a “best efforts” basis if such entities are not the same as the Managers.)]

	(iii)	Stabilising Manager(s) (if any):	[Not Applicable/give name]

	(iv)	If non-syndicated, name and address of the relevant Dealer:	[Not Applicable/give name and address]

	(v)	U.S. Selling Restrictions:	Reg. S Compliance Category [1/2/3]; [TEFRA D/TEFRA C/TEFRA not applicable]

	(vi)	Prohibition of Sales to EEA Retail Investors:

[Applicable/Not Applicable]

(If the offer of the Notes is concluded prior to 1 January 2018, or, on and after that date, the Notes clearly do not constitute “packaged” products, “Not Applicable” should be specified. If the offer of the Notes will be concluded on or after 1 January 2018 and the Notes may constitute “packaged” products and no KID will be prepared, “Applicable” should be specified.)

GENERAL INFORMATION

1.	Authorisations

The Issuer has obtained all necessary consents, approvals and authorisations in the Republic of Italy in connection with the establishment and 2016 update of the Programme. The establishment and update of the Programme were authorised by resolutions of the Board of Directors of the Bank passed on 9 October 2000, 17 June 2016 and 11 April 2017, respectively.

2.	Listing of Notes and Admission to Trading

Application has been made to the CSSF to approve this document as a base prospectus. Application has also been made to the Luxembourg Stock Exchange for Notes issued under the Programme to be admitted to trading on the Luxembourg Stock Exchange’s regulated market and to be listed on the Official List of the Luxembourg Stock Exchange. The Luxembourg Stock Exchange’s regulated market is a regulated market for the purposes of the Markets in Financial Instruments Directive (Directive 2004/39/EC).

3.	Significant or Material Change

Except as disclosed in the section “Description of Banca Carige Group and Banca Carige – Recent Developments” above (pages 155-168), there has been no significant change in the financial or trading position of the Issuer or of the Group and no material adverse change in the prospects of the Issuer or of the Group since 31 December 2016.

4.	Litigation

Save as disclosed in section “Description of Banca Carige Group and Banca Carige – Regulatory Proceedings and Litigation” (pages 133-141), neither the Issuer nor any of its respective subsidiaries over the period of the past 12 months is or has been involved in any governmental, legal or arbitration proceedings relating to claims or amounts that may have or have had in the recent past significant effects, in the context of the issue of the Notes, on the financial position or profitability of the Issuer, nor so far as the Issuer is aware are any such governmental, legal or arbitration proceedings pending or threatened.

5.	Material Contracts

Save as disclosed in section “Description of Banca Carige Group and Banca Carige – Material Agreements” (pages 141-145), neither the Issuer nor any of its respective subsidiaries has not entered into any contracts in the last two years outside the ordinary course of business that have been or may be reasonably expected to be material to their ability to meet their obligations to Noteholders.

6.	United States restrictions

Each Bearer Note with an original maturity of more than one year, and the corresponding Receipt, Coupon and Talon will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code”.

7.	Clearing Systems

Notes have been accepted for clearance through the Euroclear and Clearstream, Luxembourg systems (which are the entities in charge of keeping the records). The Common Code, the International Securities Identification Number (ISIN) and (where applicable) the identification number for any other relevant clearing system for each Series of Notes will be set out in the applicable Final Terms (or Pricing Supplement, in the case of Exempt Notes).

The address of Euroclear is 1 Boulevard du Roi Albert II, B-1210 Brussels and the address of Clearstream, Luxembourg is 42 Avenue JF Kennedy, L-1855 Luxembourg. The address of any alternative clearing system will be specified in the applicable Final Terms (or Pricing Supplement, in the case of Exempt Notes).

8.	Conditions for determining price

The issue price and the amount of the relevant Notes will be determined before filing of the applicable Final Terms (or Pricing Supplement, in the case of Exempt Notes) of each Tranche, based on then prevailing market conditions.

9.	Documents Available

For so long as Notes are outstanding, the following documents will be available, during usual business hours, on any weekday (Saturdays and public holidays excepted), for inspection at the office of the Fiscal Agent and the offices of the Paying Agent in Luxembourg (so long as any of the Notes are listed on the Luxembourg Stock Exchange) and, in the cases of (g), (h) and (i), a copy will be obtainable at the specified office of the Paying Agent in Luxembourg:

(a)	the Agency Agreement (which includes the form of the Global Notes, the definitive Bearer Notes, the Certificates, the Coupons, the Receipts and the Talons);

(b)	the Deed of Covenant;

(c)	the By-Laws (Statuto) of the Issuer;

(d)	the audited consolidated annual financial statements of the Issuer for the financial years ended 31 December 2015 and 2016, together in each case with the audit report thereon;

(e)	the unaudited consolidated interim report as at 31 March 2017;

(f)	each set of Final Terms for Notes that are listed on the Official List and admitted to trading on the regulated market or the Luxembourg Stock Exchange or any other stock exchange;

(g)	a copy of this Prospectus together with any Supplement to this Prospectus or further Prospectus;

(h)	a copy of the subscription agreement for Notes issued on a syndicated basis that are listed on the Luxembourg Stock Exchange; and

(i)	all reports, letters and other documents, balance sheets, valuations and statements by any expert, any part of which is extracted or referred to in this Prospectus.

In addition, this Prospectus is and, in the case of Notes to be listed on the Official List and admitted to trading on the regulated market of the Luxembourg Stock Exchange, the applicable Final Terms will be, available on the website of the Luxembourg Stock Exchange at www.bourse.lu.

Copies of the audited consolidated annual financial statements of the Issuer for the financial years ended 31 December 2015 and 2016, together in each case with the audit report thereon and Banca Carige Group First Quarter 2017 Report may be obtained, and copies of the Agency Agreement and the Deed of Covenant will be available for inspection, at the specified offices of each of the Paying Agents during normal business hours, so long as any of the Notes is outstanding.

10.	Independent Auditors

The consolidated financial statements of the Issuer as at and for the year ended 31 December 2015 and 31 December 2016, prepared in accordance with IAS/IFRS, as adopted by the European Union, and included herein, have been audited by EY S.p.A.

The consolidated financial statements of the Issuer as of and for the year ended 31 December 2016, prepared in accordance with IAS/IFRS, as adopted by the European Union, have been audited by EY S.p.A.. Their report presents the following emphasis of matter paragraph:

“We draw attention to the disclosure provided in the Report on Operations and the explanatory notes with reference to the approval by the Board of Directors, on 28 February 2017, of the update to the Group Strategic Plan. That Plan includes the assessment on the adequacy of the Group capital position to absorb the impacts arising from the achievement of the targets required by the European Central Bank on 9 December 2016.

On the basis of the assessments performed, subject to the realization of the actions described in the Plan, principally those aimed to strengthen the capital position, the Directors, also considering the uncertainties arising from the current scenario, prepared the consolidated financial statements on a going concern basis.

Our opinion is not qualified in respect of the above matters.”

Their report on the consolidated financial statements as of and for the year ended 31 December 2015 presents the following emphasis of matter paragraph:

“We draw attention to the explanatory notes where are indicated the initiatives undertaken for the strengthening of the capital to fulfill the prudential requirements established by the European Central Bank (“ECB”) and included in the Capital Plan submitted to the ECB upon completion of the Comprehensive Assessment.

Moreover the explanatory notes provide information on the draft decision issued by the ECB on 19 February 2016 with the request under Regulation (EU) n. 1024/2013 to prepare a new funding plan to face liquidity needs, a new business plan reflecting the worsening of the current market scenario in comparison with the original assumptions and a medium-term plan containing a reassessment of the Group’s strategic options.

On the basis of the assessments performed, also considering the content of the above mentioned draft decision, the Directors have prepared the financial statements on a going concern basis. Our opinion is not qualified in respect of these matters.”

The unaudited interim consolidated financial statements as of 31 March 2017 and for the three month period then ended, prepared in accordance with the International Financial Reporting Standard applicable to interim financial reporting (IAS 34) as adopted by the European Union, has been reviewed by EY. The comparative information related to the interim consolidated financial statements of the corresponding period of the prior year has not been audited or reviewed. Their review report dated 12 May 2017 contains the following emphasis of matter paragraph:

“Without modifying our conclusion, we draw attention to the disclosure provided in the explanatory notes with reference to the approval by the Board of Directors, on February 28, 2017, of the update to the Group Strategic Plan and the start of the planned initiatives. Such Plan includes the assessment on the adequacy of the Group capital position to absorb the impacts arising from the achievement of the targets required by the European Central Bank on December 9, 2016.

On the basis of the assessments performed, subject to the realization of the actions described in the Plan, principally those aimed to strengthen the capital position, the Directors, also considering the uncertainties arising from the current scenario, prepared the interim consolidated financial statements on a going concern basis.”

EY S.p.A. is authorised and regulated by the Ministry for Economy and Finance (the “MEF”) and registered under No. 70945 on the special register of auditing firms held by the MEF. The registered office of EY S.p.A. is at Via Po, 32, 00198 Rome, Italy.

11.	Dealers transacting with the Issuer

The Dealer, any further Dealer appointed under the Programme and their affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with, and may perform services for, the Issuer and their affiliates in the ordinary course of business and may have positions, deal or make markets in the Notes issued under the Programme, related derivatives and reference obligations, including (but not limited to) entering into hedging strategies on behalf of the Issuer and its affiliates, investor clients, or as principal in order to manage their exposure, their general market risk, or other trading activities. In the ordinary course of their business activities, the Dealer, any further Dealer appointed under the Programme and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Issuer or Issuer’s affiliates. The Dealer, any further Dealer appointed under the Programme or their affiliates that have a lending relationship with the Issuer routinely hedge their credit exposure to the Issuer consistent with their customary risk management policies. Typically, such Dealers and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in securities, including potentially the Notes issued under the Programme. Any such short positions could adversely affect future trading prices of Notes issued under the Programme. The Dealer, any further Dealer appointed under the Programme and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

12.	Post-issuance information

The Issuer does not intend to provide any post-issuance information, except if required by any applicable laws and regulations.

13.	Yield

In relation to any Tranche of Fixed Rate Notes, an indication of the yield in respect of such Notes will be specified in the applicable Final Terms. The yield is calculated at the Issue Date of the Notes on the basis of the relevant Issue Price. The yield indicated will be calculated as the yield to maturity as at the Issue Date of the Notes and will not be an indication of future yield.

REGISTERED OFFICE OF THE ISSUER

Banca Carige S.p.A.—Cassa di Risparmio di Genova e Imperia

Via Cassa di Risparmio, 15

16123 Genova

Italy

REGISTRAR

Citigroup Global Markets Deutschland AG

Reuterweg 16

60323 Frankfurt

Germany

FISCAL AGENT, PRINCIPAL PAYING AGENT AND TRANSFER AGENT

Citibank, N.A., London Branch

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

LUXEMBOURG PAYING AND TRANSFER AGENT

BNP Paribas Securities Services, Luxembourg Branch

60 avenue JF Kennedy

L-2085 Luxembourg

CALCULATION AGENT

Citibank, N.A., London Branch

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

ARRANGER AND DEALER

UBS Limited

5 Broadgate

London EC2M 2QS

United Kingdom

LISTING AGENT

BNP Paribas Securities Services, Luxembourg Branch

Corporate Trust Services Luxembourg

60 avenue J.F. Kennedy

L-1855 Luxembourg

INDEPENDENT AUDITORS

EY S.p.A.

Via Po, 32

00198 Rome

Italy

LEGAL ADVISERS

To the Issuer as to English and Italian law

Chiomenti Studio Legale

Via Giuseppe Verdi, 2

20121 Milan

Italy

To the Arranger and the Dealer as to English and Italian law

Clifford Chance Studio Legale Associato

Piazzetta M. Bossi, 3

20121 Milan

Italy